     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 2000



                                                      REGISTRATION NO. 333-30314

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              CENDANT CORPORATION
             (Exact name of registrant as specified in its charter)

                          DELAWARE                                                     06-0918165
              (State or Other Jurisdiction of                                       (I.R.S. Employer
               Incorporation or Organization)                                     Identification No.)

                            ------------------------

                               9 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 413-1800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                             JAMES E. BUCKMAN, ESQ.
                               VICE CHAIRMAN AND
                                GENERAL COUNSEL
                              CENDANT CORPORATION
                              9 WEST 57(TH) STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 413-1800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

    VINCENT J. PISANO, ESQ.              ERIC J. BOCK, ESQ.                ROBERT EVANS, ESQ.
SKADDEN, ARPS, SLATE, MEAGHER &     SENIOR VICE PRESIDENT, LEGAL          SHEARMAN & STERLING
            FLOM LLP                    CENDANT CORPORATION               599 LEXINGTON AVENUE
       FOUR TIMES SQUARE                9 WEST 57(TH) STREET            NEW YORK, NEW YORK 10022
    NEW YORK, NEW YORK 10036          NEW YORK, NEW YORK 10019               (212) 848-4000
         (212) 735-3000                    (212) 413-1800

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plan, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. / /
                       ----------------------------------

                        CALCULATION OF REGISTRATION FEE


                    TITLE OF EACH CLASS                           PROPOSED MAXIMUM
                       OF SECURITIES                                 AGGREGATE                 AMOUNT OF
                      TO BE REGISTERED                           OFFERING PRICE(1)          REGISTRATION FEE
Move.com Common Stock, par value $.01 per share                     $150,000,000              $38,500 (2)


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.


(2) Previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION. DATED       , 2000.


                                     Shares


LOGO


                              CENDANT CORPORATION
                             Move.com Common Stock


                               ------------------

    This is an initial public offering of shares of a new series of common stock of Cendant Corporation called Move.com stock. We intend these shares to reflect the performance of Move.com Group, our online relocation, real estate and home-related services business.


    Prior to this offering, there has been no public market for the Move.com stock. It is currently estimated that the initial public offering price per
share will be between $           and $      . Cendant intends to list the
Move.com stock on the New York Stock Exchange under the symbol "MOV."



    SEE RISK FACTORS ON PAGE 14 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF MOVE.COM STOCK.


                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                             PER SHARE                 TOTAL
                                                       ----------------------  ----------------------
Initial public offering price........................  $                       $
Underwriting discount................................  $                       $
Proceeds, before expenses, to Move.com Group of
  Cendant............................................  $                       $

    To the extent that the underwriters sell more than       shares of Move.com
stock, the underwriters have the option to purchase up to an additional shares from Cendant at the initial offering price less the underwriting discount.

                            ------------------------

    The underwriters expect to deliver the shares against payment in New York,
New York on       , 2000.


                              GOLDMAN, SACHS & CO.


                                ----------------

                     Prospectus dated              , 2000.

                               [ARTWORK TO COME]

                 [GRAPHIC ILLUSTRATING WEB SITE FUNCTIONALITY]

                               PROSPECTUS SUMMARY


    THIS SUMMARY HIGHLIGHTS KEY ASPECTS OF THE OFFERING OF MOVE.COM STOCK. THIS SUMMARY IS NOT A SUBSTITUTE FOR THE MORE DETAILED INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. FOR A MORE COMPREHENSIVE DESCRIPTION OF THE OFFERING OF MOVE.COM STOCK, YOU SHOULD READ THE ENTIRE PROSPECTUS.



                              CENDANT CORPORATION


    Cendant Corporation is one of the foremost providers of real estate, travel and direct marketing-related consumer and business services in the world. From a financial reporting standpoint, we have separated our businesses into two groups: Move.com Group, our online relocation, real estate and home-related products and services business, and Cendant Group, which includes the rest of our businesses and a retained interest in Move.com Group. This prospectus only relates to the offering of Move.com stock, which is intended to reflect the performance of Move.com Group, and does not relate to CD stock, our other series of common stock, which is intended to reflect the performance of Cendant Group.


                                 CENDANT GROUP



    Cendant Group includes:



    - all of the businesses in our four principal divisions: real estate services, travel services, direct marketing-related services and other consumer and business services, except for the businesses that comprise Move.com Group; and



    - a retained interest in Move.com Group, which is currently 87%, but which
      will decline to   % following this offering and which will further decline
      to reflect any future issuances of Move.com stock.



    Cendant Group's real estate services division includes:



    - franchise real estate brokerage businesses through CENTURY
      21(-Registered Trademark-), COLDWELL BANKER(-Registered Trademark-), and ERA(-Registered Trademark-), three of the five largest residential real estate franchise systems in the world;



    - mortgage products and services through Cendant Mortgage Corporation the sixth-largest retail mortgage originator in the United States with approximately $26 billion in mortgage originations in 1999; and



    - employee relocation services through Cendant Mobility Corporation, the largest provider of corporate relocation services in the world.


                                 MOVE.COM GROUP


    We are offering a class of common stock of Cendant intended to track the performance of the Move.com Group, which consists of those businesses, assets and liabilities of Cendant that are dedicated to providing online relocation, real estate and home-related products and services. Move.com Group does not represent a separately incorporated entity. The activities of the Move.com Group commenced with Cendant's acquisition of Rent Net in February 1996, although prior to that time and until July 31, 1999, Cendant operated portions of the move.com network.



    Move.com Group operates a popular network of Web sites, which offer a wide selection of quality relocation, real estate and home-related products and services. These Web sites include move.com, launched in January 2000, rent.net, century21.com, coldwellbanker.com, era.com, seniorhousing.net, corporatehousing.net, selfstorage.net and welcomewagon.com. Move.com Group seeks to improve the often stressful and demanding moving experience by providing a one-source, "friend-in-need" solution before, during and after the move. Move.com Group strives to establish strong, long-term relationships with consumers by offering quality products and services for each phase of the moving process from finding a home to improving an existing home. Move.com Group also provides a broad-based distribution platform for businesses with which it has a contractual relationship, who are trying to reach a highly targeted and valued group of consumers at the most opportune times. Move.com Group currently generates the following types of revenue from these businesses: listing subscription fees, advertising and sponsorship fees, e-commerce transaction fees and Web site management fees.



    Move.com Group seeks to build long-term relationships with consumers by providing them access to:



    - relocation services, guides and planning tools;



    - neighborhood information;



    - up-to-date listings of homes for sale across the United States, Canada and in 32 other countries from Cendant's CENTURY 21(-Registered Trademark-), COLDWELL BANKER(-Registered Trademark-) and ERA(-Registered Trademark-) brands;


    - listings of apartments in over 3,000 cities in all 50 states and Canada through rent.net, the most visited real estate rentals Web site as measured by the number of unique visitors in December 1999, according to Media Metrix;


    - listings of self storage, temporary/corporate housing and senior housing facilities across the United States and Canada;



    - mortgages and refinancings financed by Cendant Mortgage;



    - disconnection and connection services through National Home Connections;



    - advertising and discounts from local merchants throughout the United States and Canada through Cendant's Welcome Wagon; and


    - home-related products and services in categories such as home improvement, maintenance and furnishings from quality-oriented business partners.


    Move.com Group develops relationships with quality-oriented businesses by providing them access to a highly targeted and valued group of consumers across multiple distribution/sales channels including:



    - a network of high-traffic Web sites;


    - CENTURY 21(-Registered Trademark-), COLDWELL
      BANKER(-Registered Trademark-) and ERA(-Registered Trademark-) real estate agents and brokers operating through offices across the United States and Canada;

    - over one million direct mail solicitations delivered annually by Welcome Wagon; and

    - toll-free customer service center of National Home Connections.


    Move.com Group's assets include move.com and the businesses of Rent
Net, Inc. and National Home Connections, LLC. Agreements with Cendant give Move.com Group access to home listings from the CENTURY
21(-Registered Trademark-), COLDWELL BANKER(-Registered Trademark-) and ERA(-Registered Trademark-) real estate franchise systems, discount offers from Welcome Wagon's local merchant customers, mortgage products and services of Cendant Mortgage and a variety of relocation services and information from Cendant Mobility. Although century21.com, coldwellbanker.com, era.com and welcomewagon.com Web sites are part of the move.com network, they are not owned by Move.com Group. Such Web sites are operated and maintained by Move.com Group pursuant to agreements with Cendant Group, as owner of such Web sites.

                           MOVE.COM GROUP'S STRATEGY

    Move.com Group intends to achieve its objective of becoming the leading provider of quality online relocation, real estate and home-related products and services through the following strategic initiatives:


    - develop brand awareness by aggressively advertising Move.com Group's services online and offline, as well as through national and regional promotions by Cendant Group's leading real estate franchise systems and Welcome Wagon;



    - increase product and service offerings;


    - develop strong relationships with consumers by providing personalized, targeted content and services;


    - expand and enhance relationships with real estate professionals and quality-oriented businesses; and



    - pursue strategic alliances and acquisitions, including international opportunities.



    Move.com Group has a history of operating losses and expects to incur losses for the next several years. An investment in Move.com Group constitutes an investment in a class of common stock of Cendant and is subject therefore not only to the risks involving Move.com Group, but also to those involving Cendant. See Risk Factors commencing on page 14 for a fuller description of the risks of this offering.



                                 RECENT EVENTS



    LIBERTY DIGITAL INVESTMENT. As provided in a purchase agreement dated
March 22, 2000, on March 31, 2000, Liberty Digital, Inc. purchased 1,598,030 shares of Move.com stock for $31.29 per share for consideration consisting of $10 million in cash and 813,215 shares of Liberty Digital Class A Common Stock. Liberty Digital and Cendant also agreed to use their good faith efforts to negotiate and enter into mutually acceptable agreements relating to the development of real estate-related programming for Liberty Digital's interactive home channel based on Move.com Group's Web content.



    NRT INVESTMENT. On March 28, 2000, NRT Incorporated and Cendant entered into a purchase agreement in which NRT agreed to purchase 319,591 shares of Move.com stock for $31.29 per share or approximately $10 million in cash. The sale is subject to customary closing conditions, but is expected to close on or before April 15, 2000. Cendant owns preferred stock of NRT which is convertible into up to approximately 50% of NRT's common stock.



    CHATHAM STREET HOLDINGS, LLC INVESTMENT. On March 31, 2000, Chatham Street Holdings, LLC exercised a contractual right to purchase 1,561,000 shares of Move.com stock for $16.02 per share or approximately $25 million in cash.



    In March 2000, Cendant made a $25 million investment in WMC Finance Co., an online provider of sub-prime mortgages, and an affiliate of Chatham. As part of the investment, WMC agreed to enter into a sponsorship agreement in which Move.com will coordinate technology with, and direct appropriate broker and consumer inquiries to WMC's Internet Web sites. It is anticipated that Move.com will offer a sub-prime mortgage product through WMC by the end of the second quarter of 2000.



    Move.com Group's principal executive offices are located at 795 Folsom Street, San Francisco, California 94107. Move.com Group's telephone number is
(415) 796-0000. The content of the move.com network is not part of this prospectus. Cendant's principal executive offices are located at 9 West 57th Street, New York, New York 10019. Our telephone number is (212) 413-1800.

                                 MOVE.COM STOCK



BASIC INVESTMENT CHARACTERISTICS



    Move.com stock is a type of stock sometimes referred to as a tracking stock, which is a separate series of common stock that represents an ownership interest in the corporation that issues it, but is designed to reflect, or track, the performance of a specified group of the corporation's assets or businesses instead of the overall economic performance of the corporation. Move.com stock is intended to track the economic performance of Move.com Group by incorporating liquidation rights, redemption, exchange and dividend terms, modeled after other publicly traded tracking stocks, that attempt to provide economic rights in the businesses they track that are similar to the rights that common stock would have if the "tracked business" were a separate corporation. The business and assets tracked are not, however, those of a separate corporation and no transfer of title or assumption of liabilities is made.



    Although we intend Move.com stock to reflect the performance of Move.com Group, Move.com stock is common stock of Cendant and holders of Move.com stock will be subject to all of the risks associated with an investment in Cendant and all of its businesses, assets and liabilities.



VOTING RIGHTS



    Each share of Move.com stock will entitle the holder to one vote. Holders of CD stock and Move.com stock will vote together as a single class, except on any amendment to the charter that would increase or decrease the par value of the shares of either class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Following
this offering, the holders of the Move.com stock will have a   % voting interest
in Cendant. Each share will continue to have one vote per share following a stock split, stock dividend or similar reclassification.



DIVIDENDS ON MOVE.COM STOCK



    We currently intend to retain all of Move.com Group's earnings to finance its operations, repay indebtedness and fund future growth. We do not expect to pay any dividends on Move.com stock for the foreseeable future. The terms of the Move.com stock prohibit the payment of dividends on Move.com stock in excess of the amounts which would ordinarily be available for dividends if Move.com Group were a separate corporation. If Move.com Group were a separate corporation, it would currently be unable to pay dividends.



YOUR RIGHTS IF WE SELL ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF MOVE.COM GROUP



    If we dispose of all or substantially all of the assets of Move.com Group and the disposition is not an exempt disposition (as defined below), we would be required to choose one of the following three alternatives:



                  - pay a dividend to holders of Move.com stock in an amount equal to the proportionate interest of the holders of Move.com stock in the net proceeds of the disposition;

                  - redeem from holders of Move.com stock all outstanding shares of Move.com stock in an amount equal to the proportionate interest of the holders of Move.com stock in the net proceeds of such disposition; or

                  - in exchange for outstanding Move.com stock, issue CD stock (or, if we create additional series of common stock in the future designed to track any of our other businesses, shares of any such series) at a 10% premium to the market value of the Move.com stock being exchanged. The fair market value of any stock issued would be determined by the Board of Directors of Cendant with the advice of its financial advisors.

An exempt disposition means any of the following:

                  - a disposition in connection with the liquidation, dissolution or winding-up of Cendant and the distribution of assets to stockholders,

                  - a disposition to any person or entity controlled by Cendant, as determined by the board of directors of
                    Cendant in its sole discretion,

                  - a disposition by either Move.com Group or Cendant
                  Group, for which Cendant receives consideration
                    primarily consisting of equity securities of an entity which is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to businesses conducted by such Group prior to the disposition, as determined by the board of directors of Cendant in its sole discretion,

                  - a dividend, out of Move.com Group's assets, to holders of Move.com stock and a transfer of a corresponding amount of Move.com Group's assets to Cendant Group in respect of its retained interest in Move.com Group,

                  - a dividend, out of Cendant Group's assets, to holders
                    of CD stock and

                  - any other disposition, if (1) at the time of the disposition there is only one class of common stock outstanding, or (2) before the 30th trading day following the disposition we have mailed a notice stating that we are exercising our right to exchange all of the outstanding shares of CD stock or Move.com stock for newly issued shares of the other series of common stock as contemplated under "Exchange of CD stock or Move.com stock at Cendant's option."



    At any time within one year after completing a special dividend or partial redemption referred to above, we will have the right to issue CD stock in exchange for the remaining outstanding Move.com stock at a 10% premium to the value of the Move.com stock being exchanged (based upon average market values over a specified 20 trading day period before the exchange). Under existing federal law, any such exchange would not be a taxable event for holders of Move.com stock.



EXCHANGE OF CD STOCK OR MOVE.COM STOCK AT CENDANT'S OPTION



    On and after the 18-month anniversary of this offering of Move.com stock, we will have the right to issue CD stock in exchange for outstanding Move.com stock at a premium. The premium will initially be 20% and will decline ratably each month over the following 18 months to 15%. From and after the third anniversary of this offering of Move.com stock, we will have the right, if outstanding Move.com stock exceeds 40% but does not exceed 60% of total market capitalization of the two classes of Cendant common stock, to issue either series of common stock in exchange for the other without a premium. In the event that Move.com stock exceeds 60% of total market capitalization, we will lose the right to effect an exchange without a premium during such period.



    Despite the exchange provisions outlined above, if we receive an opinion of tax counsel to the effect that as a result of changes in tax law it is more likely than not that either (1) we, our subsidiaries or affiliates, successors or stockholders are, or will be, subject to tax upon the issuance of either of the CD stock or the Move.com stock or (2) either the CD stock or the Move.com stock is not, or will not be, treated solely as our stock, we will have the right to issue shares of CD stock in exchange for outstanding shares of Move.com stock at a 10% premium, regardless of when such adverse tax law changes take place.



    For purposes of determining the exchange ratio, we will value CD stock and Move.com stock based on their average market values over the 20 consecutive trading day period ending on, and including, the fifth trading day immediately preceding the date on which we mail the notice of exchange to holders of the outstanding shares being exchanged.

OUR RIGHT TO ISSUE SHARES OF COMMON STOCK OF A SUBSIDIARY OF CENDANT IN EXCHANGE FOR SHARES
OF MOVE.COM STOCK



    We will have the right, at any time, to issue shares of stock of a subsidiary of Cendant in exchange for Move.com stock if all of the assets and liabilities of Move.com Group are held by or transferred to that subsidiary. If we exercise this right, holders of Move.com stock would have the legal rights of owners of the subsidiary and would cease to be stockholders of Cendant.



LIQUIDATION



    Upon liquidation of Cendant, holders of CD stock and Move.com stock will be entitled to receive the net assets of Cendant, if any, remaining for distribution to stockholders after payment or provision for all liabilities of Cendant and payment of the liquidation preference payable to any holders of preferred stock. Amounts due upon liquidation in respect of shares of CD stock and Move.com stock will be distributed pro rata in accordance with the average market values of CD stock and Move.com stock over a specified 20 trading day period prior to the liquidation.

                                  THE OFFERING


Move.com stock offered                         shares

Cendant Group's retained interest in Move.com
  stock after this offering and the
  concurrent offering                          shares

Move.com stock to be outstanding after the
  offering and the concurrent offering         shares(1)

Use of proceeds                                The net proceeds from this offering and the
                                               concurrent offering, assuming all shares
                                               offered are purchased, will be approximately
                                               $               million, all of which will be
                                               allocated to Move.com Group. We will also
                                               allocate to Move.com Group the net proceeds
                                               from any exercise by the underwriters of
                                               their over-allotment option. Move.com Group
                                               intends to use the net proceeds to provide
                                               working capital to increase marketing
                                               expenditures, develop new products and expand
                                               the move.com network, and for general
                                               corporate purposes. In addition, Move.com
                                               Group may use a portion of the net proceeds
                                               to acquire or invest in complementary
                                               businesses, technologies, services or
                                               products to be contained in the Move.com
                                               Group. See "Use of Proceeds."

Proposed New York Stock Exchange symbol        "MOV"


    Unless otherwise indicated, all information in this prospectus assumes no underwriters' exercise of their option. The net proceeds from any exercise of the underwriters' option will be allocated to Move.com Group.

    The shares of Move.com stock to be outstanding after the offering exclude shares of Move.com stock that have been reserved for issuance under Move.com Group's stock option plan and other outstanding options. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Move.com Group," "Move.com Group Management--Move.com Group Stock Option Plan," "Description of Capital Stock" and "Underwriting."

------------------------


(1) Assumes that all shares being offered in the concurrent offering are purchased.



                              CONCURRENT OFFERING



    We are concurrently offering, by a separate prospectus and not through
underwriter, up to       shares of Move.com stock to brokers and agents of
CENTURY 21(-Registered Trademark-), COLDWELL BANKER(-Registered Trademark-) and ERA(-Registered Trademark-), other businesses who we have contracted with, and to Move.com Group and Cendant Group employees. The purchase price for those shares will be the initial public offering price indicated on the cover of this prospectus. Shares sold to such persons will be subject to lockup agreements which will expire 180 days from the date of sale.

                        SUMMARY SELECTED FINANCIAL DATA
                             OF CENDANT CORPORATION



    The following table presents summary historical consolidated data for Cendant Corporation as of and for the years ended December 31, 1999, 1998, 1997, 1996 and 1995. This information was derived from the consolidated financial statements of Cendant Corporation and should be read in conjunction with the consolidated financial statements and the notes to those statements for Cendant Corporation which are included elsewhere in this prospectus.



                                                            AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------------------
                                                       1999       1998       1997       1996       1995
                                                     --------   --------   --------   --------   --------
                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATIONS
Net revenues                                         $ 5,402    $ 5,284    $ 4,240    $ 3,238     $2,616
                                                     -------    -------    -------    -------     ------
Operating expense                                      1,795      1,870      1,322      1,183      1,025
Marketing and reservation expense                      1,017      1,158      1,032        911        744
General and administrative expense                       671        666        636        341        283
Depreciation and amortization expense                    371        323        238        146        100
Other charges                                          3,032(1)     838(2)     704(3)     109(4)      97(5)
Interest expense, net                                    199        114         51         14         17
Net gain on dispositions of businesses                (1,109)        --         --         --         --
Provision (benefit) for income taxes                    (406)       104        191        220        143
Minority interest, net of tax                             61         51         --         --         --
                                                     -------    -------    -------    -------     ------
INCOME (LOSS) FROM CONTINUING OPERATIONS             $  (229)   $   160    $    66    $   314     $  207
                                                     =======    =======    =======    =======     ======
INCOME (LOSS) FROM CONTINUING OPERATIONS PER SHARE:
  Basic                                              $ (0.30)   $  0.19    $  0.08    $  0.41     $ 0.30
  Diluted                                              (0.30)      0.18       0.08       0.39       0.28
FINANCIAL POSITION
Total assets                                         $15,149    $20,217    $14,073    $12,763     $8,520
Long-term debt                                         2,445      3,363      1,246        781        336
Assets under management and mortgage programs          2,726      7,512      6,444      5,729      4,956
Debt under management and mortgage programs            2,314      6,897      5,603      5,090      4,428
Mandatorily redeemable preferred securities issued
  by subsidiary holding solely senior debentures
  issued by the Company                                1,478      1,472         --         --         --
Shareholders' equity                                   2,206      4,836      3,921      3,956      1,898
OTHER INFORMATION(6)
Cash flows provided by (used in):
Operating activities                                 $ 3,032    $   808    $ 1,213    $ 1,493     $1,144
Investing activities                                   1,860     (4,352)    (2,329)    (3,091)    (1,789)
Financing activities                                  (4,788)     4,690        901      1,781        661


------------------------


(1) Represents charges of (i) $2,894 million ($1,839 million, after tax or $2.45 per diluted share) associated with the preliminary agreement to settle the principal shareholder securities class action suit, (ii) $7 million
    ($4 million, after tax or $0.01 per diluted share) in connection with the termination of the proposed acquisition of RAC Motoring Services,
    (iii) $21 million ($13 million, after tax or $0.02 per diluted share) of investigation-related costs, (iv) $87 million ($49 million, after tax or $0.07 per diluted share) comprised principally of an $85 million
    ($48 million, after tax or $0.06 per diluted share) charge incurred in conjunction with the Netmarket Group, Inc. transaction and (v) $23 million ($15 million, after tax or $0.02 per diluted share) of additional charges to fund an irrevocable contribution to an independent technology trust responsible for completing the transition of the Company's lodging franchisees to a Company sponsored property management system.



(2) Represents charges of (i) $351 million ($228 million, after tax or $0.26 per diluted share) associated with the agreement to settle the PRIDES securities class action suit, (ii) $433 million ($282 million, after tax or $0.32 per diluted share) for the costs of terminating the proposed acquisitions of American Bankers Insurance
    Group, Inc. and Providian Auto and Home Insurance Company, and
    (iii) $121 million ($79 million, after tax or $0.09 per diluted share) for investigation-related costs, including incremental financing costs, and executive terminations. Such charges are partially offset by a net credit of $67 million ($44 million, after tax or $0.05 per diluted share) associated with changes to the estimate of previously recorded merger-related costs and other unusual charges.



(3) Represents merger-related costs and other unusual charges of $704 million ($505 million, after tax or $0.58 per diluted share) primarily associated with the merger of HFS Incorporated and CUC International Inc. and the merger with PHH Corporation ("PHH") in April 1997.



(4) Represents merger-related costs and other unusual charges of $109 million ($70 million, after tax or $0.09 per diluted share) substantially related to the Company's August 1996 merger with Ideon Group, Inc. ("Ideon").



(5) Represents a provision of $97 million ($62 million after tax or $0.08 per diluted share) for costs related to the abandonment of certain Ideon development efforts and the restructuring of certain Ideon operations.



(6) There were no dividends declared during the periods presented above except for PHH and Ideon, which declared and paid dividends to their shareholders prior to their respective mergers with the Company.

                        SUMMARY FINANCIAL AND OTHER DATA
                               FOR MOVE.COM GROUP


    In order to prepare separate financial statements for Move.com Group, Cendant Corporation has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and Move.com Group. Thus, the financial statements for Cendant will include separate financial data for Move.com Group. Cendant will provide separate financial statements and management's discussion and analysis for Move.com Group. The actual assets and liabilities of Cendant will not be transferred and the interests of Cendant's creditors will not be affected.


    Cendant allocates a portion of the cost of various corporate, general and administrative services and shared services to the Move.com Group generally based on utilization. Where determination based on utilization is impracticable, overhead typically is allocated on a percentage of revenue basis. A portion of the income tax benefit and balance sheet accounts are based on allocations from the Cendant Group and are computed as if the Move.com Group reported its income taxes on a stand alone basis. For a more complete description of how we will allocate cash between Cendant Group and Move.com Group, see "Cash Management and Allocation Policies."

    The following table presents summary historical combined data for Move.com Group as of and for the years ended December 31, 1999, 1998 and 1997 and as of and for the period from February 8, 1996 (the Rent Net acquisition date) through December 31, 1996. This information was derived from the combined financial statements of Move.com Group and should be read in conjunction with the consolidated financial statements of Cendant which are included elsewhere in this prospectus. After the issuance of Move.com stock, Cendant will report earnings per share data using the two class method.



                                                                                        PERIOD FROM
                                                                                        FEBRUARY 8,
                                                                                           1996
                                                                                       (THE RENT NET
                                                             AS OF OR FOR THE           ACQUISITION
                                                        YEAR ENDED DECEMBER 31,(1)     DATE) THROUGH
                                                      ------------------------------   DECEMBER 31,
                                                        1999       1998       1997        1996(1)
                                                      --------   --------   --------   -------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue                                           $ 17,647    $9,674     $5,670       $ 1,081
Cost of revenue                                          3,149     1,664      1,091           632
                                                      --------    ------     ------       -------
  Gross profit                                          14,498     8,010      4,579           449

Operating expenses:
  Product development                                    3,940       193         --            14
  Selling and marketing                                 16,020     5,484      3,906         2,335
  General and administrative                            16,751     1,922      1,227           604
  Depreciation and amortization                          2,217     1,826        934           604
                                                      --------    ------     ------       -------
Loss before income tax benefit                         (24,430)   (1,415)    (1,488)       (3,108)
                                                      --------    ------     ------       -------
Income tax benefit                                       9,976       572        603         1,266
                                                      --------    ------     ------       -------
Net loss                                              $(14,454)   $ (843)    $ (885)      $(1,842)
                                                      ========    ======     ======       =======
BALANCE SHEET DATA:
Cash and cash equivalents                             $  1,009    $   --     $   --       $    --
Total assets                                            22,000     8,614      7,417         3,559
Total liabilities                                       20,975     4,379      2,181           878
Group equity                                             1,025     4,235      5,236         2,681

OTHER DATA:
Net cash provided by (used in) operating activities   $ (4,435)   $1,279     $  428       $(1,215)
Net cash used in investing activities                   (5,070)   (1,121)    (3,868)         (242)
Net cash provided by (used in) financing activities     10,514      (158)     3,440         1,457
Capital expenditures                                    (2,482)     (881)      (662)         (242)


------------------------------


(1) Earnings per share for the Move.com Group is not presented because it is not a stand-alone entity, and as a result, the presentation of earnings per share is not applicable. After the issuance of Move.com stock, Cendant intends to present earnings per share using the two-class method. Under this method, an earnings allocation formula is used to determine earnings per share for each class of common stock according to the participation rights in undistributed earnings. Earnings per share for the Move.com Group will be computed by dividing (a) the product of the earnings of Move.com Group multiplied by the outstanding Move.com stock "fraction," by (b) the weighted average number of shares of outstanding Move.com stock and dilutive Move.com Group stock equivalents during the applicable period. The outstanding Move.com Group "fraction" is a fraction, the numerator of which is the number of shares of Move.com stock outstanding and the denominator of which is the number of shares that, if issued, would represent 100% of the equity in earnings or losses of Move.com Group. Basic and diluted earnings per share will be presented for each class of stock.

                                  RISK FACTORS


    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED BELOW, AND THE OTHER INFORMATION IN THIS PROSPECTUS AND THE INFORMATION IN THE DOCUMENTS INCORPORATED BY REFERENCE, BEFORE DECIDING TO INVEST IN MOVE.COM STOCK. MOVE.COM GROUP'S BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THESE RISKS. THE TRADING PRICE OF MOVE.COM STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.


                        RISKS RELATING TO MOVE.COM STOCK

HOLDERS OF MOVE.COM STOCK WILL NOT HAVE ANY LEGAL RIGHTS RELATING TO SPECIFIC ASSETS OF CENDANT.

    We cannot assure you that the market value of Move.com stock will reflect the performance of Move.com Group as we intend. Even though we have allocated, for financial reporting purposes, all of our consolidated assets, liabilities, revenue, expenses and cash flow between Move.com Group and Cendant Group in order to prepare the financial statements of Move.com Group, that allocation will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any of our creditors. Holders of CD stock and Move.com stock will not have any legal rights related to specific assets of either Group, and, in any liquidation, will receive a share of the net assets of Cendant based on the relative trading prices of CD stock and Move.com stock rather than on any assessment of the actual value of Cendant Group or Move.com Group. Holders of CD stock and Move.com stock will be common stockholders of Cendant and, as such, will be subject to all of the risks associated with an investment in Cendant and all of its businesses, assets and liabilities, including the pending class action litigation.


THE VALUE OF MOVE.COM STOCK COULD DECREASE DUE TO THE PERFORMANCE OF THE CENDANT
  GROUP.


    Financial results of Cendant Group's businesses will affect Cendant's consolidated results of operations, financial position and borrowing costs. This could affect the results of operations, financial position or borrowing costs of Move.com Group or the market price of Move.com stock. Since the CD stock and Move.com stock are series of common stock of Cendant, investors may attribute negative results for Cendant Group's businesses to Move.com Group and the price of the Move.com stock may decline if there are negative perceptions relating to Cendant Group's businesses.


    In addition, net losses of Cendant Group's businesses, and any dividends or distributions on, or repurchases of, CD stock or any preferred stock, may reduce the assets of Cendant available to pay dividends on Move.com stock. For these reasons, you should read the financial information for Move.com Group included elsewhere in this prospectus together with financial information for Cendant incorporated by reference into this prospectus.



HAVING TWO SERIES OF COMMON STOCK IS LIKELY TO CREATE CONFLICTS AND COULD RESULT IN THE BOARD OF DIRECTORS OF CENDANT MAKING DECISIONS THAT ADVERSELY AFFECT HOLDERS OF MOVE.COM STOCK.



    Having two series of common stock could give rise to occasions when the interests of holders of one series might conflict with the interests of holders of the other series. In addition, due to the extensive relationships between Cendant Group and Move.com Group, there will likely be inherent conflicts of interest between the two Groups. Businesses in the Cendant Group have entered into various agreements with businesses in the Move.com Group which can lead to conflicts between the Groups relating to the services and products rendered. Officers and directors of Cendant owe fiduciary duties to both classes of stockholders. However, the fiduciary duties owed by such officers and directors are to

Cendant as a whole, and decisions deemed to be in the best interest of Cendant as a whole may not be in the best interest of Move.com Group when considered on its own. Examples include:



    - decisions as to whether to allocate the proceeds of issuances of Move.com stock to Cendant Group in respect of its retained interest in Move.com Group, which would reduce its ownership but result in no proceeds allocated to the benefit of the other holders of Move.com stock, or to the equity of Move.com Group--which decisions would affect the amount of funds available to each Group to fund its operational and cash requirements and the cost of such funds;



    - decisions as to how to allocate consideration received in connection with a merger involving Cendant between holders of CD stock and Move.com stock, which will be based on the Board of Director's determination as to the relative fair market values of each of the securities and which would not necessarily be based solely on the public trading price if the Board did not deem that price to represent fair market value--which decisions could be favorable or unfavorable to stockholders of either class depending on how such proceeds are allocated;


    - decisions as to whether and when to issue CD stock in exchange for Move.com stock or Move.com stock in exchange for CD stock--which decisions could be favorable or unfavorable to stockholders of either class depending on their investment strategy and whether or not such issuance requires the payment of a premium;

    - decisions as to whether and when to approve dispositions of assets of either Group--which decisions could be favorable or unfavorable to the stockholders of either class depending on the amount and type of the consideration received in such disposition, the holder's investment strategy and the board of directors' determination to either pay a dividend or redeem his or her shares or to issue shares of the other class in exchange therefor;

    - decisions as to how to allocate available cash between Cendant Group and Move.com Group and decisions as to whether and how to make transfers of funds from one Group to another--which decisions would affect the amount of funds available to each Group to fund its operational and cash requirements and the cost of such funds;

    - decisions as to whether to pay or omit the payment of dividends on CD stock or Move.com stock; and

    - decisions as to whether and to what extent the two Groups compete with each other and how corporate opportunities are allocated between the two Groups--which decisions could be favorable or unfavorable to the stockholders of either class depending on the effect of such competition on the relevant Group and how the corporate opportunities are allocated.


    If Cendant directors own disproportionate interests (in percentage or value terms) in CD stock and Move.com stock, that disparity could create or appear to create potential conflicts of interest when they are faced with decisions that could have different implications for the stockholders of either Group. Immediately following this offering, the Cendant directors as a group will
beneficially own   % of the outstanding CD stock and   % of the outstanding
Move.com stock.


    Except as set forth under "Description of Capital Stock--Determinations by the Board of Directors "and "Cash Management and Allocation Policies," no formal policies have been established to resolve conflicts of interest between the Groups or to determine which issues are presented to the special committee created to resolve conflicts between the Groups. The members of the board of directors or of the special committee will make all determinations in good faith and in the best interest of Cendant as a whole.

PRINCIPLES OF DELAWARE LAW MAY PROTECT DECISIONS OF THE BOARD OF DIRECTORS THAT HAVE A DISPARATE IMPACT UPON HOLDERS OF CD STOCK AND MOVE.COM STOCK.

    Delaware law provides that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to the holders of any particular class or series of stock. Recent cases in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of tracking stocks may be judged under the "business judgment rule." Under these principles of Delaware law and the "business judgment rule," you may not be able to challenge board of directors' decisions that have a disparate impact upon holders of Move.com stock if the board of directors is adequately informed with respect to such decisions and acts in good faith and in the honest belief that it is acting in the best interests of all of Cendant's stockholders and members of the board of directors do not have any personal conflicts of interest. If, for example, the board of directors were to make a decision that it in good faith believed to be in the best interest of Cendant as a whole, and such decision were to have a positive impact on CD stock and negative impact on Move.com stock, holders of Move.com stock may not be able to challenge the board of directors' decision.

AT TIMES, WE HAVE THE OPTION TO ISSUE CD STOCK IN EXCHANGE FOR MOVE.COM STOCK AND THIS MAY BE DISADVANTAGEOUS TO HOLDERS OF MOVE.COM STOCK.


    If we sell all or substantially all of the assets of Move.com Group or at any time on or after the 18-month anniversary of this offering, we have the right to issue CD stock in exchange for Move.com stock. Because some exchanges would be at a premium to the market value of the shares being exchanged, and since we could determine to effect an exchange at a time when either or both of CD stock and Move.com stock may be considered to be overvalued or undervalued, any such exchange may be disadvantageous to holders of Move.com stock. In addition, such exchange would preclude holders of Move.com stock from retaining their investment in a security that is intended to reflect separately the performance of Move.com Group. The right of Cendant to issue CD stock in exchange for Move.com stock could adversely affect the trading price of one or both series of stock because it could reduce the attractiveness of the security to investors following an exchange and could limit the premium potentially available to investors without an exchange option being incorporated into the terms of the security.



    For example, if we issue Move.com stock in exchange for all of the outstanding shares of CD stock, Cendant only would have one class of common stock outstanding. If Cendant had the right to make this exchange during a period when Cendant was required to pay the holders of CD stock a premium for their stock, then the holders of CD stock would receive a greater number of shares of Move.com stock and the proportionate ownership and voting rights of the holders of the Move.com stock would be diluted. In addition, the Move.com stock in those circumstances would no longer track only the online real estate businesses of Cendant.


WE MAY DISPOSE OF ASSETS OF EITHER MOVE.COM GROUP OR CENDANT GROUP WITHOUT YOUR APPROVAL.


    Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Cendant. As long as the assets attributed to a Group represent less than substantially all of Cendant's assets, we may approve sales and other dispositions of any amount of the assets of that Group without any stockholder approval. If we dispose of all or substantially all of the assets allocated to

Move.com Group, we would be required, if the disposition is not an exempt disposition under the terms of our charter, to choose one of the following three alternatives:


    - declare and pay a dividend in an amount equal to the proportionate interest of the holders of Move.com stock in the net proceeds of such disposition;

    - redeem Move.com stock for an amount equal to the proportionate interest of holders of Move.com stock in the net proceeds of such disposition; or


    - issue shares of CD stock or that of another subsidiary in exchange for Move.com stock at a 10% premium.


Consequently, holders of Move.com stock may receive less value for their shares than the value that a third-party buyer might pay for all or substantially all of the assets of Move.com Group. In addition, we can not assure you that the net proceeds per share of the Move.com stock will be equal to or more than the market value per share of such common stock prior to or after announcement of a disposition. The Cendant board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of Move.com stock, if such option would not be in the best interests of Cendant's stockholders as a whole.

THE CENDANT BOARD OF DIRECTORS HAS SOLE DISCRETION TO CHANGE CASH MANAGEMENT AND ALLOCATION POLICIES AND THIS MAKES IT RISKIER TO BE A HOLDER OF MOVE.COM STOCK THAN A HOLDER OF ORDINARY COMMON STOCK.

    The Cendant board of directors has adopted policies relating to cash management and allocations between Cendant Group and Move.com Group. The board of directors in its sole discretion may modify or rescind our policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies, in its sole discretion without stockholder approval. The board of directors' discretion to change these policies without stockholder approval makes it riskier to be a holder of Move.com stock than a holder of ordinary common stock. A board of directors decision to modify or rescind these policies, or adopt additional policies could have different effects on holders of Move.com stock and CD stock or could result in a benefit or detriment to one class of stockholders compared to the other class. The board of directors of Cendant will make any such decision in accordance with its good faith business judgment, so that the decision is in the best interests of Cendant and all of its stockholders as a whole. There may be certain circumstances in which a decision can be made only in a fashion that will have a disproportionate impact on the holders of one class compared to the holders of the other class. In such situations, the interests of Cendant's stockholders as a whole will not be consistent and the board may turn to the special committee or retain outside advisors with respect to the interests of one or both of the classes. Although it is not possible to indicate all factors or even specific factors that may influence the board's decision, the board will consider all relevant factors under the circumstances including the fairness to all stockholders taken as a whole. For a more comprehensive description of these policies, see "Cash Management and Allocation Policies."


HOLDERS OF CD STOCK AND MOVE.COM STOCK WILL GENERALLY VOTE TOGETHER AS A SINGLE
CLASS AND FOLLOWING THIS OFFERING MOVE.COM STOCK WILL REPRESENT ONLY   % OF THAT
CLASS.



    Holders of CD stock and Move.com stock will vote together as a single class, except if any amendment to the charter would increase or decrease the par value of the shares of either class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. When holders of CD stock and Move.com stock vote together as a single class, holders of the series of common stock having a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between holders of CD stock and holders of Move.com stock. We expect that, for the foreseeable future, the holders of CD stock will have a substantial majority of the voting power of Cendant because following this
offering there will be outstanding shares of CD stock and       shares of
Move.com stock.



AGREEMENTS BETWEEN MOVE.COM GROUP BUSINESSES AND CENDANT GROUP BUSINESSES WILL NOT BE THE RESULT OF THIRD-PARTY NEGOTIATIONS AND MAY BE ALTERED AT ANY TIME.


    Because Cendant Group and Move.com Group are both engaged in real estate businesses, Move.com Group and Cendant Group will to some extent be competing with each other when offering their products and services to potential consumers.


    Move.com Operations, Inc., a wholly-owned subsidiary of Cendant and part of the Move.com Group, on behalf of Move.com Group, has entered into a number of arrangements with Cendant Group entities. These agreements and any future agreements between Move.com Group and Cendant Group entities did not result, or will not result, from arm's-length negotiations. Consequently, such agreements may be less favorable to Move.com Group than those that it could have obtained from unaffiliated third parties. In some cases, these agreements do not provide precise rules as to the allocations of costs and benefits. All of these arrangements may be altered at any time, subject to the judgment of the Cendant Board of Directors.



    In addition, Move.com Group, as a part of Cendant, may from time to time be precluded from engaging in certain activities that compete with other activities of Cendant's businesses or due to commitments made by Cendant with respect to exclusive relationships, such as its preferred alliance relationships and its agreement with Homestore.com discussed elsewhere in this prospectus. All agreements between Cendant Group and Move.com Group will be subject to amendment. Since all the entities in both groups are controlled by Cendant, Cendant's officers and directors will have broad discretion as to the amendment of such agreements. To the extent that Move.com Group derives benefits from its close relationship with Cendant, those benefits could be reduced or eliminated in the future. Cendant is not obligated to engage in any future business transactions or jointly pursue opportunities, except for those expressly provided for in the intracompany agreements.


THE VALUE OF MOVE.COM STOCK MAY DECLINE DUE TO FUTURE ISSUANCES OF MOVE.COM
  STOCK.

    Our charter allows the board of directors, in its sole discretion, to issue authorized but unissued shares of either class of common stock. This could dilute the value of shares of Move.com stock. The board of directors of Cendant may issue CD stock or Move.com stock to, among other things:

    - raise capital;

    - provide compensation or benefits to employees;

    - pay stock dividends; or

    - acquire companies or businesses.

    Under Delaware general corporation law, the board of directors of Cendant would not need your approval for these issuances. We do not intend to seek your approval for any such issuances unless stock exchange regulations or other applicable law require approval or the board of directors of Cendant deems it advisable.

    We cannot predict the effect, if any, that sales of Move.com stock, or the availability of such shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of Move.com stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.

WE ARE NOT REQUIRED TO PAY DIVIDENDS EQUALLY ON CD STOCK AND MOVE.COM STOCK.

    Although we do not intend to pay cash dividends in the foreseeable future, the Cendant board of directors could elect to pay dividends on CD stock or Move.com stock, or both, in equal or unequal amounts. Such a decision would not necessarily have to reflect:

    - the financial performance of either Cendant Group or Move.com Group;

    - the amount of assets available for dividends on either series; or

    - the amount of prior dividends declared on either series.


STOCKHOLDERS WILL NOT VOTE ON HOW TO ALLOCATE THE TYPE OR AMOUNT OF CONSIDERATION RECEIVED IN CONNECTION WITH A MERGER AMONG HOLDERS OF CD STOCK AND HOLDERS OF MOVE.COM STOCK, WHICH WILL BE DETERMINED SOLELY BY THE CENDANT BOARD OF DIRECTORS.


    Our charter will not contain any provisions governing how consideration received in connection with a merger or consolidation involving Cendant is to be allocated between holders of CD stock and holders of Move.com stock. Neither holders of CD stock nor holders of Move.com stock will have a separate class vote in any merger or consolidation so long as we divide the type and amount of consideration between holders of CD stock and holders of Move.com stock in a manner which the board of directors determines, in good faith, to be fair. In any such merger or consolidation, the different ways we may divide the consideration may have materially different results. Merger consideration received by Cendant's stockholders (which could include cash, stock or other securities) may be divided between stockholders of CD stock and Move.com stock in a manner that does not provide the same dollar amount or percentage premium to each class of stockholders or in a manner that provides different forms of consideration (cash, stock or other securities) to different classes of stockholders. As a result, the consideration to be received by holders of Move.com stock in any such merger or consolidation may be materially less valuable than the consideration they would have received if that business had been sold separately or if they had a separate class vote on such merger or consolidation.

HAVING TWO SERIES OF COMMON STOCK MAY INHIBIT OR PREVENT ACQUISITION BIDS FOR CENDANT, CENDANT GROUP OR MOVE.COM GROUP.

    If Cendant Group and Move.com Group were separate companies, any person interested in acquiring either Cendant Group or Move.com Group without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend CD stock and Move.com stock to reflect the separate performances of Cendant Group and Move.com Group, respectively, a person interested in acquiring Move.com Group without negotiation with Cendant's management could obtain control of Move.com Group only by obtaining control of the outstanding voting stock of Cendant. In addition, since Cendant believes the issuance of Move.com stock could lead to an increase in its market value, the cost of obtaining control by a third party would be greater and the acquirer would be required to deal with holders of two separate classes of stock who might have entirely different investment objectives.

    The existence of two series of common stock could present complexities to an acquiring person which could prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Cendant by delaying or preventing such a change in control.

CENDANT'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS COULD INHIBIT CHANGES OF CONTROL OF CENDANT NOT APPROVED BY ITS BOARD OF DIRECTORS.



    The following provisions of our amended and restated certificate of incorporation, by-laws and Delaware law may inhibit changes of control not approved by the board of directors:


    - the board of directors may issue shares of preferred stock without further stockholder approval;

    - stockholders may not take action by written consent and special meetings of stockholders may be called only by the Chairman of the board of directors, the President or the board of directors pursuant to a resolution;

    - our by-laws require advance notice for stockholder nominations and proposals of new business, and this provision of the by-laws may only be amended by an affirmative vote of at least 80% of the stock entitled to vote;


    - our amended and restated certificate of incorporation includes a "fair price provision", which require that a business combination transaction between us and any 5% stockholder must be approved by holders of 80% of our voting stock unless it is approved by a majority of disinterested directors or stockholders receive a fair price and other procedural requirements are met; and



    - we are subject to the business combination provisions of Section 203 of the Delaware general corporation law, which restrict the ability of an interested stockholder from acquiring control of a corporation unless approved by the board of directors.


    For a more detailed explanation of these anti-takeover constraints, see "Description of Capital Stock--Certain Other Provisions of the Amended and Restated Certificate of Incorporation, By-laws and Delaware Law."

WE CANNOT ASSURE YOU THAT A MARKET WILL DEVELOP FOR MOVE.COM STOCK OR WHAT ITS MARKET PRICE WILL BE.

    There is currently no public trading market for Move.com stock, and we cannot assure you that one will develop or be sustained after the offering. We cannot predict the extent to which investor interest in Move.com Group will lead to the development of a trading market in Move.com stock or how liquid that market might become. We cannot predict the prices at which Move.com stock will trade after the offering. The initial public offering price for Move.com stock will be determined through negotiations with the underwriters and may not bear any relationship to the market price at which Move.com stock will trade after the offering or to any other established criteria for value.


    The market prices of securities of technology companies, particularly Internet-related companies, have experienced high volatility that often is unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations could adversely affect the market price of the Move.com stock, and investors may not be able to resell their shares at or above the initial public offering price.


    Some of the terms of CD stock and Move.com stock may adversely affect the trading price of Move.com stock. These terms include, among others:

    - the right of Cendant's board of directors to exchange shares of one series of common stock for shares of the other series; and

    - the discretion of Cendant's board of directors in making determinations relating to a variety of cash management and allocation matters.

    The market price of the Move.com stock will be determined in the trading markets. Many factors could affect the market price of the Move.com stock.

THE ADOPTION OF A RECENT CLINTON ADMINISTRATION TAX PROPOSAL COULD RESULT IN AN OPTIONAL EXCHANGE OF MOVE.COM STOCK FOR CD STOCK.

    We may exercise our right to issue CD stock in exchange for Move.com stock at a premium of 10% if, as a result of the enactment of legislative changes or administrative proposals or changes, we or our stockholders will, more likely than not, be subject to tax upon issuance of the CD stock or Move.com stock or such stock will not be treated for U.S. federal income tax purposes as stock of Cendant. A recent proposal by the Clinton Administration could result in treatment of the Move.com stock as other than our stock. As proposed by the Clinton Administration, this provision would be effective upon the date of its enactment by Congress. Although we expect the offering to be consummated prior to the effective date of the proposed legislation, it is possible that further issuances of the Move.com stock could be affected by the enactment of these proposals. Under such circumstances, Cendant might decide to exercise its right to redeem all of the outstanding shares of Move.com stock for CD stock at a premium, in order to eliminate any tracking stock from its capital structure. We cannot predict whether the proposal will be enacted by Congress and, if enacted, whether it will be in the form proposed by the Clinton Administration. See "Description of Capital Stock--Optional Exchange of One Series of Common Stock for the Other Series".

                  RISKS RELATING TO MOVE.COM GROUP'S BUSINESS

MOVE.COM GROUP'S LIMITED OPERATING HISTORY MAKES EVALUATING ITS BUSINESS
  DIFFICULT.


    Rent Net began operating in March 1995 and was acquired by Cendant in 1996, Move.com Group began to be operated as a business unit in July 1999 and Move.com Group launched the move.com Web site in January 2000. Accordingly, Move.com Group has only a limited operating history upon which you can evaluate its business and prospects. An investor in Move.com stock must consider the risks, expenses and difficulties frequently encountered by early stage businesses in new and rapidly evolving markets, including Web-based relocation and real estate information and services businesses. To address these risks and uncertainties, Move.com Group must, among other things:



    - form relationships with businesses and attract consumers to the Move.com Group, which conducts an unproven online business and without which the business will not grow;



    - fund the significant marketing and personnel costs associated with an early stage business, before they are covered by revenues, resulting in continuing losses;



    - create, maintain and enhance awareness and loyalty for the move.com brand, at a time of proliferating online brand offerings, and expand the product and service offerings of the move.com network;



    - attract, integrate, retain and motivate qualified personnel, when such personnel are becoming increasingly difficult to find and keep and to whom greater levels of compensation must be paid; and



    - adapt to meet changes in the competitive online real estate market, many of which are not foreseeable.


    Move.com Group may not be successful in accomplishing these objectives. In addition, Move.com Group has never operated during a downturn in the real estate market and we cannot assure you that Move.com Group will be successful in such a market. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Move.com Group."

MOVE.COM GROUP HAS A HISTORY OF LOSSES AND WE ANTICIPATE LOSSES WILL CONTINUE.

    As of December 31, 1999, Move.com Group had an accumulated deficit of $18.0 million before funding from Cendant. Move.com Group incurred net losses of approximately $14.5 million for the year ended December 31, 1999. Move.com Group has not achieved profitability and expects to continue to incur net losses in 2000 and subsequent fiscal periods. Move.com Group expects to continue to incur significant research and development, general, administrative and marketing expenses. As a result, Move.com Group must generate significant revenue to achieve profitability, which may not occur. Even if Move.com Group does achieve profitability, Move.com Group may be unable to sustain or increase profitability on a quarterly or annual basis in the future. For more information see "Selected Historical Combined Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Move.com Group."

THE MARKET FOR WEB-BASED ADVERTISING PRODUCTS AND SERVICES RELATING TO RELOCATION OR REAL ESTATE IS INTENSELY COMPETITIVE.

    Move.com Group's main existing and potential competitors for consumers and advertisers include:

    - Web sites offering home or apartment listings together with other related services, such as apartments.com, cyberhomes.com, homehunter.com, homestore.com, homeseekers.com, homeadvisor.com, iown.com, newhomenetwork.com and realestate.com;

    - online services or Web sites targeting buyers and sellers of real estate properties and financial services companies, offering real estate-related products and services;

    - general purpose consumer Web sites, search engine providers, and Web sites maintained by Internet service providers that offer relocation, real estate or home-related content;

    - traditional forms of media such as radio, television, newspapers and magazines; and

    - offline relocation, real estate and home-related product and service companies.


    We believe Move.com Group's content and services compete favorably with Move.com Group's competitors. However, many of Move.com Group's existing competitors, as well as a number of potential new competitors, have longer operating histories on the Internet market, greater name recognition, larger consumer bases, greater user traffic and significantly greater financial, technical and marketing resources. Move.com Group's competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, make more attractive offers to potential employees, distribution partners and content providers and respond more quickly to new or emerging technologies and changes in Internet user requirements. Move.com Group's competitors may develop content that is equal or superior to or that achieves greater market acceptance than that of Move.com Group. The barriers to entry to Web-based services and businesses are low, making it possible for new competitors to emerge and rapidly acquire significant market share.


    Move.com Group may not be able to compete successfully for consumers, clients and advertisers and increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect Move.com Group's business, results of operations and financial condition.

MOVE.COM GROUP'S BUSINESS IS AFFECTED BY CYCLICAL ECONOMIC CONDITIONS AND THESE FACTORS ARE BEYOND MOVE.COM GROUP'S CONTROL.

    The residential real estate industry traditionally has been subject to cyclical economic swings which could materially adversely affect Move.com Group's business. Move.com Group's business is dependent on the residential real estate industry and related industries which supply goods or services to, or invest in, the residential real estate industry. The success of Move.com Group's operations depends, to a significant extent, upon a number of factors relating to discretionary consumer and business spending, and the overall economy, as well as regional and local economic conditions in markets where Move.com Group operates, including:

    - perceived and actual economic conditions;

    - interest rates;

    - taxation policies;

    - availability of credit;

    - employment levels; and

    - wage and salary levels.

    In addition, because a consumer's purchase of real property and related products and services is a significant investment and is relatively discretionary, any reduction in disposable income in general may affect Move.com Group more significantly than companies in other industries.

    Move.com Group may experience seasonality in its business. The residential real estate industry experiences a decrease in activity during the winter. However, because of Move.com Group's limited operating history under its current business model, we do not know if or when any seasonal pattern will develop or the size or nature of any seasonal pattern in Move.com Group's business. Move.com Group's limited operating history and rapid growth make it difficult for us to assess the impact of seasonal factors on its business. Nevertheless, we expect Move.com Group's revenue to be subject to seasonal fluctuations, reflecting a combination of seasonality trends for the products and services offered by Move.com Group and seasonality patterns affecting Internet use. For example, home sales typically peak during the spring and fall seasons and decline in the summer and winter. The rental market typically peaks during the summer and declines in the winter. We further believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. Internet usage may also decline during the summer months.

    Operating results may also fluctuate due to a decline in residential home buying that decreases the demand for purchase mortgage loans or an increase in interest rates that decreases the demand for refinancing existing mortgage loans. Similar seasonal or other patterns may develop and affect Move.com Group's revenue. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Move.com Group."

MOVE.COM GROUP'S BUSINESS HAS RISKS ASSOCIATED WITH CHANGING LEGISLATION IN THE REAL ESTATE INDUSTRY.

    Real estate is a heavily regulated industry in the United States, including regulation under the Fair Housing Act, the Real Estate Settlement Procedures Act and state advertising laws. In addition, states could enact legislation or regulatory policies in the future which could require Move.com Group to expend significant resources to comply. As the real estate industry evolves in the Internet environment, legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives. Should existing laws or regulations be amended or new laws or regulations be adopted, Move.com Group may need to comply with additional legal requirements and incur resulting costs, or it may be precluded from certain activities. To date, we have not spent significant resources on lobbying or related government issues. Any need to significantly increase our lobbying or related activities in connection with Move.com Group's business could substantially increase Move.com Group's operating costs.

MOVE.COM GROUP'S COMPETITIVE POSITION DEPENDS ON ITS ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL AND TO INTEGRATE ITS NEWLY FORMED MANAGEMENT TEAM.



    Move.com Group's failure to attract and retain qualified personnel could diminish its competitive position. Move.com Group's performance is substantially dependent on the continued services and performance of its senior executive officers and the other key personnel identified in this prospectus under the caption "Move.com Management."


    In addition, Move.com Group recently hired its new chief executive officer, chief financial officer and chief technology officer. These individuals will have to be integrated into our management team successfully. Except for Phil Marcus and Jed Katz, Move.com Group does not have long-term employment agreements with any of its key personnel and maintains no "key person" life insurance policies.


    Move.com's future success also depends on its ability to identify, attract, retain and motivate highly skilled technical, sales, marketing and managerial personnel. We intend to hire a substantial number of such persons in the next 12 months. Competition for such persons is intense. We have no employment agreements with such persons and, although we have non-compete agreements, not all employees sign non-compete agreements and the extent to which courts will enforce these agreements is undetermined. We cannot assure you that Move.com Group will be able to attract or retain such personnel.


POTENTIAL FLUCTUATIONS IN MOVE.COM GROUP'S QUARTERLY FINANCIAL RESULTS MAKE FINANCIAL FORECASTING DIFFICULT.

    Move.com Group's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside Move.com Group's control. We believe that quarter-to-quarter comparisons of Move.com Group's operating results may not be a good indication of Move.com Group's future performance, nor would Move.com Group's operating results for any particular quarter be indicative of future operating results. Due to Move.com Group's limited operating history and the emerging nature of the Internet real estate market, we cannot firmly predict Move.com Group's future revenue or results of operations. In some future quarters Move.com Group's operating results may be below the expectations of public market analysts and investors. In such an event, the price of Move.com stock may fall.

    Important factors which could cause Move.com Group's results to fluctuate materially include:

    - overall usage levels of the Internet and of the move.com network in particular;

    - seasonal trends in Internet use and advertising;

    - the amount of advertising sold and timing of payments for this advertising;

    - Move.com Group's ability to attract and retain users, advertisers and sponsors;

    - the amount and timing of Move.com Group's operating expenses and capital expenditures;

    - new Internet sites, services or products introduced by us or our competitors;

    - costs related to acquisitions of businesses and technologies;

    - Move.com Group's ability to upgrade and develop its systems and infrastructure and attract new personnel in a timely and effective manner;

    - Move.com Group's ability to successfully integrate operations and technologies from any acquisitions, joint ventures or other business combinations or investments; and

    - technical difficulties or system downtime affecting the operation of the move.com network of sites.

WE MAY BE UNABLE TO MANAGE OUR GROWTH, WHICH MAY HARM OUR BUSINESS.


    Move.com Group's operations have experienced rapid growth, having increased from net revenue of $1.1 million from the acquisition of Rent Net to December 31, 1996 to $17.6 million for the year ended December 31, 1999, and with the number of its employees increasing from 95 at January 1, 1999 to 270 at March 31, 2000. Move.com intends to hire approximately 175 additional employees during this fiscal year. Move.com Group's rapid growth has placed, and the anticipated future growth for Move.com Group will continue to place, a significant strain on Move.com Group's managerial, operational and financial resources. To manage Move.com Group's growth, it must continue to implement and improve its managerial controls and procedures and operational and financial systems. We cannot assure you that Move.com Group has made adequate allowances for the costs and risks associated with this expansion, that Move.com Group's systems, procedures or controls will be adequate to support its operations, or that its management will be able to successfully offer and expand Move.com Group's services. If Move.com Group is unable to manage its growth effectively, the quality of Move.com Group's services, results of operations and financial condition could be materially adversely affected.


ANY CAPACITY CONSTRAINTS OR SYSTEM DISRUPTION COULD HAVE A MATERIAL ADVERSE EFFECT ON MOVE.COM GROUP.


    The performance and reliability of the move.com network infrastructure are critical to its reputation and ability to attract and retain users, real estate clients, advertisers, merchants and strategic partners. Any system error or failure, or a sudden and significant increase in traffic, may result in the unavailability of its Web sites and significantly delay response times. Individual, sustained or repeated occurrences could result in a loss of potential or existing users, real estate clients, advertisers or strategic partners. In addition, because Move.com Group's advertising revenue is directly related to the number of advertisements it delivers to users, system interruptions or delays would reduce the number of impressions delivered and thereby reduce its revenue. Since the beginning of this year, we have experienced a total of eight unscheduled outages for rent.net and six for move.com. These outages averaged less than 10 minutes, with the longest being 15 minutes for move.com.


    Move.com Group's systems and operations are vulnerable to interruption or malfunction due to certain events beyond its control, including natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. Move.com Group also relies on Web browsers and online service providers to provide Internet access to its sites. We cannot assure you that Move.com Group will be able to expand its network infrastructure, either itself or through use of a third party hosting systems or service providers, on a timely basis sufficient to meet demand. Some of the Web sites in the move.com network presently have only a limited amount of redundant facilities or systems, no formal disaster recovery plan and no sufficient business interruption insurance to compensate for losses that may occur. Such interruptions could result in financial losses, litigation or other consumer claims and damage to the Move.com brand. Any interruption to Move.com Group's systems or operations could have a material adverse effect on Move.com Group's business and its ability to retain users, real estate clients, advertisers and strategic partners.

MOVE.COM GROUP'S NETWORKS MAY BE VULNERABLE TO SECURITY RISKS WHICH COULD DISRUPT THE PERFORMANCE OF THE MOVE.COM NETWORK, REDUCE MOVE.COM GROUP'S ADVERTISING REVENUE, DECREASE ITS CLIENT AND CONSUMER BASE AND INCREASE ITS WEB SECURITY EXPENDITURES.

    Move.com Group's networks may be vulnerable to unauthorized access, computer viruses; coordinated attacks by computer hackers and other security problems. Persons who circumvent security measures could wrongfully use information of Move.com Group or cause interruptions or malfunctions in Move.com Group's operations. Concern about the transmission of confidential information over the Internet has been a significant barrier to electronic commerce and communications over the Web. Any well-publicized compromise of security could deter more people from using the Web or from using it to conduct transactions that involve the transmission of confidential information, such as purchasing goods or services. Because many of our advertisers seek to advertise on the move.com network to encourage people to use the Web to purchase goods or services, Move.com Group's business, results of operations and financial condition could be materially adversely affected if Internet users significantly reduce their use of the Web because of security concerns.

    Move.com Group may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. Although Move.com Group intends to continue to implement industry-standard security measures, these measures may be inadequate.

MOVE.COM GROUP DEPENDS ON LICENSED TECHNOLOGY FROM THIRD PARTIES AND MOVE.COM GROUP'S FAILURE TO MAINTAIN THESE ARRANGEMENTS WITH THIRD PARTIES COULD ADVERSELY AFFECT ITS BUSINESS.


    Move.com Group relies on certain technology licensed from third parties. This technology includes the software for 360 DEG. virtual viewing of apartments and houses licensed by IPIX, the computer systems of Cendant Mortgage, which allow Move.com Group to satisfy offers for home mortgages, customer content and advertisement targeting software licensed by Broadvision, Inc., database technology licensed by Oracle Corporation and FileMaker, hardware licensed by SUN Microsystems, Inc. and Dell Computer Corporation, and database and operating system technology licensed by Microsoft Corporation. All of these licenses are critical to Move.com Group's ability to satisfy its expectations for the quality of its products and services. Move.com Group's ability to generate revenue from Internet commerce may also depend on data encryption and authentication technologies that it may be required to license from third parties. We cannot assure you that such technology licenses will be available at all, that they will be available on reasonable commercial terms or that they will operate as intended.


    In addition, the third-party software currently used in Move.com Group's products and the delivery of Move.com Goup's services may become obsolete or incompatible with the products and services Move.com Group offers in the future. If Move.com Group has to replace third-party software for any of those reasons, its business could suffer during the replacement period. Any interruption in these third-party services, or a deterioration in their performance, could be disruptive to Move.com Group's business. In the event Move.com Group's arrangement with any of such third parties is terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms.

MOVE.COM GROUP DEPENDS ON ARRANGEMENTS WITH THIRD PARTIES FOR INTERNET TRAFFIC TO THE MOVE.COM NETWORK AND MOVE.COM GROUP'S FAILURE TO MAINTAIN THESE ARRANGEMENTS WITH THIRD PARTIES COULD ADVERSELY AFFECT ITS BUSINESS.


    Move.com Group's ability to advertise on and maintain links from other Internet sites is an important element to its success. Traffic originating from links existing on other Internet sites, particularly search engines, directories and other navigational tools managed by Internet service providers and Web browser companies, is an important segment of the overall traffic on the move.com network. Move.com Group has special linking arrangements to generate additional traffic with major internet search engines and portals, which are either short-term contracts and/or can be terminated with little notice. The traffic generated from these arrangements amounted to 15,000 out of 85,000 user sessions. Move.com Group intends to pursue additional distribution relationships in the future and it may not succeed in these efforts. To secure these distribution relationships, Move.com Group often pays significant fees. These fees aggregated $4.95 million in the year ended December 31, 1999 and may increase substantially in future years. Move.com Group may not, however, experience sustained increases in user traffic from these distribution relationships. There is intense competition for these types of linking arrangements. We cannot assure you that these arrangements will be maintained or that advertising or links will continue to be available on reasonable commercial terms or at all. If any of these agreements is not renewed,

Move.com Group would experience a decline in the number of its users and its competitive position could be significantly weakened.


MOVE.COM GROUP RELIES ON INTELLECTUAL PROPERTY RIGHTS AND PROPRIETARY RIGHTS WHICH MAY NOT BE ADEQUATELY PROTECTED UNDER CURRENT LAWS AND MAY BE SUBJECT TO INTELLECTUAL PROPERTY CLAIMS.


    To establish and protect Move.com Group's trademarks, service marks and other proprietary rights in its products and services, Move.com Group relies on a combination of trademark, copyright, unfair competition, service mark and trade secret laws, confidentiality agreements and other contractual arrangements with its employees, affiliates, clients, strategic partners and others. The protective steps we have taken may be inadequate to deter misappropriation of Move.com Group's proprietary information, and certain tradenames, trademarks and servicemarks used by Move.com Group, including the move.com name, may not be protectable. In addition, there can be no assurance that other parties will not assert claims of infringement of intellectual property against us or one of our subsidiaries which is part of the Move.com Group. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Failure to adequately protect Move.com Group's intellectual property could harm the Move.com brand, devalue Move.com Group's proprietary content and affect its ability to compete effectively. Move.com Group entities may be subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. If such claims are successful, those entities may be required to change their trademarks, alter their content or pay financial damages. Further, defending Move.com Group's intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect Move.com Group's business, results of operations and financial condition. There can be no assurance that any such claims or the defense of such claims will not adversely affect Move.com Group's business.


    Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and evolving, and we can give no assurance regarding the future viability or value of any of Move.com Group's proprietary rights.

    Move.com Group may be required to obtain licenses from others to refine, develop, market and deliver new services. There can be no assurance that Move.com Group will be able to obtain such licenses on commercially reasonable terms or at all or that rights granted pursuant to any licenses will be valid and enforceable.

MOVE.COM GROUP WILL NEED TO INTRODUCE NEW SERVICES AND PRODUCTS TO REMAIN COMPETITIVE.

    Move.com Group's future success depends in part on its ability to develop and enhance its services and products. We anticipate that Move.com Group will introduce additional and enhanced services in order to retain Move.com Group's current clients and consumers and attract new clients and consumers. If Move.com Group introduces a service that is not favorably received, Move.com Group's current clients and consumers may choose a competitive service over Move.com Group's. We may also experience difficulties that could delay or prevent Move.com Group from introducing new services. Furthermore, the new services Move.com Group may introduce could contain errors that are discovered after these services are introduced. Move.com Group's business, results of operations and financial condition could be materially adversely affected if Move.com Group experiences difficulties in introducing new services or if these new services are not accepted by Move.com Group's clients and consumers.

MOVE.COM GROUP'S BRAND MAY NOT ACHIEVE THE BROAD RECOGNITION NECESSARY TO SUCCEED AND WE CANNOT ASSURE YOU THAT MOVE.COM GROUP WILL CONTINUE TO DEVELOP THE MOVE.COM BRAND.

    We cannot assure you that efforts to build brand awareness will be successful, and such failure would cause Move.com Group's financial performance to suffer. We believe that brand identity is important to attracting and expanding Move.com Group's user base, Internet traffic and advertising and commerce relationships. Move.com Group believes the significance of brand recognition will intensify as the number of Web sites offering relocation services, real estate listings and related services increases.


    Move.com Group's brand-building efforts will involve significant expense and we expect to spend approximately $70 million on such efforts during the next
12 months. If Move.com Group's brand enhancement strategy is unsuccessful, these expenses may never be recovered and Move.com Group's future revenue may not increase. In addition, even if brand-recognition increases, the number of new users or the number of transactions on the move.com network may not increase. Also, even if the number of new users increases, those users may not use the move.com network on a regular basis.


    There are thousands of Web site addresses, or "domain names" containing the word "move," that have been registered to other users. To the extent consumers confuse other Web sites with those of Move.com Group, Move.com Group's reputation could be harmed and its business could suffer.

WE ARE CONTRACTUALLY RESTRICTED UNTIL SEPTEMBER 2002 FROM DISTRIBUTING LISTINGS TO THIRD PARTIES OR AGGREGATING LISTINGS FROM THIRD PARTIES ON THE MOVE.COM NETWORK AND THEREFORE MOVE.COM GROUP'S ABILITY TO EXPAND ITS LISTINGS IS LIMITED.

    Under the terms of an agreement with an affiliate of homestore.com that expires in September 2002, we have agreed not to distribute or license individual home listings other than those represented by Cendant's real estate franchise systems on the move.com network. Under the same agreement, we may not aggregate home listings other than those represented by Cendant's real estate franchise systems. If possessing a larger number of home listings becomes an essential aspect of competing in the online relocation and real estate industries, Move.com Group's competitiveness may be reduced.

MOVE.COM GROUP MAY BE UNABLE TO SECURE MORTGAGE BROKER LICENSES IN ALL STATES.


    Although Move.com Group's licenses are pending in all 50 states and the District of Columbia, Move.com is not currently authorized to do business as a mortgage broker. If Move.com fails to secure or maintain license approvals and exemptions throughout the country, Move.com Group will be unable to serve as a mortgage broker in some states, and consequently may not achieve expected revenue goals.


                   RISKS RELATED TO MOVE.COM GROUP'S INDUSTRY

MOVE.COM GROUP DEPENDS ON INCREASED USE OF THE INTERNET TO EXPAND ITS RELOCATION AND REAL ESTATE-RELATED ADVERTISING PRODUCTS AND SERVICES.

    If the Internet fails to become a viable marketplace for relocation or real estate content and information, Move.com Group's business will not grow. Broad acceptance and adoption of the Internet by consumers and businesses when searching for relocation, real estate and related products and services will only occur if the Internet provides them with greater efficiencies and improved access to information. Move.com Group depends on selling many types of advertisements on the move.com network.

    Move.com Group's business would be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected. Move.com Group's ability to generate advertising revenue from selling banner advertising and sponsorships on the move.com network will depend on, among other factors, the development of the Internet as an advertising medium, the amount of traffic on the move.com network and its ability to achieve and demonstrate user demographic characteristics that are attractive to advertisers. Most potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet-based advertising. No standards have been widely accepted to measure the effectiveness of Web advertising. If these standards develop, existing advertisers might reduce their current levels of Internet advertising or eliminate their spending entirely. The widespread adoption of technologies that permit Internet users to selectively block out unwanted graphics, including advertisements attached to Web pages, also could adversely affect the growth of the Internet as an advertising medium. In addition, advertisers in the real estate industry, including real estate professionals, have traditionally relied upon other advertising media, such as newsprint and magazines, and have invested substantial resources in other advertising methods. These persons may be reluctant to adopt a new strategy and advertise on the Internet.


INCREASED GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE WEB COULD INCREASE MOVE.COM GROUP'S COSTS OF TRANSMITTING DATA AND INCREASE MOVE.COM GROUP'S LEGAL AND REGULATORY EXPENDITURES AND COULD DECREASE THE ATTRACTIVENESS OF ONLINE BUSINESS TO OTHER BUSINESSES AND OUR CUSTOMERS.


    Existing domestic and international laws or regulations specifically regulate communications or commerce on the Internet. A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including:

    - online content;

    - user privacy;

    - taxation;

    - access charges;

    - liability for third-party activities; and

    - jurisdiction.

    Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to the regulation of long-distance telephone carriers and to impose access fees on such companies. This regulation, if imposed, could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement and personal privacy are applicable to the Internet. The Federal Trade Commission and government agencies in certain states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if any new regulations regarding the use of personal information are introduced or if these agencies choose to investigate our privacy practices. Any new laws or regulations relating to the Internet, or certain application or interpretation of existing laws, could decrease the growth in the use of the Internet, decrease the demand for products and services offered on the move.com network or otherwise materially adversely affect Move.com Group's business.

AN INCREASE IN INTEREST RATES MAY REDUCE MORTGAGE TRANSACTIONS.

    A high percentage of mortgage loan transactions involve the refinancing of existing mortgages. Homeowners are motivated to refinance primarily when interest rates fall below the rates of their existing mortgages. In the event interest rates increase significantly, homeowners' incentive to refinance will be greatly reduced and the number of loans that the industry originates could decline significantly. Similarly, if there were a sustained increase in interest rates, there would eventually be some impact on the market for purchase mortgages as higher monthly payments would make housing less affordable.

IF MOVE.COM GROUP IS UNABLE TO COMPLY WITH MORTGAGE BROKERAGE RULES AND REGULATIONS, MOVE.COM GROUP'S ABILITY TO ACT AS A MORTGAGE BROKER MAY BE RESTRICTED.

    The mortgage brokering business is heavily regulated under federal and state laws. These laws and related regulations impose numerous obligations and restrictions on Move.com Group's activities. In particular, these rules limit the broker fees Move.com Group may assess, require extensive disclosure to consumers, regulate advertising practices, prohibit discrimination and impose on Move.com Group's multiple qualification and licensing obligations. Move.com Group may not always be in compliance with these requirements.

    Move.com Group's failure to comply with these standards could lead to revocation of required licenses or registrations, loss of approved status, voiding of loan contracts, demands for loan repurchases from mortgage loan purchasers, class action lawsuits and administrative enforcement actions. These regulatory requirements are subject to change and may in the future become more restrictive, making compliance more difficult or expensive or otherwise restricting our ability to conduct our business. At the state level, we are subject to licensing and regulation in most of the states where we act as a mortgage broker.

    Further, given our goals of creating a more integrated consumer experience around the home-buying process, we will increasingly find ourselves in a position where we market settlement services provided by vendors with whom we have business relationships or provide additional services ourselves in a way that may cause us to unintentionally be in violation of these rules.

    Many federal laws and regulations that limit brokers' fees are unclear. In the last three years there has been significant litigation concerning limits on mortgage broker fees. The lack of clarity in this area of law is compounded when applied to mortgage brokers and lenders operating in an Internet environment and it is possible that plaintiffs' attorneys may attempt to assert similar allegations against Internet lenders.

                            RISKS RELATED TO CENDANT

DISCOVERY OF ACCOUNTING IRREGULARITIES AND RELATED LITIGATION AND SEC
  INVESTIGATION


    Since the April 15, 1998 announcement of the discovery of accounting irregularities in the former business units of CUC International, Inc., the predecessor of Cendant, approximately 70 lawsuits claiming to be class action lawsuits, two lawsuits claiming to be brought derivatively on Cendant's behalf and several individual lawsuits and arbitration proceedings have been commenced in various courts and other forums against Cendant and other defendants, asserting various claims under the federal securities laws and certain state statutory and common laws, including claims that Cendant's previously issued financial statements allegedly were false and misleading and that Cendant allegedly knew or should have known that they caused the price of Cendant's securities to be artificially inflated. In addition, the staff of the SEC and the United States Attorney for the District of New Jersey are conducting investigations relating to the accounting issues. The SEC Staff has advised Cendant that its inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. For a full description of such litigation and proceedings, see Cendant's Annual Report on Form 10-K for the fiscal year ending December 31, 1999.


    On December 7, 1999, we announced that Cendant reached a preliminary agreement to settle the principal securities class action pending against it in the U.S. District Court in Newark, New Jersey relating to the aforementioned class action lawsuits. Under the agreement, Cendant would pay the class members $2.83 billion in cash. The settlement remains subject to execution of a definitive settlement agreement and approval by the U.S. District Court. If the preliminary settlement is not approved by the U.S. District Court, Cendant can make no assurances that the final outcome or settlement of such proceedings will not be for an amount greater than that set forth in the preliminary agreement. If the preliminary agreement is not approved and the final outcome is for an amount greater than previously agreed, it could have an adverse impact on the price of Move.com stock. For a description of the preliminary agreement to settle the common stock class action litigation, see Cendant's Form 8-K, dated December 7, 1999.

                    FORWARD LOOKING STATEMENTS; MARKET DATA


    Certain statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Move.com Group" and "Business," and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements that are not historical facts. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.



    This prospectus contains market data related to the residential real estate and Internet industries. This data has been included in the studies published by the Internet market research firms of Media Metrix, Forrester Research and International Data Corporation and the real estate information was obtained from various industry sources, including Realty Times and the National Association of Realtors. Although we believe that data from these companies is generally reliable, we have not independently verified such data.


                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, prospectuses, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Cendant Corporation are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at "HTTP://WWW.SEC.GOV."

    The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or in any subsequently filed document that is incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Cendant and its finances.


CENDANT CORPORATION SEC FILINGS (FILE NO. 1-10308) PERIOD



Annual Report on Form 10-K                     Year ended December 31, 1999
Current Report on Form 8-K                     February 3, 2000


    We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering.

    We will provide you without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus. However, we will not send exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents. Requests should be directed to Cendant Corporation, 9 West 57th Street, New York, New York 10019, Attention: Investor Relations, Telephone: (212) 413-1800.

    We intend to provide you with annual reports containing financial statements relating to Move.com Group and Cendant audited by our independent public accountants, with a discussion of such financial information and including a summary of Move.com Group's business.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to give any information or make any representation about us or this offering that is different from, or in addition to, that contained in this prospectus or in the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to buy, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                USE OF PROCEEDS


    We estimate that the net proceeds to Move.com Group from the sale of the shares of Move.com stock offered by this prospectus will be approximately
$      ($      if the underwriters' over-allotment option is exercised in full),
at an assumed initial public offering price of $      per share and, after
deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will allocate all of the net proceeds from this offering to Move.com Group, including any net proceeds from the exercise of the underwriters' over-allotment option. If the underwriters' over-allotment is exercised in full and the concurrent offering is fully subscribed, the net
proceeds to Move.com Group will be approximately $         .



    The principal purposes of this offering are to provide working capital to increase marketing expenditures, develop new products and expand the move.com network, to fund general corporate purposes, to create a public market for our Move.com stock and to facilitate our future access to the public capital markets. In addition, we may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, services or products. However, we currently have no commitments or agreements with respect to any such transactions. Since we have no specific allocation of proceeds committed at the present time, Move.com Group management will have broad discretion. Pending final application of the proceeds, they will be invested in short-term investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government or may be loaned to Cendant Group as an intercompany revolving credit balance. See "Cash Management and Allocation Policies."

                                DIVIDEND POLICY

    We do not expect to pay any dividends for the foreseeable future on Move.com stock. We will, however, be permitted to pay dividends on:

    - CD stock out of the assets of Cendant legally available for the payment of dividends under Delaware law, but the total amounts paid as dividends on CD stock cannot exceed the available dividend amount for Cendant Group; and

    - Move.com stock out of the assets of Cendant legally available for the payment of dividends under Delaware law (and transfer corresponding amounts to Cendant Group in respect of its retained interest in Move.com Group), but the total of the amounts paid as dividends on Move.com stock and the corresponding amounts transferred to Cendant Group in respect of its retained interest in Move.com Group cannot exceed the available dividend amount for Move.com Group.

    The "available dividend amount" for Cendant Group and Move.com Group, as the case may be, is based on the amount that would be legally available for the payment of dividends under Delaware law if either Cendant Group or Move.com Group, as applicable, was a single, separate Delaware corporation. For more information on the "available dividend amount" for Cendant Group and Move.com Group, see "Description of Capital Stock--Dividends." We expect that determinations to pay dividends on Move.com stock would be based primarily upon the financial condition, results of operations, capital requirements, any restrictions contained in financing or other agreements binding upon us and other factors that the board of directors deems relevant.

                                 CAPITALIZATION


    The following table sets forth the capitalization of Cendant as of December 31, 1999, as adjusted to give effect to:



    - the re-classification of existing common stock of Cendant into CD stock and the creation of Move.com stock,



    - the offering at an assumed initial public offering price of $ per share, after deducting estimated underwriting discounts and estimated expenses and assuming the underwriters do not exercise their option to purchase additional shares, and



    - the closing of the concurrent offering and the sales of shares to Liberty Digital, Inc., Chatham Street Holdings LLC, and NRT Incorporated.



    These tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cendant Corporation" and the consolidated financial statements and the notes to those statements included elsewhere in this prospectus.



                                                                      AS OF
                                                                DECEMBER 31, 1999
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN MILLIONS)

Cash and cash equivalents                                     $ 1,164
                                                              =======

Long-term debt(1)                                             $ 2,445
                                                              -------

Mandatorily redeemable preferred securities issued by
  subsidiary trust holding solely senior debentures issued
  by Cendant                                                    1,478
                                                              -------

Shareholders' equity:
  Preferred stock, $0.01 par value, 10 million shares
    authorized; none issued and outstanding                        --
  Move.com stock, $0.01 par value, 500 million shares
    authorized; none issued and outstanding
  CD stock, $0.01 par value, 2 billion shares authorized;
    issued 870,399,635                                              9
  Additional paid-in capital                                    4,102
  Retained earnings                                             1,425
  Accumulated other comprehensive loss                            (42)
  Treasury stock, at cost, 163,818,148 shares                  (3,288)
                                                              -------

Total shareholders' equity                                      2,206
                                                              -------

Total capitalization                                          $ 6,129
                                                              =======
Net book value per share                                      $  3.12
                                                              =======
Net tangible book value per share                             $ (2.44)
                                                              =======


------------------------


(1) Long-term debt excludes an aggregate of $2.3 billion of indebtedness of PHH, one of our subsidiaries, which is self sufficient in managing its funding sources to ensure adequate liquidity to finance assets under management.

                 SELECTED FINANCIAL DATA OF CENDANT CORPORATION



    The following selected consolidated financial data is qualified by reference to, and should be read in conjunction with, the consolidated financial statements and the notes to those statements for Cendant Corporation and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cendant Corporation" appearing elsewhere in this prospectus.



                                                      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                               ----------------------------------------------------
                                                 1999       1998       1997       1996       1995
                                               --------   --------   --------   --------   --------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATIONS
Net revenues                                   $ 5,402    $ 5,284    $ 4,240    $ 3,238     $2,616
                                               -------    -------    -------    -------     ------
Operating expense                                1,795      1,870      1,322      1,183      1,025
Marketing and reservation expense                1,017      1,158      1,032        911        744
General and administrative expense                 671        666        636        341        283
Depreciation and amortization expense              371        323        238        146        100
Other charges                                    3,032(1)     838(2)     704(3)     109(4)      97(5)
Interest expense, net                              199        114         51         14         17
Net gain on dispositions of businesses          (1,109)        --         --         --         --
Provision (benefit) for income taxes              (406)       104        191        220        143
Minority interest, net of tax                       61         51         --         --         --
                                               -------    -------    -------    -------     ------
INCOME (LOSS) FROM CONTINUING OPERATIONS       $  (229)   $   160    $    66    $   314     $  207
                                               =======    =======    =======    =======     ======

INCOME (LOSS) FROM CONTINUING OPERATIONS PER SHARE:
  Basic                                        $ (0.30)   $  0.19    $  0.08    $  0.41     $ 0.30
  Diluted                                        (0.30)      0.18       0.08       0.39       0.28
FINANCIAL POSITION
Total assets                                   $15,149    $20,217    $14,073    $12,763     $8,520
Long-term debt                                   2,445      3,363      1,246        781        336
Assets under management and mortgage programs    2,726      7,512      6,444      5,729      4,956
Debt under management and mortgage programs      2,314      6,897      5,603      5,090      4,428
Mandatorily redeemable preferred securities
  issued by subsidiary holding solely senior
  debentures issued by the Company               1,478      1,472         --         --         --
Shareholders' equity                             2,206      4,836      3,921      3,956      1,898
OTHER INFORMATION(6)
Cash flows provided by (used in):
  Operating activities                         $ 3,032    $   808    $ 1,213    $ 1,493     $1,144
  Investing activities                           1,860     (4,352)    (2,329)    (3,091)    (1,789)
  Financing activities                          (4,788)     4,690        901      1,781        661


------------------------------


(1) Represents charges of (i) $2,894 million ($1,839 million, after tax or $2.45 per diluted share) associated with the preliminary agreement to settle the principal shareholder securities class action suit, (ii) $7 million
    ($4 million, after tax or $0.01 per diluted share) in connection with the termination of the proposed acquisition of RAC Motoring Services,
    (iii) $21 million ($13 million, after tax or $0.02 per diluted share) of investigation-related costs, (iv) $87 million ($49 million, after tax or $0.07 per diluted share) comprised principally of an $85 million
    ($48 million, after tax or $0.06 per diluted share) charge incurred in conjunction with the Netmarket Group, Inc. transaction and (v) $23 million ($15 million, after tax or $0.02 per diluted share) of additional charges to fund an irrevocable contribution to an independent technology trust responsible for completing the transition of the Company's lodging franchisees to a Company sponsored property management system.

(2) Represents charges of (i) $351 million ($228 million, after tax or $0.26 per diluted share) associated with the agreement to settle the PRIDES securities class action suit, (ii) $433 million ($282 million, after tax or $0.32 per diluted share) for the costs of terminating the proposed acquisitions of American Bankers Insurance Group, Inc. and Providian Auto and Home Insurance Company, and (iii) $121 million ($79 million, after tax or $0.09 per diluted share) for investigation-related costs, including incremental financing costs, and executive terminations. Such charges are partially offset by a net credit of $67 million ($44 million, after tax or $0.05 per diluted share) associated with changes to the estimate of previously recorded merger-related costs and other unusual charges.



(3) Represents merger-related costs and other unusual charges of $704 million ($505 million, after tax or $0.58 per diluted share) primarily associated with the merger of HFS Incorporated and CUC International Inc. and the merger with PHH Corporation ("PHH") in April 1997.



(4) Represents merger-related costs and other unusual charges of $109 million ($70 million, after tax or $0.09 per diluted share) substantially related to the Company's August 1996 merger with Ideon Group, Inc. ("Ideon").



(5) Represents a provision of $97 million ($62 million after tax or $0.08 per diluted share) for costs related to the abandonment of certain Ideon development efforts and the restructuring of certain Ideon operations.



(6) There were no dividends declared during the periods presented above except for PHH and Ideon, which declared and paid dividends to their shareholders prior to their respective mergers with the Company.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS OF CENDANT CORPORATION



OVERVIEW



    We are one of the foremost providers of real estate related, travel related and direct marketing consumer and business services in the world. We were created through the December 1997 merger (the "Cendant Merger") of HFS Incorporated ("HFS") and CUC International Inc. ("CUC"). We provide business services to our customers, many of which are consumer services companies, and also provide fee-based services directly to consumers, generally without owning the assets or sharing the risks associated with the underlying businesses of our customers or collaborative partners.



    We operate in four principal divisions--travel related services, real estate related services, direct marketing services and diversified services. Our businesses provide a wide range of complementary consumer and business services, which together represent eight business segments. The travel related services businesses facilitate vacation timeshare exchanges and franchise car rental and hotel businesses; the real estate related services businesses franchise real estate brokerage businesses, provide home buyers with mortgages, assist in employee relocation and provide consumers with relocation, real estate and home-related products and services through the move.com network of Web sites; and the direct marketing services businesses, provide an array of value driven products and services. Our diversified services include our tax preparation services franchise, information technology services, car parking facility services and other consumer-related services.



    As a franchisor of hotels, real estate brokerage offices, car rental operations and tax preparation services, we license the owners and operators of independent businesses to use our brand names. We do not own or operate hotels, real estate brokerage offices, car rental operations or tax preparation offices (except for certain company-owned Jackson Hewitt Inc. offices, which we intend to franchise). Instead, we provide our franchisee customers with services designed to increase their revenue and profitability.



    In connection with our previously announced program to focus on maximizing the opportunities and growth potential of our existing businesses, we divested several non-strategic businesses and assets and have completed or commenced certain other strategic initiatives related to our Internet businesses. Pursuant to such program, we completed the dispositions of North American Outdoor Group, Global Refund Group, the fleet business segment, Central Credit, Inc., Spark Services, Inc., Match.com, National Leisure Group, National Library of Poetry, Essex Corporation, Cendant Software Corporation, Hebdo Mag International, Inc., the Green Flag Group and Entertainment Publications, Inc. As a result of the divestitures program, we divested former CUC businesses representing approximately 45% of CUC's revenues in 1997, the year in which CUC merged with HFS (see "Liquidity and Capital Resources--Divestitures").



    In addition to the above mentioned divestitures, we have recently initiated certain Internet strategies outlined below.



    On March 21, 2000, our stockholders approved a proposal authorizing a new series of Cendant common stock to track the performance of the Move.com Group, an operator of a popular network of Web sites, which offer a wide selection of quality relocation, real estate and home-related products and services. The Move.com Group will integrate and enhance the online efforts of our residential real estate brands and those of our other real estate business units drawing on the success of our RentNet, Inc. ("RentNet") online apartment guide model. The Move.com Group commenced operations in the third quarter of 1999 with the move.com Internet site, our flagship site, becoming functional during January 2000. Prior to the formation of the Move.com Group, RentNet's historical financial information was included in our individual membership segment.

    The Move.com Group currently generates the following types of revenue from its business partners: listing subscription fees, advertising fees, e-commerce, and Web site management fees. E-commerce revenue primarily includes mortgage referral and marketing fees. In addition to the move.com site itself, the Move.com Group assets include RentNet, our online apartment rental business acquired in January 1996 and previously included in our individual membership segment, National Home Connections, LLC, a facilitator of connecting and disconnecting utilities, processor of address changes and facilitator of moving related services and products, which was acquired in May 1999, and the assets of MetroRent, an online provider of apartment rental listings for buildings with 25 or fewer units, which was acquired in December 1999.



    On September 15, 1999, we donated Netmarket Group, Inc., ("NGI") outstanding common stock to a charitable trust and NGI began operations as an independent company that will pursue the development of certain interactive businesses formerly within our direct marketing division. For a detailed discussion regarding the NGI transaction, see "Merger-Related Costs and Other Unusual Charges (Credits)--1999."



    The following discussion should be read in conjunction with the information contained in our Consolidated Financial Statements and accompanying Notes thereto included elsewhere herein.



CONSOLIDATED OPERATIONS--1999 VS. 1998



REVENUES



    Revenues increased $118 million (2%) in 1999 over 1998, which reflected growth in substantially all of our reportable operating segments despite the effects of dispositions of non-strategic businesses. Significant contributing factors which gave rise to such revenue growth included an increase in the amount of royalty fees received from our franchised brands within both our travel and real estate franchise segments and an increase in loan servicing revenues within our mortgage segment. In addition, we experienced growth and efficiencies within our direct marketing businesses. Revenues in 1999 included the full year operating results of our car park subsidiary, which was acquired in April 1998, compared to the post acquisition period in 1998. A detailed discussion of revenue trends from 1998 to 1999 is included in the section entitled "Results of Reportable Operating Segments--1999 vs. 1998."



OTHER CHARGES



    LITIGATION SETTLEMENTS. On December 7, 1999, we reached a preliminary agreement to settle the principal securities class actions pending against us, other than certain claims relating to FELINE PRIDES securities discussed below. As a result of the settlement, we recorded a pre-tax charge of approximately $2.89 billion, an increase from approximately $2.87 billion previously reported. The increase is primarily the result of continued negotiation toward definitive documents relating to additional costs to be paid to the plaintiff class. This settlement is subject to final documentation and court approval (see "Liquidity and Capital Resources--Litigation").



    During 1998, we reached a final agreement to settle a class action lawsuit that was brought on behalf of the holders of the FELINE PRIDES. As a result of the settlement, we recorded a pre-tax charge of $351 million.



    TERMINATION OF PROPOSED ACQUISITIONS. During 1999, we announced our intention not to proceed with the acquisition of RAC Motoring Services and recorded a $7 million charge in connection with the write-off of acquisition costs. During 1998, we recorded a $433 million charge in connection with the termination of the proposed acquisitions of American Bankers Insurance Group, Inc. and Providian Auto and Home Insurance Company.

    INVESTIGATION-RELATED COSTS. During 1999 and 1998, we incurred investigation-related costs of $21 million and $33 million, respectively, in connection with our discovery and announcement of accounting irregularities on April 15, 1998.



    MERGER-RELATED COSTS AND OTHER UNUSUAL CHARGES (CREDITS). During 1999 and 1998, we recorded merger-related costs and other unusual charges (credits) of $110 million and ($67) million, respectively (see "Merger-Related Costs and Other Unusual Charges (Credits)").



    OTHER CHARGES. During 1998, we incurred other charges of $53 million and $35 million in connection with the termination of certain of our former executives and investigation-related financing costs, respectively.



    For a detailed discussion regarding Other Charges, see Note 5 to the Consolidated Financial Statements.



DEPRECIATION AND AMORTIZATION EXPENSE



    Depreciation and amortization expense increased $48 million (15%) in 1999 over 1998 as a result of incremental amortization of goodwill and other intangible assets from 1998 acquisitions and capital spending primarily to support growth and enhance marketing opportunities in our businesses, partially offset by the impact of the disposal of non-strategic businesses.



INTEREST EXPENSE AND MINORITY INTEREST



    Interest expense, net increased $85 million (75%) in 1999 over 1998 primarily as a result of an increase in the average debt balances outstanding and a nominal increase in the cost of funds. In addition, the composition of average debt balances during 1999 included longer term fixed rate debt carrying higher interest rates as compared to 1998. The weighted average interest rate on long-term debt increased to 6.4% in 1999 from 6.2% in 1998. Minority interest, net of tax increased $10 million (20%). Minority interest, net of tax is primarily related to distributions payable in cash on our FELINE PRIDES and the trust preferred securities issued in February 1998.



NET GAIN ON DISPOSITIONS OF BUSINESSES



    During 1999, we recorded a net gain of $1.1 billion in connection with the disposition of certain non-strategic businesses. For a detailed discussion regarding such dispositions, see "Liquidity and Capital Resources--Divestiture Program."



PROVISION (BENEFIT) FOR INCOME TAXES



    Our effective tax rate increased to a benefit of 70.7% in 1999 from an expense of 33.2% in 1998 primarily due to the impact of the disposition of our fleet businesses which was accounted for as a tax-free merger. Accordingly, nominal income taxes were provided on the net gain realized upon such disposition.



DISCONTINUED OPERATIONS



    Pursuant to our program to divest non-strategic businesses and assets, we disposed of our consumer software and classified advertising businesses in January 1999 and December 1998, respectively. During 1998, we recorded a
$405 million gain, net of tax, on the disposal of discontinued operations, which included our classified advertising and consumer software businesses. During 1999, we recorded an additional $174 million gain, net of tax, on the sale of discontinued operations, related to the disposition of our consumer software business, coincident with the closing of the transaction and in connection with certain post-closing adjustments. Loss from discontinued operations, net of tax, was $25 million in 1998. For a detailed discussion regarding discontinued operations, see Note 4 to the Consolidated Financial Statements.



NET INCOME (LOSS)



    Net income (loss) for 1999 decreased $595 million from 1998. Excluding the impact of (i) other charges in 1999 and 1998 of $1.92 billion and $545 million, respectively; (ii) net gain on dispositions of businesses in 1999 of $879 million and (iii) results of discontinued operations in 1999 and 1998 of $174 million and $380 million, respectively, net income increased $107 million (15%). The increase in net income reflected growth in our continuing businesses, see "Results of Reportable Operating Segments 1999 vs. 1998."



RESULTS OF REPORTABLE OPERATING SEGMENTS--1999 VS. 1998



    The underlying discussions of each segment's operating results focuses on Adjusted EBITDA, which is defined as earnings before non-operating interest, income taxes, depreciation, amortization, and minority interest, adjusted to exclude net gains on dispositions of businesses and certain other charges which are of a non-recurring or unusual nature and are not included in assessing segment performance or are not segment-specific. Our management believes such discussion is the most informative representation of how management evaluates performance. However, our presentation of Adjusted EBITDA may not be comparable with similar measures used by other companies. For additional information, including a description of the services provided in each of our reportable operating segments, see Note 24 to the Consolidated Financial Statements.



                                                                    YEAR ENDED DECEMBER 31,
                                     -------------------------------------------------------------------------------------
                                                                                                            ADJUSTED
                                                                                                             EBITDA
                                                REVENUES                     ADJUSTED EBITDA                 MARGIN
                                     ------------------------------   ------------------------------   -------------------
(DOLLARS IN MILLIONS)                  1999       1998     % CHANGE   1999(1)    1998(2)    % CHANGE     1999       1998
---------------------                --------   --------   --------   --------   --------   --------   --------   --------
Travel                                $1,148     $1,063        8%      $  586     $  542        8%        51%        51%
Individual Membership                    972        920        6%         127        (59)       *         13%        (6%)
Insurance/Wholesale                      575        544        6%         180        138       30%        31%        25%
Real Estate Franchise                    571        456       25%         424        349       21%        74%        77%
Relocation                               415        444       (7%)        122        125       (2%)       29%        28%
Mortgage                                 397        353       12%         182        188       (3%)       46%        53%
Move.com Group                            18         10       80%         (22)         1        *          *         10%
Diversified Services                   1,099      1,107       (1%)        239        132       81%        22%        12%
Fleet                                    207        387        *           81        174        *         39%        45%
                                      ------     ------                ------     ------
Total                                 $5,402     $5,284        2%      $1,919     $1,590       21%        36%        30%
                                      ======     ======                ======     ======


------------------------------


*   Not meaningful.



(1) Excludes (i) a charge of $2.9 billion associated with the preliminary agreement to settle the principal shareholder securities class action suit,
    (ii) a charge of $7 million in connection with the termination of the proposed acquisition of RAC Motoring Services, (iii) a charge of $21 million of investigation-related costs, (iv) a charge of $87 million primarily incurred in connection with the Netmarket Group, Inc. transaction,
    (v) $23 million of additional charges to fund an irrevocable contribution to an independent technology trust responsible for completing the transition of the Company's lodging franchisees to a Company sponsored property management system and (vi) a credit of $1.1 billion for the net gain on the dispositions of businesses.



(2) Excludes (i) a charge of $351 million associated with the agreement to settle the PRIDES securities class action suit, (ii) charges of $433 million for the costs of terminating the proposed acquisitions of American Bankers Insurance Group, Inc.

    and Providian Auto and Home Insurance Company, (iii) charges of
    $121 million for investigation-related costs, including incremental financing costs, and executive terminations and (iv) a net credit of $67 million associated with changes to the estimate of previously recorded merger-related costs and other unusual charges.



TRAVEL



    Revenues and Adjusted EBITDA increased $85 million (8%) and $44 million (8%), respectively, in 1999 compared to 1998. Franchise fees increased
$39 million (7%) in 1999, consisting of increases in lodging and car rental franchise fees of $26 million (7%) and $13 million (8%), respectively. Our franchise businesses experienced growth in 1999 compared to 1998 primarily due to increases in the amount of weighted average available rooms (24,000 incremental rooms domestically) and car rental days. Timeshare subscriptions and exchange revenues increased $18 million (5%), primarily as a result of increased volume. Also contributing to the revenue and Adjusted EBITDA increases was an $11 million bulk timeshare exchange transaction in 1999, largely offset by a $7 million decrease in gains from the sale of portions of our equity investment in Avis Rent A Car, Inc. ("ARAC"). The Adjusted EBITDA margin remained unchanged at 51% in 1999. Total expenses increased $40 million (8%), primarily due to increased volume; however, such increase included a $19 million increase in marketing and reservation fund expenses associated with our lodging franchise business unit that was offset by increased marketing and reservation revenues received from franchisees.



INDIVIDUAL MEMBERSHIP



    Revenues and Adjusted EBITDA increased $52 million (6%) and $186 million, respectively, in 1999 compared to 1998. The Adjusted EBITDA margin improved to positive 13% from negative 6% for the same periods. The revenue growth is principally due to a greater number of members added year over year and increases in the average price of a membership. The increase in the Adjusted EBITDA margin is primarily due to the revenue increases, since many of the infrastructure costs associated with providing services to members are not dependent on revenue volume, and reduction in solicitation spending, as we further refined the targeted audiences for our direct marketing efforts and achieved greater efficiencies in reaching potential new members. Beginning September 15, 1999, certain of individual membership's online businesses were no longer consolidated into our operations as a result of the NGI transaction. In October 1999, we completed the divestiture of our North American Outdoor Group ("NAOG") business unit. The operating results of our former online membership businesses and NAOG were included through their respective disposition dates in 1999 versus being included for the full year in 1998. The divested businesses accounted for a net increase in revenues and Adjusted EBITDA of $11 million and $21 million, respectively in 1999 versus 1998. Excluding the operating results of our former online businesses and NAOG, revenues and Adjusted EBITDA increased $41 million and $165 million, respectively, in 1999 over 1998 and the Adjusted EBITDA margin increased to positive 18% from negative 3%. Additionally, revenues and Adjusted EBITDA in 1999 were incrementally benefited $13 million and $5 million, respectively, by the April 1998 acquisition of a company that, among other services, provides members with access to their personal credit information.



INSURANCE/WHOLESALE



    Revenues and Adjusted EBITDA increased $31 million (6%) and $42 million (30%), respectively, in 1999 compared to 1998 primarily due to customer growth, which resulted from increases in affiliations with financial institutions. The increase in affiliations with financial institutions was attributable principally to international expansion, while the Adjusted EBITDA increase was due to improved profitability in international markets as well as a $25 million expense decrease related to longer amortization periods for certain customer acquisition costs as a result of a change in accounting estimate. International revenues and Adjusted EBITDA increased $28 million (23%) and $15 million (164%), respectively, primarily due to a 37% increase in customers. The Adjusted EBITDA margin increased to 31% in 1999 from 25% in 1998. The Adjusted EBITDA margin for domestic operations was 37% in 1999, versus 31% in 1998. The Adjusted EBITDA margin for international operations was 16% for 1999, versus 7% in 1998. Domestic operations, which represented 74% of segment revenues in 1999, generated higher Adjusted EBITDA margins than international operations as a result of continued expansion costs incurred internationally to penetrate new markets. International operations, however, have become increasingly profitable as they have expanded over the last two years.



REAL ESTATE FRANCHISE



    Revenues and Adjusted EBITDA increased $115 million (25%) and $75 million (21%), respectively, in 1999 compared to 1998. Royalty fees for the CENTURY 21(-Registered Trademark-), COLDWELL BANKER(-Registered Trademark-) and ERA(-Registered Trademark-) franchise brands collectively increased by $67 million (17%) primarily as a result of a 5% increase in home sale transactions by franchisees and an 8% increase in the average price of homes sold. Home sales by franchisees benefited from strong existing domestic home sales for the majority of 1999, as well as from expansion of our franchise system. Existing domestic home sales are expected to decline compared to 1999 as a result of increases in interest rates. Declining home sales will impact royalty income since royalty income is based on gross commission income earned by agents and brokers on the sale of homes. These declines are expected to be partially offset by increases in other areas of our business, such as real estate franchise sales and higher home resale prices. Beginning in the second quarter of 1999, the financial results of the advertising funds for the COLDWELL BANKER-Registered Trademark- and ERA-Registered Trademark- brands were consolidated into the results of the real estate franchise segment, increasing revenues by $31 million and expenses by a like amount, with no impact on Adjusted EBITDA. Revenues in 1999 benefited from $20 million generated from the sale of portions of our preferred stock investment in NRT Incorporated ("NRT"), the independent company we helped form in 1997 to serve as a consolidator of residential real estate brokerages. Since most costs associated with the real estate franchise business do not vary significantly with revenues, the increases in revenues, exclusive of the aforementioned consolidation of the advertising funds, contributed to an improvement of the Adjusted EBITDA margin to 79% in 1999 from 77% in 1998.



RELOCATION



    Revenues and Adjusted EBITDA decreased $29 million (7%) and $3 million (2%), respectively, in 1999 compared with 1998 and the Adjusted EBITDA margin increased to 29% in 1999 from 28% in 1998. Operating results in 1999 benefited from a $13 million increase in referral fees and international relocation service revenue, offset by a comparable decline in home sales revenue. Total expenses decreased $26 million (8%), which included $15 million in cost savings from regional operations, technology and telecommunications, and $11 million in reduced expenses resulting from reduced government home sales and the sale of an asset management company in the third quarter of 1998. The asset management company contributed 1998 revenues and Adjusted EBITDA of $21 million and $16 million, respectively. In 1999, revenues and Adjusted EBITDA benefited from the sale of a minority interest in an insurance subsidiary, which resulted in $7 million of additional revenue and Adjusted EBITDA. In 1998, revenues and Adjusted EBITDA also benefited from an improvement in receivable collections, which permitted an $8 million reduction in billing reserve requirements.

MORTGAGE



    Revenues increased $44 million (12%) and Adjusted EBITDA decreased
$6 million (3%), respectively, in 1999 compared with 1998. The increase in revenues resulted from a $32 million increase in loan servicing revenues and a $12 million increase in loan closing revenues. The average servicing portfolio increased $10 billion (29%), with the average servicing fee increasing approximately seven basis points because of a reduction in the rate of amortization on servicing assets. The reduced rate of amortization was caused by higher mortgage interest rates in 1999. Total mortgage closing volume in 1999 was $25.6 billion, a decline of $400 million from 1998. However, purchase mortgage volume (mortgages for home buyers) increased $3.7 billion (24%) to $19.1 billion, offset by a $4.2 billion decline in mortgage refinancing volume. Moreover, purchase mortgage volume from the teleservices business (Phone In-- Move In) and Internet business (Log In--Move In) increased $4.7 billion (63%), primarily because of increased purchase volume from our real estate franchisees. Industry origination volume is expected to be lower in 2000 compared to 1999 as a result of recent increases in interest rates and reduced refinancing volume. We expect to offset lower refinancing volume with increased purchase mortgage volume in 2000. The Adjusted EBITDA margin decreased from 53% in 1998 to 46% in 1999. Adjusted EBITDA decreased in 1999 because of a $17 million increase in expenses incurred within servicing operations for the larger of the increase in the average servicing portfolio and other expense increases for technology, infrastructure and teleservices to support capacity for volume anticipated in future periods. We anticipate that increased costs to support future volume will negatively impact Adjusted EBITDA through the first six months of 2000.



MOVE.COM GROUP



    Move.com Group provides a broad range of quality relocation, real estate, and home-related products and services through its flagship portal site, move.com, and the move.com network. Revenues increased $8 million (80%) to $18 million, while Adjusted EBITDA decreased $23 million to a loss of $22 million in 1999 compared to 1998. These results reflect our increased investment in marketing and development of the portal and retention bonuses paid to Move.com Group employees.



DIVERSIFIED SERVICES



    Revenues decreased $8 million (1%) and Adjusted EBITDA increased
$107 million (81%), in 1999 compared to 1998. The April 1998 acquisition of National Car Park ("NCP") subsidiary, contributed incremental revenues and Adjusted EBITDA of $103 million and $48 million, respectively, in 1999 over 1998. Also contributing to an increase in revenues and Adjusted EBITDA in 1999 was $39 million of incremental income from investments and $13 million of revenues recognized in connection with a litigation settlement. The aforementioned revenue increases were partially offset by the impact of disposed operations, including Essex Corporation ("Essex") in January 1999, National Leisure Group and National Library of Poetry ("NLP") in May 1999, Spark Services, Inc. and Global Refund Group in August 1999, Central Credit, Inc. in September 1999 and Entertainment Publications, Inc. ("EPub") and Green Flag Group ("Green Flag") in November 1999. The operating results of disposed businesses were included through their respective disposition dates in 1999 versus being included for the full year in 1998 (except for Green Flag which was acquired in April 1998). Accordingly, revenues from divested businesses were incrementally less in 1999 by $138 million while Adjusted EBITDA improved
$15 million. The increase in Adjusted EBITDA in 1999 over 1998 also reflects offsetting reductions in preferred alliance revenues and corporate expenses.



FLEET



    On June 30, 1999, we completed the disposition of our fleet business segment (see "Liquidity and Capital Resources--Divestiture Program--Fleet). Revenues and Adjusted EBITDA were $207 million and $81 million, respectively, in the first six months of 1999 and $387 million and $174 million, respectively, for the full year in 1998.



CONSOLIDATED OPERATIONS--1998 VS. 1997



REVENUES



    Revenues increased $1.0 billion (25%) in 1998 over 1997, which reflected growth in substantially all of our reportable operating segments. Significant contributing factors which gave rise to such increases included substantial growth in the volume of mortgage services provided and an increase in the amount of royalty fees received from our franchised brands, principally within the real estate franchise segment.



DEPRECIATION AND AMORTIZATION EXPENSE



    Depreciation and amortization expense increased $85 million (36%) in 1998 over 1997 as a result of incremental amortization of goodwill and other intangible assets from 1998 acquisitions and increased capital spending primarily to accommodate growth in our businesses.



OTHER CHARGES



    We recorded a $351 million charge in connection with an agreement to settle a class action lawsuit that was brought on behalf of the holders of our Income and Growth FELINE PRIDES securities who purchased their securities on or prior to April 15, 1998. In addition, we recorded a $433 million charge related to the termination of proposed acquisitions, a $53 million charge related to the termination of certain of our former executives, and charges of $33 million and $35 million, respectively, of investigation-related costs and investigation-related financing costs. In addition, we recorded merger-related and other unusual charges (credits) of ($67) million and $704 million during 1998 and 1997, respectively. For a more detailed discussion of such charges (credits) see "Merger-Related Costs and Other Unusual Charges (Credits)" and
Note 5 to the Consolidated Financial Statements.



INTEREST EXPENSE AND MINORITY INTEREST



    Interest expense, net increased $63 million (124%) in 1998 over 1997 primarily as a result of incremental average borrowings during 1998 and a nominal increase in the cost of funds. We primarily used debt to finance
$2.9 billion of acquisitions and investments during 1998, which resulted in an increase in the average debt balance outstanding as compared to 1997. The weighted average interest rate on long-term debt increased from 6.0% in 1997 to 6.2% in 1998. In addition to interest expense on long-term debt, we also incurred $51 million of minority interest, net of tax, primarily related to the preferred dividends payable in cash on our FELINE PRIDES and trust preferred securities issued in March 1998.



PROVISION FOR INCOME TAXES



    Our effective tax rate was reduced to 33.2% in 1998 from 74.3% in 1997 due to the non-deductibility of a significant amount of unusual charges recorded during 1997 and the favorable impact in 1998 of reduced rates in international tax jurisdictions in which we commenced business operations during 1998. The 1997 effective income tax rate included a tax benefit on 1997 unusual charges, which were deductible at an effective rate of only 29.1%. Excluding unusual charges, the effective income tax rate on income from continuing operations in 1997 was 40.6%.



DISCONTINUED OPERATIONS



    Pursuant to our program to divest non-strategic businesses and assets, we committed to discontinue our consumer software and classified advertising businesses in August 1998 and subsequently sold such businesses in January 1999 and December 1998, respectively. We recorded a $405 million gain, net of tax on the disposition of such businesses in 1998. Loss from discontinued operations, net of tax was $25 million in 1998 compared to $26 million in 1997.



CUMULATIVE EFFECT OF ACCOUNTING CHANGE



    In August 1998, we changed our accounting policy with respect to revenue and expense recognition for our membership businesses, effective January 1, 1997, and recorded a non-cash after-tax charge of $283 million to account for the cumulative effect of an accounting change.



NET INCOME (LOSS)



    Net income (loss) for 1998 increased $757 million from 1997. Excluding the impact of (i) other charges of in 1998 and 1997 of $545 million and $505 million, respectively; (ii) results of discontinued operations in 1998 and 1997 of $380 million and ($26) million, respectively, and (iii) the cumulative effect of accounting change of $283 million, net income increased $108 million (18%). The increase in net income reflected growth in our continuing businesses, see "Results of Reportable Operating Segments--1998 vs. 1997."



RESULTS OF REPORTABLE OPERATING SEGMENTS--1998 VS. 1997



                                                                 YEAR ENDED DECEMBER 31,
                                  -------------------------------------------------------------------------------------
                                                                                                         ADJUSTED
                                                                                                          EBITDA
                                             REVENUES                     ADJUSTED EBITDA                 MARGIN
                                  ------------------------------   ------------------------------   -------------------
                                    1998       1997     % CHANGE   1998 (1)   1997 (2)   % CHANGE     1998       1997
(DOLLARS IN MILLIONS)             --------   --------   --------   --------   --------   --------   --------   --------
Travel                             $1,063     $  971        9%      $  542     $  467       16%        51%        48%
Individual Membership                 920        773       19%         (59)         6        *         (6%)        1%
Insurance/Wholesale                   544        483       13%         138        111       24%        25%        23%
Real Estate Franchise                 456        335       36%         349        227       54%        77%        68%
Relocation                            444        402       10%         125         93       34%        28%        23%
Mortgage                              353        179       97%         188         75      151%        53%        42%
Move.com Group                         10          6       67%           1         (1)     200%        10%       (17%)
Diversified Services                1,107        767       44%         132        151      (13%)       12%        20%
Fleet                                 387        324       19%         174        121       44%        45%        37%
                                   ------     ------                ------     ------
Total                              $5,284     $4,240       25%      $1,590     $1,250       27%        30%        29%
                                   ======     ======                ======     ======


------------------------------


*   Not meaningful.



(1) Excludes (i) a charge of $351 million associated with the agreement to settle the PRIDES securities class action suit, (ii) charges of
    $433 million for the costs of terminating the proposed acquisitions of American Bankers Insurance Group, Inc. and Providian Auto and Home Insurance Company, (iii) charges of $121 million for investigation-related costs, including incremental financing costs, and executive terminations and
    (iv) a net credit of $67 million associated with changes to the estimate of previously recorded merger-related costs and other unusual charges.



(2) Excludes unusual charges of $704 million primarily associated with the Cendant Merger and the PHH Merger.

TRAVEL



    Revenues and Adjusted EBITDA increased $92 million (9%) and $75 million (16%), respectively, in 1998 over 1997. Contributing to the revenue and Adjusted EBITDA increase was a $35 million (7%) increase in franchise fees, consisting of increases of $23 million (6%) and $12 million (8%) in lodging and car rental franchise fees, respectively. Our franchise businesses experienced increases during 1998 in worldwide available rooms (29,800 incremental rooms, domestically), revenue per available room, car rental days and average car rental rates per day. Timeshare subscription and exchange revenue increased
$27 million (9%) as a result of a 7% increase in average membership volume and a 4% increase in the number of exchanges. Also contributing to the revenue and Adjusted EBITDA increase was $16 million of incremental fees received from preferred alliance partners seeking access to our franchisees and their customers, $13 million of fees generated from the execution of international master license agreements and an $18 million gain on our sale of one million shares of ARAC common stock in 1998. The aforementioned drivers supporting increases in revenues and Adjusted EBITDA were partially offset by a $37 million reduction in the equity in earnings of our investment in the car rental operations of ARAC as a result of reductions in our ownership percentage in such investment during 1997 and 1998. A $17 million (7%) increase in marketing and reservation costs resulted in the $17 million increase in total expenses while other operating expenses were relatively flat due to leveraging our corporate infrastructure among more businesses, which contributed to an improvement in the Adjusted EBITDA margin from 48% in 1997 to 51% in 1998.



INDIVIDUAL MEMBERSHIP



    Revenues increased $147 million (19%) in 1998 over 1997 while Adjusted EBITDA and Adjusted EBITDA margin decreased $65 million and 7 percentage points, respectively, for the same period. The revenue growth was primarily attributable to an incremental $28 million associated with an increase in the average price of a membership, $26 million of increased billings as a result of incremental marketing arrangements, primarily with telephone and mortgage companies, and $36 million from the acquisition of a company in April 1998 that, among other services, provides members access to their personal credit information. Also contributing to the revenue growth are increased product sales and service fees, which are offered and provided to individual members. The reduction in Adjusted EBITDA and the Adjusted EBITDA margin is a direct result of a $104 million (25%) increase in membership solicitation costs. We increased our marketing efforts during 1998 to solicit new members and as a result increased our gross average annual membership base by approximately 3 million members (11%) at December 31, 1998, compared to the prior year. The growth in members during 1998 resulted in increased servicing costs during 1998 of approximately $33 million (13%). While the costs of soliciting and acquiring new members were expensed in 1998, the revenue associated with these new members will not begin to be recognized until 1999, upon expiration of the membership period.



INSURANCE/WHOLESALE



    Revenues and Adjusted EBITDA increased $61 million (13%) and $27 million (24%), respectively, in 1998 over 1997, primarily due to customer growth. This growth generally resulted from increases in affiliations with financial institutions. Domestic operations, which comprised 77% of segment revenues in 1998, generated higher Adjusted EBITDA margins than the international businesses as a result of continued expansion costs incurred internationally to penetrate new markets.



    Domestic revenues and Adjusted EBITDA increased $25 million (6%) and $24 million (22%), respectively. Revenue growth, which resulted from an increase in customers, also contributed to an improvement in the overall Adjusted EBITDA margin from 23% in 1997 to 25% in 1998, as a result of the absorption of such increased volume by the existing domestic infrastructure. International revenues and Adjusted EBITDA increased $36 million (41%) and $3 million (54%), respectively, due primarily to a 42% increase in customers while the Adjusted EBITDA margin remained relatively flat at 7%.

REAL ESTATE FRANCHISE



    Revenues and Adjusted EBITDA increased $121 million (36%) and $122 million (54%), respectively, in 1998 over 1997. Royalty fees collectively increased for our CENTURY 21, COLDWELL BANKER and ERA franchise brands by $102 million (35%) as a result of a 20% increase in home sales by franchisees and a 13% increase in the average price of homes sold. Home sales by franchisees benefited from existing home sales in the United States reaching a record 5 million units in 1998, according to data from the National Association of Realtors, as well as from expansion of our franchise systems. Because many costs associated with the real estate franchise business, such as franchise support and information technology, do not vary directly with home sales volumes or royalty revenues, the increase in royalty revenues contributed to an improvement in the Adjusted EBITDA margin from 68% to 77%.



RELOCATION



    Revenues and Adjusted EBITDA increased $42 million (10%) and $32 million (34%), respectively, in 1998 over 1997. The Adjusted EBITDA margin improved from 23% to 28%. The primary source of revenue growth was a $29 million increase in revenues from the relocation of government employees. We also experienced growth in the number of relocation-related services provided to client corporations and in the number of household goods moves handled, partially offset by lower home sale volumes. The divestiture of certain niche-market property management operations accounted for other revenue of $8 million. Expenses associated with government relocations increased in conjunction with the volume and revenue growth, but economies of scale and a reduction in overhead and administrative expenses permitted the reported improvement in the Adjusted EBITDA margin.



MORTGAGE



    Revenues and Adjusted EBITDA increased $174 million (97%) and $113 million (151%), respectively, in 1998 over 1997, primarily due to strong mortgage origination growth and average fee improvement. The Adjusted EBITDA margin improved from 42% to 53%. Mortgage origination grew across all lines of business, including increased refinancing activity and a shift to more profitable sale and processing channels and was responsible for substantially all of the segment's revenue growth. Mortgage closings increased $14.3 billion (122%) to $26.0 billion and average origination fees increased 12 basis points, resulting in a $180 million increase in origination revenues. Although the servicing portfolio grew $9.6 billion (36%), net servicing revenue was negatively impacted by average servicing fees declining 7 basis points due to the increased refinancing levels in the 1998 mortgage market, which shortened the servicing asset life and increased amortization charges. Consequently, net servicing revenues decreased $9 million, partially offset by a $6 million increase in the sale of servicing rights. Operating expenses increased in all areas, reflecting increased hiring and expansion of capacity in order to support continued growth; however, revenue growth marginally exceeded such infrastructure enhancements.



MOVE.COM GROUP



    Revenues and Adjusted EBITDA increased $4 million (67%) and $2 million (200%), respectively, in 1998 compared to 1997, primarily due to increases in listings, prices and the addition of new sponsors on the RentNet site. Offsetting the increase in revenue were increases in expenses primarily related to selling and marketing, product development and personnel costs. The revenues and expenses include only the operations of RentNet, which has been attributed to the Move.com Group. RentNet was previously included in our individual membership segment.

DIVERSIFIED SERVICES



    Revenues increased $340 million (44%), while Adjusted EBITDA decreased
$19 million (13%). Revenues increased primarily from acquired NCP, Green Flag and Jackson Hewitt Inc. operations, which contributed $410 million and $54 million to 1998 revenues and Adjusted EBITDA, respectively. The revenue increase attributable to 1998 acquisitions was partially offset by a $140 million reduction in revenues associated with the operations of certain of our ancillary businesses which were sold during 1997, including Interval International, Inc. ("Interval"), which contributed $121 million to 1997 revenues.



    The revenue increase did not translate into increases in Adjusted EBITDA primarily due to asset write-offs, dispositions of certain ancillary business operations and approximately $8 million of incre-mental operating costs associated with establishing a consolidated worldwide data center. We wrote-off $37 million of impaired goodwill associated with NLP, and $13 million of certain of our equity investments in interactive membership businesses. Adjusted EBITDA in 1997 associated with aforementioned disposed ancillary operations included $27 million from Interval and $18 million related to services formerly provided to the casino industry. Our NCP, Green Flag and Jackson Hewitt Inc. subsidiaries contributed $93 million and $27 million to 1998 Adjusted EBITDA, respectively.



FLEET



    On June 30, 1999, we completed the disposition of our fleet business segment for aggregate consideration of $1.8 billion (see "Liquidity and Capital Resources--Divestiture Program--Fleet"). Fleet business segment revenues and Adjusted EBITDA increased $63 million (19%) and $53 million (44%), respectively, in 1998 over 1997, contributing to an improvement in the Adjusted EBITDA margin from 37% to 45%. We acquired The Harpur Group Ltd. ("Harpur"), a fuel card and vehicle management company in the United Kingdom ("UK"), on January 20, 1998. Harpur contributed incremental revenues and Adjusted EBITDA in 1998 of $32 million and $21 million, respectively. The revenue increase is further attributable to a 12% increase in fleet leasing fees and a 31% increase in service fee revenue. The fleet leasing revenue increase is due to a 5% increase in pricing and a 7% increase in the number of vehicles leased, while the service fee revenue increase is the result of a 40% increase in number of fuel cards and vehicle maintenance cards partially offset by a 7% decline in pricing. The Adjusted EBITDA margin improvement reflects streamlining of costs at newly acquired Harpur and a leveraging of our corporate infrastructure among more businesses.



MERGER-RELATED COSTS AND OTHER UNUSUAL CHARGES (CREDITS)



    1999. On September 15, 1999, Netmarket Group, Inc. began operations as an independent company that pursues the development of certain interactive businesses formerly within our direct marketing division. NGI owns, operates and develops the online membership businesses, including Netmarket.com, Travelers Advantage, Auto Vantage, Privacy Guard and Hagglezone.com, which collectively have approximately 1.4 million online members. Prior to September 15, 1999, our ownership of NGI was restructured into common stock and preferred stock interests. On September 15, 1999 (the "donation date"), we donated NGI's outstanding common stock to a charitable trust (the "Trust"), and NGI issued additional shares of its common stock to certain of its marketing partners. The structure allows NGI to use its equity to attract, retain and incent employees and permits NGI to pursue strategic alliances and acquisitions and to make operational and strategic decisions without the need to consider the impact of those decisions on Cendant. In addition, the contribution establishes a charitable foundation that may enhance our image in the marketplace. Although no assurances can be given, we believe the donation of NGI to a separate autonomous entity will increase the likelihood that NGI will be successful and increase in value thereby increasing the value of our investment. Our shareholders should benefit from the potential increased value of NGI. The beneficiaries of the Trust include The Inner City Games Foundation, the Susan G. Komen Breast Cancer Foundation, Inc. and Community Funds, Inc. The fair market value of NGI common stock on the donation date was estimated to be approximately $20 million. We retained the opportunity to participate in NGI's value through the ownership of convertible preferred stock of NGI, which is ultimately convertible, at our option, beginning September 14, 2001, into approximately 78% of NGI's diluted common shares. The convertible preferred stock is accounted for using the cost method of accounting. The convertible preferred stock has a $5 million annual preferred dividend, which will be recorded in income if and when it becomes realizable. Accordingly, as a result of the change in ownership of NGI's common stock from us to independent third parties, prospective from the donation date, NGI's operating results are no longer included in our Consolidated Financial Statements. Subsequent to our contribution of NGI's common stock to the Trust, we provided a development advance of $77 million to NGI, which is contingently repayable to us if certain financial targets related to NGI are achieved. The purpose of the development advance was to provide NGI with the funds necessary to develop Internet related products and systems, that if successful, would significantly increase the value of NGI. Without these funds, NGI would not have sufficient funds for development activities contemplated in its business plans. Repayment of the advance is therefore solely dependent on the success of the development efforts. We recorded a charge, inclusive of transaction costs, of $85 million in connection with the donation of NGI shares to the charitable trust and the subsequent development advance.



    Additionally in 1999, we incurred $23 million of additional charges to fund an irrevocable contribution to an independent technology trust responsible for completing the transition of our lodging franchisees to a Company sponsored property management system and $2 million of costs (included as a component of the table below) primarily resulting from further consolidation of European call centers in Cork, Ireland.



    1997. We incurred merger-related costs and other unusual charges ("Unusual Charges") in 1997 related to continuing operations of $704 million primarily associated with the Cendant Merger ("the Fourth Quarter 1997 Charge") and the merger with PHH Corporation ("PHH") in April 1997 (the "PHH Merger" or the "Second Quarter 1997 Charge").



                                                                         ACTIVITY
                                                   UNUSUAL    ------------------------------   DECEMBER 31,
                                                   CHARGES      1997       1998       1999         1999
(IN MILLIONS)                                      --------   --------   --------   --------   ------------
Fourth Quarter 1997 Charge                           $455      $(258)     $(130)      $ (6)        $61
Second Quarter 1997 Charge                            283       (207)       (60)        (5)         11
                                                     ----      -----      -----       ----         ---
Total                                                 738       (465)      (190)       (11)         72
Reclassification for discontinued operations          (34)        34         --         --          --
                                                     ----      -----      -----       ----         ---
Total Unusual Charges related to continuing
  operations                                         $704      $(431)     $(190)      $(11)        $72
                                                     ====      =====      =====       ====         ===



    FOURTH QUARTER 1997 CHARGE. We incurred Unusual Charges in the fourth quarter of 1997 totaling $455 million substantially associated with the Cendant Merger and our merger in October 1997 with Hebdo Mag International, Inc., a classified advertising business. Reorganization plans were formulated prior to and implemented as a result of the mergers. We determined to streamline our corporate organization functions and eliminate several office locations in overlapping markets. Our management's plan included the consolidation of European call centers in Cork, Ireland and terminations of franchised hotel properties.



    Unusual charges included $93 million of professional fees, primarily consisting of investment banking, legal, and accounting fees incurred in connection with the mergers. Personnel related costs of $171 million included $73 million of retirement and employee benefit plan costs, $24 million of restricted stock compensation, $61 million of severance resulting from consolidations of European call centers and certain corporate functions and $13 million of other personnel related costs. We provided for 474 employees to be terminated, the majority of which were severed. Business termination costs of $78 million consisted of a $48 million impairment write down of hotel franchise agreement assets associated with a quality upgrade program and $30 million of costs incurred to terminate a contract which may have restricted us from maximizing opportunities afforded by the Cendant Merger. Facility related and other unusual charges of $113 million included $70 million of irrevocable contributions to independent technology trusts for the direct benefit of lodging and real estate franchisees, $16 million of building lease termination costs and a $22 million reduction in intangible assets associated with our wholesale annuity business for which impairment was determined in 1997. During 1999 and 1998, we recorded a net adjustment of $2 million and ($27) million, respectively, to Unusual Charges with a corresponding increase (decrease) in liabilities primarily as a result of a change in the original estimate of costs to be incurred. We made cash payments of $8 million, $103 million and $152 million during 1999, 1998 and 1997, respectively, related to the Fourth Quarter 1997 Charge. Liabilities of $61 million remained at December 31, 1999, which were primarily attributable to future severance costs and executive termination benefits, which we anticipate that such liabilities will be settled upon resolution of related contingencies.



    SECOND QUARTER 1997 CHARGE. We incurred $295 million of Unusual Charges in the second quarter of 1997 primarily associated with the PHH Merger. During the fourth quarter of 1997, as a result of changes in estimate, we adjusted certain merger-related liabilities, which resulted in a $12 million credit to Unusual Charges. Reorganization plans were formulated in connection with the PHH Merger and were implemented upon consummation. The PHH Merger afforded us, at such time, an opportunity to rationalize our combined corporate, real estate and travel-related businesses, and enabled our corresponding support and service functions to gain organizational efficiencies and maximize profits. We initiated a plan just prior to the PHH Merger to close hotel reservation call centers, combine travel agency operations and continue the downsizing of fleet operations by reducing headcount and eliminating unprofitable products. In addition, we initiated plans to integrate our relocation, real estate franchise and mortgage origination businesses to capture additional revenues through the referral of one business unit's customers to another. We also formalized a plan to centralize the management and headquarters functions of our corporate relocation business unit subsidiaries. Such initiatives resulted in write-offs of abandoned systems and leasehold assets commencing in the second quarter of 1997. The aforementioned reorganization plans included the elimination of PHH corporate functions and facilities in Hunt Valley, Maryland.



    Unusual charges included $30 million of professional fees, primarily comprised of investment banking, accounting and legal fees incurred in connection with the PHH Merger. Personnel related costs of $154 million were associated with employee reductions necessitated by the planned and announced consolidation of our corporate relocation service businesses worldwide as well as the consolidation of corporate activities. Personnel related charges also included termination benefits such as severance, medical and other benefits and provided for retirement benefits pursuant to pre-existing contracts resulting from a change in control. Business termination charges of $56 million, which were comprised of $39 million of costs to exit certain activities primarily within our fleet management business (including $36 million of asset write-offs associated with exiting certain activities), a $7 million termination fee associated with a joint venture that competed with the PHH Mortgage Services business (presently Cendant Mortgage Corporation) and $10 million of costs to terminate a marketing agreement with a third party in order to replace the function with internal resources. Facility related and other charges totaling $43 million included costs associated with contract and lease terminations, asset disposals and other charges incurred in connection with the consolidation and closure of excess office space. During the year ended December 31, 1998, we recorded a net credit of $40 million to Unusual Charges with a corresponding reduction to liabilities primarily as a result of a change in the original estimate of costs to be incurred. We made cash payments of $5 million, $28 million and $150 million during 1999, 1998 and 1997, respectively, related to the Second Quarter 1997 Charge. Liabilities of $11 million remained at December 31, 1999, which are attributable to future severance and lease termination payments. We anticipate that severance will be paid in installments through April 2003 and lease terminations will be paid in installments through August 2002.

LIQUIDITY AND CAPITAL RESOURCES



STRATEGIC ALLIANCE



    On December 15, 1999, we entered into a strategic alliance with Liberty Media Corporation ("Liberty Media") to develop Internet and related opportunities associated with our travel, mortgage, real estate and direct marketing businesses. Such efforts may include the creation of joint ventures with Liberty Media and others as well as additional equity investments in each others businesses.



    We also agreed to assist Liberty Media in creating a new venture that will seek to provide broadband video, voice and data content to our hotels and their guests on a worldwide basis, in consideration for which we expect to receive an equity participation in such venture, subject to negotiation of mutually agreeable terms. We also agreed to pursue opportunities within the cable industry with Liberty Media to leverage our direct marketing resources and capabilities subject to negotiation of mutually agreeable terms.



    On February 7, 2000, Liberty Media invested $400 million in cash to purchase 18 million shares of our common stock and a two-year warrant to purchase approximately 29 million shares of our common stock at an exercise price of $23.00 per share. The common stock, together with the common stock underlying the warrant, represents approximately 6.3% of our outstanding shares after giving effect to the aforementioned transaction. Liberty Media's Chairman, John
C. Malone, Ph.D., will join our Board of Directors and has also committed to purchase one million shares of our common stock for approximately $17 million in cash.



MOVE.COM TRACKING STOCK



    On March 21, 2000, our stockholders approved a proposal to authorize the issuance of a new series of our common stock ("tracking stock"). The tracking stock is intended to track the performance of the Move.com Group. There is currently no common stock outstanding related to the Move.com Group. Although the Move.com Group stock is intended to track the performance of the Move.com Group, holders, if any, will be subject to all of the risks associated with an investment in the Company and all of its businesses, assets and liabilities. The tracking stock offering will enable us to sell all or part of the Move.com Group stock in one or more private or public financings and perhaps create a public trading market for the Move.com Group stock. The use of proceeds from the current offering will be allocated to Move.com Group. In the third quarter of 1999, the Company began reporting the results of the Move.com Group as a separate business segment. See Note 24--Segment Information--Move.com Group for a description of the services provided.



OTHER



    In connection with the recapitalization of NRT Incorporated ("NRT") in September 1999, we entered into an agreement with Chatham Street Holdings, LLC ("Chatham") as consideration for certain amendments made with respect to the NRT franchise agreements. Pursuant to the agreement, Chatham was granted the right, until September 30, 2001, to purchase up to 1.6 million shares of Move.com Group stock for approximately $16.02 per share. In addition, for every two shares of Move.com Group stock purchased by Chatham pursuant to the agreement, Chatham will be entitled to receive a warrant to purchase one share of Move.com Group stock at a price equal to $64.08 per share and a warrant to purchase one share of Move.com Group stock at a price equal to $128.16 per share. In March 2000, we made a $25 million investment in WMC Finance Co. ("WMC"), an online provider of sub-prime mortgages and an affiliate of Chatham. Chatham also granted us an option to purchase additional equity in WMC.

DIVESTITURE PROGRAM



    In 1999, we completed our program to divest non-strategic businesses and assets, which began in the third quarter of 1998. Proceeds have been primarily used to repurchase our common stock and reduce our indebtedness. As a result of the divestiture program, we divested former CUC businesses representing 45% of CUC's revenues in 1997, the year in which CUC merged with HFS.



    ENTERTAINMENT PUBLICATIONS, INC. On November 30, 1999, we completed the sale of approximately 85% of our EPub unit for $281 million in cash. We retained approximately 15% of EPub's common equity in connection with the transaction. In addition, we will have a designee on EPub's Board of Directors. We account for our investment in EPub using the equity method. We realized a net gain of approximately $156 million ($78 million, after tax).



    GREEN FLAG. On November 26, 1999, we completed the sale of our Green Flag business unit for approximately $401 million in cash, including dividends of $37 million. We realized a net gain of approximately $27 million ($8 million, after tax).



    FLEET. On June 30, 1999, we completed the disposition of our fleet business segment ("fleet segment" or "fleet businesses") to ARAC. Pursuant to the agreement, ARAC acquired the net assets of the fleet businesses through the assumption and subsequent repayment of $1.44 billion of intercompany debt and the issuance to us of $360 million of convertible preferred stock of Avis Fleet Leasing and Management Corporation ("Avis Fleet"), a wholly-owned subsidiary of ARAC. Coincident to the closing of the transaction, ARAC refinanced the assumed debt under management programs which was payable to us. Accordingly, we received additional consideration from ARAC comprised of $3.0 billion of cash proceeds and a $30 million receivable. We realized a net gain on the disposition of the fleet business segment of $881 million ($866 million, after tax) of which $715 million ($702 million, after tax) was recognized at the time of closing and $166 million ($164 million, after tax) was deferred at the date of disposition. The fleet segment disposition was structured as a tax-free reorganization and, accordingly, no tax provision has been recorded on a majority of the gain. However, pursuant to a recent interpretive ruling, the Internal Revenue Service ("IRS") has taken the position that similarly structured transactions do not qualify as tax-free reorganizations under Internal Revenue Code
Section 368(a)(1)(A). If the transaction is not considered a tax-free reorganization, the resultant incremental liability could range between $10 million and $170 million depending upon certain factors including utilization of tax attributes and contractual indemnification provisions. Notwithstanding the IRS interpretive ruling, we believe that, based upon analysis of current tax law, our position would prevail, if challenged.



    OTHER BUSINESSES. During 1999, we completed the dispositions of certain businesses, including NAOG, Central Credit, Inc., Global Refund Group, Spark Services, Inc., Match.com, National Leisure Group and NLP. Aggregate consideration received on the dispositions of such businesses was comprised of approximately $407 million in cash, including dividends of $21 million and $43 million in marketable securities. The Company realized a net gain of $202 million ($81 million, after tax) on the dispositions of these businesses.



FINANCING (EXCLUSIVE OF MANAGEMENT AND MORTGAGE PROGRAM FINANCING)



    We have sufficient liquidity and access to liquidity through various sources, including our ability to access public equity and debt markets and financial institutions. We currently have a $750 million term loan facility with a syndicate of financial institutions. In addition, we also have committed back-up facilities totaling $1.8 billion, which are currently undrawn and available, with the exception of $5 million of letters of credit. Furthermore, we also had $2.55 billion of availability under existing shelf registration statements at December 31, 1999 which was subsequently reduced by $400 million in connection with the Liberty Media transaction. Our long-term debt, including current portion, was $2.8 billion at December 31, 1999 and consisted of
(i) approximately $2.1 billion of publicly issued fixed rate debt comprised of $400 million of 7 1/2% senior notes, $1,148 million of 7 3/4% senior notes and $547 million of 3% convertible subordinated notes and (ii) $750 million of borrowings under a term loan facility. On January 21, 2000, we redeemed all outstanding 7 1/2% senior notes at a redemption price of 100.695% of par, plus accrued interest, using available cash. Our credit facilities contain certain restrictive covenants, including restrictions on indebtedness of material subsidiaries, mergers, limitations on liens, liquidations and sale and leaseback transactions, and require the maintenance of certain financial ratios.



FINANCING RELATED TO MANAGEMENT AND MORTGAGE PROGRAMS



    Our PHH subsidiary operates our mortgage and relocation services businesses as a separate public reporting entity and supports the origination of mortgages and advances under relocation contracts primarily by issuing commercial paper and medium term notes and maintaining secured obligations. Such financing is not classified based on contractual maturities, but rather is included in liabilities under management and mortgage programs rather than long-term debt since such debt corresponds directly with high quality related assets. PHH continues to pursue opportunities to reduce its borrowing requirements by securitizing increasing amounts of its high quality assets. Additionally, we entered into a revolving sales agreement, under which an unaffiliated buyer (the "Buyer"), Bishops Gate Residential Mortgage Trust, a special purpose entity, committed to purchase, at our option, mortgage loans originated by us on a daily basis, up to the Buyer's asset limit of $2.1 billion. Under the terms of this sale agreement, we retain the servicing rights on the mortgage loans sold to the Buyer and arrange for the sale or securitization of the mortgage loans into the secondary market. The Buyer retains the right to select alternative sale or securitization arrangements. At December 31, 1999 and 1998, we were servicing approximately $813 million and $2.0 billion, respectively, of mortgage loans owned by the Buyer.



    PHH debt is issued without recourse to the parent company. Our PHH subsidiary expects to continue to maximize its access to global capital markets by maintaining the quality of its assets under management. This is achieved by establishing credit standards to minimize credit risk and the potential for losses. PHH minimizes its exposure to interest rate and liquidity risk by effectively matching floating and fixed interest rate and maturity characteristics of funding to related assets, varying short and long-term domestic and international funding sources, and securing available credit under committed banking facilities. Depending upon asset growth and financial market conditions, our PHH subsidiary utilizes the United States commercial paper markets, public and private debt markets, as well as other cost-effective short-term instruments. Augmenting these sources, our PHH subsidiary will continue to manage outstanding debt with the potential sale or transfer of managed assets to third parties while retaining fee-related servicing responsibility. At December 31, 1999, aggregate borrowings were comprised of commercial paper, medium-term notes, secured obligations and other borrowings of $0.6 billion, $1.3 billion, $0.3 billion, and $0.1 billion, respectively.



    PHH filed a shelf registration statement with the SEC, effective March 2, 1998, for the aggregate issuance of up to $3.0 billion of medium-term note debt securities. These securities may be offered from time to time, together or separately, based on terms to be determined at the time of sale. As of December 31, 1999, PHH had approximately $375 million of availability remaining under this shelf registration statement. Proceeds from future offerings will continue to be used to finance assets PHH manages for its clients and for general corporate purposes.



    SECURED OBLIGATIONS. In December 1999, our PHH subsidiary renewed its
364 day financing agreement to sell mortgage loans under an agreement to repurchase such mortgages. The agreement is collateralized by the underlying mortgage loans held in safekeeping by the custodian to the agreement. The total commitment under this agreement is $500 million and is renewable on an annual basis at the discretion of the lender in accordance with the securitization agreement. Mortgage loans financed under this agreement at December 31, 1999 and 1998 totaled $345 million and $378 million, respectively.

    We are currently in the process of creating a new securitization facility to purchase interests in the rights to payment related to our relocation receivables. Although no assurances can be given, we expect that such facility will be in place by the end of the first quarter of 2000.



    OTHER. To provide additional financial flexibility, PHH's current policy is to ensure that minimum committed facilities aggregate 100 percent of the average amount of outstanding commercial paper. As of December 31, 1999, PHH maintained $2.5 billion of unsecured committed credit facilities, which were provided by domestic and foreign banks. On February 28, 2000, PHH reduced these facilities to $1.5 billion to reflect reduced borrowing needs of PHH after the disposition of its fleet businesses. The facilities consist of a $750 million revolving credit maturing in February 2001 and a $750 million revolving credit maturing in February 2005. Our management closely evaluates not only the credit of the banks but also the terms of the various agreements to ensure ongoing availability. The full amount of PHH's committed facilities at December 31, 1999 was undrawn and available. Our management believes that our current policy provides adequate protection should volatility in the financial markets limit PHH's access to commercial paper or medium-term notes funding. PHH continuously seeks additional sources of liquidity to accommodate PHH asset growth and to provide further protection from volatility in the financial markets.



    In the event that the public debt market is unable to meet PHH's funding needs, we believe that PHH has appropriate alternative sources to provide adequate liquidity, including current and potential future securitized obligations and its revolving credit facilities.



    On July 10, 1998, PHH entered into a Supplemental Indenture No. 1 (the "Supplemental Indenture") with a bank, as trustee, under the Senior Indenture dated as of June 5, 1997, which formalizes PHH's policy of limiting the payment of dividends and the outstanding principal balance of loans to us to 40% of consolidated net income (as defined in the Supplemental Indenture) for each fiscal year. The Supplemental Indenture prohibits PHH from paying dividends or making loans to us if upon giving effect to such dividends and/or loan, PHH's debt to equity ratio exceeds 8 to 1, at the time of the dividend or loan, as the case may be.



LITIGATION



    Since the April 15, 1998 announcement of the discovery of accounting irregularities in the former business units of CUC, approximately 70 lawsuits claiming to be class actions, two lawsuits claiming to be brought derivatively on our behalf and several individual lawsuits and arbitration proceedings have been commenced in various courts and other forums against us and other defendants by or on behalf of persons claiming to have purchased or otherwise acquired securities or options issued by CUC or us between May 1995 and August 1998. The Court has ordered consolidation of many of the actions.



    In addition, in October 1998, an action claiming to be a class action was filed against us and four of our former officers and directors by persons claiming to have purchased American Bankers' stock between January and October 1998. The complaint claimed that we made false and misleading public announcements and filings with the SEC in connection with our proposed acquisition of American Bankers allegedly in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and that the plaintiff and the alleged class members purchased American Bankers' securities in reliance on these public announcements and filings at inflated prices. On April 30, 1999, the United States District Court for New Jersey found that the class action failed to state a claim upon which relief could be granted and, accordingly, dismissed the complaint. The plaintiff has appealed the District Court's findings to the U.S. Court of Appeals for the Third Circuit as such appeal is pending.



    The SEC and the United States Attorney for the District of New Jersey are conducting investigations relating to the matters referenced above. The SEC advised us that its inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. As a result of the findings from our internal investigations, we made all adjustments considered necessary which are reflected in our previously filed restated financial statements for the years ended 1997, 1996 and 1995 and for the six months ended June 30, 1998. Although we can provide no assurances that additional adjustments will not be necessary as a result of these government investigations, we do not expect that additional adjustments will be necessary.



    As previously disclosed, we reached a final agreement with plaintiffs' counsel representing the class of holders of our PRIDES securities who purchased their securities on or prior to April 15, 1998 to settle their class action lawsuit against us through the issuance of a new "Right" for each PRIDES security held. See Notes 5 and 13 to the Consolidated Financial Statements for a more detailed description of the settlement.



    On December 7, 1999, we announced that we reached a preliminary agreement to settle the principal securities class action pending against us in the U.S. District Court in Newark, New Jersey relating to the common stock class action lawsuits. Under the agreement, we would pay the class members approximately $2.85 billion in cash, an increase from approximately $2.83 billion previously reported. The increase is a result of continued negotiation toward definitive documents relating to additional costs to be paid to the plaintiff class. The settlement remains subject to execution of a definitive settlement agreement and approval by the U.S. District Court. If the preliminary settlement is not approved by the U.S. District Court, we can make no assurances that the final outcome or settlement of such proceedings will not be for an amount greater than that set forth in the preliminary agreement.



    The proposed settlements do not encompass all litigation asserting claims associated with the accounting irregularities. We do not believe that it is feasible to predict or determine the final outcome or resolution of these unresolved proceedings. An adverse outcome from such unresolved proceedings could be material with respect to earnings in any given reporting period. However, we do not believe that the impact of such unresolved proceedings should result in a material liability to our consolidated financial position or liquidity.



    Our plan to finance the settlement reflects the existence of a range of financing alternatives which we have considered to be potentially available. At a minimum, these alternatives entail using various combinations of
(i) available cash, (ii) debt securities and/or (iii) equity securities. The choice among alternatives will depend on numerous factors, including the timing of the actual settlement payment, the relative costs of various securities, our cash balance, our projected post-settlement cash flows and market conditions.



CREDIT RATINGS



    Our long-term debt credit ratings are BBB with Standard & Poor's Corporations ("Standard & Poor's"), Baa1 with Moody's Investors Service Inc. ("Moody's"), and BBB+ with Duff & Phelps Credit Rating Co. ("Duff & Phelps"). Our short-term debt ratings are P2 with Moody's, and D2 with Duff & Phelps.



    Following the execution of our agreement to dispose of our fleet segment, Fitch IBCA lowered PHH's long-term debt rating from A+ to A and affirmed PHH's short-term debt rating at F1, and Standard & Poor's affirmed PHH's long-term and short-term debt ratings at A-/A2. Also, in connection with the closing of the transaction, Duff & Phelps lowered PHH's long-term debt rating from A+ to A and PHH's short-term debt rating was reaffirmed at D1. Moody's lowered PHH's long-term debt rating from A3 to Baa1 and affirmed PHH's short-term debt rating at P2. (A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time).



COMMON SHARE REPURCHASES



    During 1999, our Board of Directors authorized an additional $1.8 billion of our common stock to be repurchased under our common share repurchase program, increasing the total authorized amount that can be repurchased under the program to $2.8 billion. As of December 31, 1999, we repurchased a total of $2.0 billion (104 million shares) of our common stock under the program.



    Subsequent to December 31, 1999, we repurchased an additional $132 million (6 million shares) of our common stock under the repurchase program as of February 24, 2000.



    In July 1999, pursuant to a Dutch Auction self-tender offer to our shareholders, we purchased 50 million shares of our common stock at a price of $22.25 per share.



CASH FLOWS (1999 VS. 1998)



    We generated $3.0 billion of cash flows from operations in 1999 representing a $2.2 billion increase from 1998. The increase in cash flows from operations was primarily due to a $1.2 billion increase in net income as adjusted for discontinued operations activity, net gain on dispositions of businesses and non-cash charges. Additionally, the increase in cash flows from operations was due to a $2.1 billion net reduction in mortgage loans held for sale, which reflects larger loan sales to the secondary markets in proportion to loan originations.



    We generated $1.9 billion in cash flows from investing activities in 1999 representing a $6.2 billion increase from 1998. The incremental cash flows in 1999 from investing activities was primarily attributable to a $3.2 billion increase in net proceeds from the sale of subsidiaries, primarily related to the fleet businesses, and a $2.6 billion decrease in cash used in acquisition-related activity (acquisitions in 1998 included NCP, Green Flag and Jackson Hewitt). Additionally, we invested $227 million less cash in management and mortgage programs primarily due to the disposition of the fleet businesses.



    We used net cash of $4.8 billion in financing activities in 1999 compared to providing net cash of $4.7 billion from such activities in 1998. The increase of $9.5 billion of cash flows used in financing activities during 1999 included $2.6 billion incremental repurchases of common stock in 1999 and a $3.1 billion decrease in proceeds from borrowings in 1999 over 1998. Additionally, we issued the FELINES PRIDES in 1998 for proceeds of approximately $1.5 billion. Net cash used in the financing of management and mortgage programs increased
$2.7 billion primarily due to repayments of borrowings.



CAPITAL EXPENDITURES



    In 1999, $277 million was invested in property and equipment to support operational growth and enhance marketing opportunities. In addition, technological improvements were made to improve operating efficiencies. Capital spending in 1999 included the development of integrated business systems and other investments in information systems within several of our segments as well as additions to car park properties for NCP.



OTHER INITIATIVES



    We continue to explore ways to increase efficiencies and productivity and to reduce the cost structures of our respective businesses. Such actions could include downsizing, consolidating, restructuring or other related efforts, which we anticipate would be funded through current operations. No assurances may be given that any plan of action will be undertaken or completed.



YEAR 2000



    The following disclosure is a Year 2000 readiness disclosure statement pursuant to the Year 2000 Readiness and Disclosure Act:



    In order to minimize or eliminate the effect of the Year 2000 risk on our business systems and applications, we identified, evaluated, implemented and tested changes to our computer systems, applications and software necessary to achieve Year 2000 compliance. Our computer systems and equipment successfully transitioned to the Year 2000 with no significant issues. We continue to keep our Year 2000 project management in place to monitor latent problems that could surface at key dates or events in the future. We do not anticipate any significant problems related to these events. The total cost of our Year 2000 compliance plan was approximately $54 million. We expensed and capitalized the costs to complete the compliance plan in accordance with appropriate accounting policies.



IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS



    In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", issued in
June 1998, to fiscal years commencing after June 15, 2000. SFAS No. 133 requires that all derivatives be recorded in the Consolidated Balance Sheets as assets or liabilities and measured at fair value. If the derivative does not qualify as a hedging instrument, changes in fair value are to be recognized in net income. If the derivative does qualify as a hedging instrument, changes in fair value are to be recognized either in net income or other comprehensive income consistent with the asset or liability being hedged. We have developed an implementation plan to adopt SFAS No. 133. Completion of the implementation plan and determination of the impact of adopting SFAS No. 133 is expected to be completed by the fourth quarter of 2000. We will adopt SFAS No. 133 on January 1, 2001, as required.



    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition in Financial Statements." SAB No. 101 draws upon the existing accounting rules and explains those rules, by analogy, to other transactions that the existing rules do not specifically address. In accordance with SAB No. 101, we will revise certain revenue recognition policies regarding the recognition of non-refundable one-time fees and the recognition of pro rata refundable subscription revenues. We currently recognize non-refundable one-time fees at the time of contract execution and cash receipt. This policy will be changed to the recognition of non-refundable one-time fees ratably over the life of the underlying contract. We currently recognize pro rata refundable subscription revenue, net of related procurement costs, over the subscription period. This policy will be changed to straight line recognition of the pro rata refundable subscription revenue over the subscription period. The percentage of annual revenues earned from non-refundable one-time fees and from pro rata refundable subscription revenues is not material to consolidated net revenues. We will adopt SAB No. 101 on January 1, 2000, and will record a non-cash charge of approximately $89 million ($56 million, after tax) to account for the cumulative effect of the accounting change.



FORWARD LOOKING STATEMENTS



    We make statements about our future results in this Annual Report that may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed our implied in the forward-looking statements. Important assumptions and other important factors that could cause our actual results to differ materially from those in the forward-looking statements, include, but are not limited to:



    - the resolution or outcome of the pending litigation and government investigations relating to the previously announced accounting irregularities;



    - uncertainty as to our future profitability and our ability to integrate and operate successfully acquired businesses and the risks associated with such businesses;

    - our ability to successfully implement our plan to create a tracking stock for our new real estate portal;



    - our ability to develop and implement operational and financial systems to manage rapidly growing operations;



    - competition in our existing and potential future lines of business;



    - our ability to obtain financing on acceptable terms to finance our growth strategy and for us to operate within the limitations imposed by financing arrangements; and



    - the effect of changes in current interest rates.



    We derived the forward-looking statements in this Annual Report from the foregoing factors and from other factors and assumptions, and the failure of such assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. We assume no obligation to publicly correct or update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements or if we later become aware that they are not likely to be achieved.

                   SELECTED FINANCIAL DATA OF MOVE.COM GROUP



    The following selected combined financial data is qualified by reference to, and should be read in conjunction with, the combined financial statements and the notes to those statements for Move.com Group and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Move.com Group" appearing elsewhere in this prospectus. The selected combined statement of operations data presented below for the period from February 8, 1996 (the Rent Net acquisition date) through December 31, 1999 are derived from Move.com Group's combined financial statements. The combined financial data of Move.com Group should be read in conjunction with the consolidated financial statements of Cendant appearing elsewhere in this prospectus.



                                                                                    PERIOD FROM
                                                                                    FEBRUARY 8,
                                                                                       1996
                                                                                   (THE RENT NET
                                               AS OF OR FOR THE                  ACQUISITION DATE)
                                            YEAR ENDED DECEMBER 31,                   THROUGH
                                 ---------------------------------------------     DECEMBER 31,
                                    1999(1)         1998(1)         1997(1)           1996(1)
                                 -------------   -------------   -------------   -----------------
                                                          (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenue                        $ 17,647         $ 9,674         $ 5,670           $ 1,081
Cost of revenue                       3,149           1,664           1,091               632
                                   --------         -------         -------           -------
Gross profit                         14,498           8,010           4,579               449
                                   --------         -------         -------           -------
Operating expenses:
  Product development                 3,940             193              --                14
  Selling and marketing              16,020           5,484           3,906             2,335
  General and administrative         16,751           1,922           1,227               604
  Depreciation and amortization       2,217           1,826             934               604
                                   --------         -------         -------           -------
Total operating expenses             38,928           9,425           6,067             3,557
                                   --------         -------         -------           -------

Loss before income tax benefit      (24,430)         (1,415)         (1,488)           (3,108)
                                   --------         -------         -------           -------
Income tax benefit                    9,976             572             603             1,266
                                   --------         -------         -------           -------
Net loss                           $(14,454)        $  (843)        $  (885)          $(1,842)
                                   ========         =======         =======           =======

BALANCE SHEET DATA:
Cash and cash equivalents          $  1,009         $    --         $    --           $    --
Working capital deficit              (9,296)         (1,497)           (785)             (287)
Total assets                         22,000           8,614           7,417             3,559
Total liabilities                    20,975           4,379           2,181               878
Group equity                          1,025           4,235           5,236             2,681


------------------------


(1) Earnings per share for the Move.com Group is not presented because it is not a stand-alone entity, and as a result, the presentation of earnings per share is not applicable. After the issuance of Move.com stock, Cendant intends to present earnings per share using the two-class method. Under this method, an earnings allocation formula is used to determine earnings per share for each class of common stock according to the participation rights in undistributed earnings. Earnings per share for the Move.com Group will be computed by dividing (a) the product of the earnings of Move.com Group multiplied by the outstanding Move.com stock "fraction," by (b) the weighted average number of shares of outstanding Move.com stock and dilutive Move.com Group stock equivalents during the applicable period. The outstanding Move.com Group "fraction" is a fraction, the numerator of which is the number of shares of Move.com stock outstanding and the denominator of which is the number of shares that, if issued, would represent 100% of the equity in earnings or losses of Move.com Group. Basic and diluted earnings per share will be presented for each class of stock.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS OF MOVE.COM GROUP



    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MOVE.COM GROUP SHOULD BE READ IN CONJUNCTION WITH THE COMBINED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS AND THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES OF CENDANT APPEARING ELSEWHERE IN THIS PROSPECTUS.


OVERVIEW

    Move.com Group provides a broad range of quality relocation, real estate and home-related products and services through its flagship portal site, move.com, and the move.com network. The move.com Web site was launched on January 27, 2000. Move.com Group's operations include the move.com network and the businesses of:

    - Rent Net (an operator of online rental guides acquired in February 1996);


    - Metro-Rent, Inc. (an online provider of fee-based apartment vacancy reports, acquired in December 1999);



    - National Home Connections, LLC (a facilitator of connecting and disconnecting utilities, processor of address changes and provider of moving-related products and services, acquired in May 1999); and


    - Move.com Mortgage, Inc. (a mortgage marketing company).


    The non-internet related businesses of Cendant as well as individual Web sites of each of Cendant's real estate franchise systems are part of Cendant Group, which includes all of the businesses operated by Cendant other than the businesses that are part of Move.com Group. However, the franchise systems' Web sites are considered part of the move.com network as a result of Intracompany Agreements that permit Move.com Group to manage and sell advertisements on these sites and display home listings from the CENTURY 21(-Registered Trademark-), COLDWELL BANKER(-Registered Trademark-) and ERA(-Registered Trademark-) real estate franchise systems. Through an additional Intracompany Agreement, Move.com Group provides online local merchant discount offers for customers of Welcome Wagon, a distributor of welcoming packages to new homeowners and consumers throughout the United States and Canada. Move.com Group allows users to apply for and obtain mortgage products and services through arrangements with Cendant Mortgage Corporation, for which Move.com Group is compensated under a marketing agreement with Cendant Mortgage, provides users with relocation services and information derived from Cendant Mobility's expertise, and provides users with access to third-party providers of relocation, real estate and home-related content and services.



    Move.com Group is accounted for as a single business segment, although net revenue is derived from four primary sources: subscriptions, sponsorships, e-commerce and other revenue. Subscription revenue includes listing fees paid by various apartment, senior housing, corporate housing and self storage managers. Sponsorship revenue includes advertising and lead-generation fees paid by business partners. E-commerce revenue includes revenue from Welcome Wagon and transaction-based fees from consumers and businesses, related to mortgage referrals, MetroRent and National Home Connections. Other revenue includes fees for Web site management and marketing fees from an online home listing agreement.


    Move.com Group has not achieved profitability on a quarterly or annual basis to date, and anticipates that it will incur higher net losses in the future. The extent of these losses will depend, in part, on the amount and rates of growth in Move.com Group's net revenue from subscriptions, sponsorships and e-commerce. Move.com Group expects its operating expenses to increase significantly, especially in the areas of sales and marketing. As a result, Move.com Group will need to increase its net revenue to achieve profitability. Move.com Group believes that pro forma period-to-period comparisons of its operating results are not meaningful and that you should not rely upon the results for any period as an indication of future performance. Move.com Group's business, results of operations and financial condition will be materially and adversely affected if:

    - net revenue does not grow at anticipated rates;

    - increases in operating expenses are not offset by commensurate increases in net revenue; and

    - it is unable to adjust operating expense levels in response lower than expected net revenue.

    Move.com Group intends to continue making acquisitions to increase online reach and traffic and to seek additional strategic alliances with content and distribution partners.

    Move.com Group cannot guarantee that it will be able to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future. A failure to integrate acquired entities or assets successfully could seriously harm Move.com Group's business, results of operations and financial condition. In addition, Move.com Group cannot guarantee that it will be successful in identifying and closing transactions with potential acquisition candidates.


    We intend to continue to furnish financial statements of Move.com Group prepared in accordance with generally accepted accounting principles in reports filed by Cendant with the Securities and Exchange Commission as long as Move.com stock is outstanding.


RECENT EVENTS


LIBERTY DIGITAL INVESTMENT



    As provided in a purchase agreement dated March 22, 2000, on March 31, 2000, Liberty Digital, Inc. ("Liberty Digital") purchased 1,588,030 shares of Move.com stock for $31.29 per share for consideration consisting of $10 million in cash and 813,215 shares of Liberty Digital Class A Common Stock. Liberty Digital and Cendant also agreed to use their good faith efforts to negotiate and enter into mutually acceptable agreements relating to the development of real estate related programming for Liberty Digital's interactive home channel based on Move.com Group's web content.



NRT INVESTMENT



    On March 28, 2000, NRT Incorporated ("NRT") and Cendant entered into a purchase agreement in which NRT agreed to purchase 318,581 shares of Move.com stock for $31.29 per share or approximately $10 million. The sale is subject to customary closing conditions, but is expected to close on or before April 15, 2000. Cendant owns preferred stock in NRT which is convertible into up to approximately 50% of NRT's common stock.


ALTAVISTA ALLIANCE


    On January 27, 2000, Move.com Group announced a strategic alliance with AltaVista Company, a new-media and commerce network, to create a co-branded real estate channel on the AltaVista Web site. Under the terms of the agreement, Move.com Group will pay AltaVista up to $40 million in cash over three years to be an exclusive real estate content provider of the new AltaVista Real Estate Channel. In addition, the move.com network will be exclusively featured through banners and links on keyword searches for most real estate and moving-related terms. The agreement has a three year term.


WELCOME WAGON AGREEMENT


    On January 1, 2000, Move.com Operations, Inc., a wholly owned subsidiary of Cendant and a member of the Move.com Group, entered into an Internet Cooperation Agreement with Getko

Group, Inc., also a wholly owned subsidiary of Cendant, but a member of the Cendant Group, which owns the right to the Welcome Wagon brand name. Under the terms of the 3-year agreement, Move.com Group will develop, host and maintain the Welcome Wagon area of move.com in return for an escalating non-discretionary percentage of Getko's revenue and expenses. The revenue and expense percentage attributions to Move.com Group will increase from 25% to 75% and from 30% to 75%, respectively, during the three year agreement. Getko has historically been profitable.


METRORENT ACQUISITION


    On December 17, 1999, Rent Net, Inc., a wholly owned subsidiary of Cendant and a member of Move.com Group, purchased substantially all of the assets and assumed substantially all of the liabilities of MetroRent, an online provider of apartment rental listings for buildings with twenty-five or fewer units, for a total consideration of up to $3 million in cash and up to $6 million of Move.com stock to be paid over the next three years, subject to meeting certain performance targets. The stock portion of the consideration consists of a new class of nonvoting common stock of Move.com, Inc., which is mandatorily redeemable for Move.com stock upon a public offering of Move.com stock. The Move.com, Inc. nonvoting common stock is redeemable for up to 293,000 shares of Move.com stock valued at $20.51 per share. In the event that a public offering has not occurred by December 31, 2005, Move.com, Inc. must redeem each outstanding share of Move.com, Inc. common stock for cash and may do so at any time at its option.



CHATHAM STREET HOLDINGS, LLC AGREEMENT



    In September 1999, Cendant entered into an agreement with Chatham Street Holdings, LLC ("Chatham") pursuant to which Chatham was granted the right, until September 30, 2001, to purchase up to 1,561,000 shares of Move.com stock for approximately $16.02 per share. That right was exercised on March 31, 2000. In addition, for every two shares of Move.com stock purchased by Chatham pursuant to the agreement, Chatham will receive a warrant to purchase one share of Move.com stock at a price equal to $64.08 per share and a warrant to purchase one share of Move.com stock at a price equal to $128.16 per share.


RESULTS OF OPERATIONS


(Dollars in thousands)


RESULTS OF OPERATIONS--1999 VS 1998

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998      % CHANGE
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
Net revenue                                                   $ 17,647     $ 9,674        82%
Cost of revenue                                                  3,149       1,664        89%
                                                              --------     -------
Gross profit                                                    14,498       8,010        81%
Gross margin                                                        82%         83%

Operating expenses                                              38,928       9,425       313%
                                                              --------     -------
Loss before income tax benefit                                 (24,430)     (1,415)        *
Income tax benefit                                               9,976         572         *
                                                              --------     -------
Net loss                                                      $(14,454)    $  (843)        *
                                                              ========     =======

*   Not meaningful

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998


    Net revenue increased $7,973 or 82% in 1999 over 1998. Subscription revenue increased $4,319 or 51% to $12,785 in 1999 (73% of 1999 revenues) due primarily to an increase in apartment listing revenue of $3,094. The listing revenue increased primarily due to a 26% increase in apartment listing prices and a 19% increase in the number of apartments communities listed. The remaining increase in subscription revenue was due to increased listings in the categories of senior housing, corporate housing and self storage listing products. Sponsorship revenue increased $1,828 or 151% to $3,036 in 1999 (17% of 1999 revenues) due primarily to an increase in the number and size of new sponsorship arrangements with customers advertising on the rent.net Web site. This increase resulted from the creation of a new business development department focused on pursuing sponsorship opportunities. E-commerce revenue (a new category in 1999), of $362 (2% of 1999 revenue) consisted primarily of a $360 marketing fee from Cendant Mortgage. National Home Connections and MetroRent revenue were insignificant in 1999 due to the timing of the acquisitions of such entities. Other revenue of $1,464 in 1999 (8% of 1999 revenues) primarily included $811 for marketing fees pertaining to an online home listings agreement that Cendant allocated to the Move.com Group at its creation and approximately $429 for fees received for managing the Web sites of Cendant's real estate franchise systems.



    Cost of revenue increased $1,485 or 89% to $3,149 in 1999 over 1998. Cost of revenue consists primarily of cost associated with maintenance and support of the move.com network including compensation, consulting fees, equipment lease costs, bandwidth and related indirect costs. The overall increase is primarily due to costs associated with the direct management of the Web sites for Cendant's real estate franchise systems of approximately $417, plus additional compensation costs incurred to support growth in the business.


    Operating expenses increased $29,503 or 313% in 1999 over 1998. Product development expenses increased $3,747 or 1,941% to $3,940, in 1999 due to the hiring of staff and approximately $2,000 for external consultants retained to build the move.com network. Product development expenses includes internal and external personnel costs and certain software licenses used to develop the move.com network including the look and feel of the Web pages and the underlying functionality of the Web sites. In 1998, development costs were minimal.


    Selling and marketing expenses increased $10,536 or 192% in 1999 over 1998 due to increased advertising and the hiring of additional staff. Advertising expenses increased $8,324 during 1999 due to the launch of the first television and radio commercials for Rent Net during the third quarter of 1999 and a further expansion of online distribution. Online advertising in 1999 included new distribution on two of the top Web sites, as measured by number of unique visitors in 1999, and expanded distribution on a number of the top 10 Web sites, including the two largest. Compensation expense increased $1,660 or 62% during 1999 due to the creation of an online advertising department, a business development department and the expansion of Move.com Group's national field sales force for its subscription products.


    General and administrative expenses increased $14,829 or 772% in 1999 over 1998 due primarily to compensation-related matters. During 1999, expenses of $9,625 were incurred as part of a one-time, broad-based bonus retention program initiated by Cendant. Payroll and related expenses increased $1,174 or 172% due to the hiring of additional members of the executive management team and other additional staff. Recruiting expenses associated with these hirings were $1,038 in 1999.

    Depreciation expense increased $103 or 55% in 1999 due primarily to the purchase of computers for additional staff hired and depreciation of computer equipment purchased for National Home Connections. Amortization expense increased $288 or 18% due primarily to an increase in amortization of intangibles resulting from the National Home Connections acquisition.

    Move.com Group's effective tax rate increased to 40.8% in 1999, from 40.4% in 1998.

RESULTS OF OPERATIONS--1998 VS 1997

                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                1998          1997        % CHANGE
                                                              --------      --------      ---------
                                                                         (IN THOUSANDS)
Revenue                                                        $9,674        $5,670          71%
Cost of revenue                                                 1,664         1,091          53%
                                                               ------        ------
Gross profit                                                    8,010         4,579          75%
Gross margin                                                       83%           81%
Operating expenses                                              9,425         6,067          55%
                                                               ------        ------
Loss before income tax benefit                                 (1,415)       (1,488)         (5%)
Income tax benefit                                                572           603          (5%)
                                                               ------        ------
Net loss                                                       $ (843)       $ (885)         (5%)
                                                               ======        ======

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    Net revenue increased $4,004 or 71% in 1998 over 1997. Subscription revenue increased $3,347 or 65% to $8,466 in 1998 primarily due to an increase in apartment listing revenue of $2,789. The listing revenue increased due to a 40% increase in prices and a 31% increase in the number of communities listed. Sponsorship revenue increased $657 or 119% to $1,208 due to the addition of new sponsors on Rent Net.


    Cost of revenue increased $573 or 53% in 1998 over 1997. The overall increase in costs was primarily related to Web server rental cost increases of $216 and higher personnel expenses.


    Total operating expenses increased $3,358 or 55% in 1998 over 1997. Product development expenses of $193 in 1998 were incurred to refine Rent Net. There were no product development expenses in 1997. Selling and marketing expenses increased $1,578 or 40% due primarily to increased online distribution costs of $834 or 76% and an increase in compensation expenses of $701 or 36% due to the continued expansion of Move.com Group's sales staff. General and administrative expenses increased $695 or 57% including compensation increases of $186 or 37% and $234 or 365% in higher rent associated with relocation.

    Depreciation and amortization expenses increased $892 or 96% as a result of incremental goodwill amortization related to additional payments during 1997 to the sellers of Rent Net.

    Move.com Group's effective tax rate was 40.4% and 40.5% during 1998 and 1997, respectively.

LIQUIDITY AND CAPITAL RESOURCES


    The liquidity and capital resources available to Move.com Group are directly associated with the liquidity and capital resources of Cendant as well as the ability to raise capital through additional offerings of Move.com stock. Accordingly, potential investors should read the liquidity and capital resource disclosure of Cendant included elsewhere in this prospectus in order to evaluate Move.com Group's ability to borrow from Cendant. The following discussion details the policies in place to address cash flow management and allocation of resources between Move.com Group and Cendant Group.


    Cendant manages treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and the issuance and repurchase of common stock and preferred stock. Move.com Group generally remits its cash receipts to Cendant, and Cendant generally funds Move.com Group's cash disbursements on a daily basis.

    In the historical financial statements of Cendant and Move.com Group:

    all external debt and equity transactions (and the proceeds thereof) were attributed to Cendant Group;

    whenever Move.com Group held cash, that cash was transferred to Cendant Group and accounted for as a return of capital (i.e., as a reduction in Move.com Group's Group equity and Cendant Group's retained interest); and

    whenever Move.com Group had a cash need, that cash need was funded by Cendant Group and accounted for as a capital contribution (i.e., as an increase in Move.com Group equity and Cendant Group's retained interest). Cendant does not intend to continue these practices after this offering. Accordingly, no interest expense has been or will be reflected in Move.com Group's Combined Financial Statements for any period prior to this offering.

    After the date of this offering:

    Whenever Move.com Group holds cash, it will normally transfer that cash to Cendant Group. Conversely, whenever Move.com Group has a cash requirement, Cendant Group will normally fund that cash requirement. However, the board of directors of Cendant will determine, in its sole discretion, whether to provide any particular funds to Move.com Group or Cendant Group and will not be obligated to do so.

    Cendant will account for all cash transfers from one Group to or for the account of the other (other than transfers in return for assets or services rendered or transfers in respect of Cendant Group's retained interest that correspond to dividends paid on Move.com stock), as inter-Group revolving credit advances unless:

    - the board of directors of Cendant determines that a given transfer (or type of transfer) should be accounted for as a long-term loan,

    - the board of directors of Cendant determines that a given transfer (or type of transfer) should be accounted for as a capital contribution increasing Cendant Group's retained interest in Move.com Group, or

    - the board of directors of Cendant determines that a given transfer (or type of transfer) should be accounted for as a return of capital reducing Cendant Group's retained interest in Move.com Group.

    There are no specific criteria to determine when Cendant will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-Group revolving credit advance. The board of directors of Cendant would make such a determination in the exercise of its business judgment at the time of such transfer, or the first of such type of transfer, based upon all relevant circumstances. Factors the board of directors would expect to consider include:

    - the current and projected capital structure of Move.com Group and Cendant Group,

    - the relative levels of internally generated funds of Move.com Group and Cendant Group,

    - the financing needs and objectives of Move.com Group and Cendant Group,

    - the investment objectives of the transferring Group,

    - the availability of, and cost and time required for, alternate financing sources,

    - prevailing interest rates and general economic conditions, and

    - the nature of the assets or operations to be financed.

    The board of directors of Cendant will retain ultimate authority over whether and how to provide funds to Move.com Group. This decision will be made in the best interests of Cendant and all of its stockholders as a whole.


    Any cash transfer accounted for as an inter-Group revolving credit advance may bear interest. Although we currently do not intend to charge interest on inter-Group revolving credit advances, if the board determines to charge interest, the combined financial statements of Move.com Group will not be comparable for periods prior to and after charging interest on such credit advances. Any cash transfer accounted for as a long-term loan will have interest rate, amortization, maturity, redemption and other terms that generally reflect the then prevailing terms on which the board of directors, in its sole discretion, determines Cendant could borrow such funds.

    Any cash transfer from Cendant Group, or for Move.com Group's account, accounted for as a capital contribution will correspondingly increase Move.com Group equity and Cendant Group's retained interest in Move.com Group. As a result, the number of shares of Move.com stock that Cendant may issue for the account of Cendant Group with respect to its retained interest in Move.com Group which we call the "number of shares issuable with respect to Cendant Group's retained interest in Move.com Group" will increase by the amount of such capital contribution divided by the market value of Move.com stock on the date of transfer.

    Any cash transfer from Move.com Group to Cendant Group, or for Cendant Group's account, accounted for as a return of capital, will correspondingly reduce Move.com Group equity and Cendant Group's retained interest in Move.com Group. As a result, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group will decrease by the amount of such returned capital divided by the market value of Move.com stock on the date of transfer.

    As a result of the cash management policies in place between Cendant Group and Move.com Group, Move.com Group is dependent on Cendant Group for continued funding. Accordingly, Move.com Group's liquidity could be adversely affected by the liquidity needs of Cendant Group.

    In September 1999, Cendant entered into an agreement with Chatham Street Holdings, LLC pursuant to which Chatham was granted the right, until September 30, 2001, to purchase up to 1,561,000 shares of Move.com stock for approximately $25 million or $16.02 per share. In addition, for every two shares of Move.com stock purchased by Chatham pursuant to the agreement, Chatham will be entitled to receive a warrant to purchase one share of Move.com stock at a price equal to $64.08 per share and a warrant to purchase one share of Move.com stock at a price equal to $128.16 per share. If Chatham exercises its right to purchase shares, Move.com Group will receive the proceeds from the exercise.

    In addition, pursuant to certain employment agreements, Cendant is required to grant approximately 312,500 options to purchase Move.com stock at fair market value upon the issuance of Move.com stock to the public.

CASH FLOWS (1999 VS 1998)

    Cash flows used in operations were $4,435 in 1999 compared to cash flows provided by operations of $1,279 in 1998. The decrease in cash flows was primarily due to the increase in the loss from 1998 to 1999 offset by changes in working capital, specifically increases in marketing accruals.

    Cash flows used in investing activities increased $3,949, due primarily to cash payments of $2,588 made in connection with the MetroRent and National Home Connections acquisitions. Additionally, investing activities included capital expenditures and construction costs associated with the relocation to a new headquarter.

    Net funding from Cendant increased $10,672 due to the funding received from Cendant to finance the current loss.


    The cash flows of Move.com Group could differ from those that would have resulted had Move.com Group operated autonomously or as an entity independent of Cendant.



    From time to time, Cendant may issue additional shares of Move.com stock in one or more private or public financings. Cendant has no current plans for any further public offerings in the near future. The specific terms of the financing, including whether they are private or public, the amount of Move.com stock issued, and the timing of the financing, will depend upon factors such as stock market conditions and performance of the Move.com Group.


    Move.com Group believes that the net proceeds from this offering, together with its current cash, cash equivalents and cash generated from operations will be sufficient to meet its anticipate cash needs for working capital and capital expenditures through at least the end of 2000.

                                    BUSINESS


    Move.com stock is a tracking stock, which is a type of common stock that is intended to reflect or track the performance of a particular business or group of businesses. Move.com Group operates a popular network of Web sites, which offer a wide selection of quality relocation, real estate and home-related products and services. Move.com Group seeks to improve the often stressful and demanding moving experience by providing a one-source, "friend-in-need" solution before, during and after the move. Move.com Group strives to establish strong, long-term relationships with consumers by offering quality products and services for each phase of the moving process from finding a home to improving an existing home. Move.com Group also provides a broad-based distribution platform for businesses who are trying to reach a highly targeted and valued group of consumers at the most opportune times.


INDUSTRY BACKGROUND

GROWTH OF THE INTERNET

    The Internet is revolutionizing the way in which businesses and consumers interact, share information and consummate transactions. According to International Data Corporation, or IDC, the number of Internet users worldwide will grow to approximately 502 million by the end of 2003 from approximately 196 million in 1999. The Internet places at consumers' fingertips an unprecedented amount of information and offers a convenient way for them to select and order products and services. The rapid growth in users combined with the Internet's unique ability to connect a broad range of consumers and businesses is driving growth in electronic commerce. IDC estimates that the total value of Internet commerce will increase to $1.3 trillion in 2003 from $111 billion in 1999.

THE RELOCATION MARKETPLACE

    According to the most recent data from the U.S. Census Bureau, more than 40 million Americans, or approximately 15% of the U.S. population, relocate annually. On average, Americans move once every five to six years. When consumers buy, sell or rent a home, they typically need assistance with various relocation services, such as storage, moving supplies and truck rentals or van lines. Relocation is often a catalyst for significant expenditures related to the home and becoming established in a new community. Move.com Group estimates that the average homeowner spends approximately $9,400 while the average renter spends approximately $3,700 during the 90-day period surrounding a move. Homeowners who move spend more for home-related purchases in the three months around their move than established residents spend in five years. Consumers spent approximately $130 billion in 1999 for home and apartment moves, including moving services and related product purchases such as household appliances, furnishings and floor coverings.

THE RESIDENTIAL REAL ESTATE INDUSTRY


    BUYING AND SELLING. Recent years have been among the strongest ever for home sales in the United States. The 1993-1999 period includes seven of the eight strongest years on record for existing single-family home sales. The National Association of Realtors, or NAR, estimates that approximately
5.2 million homes were sold in 1999, representing a three-year annual compound growth rate of 7.3% since 1996, the fourth consecutive annual record. NAR currently expects home sales to remain strong and total a robust 4.9 million homes in 2000. Based on average sale prices, the value of home sales for 1999 totaled approximately $875 billion and represented a three-year compound annual growth rate of 14%. Consumers paid approximately $49 billion in transaction fees, such as mortgage origination fees, insurance premiums and property report fees, related to home purchases in 1999. Moreover, homeowners spent approximately $95 billion on remodeling in 1999.



    Real estate brokers and agents are involved in the vast majority of home sale transactions. Although the real estate brokerage industry is highly fragmented, franchise systems such as CENTURY 21-Registered Trademark-,

COLDWELL BANKER-Registered Trademark- and ERA-Registered Trademark- have steadily increased their market share over the last decade. Both consumers and real estate professionals are increasingly relying on the Internet for real estate-related needs and information. According to a January 2000 Realty Times survey conducted on the Internet, approximately 37% of consumers said they would begin a search for a home on the Internet. In addition, according to a recent California survey, 72% of real estate firms reported obtaining a portion of their business through the Internet.


    RENTING. Although there are fewer renters than homeowners in the United States, renters move far more frequently than homeowners. According to the U.S. Census Bureau, although only approximately 34% of households live in rental units, they are responsible for 71% of moves. Based on most recently available data, there are over 37 million rental units in the United States of which over 3 million are vacant. Property managers and owners need to advertise frequently to fill vacancies. Move.com Group believes that most managers of the largest apartment properties with more than 100 units advertise on a continuous monthly basis, thus creating a constant demand for listing services. Apartment property managers generally use online rental guide services as an additional, non-exclusive medium for advertising. Apartment guide publications that display local listings typically are distributed free to consumers and published on a monthly or semi-monthly basis, whereas Internet listing guides generally are updated far more frequently. In 1998, apartment property managers spent approximately $1.8 billion on advertising.

    Managers of senior housing and self storage facilities also advertise vacancies on a continuous basis and use similar advertising channels as apartment managers. As of the end of 1999, there were approximately 50,000 senior housing properties containing approximately 3.5 million units in the United States. Move.com Group estimates that there are 30,000 self storage facilities in the United States and Canada.

    FINANCING. According to Inside Mortgage Finance, residential mortgage originations totaled $1.4 trillion and $1.3 trillion in 1998 and 1999, respectively. Large-scale mortgage providers, such as Cendant Mortgage, have garnered an increasing market share. The top 25 lenders accounted for 57% of mortgage originations in 1999, up from 33% in 1994.

    Mortgage origination is well suited to an Internet-based distribution model. Online mortgage lending can be faster and more convenient than offline mortgage origination. Forrester Research estimates online mortgage originations will increase from approximately $19 billion in 1999 (approximately 1.5% of total mortgage originations) to more than $91 billion in 2003 (approximately 10% of total mortgage originations), resulting in a 48% compound annual growth rate over the time period.

ONLINE ADVERTISING


    The growth of the Internet has created an important new advertising channel for a wide variety of product and service providers. In particular, the emergence of industry-focused sites has allowed advertisers to target specific groups of consumers with an affinity for and interest in particular products and services. Tools not available in traditional advertising media, such as real-time measurement of response rates to advertising banners, further increase the attractiveness of Internet advertising by giving advertisers instant feedback on campaigns. Consequently, advertisers are able to deliver targeted messages in a more cost-effective manner. Forrester Research projects that the value of online advertising will increase from approximately $2.8 billion in 1999 to approximately $22.2 billion in 2004. Less than 2% of the approximately $5.0 billion of real estate and home-related advertising spending is currently online.


THE MOVE.COM GROUP OPPORTUNITY

    The marketplace for relocation, real estate and home-related products and services is highly fragmented. For most consumers, the traditional home-finding and relocation process involves locating, selecting and coordinating multiple product and service providers. Consequently, the process of moving and settling into a new home is often one of the most stressful events in a person's life. Moving often leads to significant lifestyle changes, including new schools, banks, grocers, cleaners, utility providers and other retail and service relationships. Move.com Group estimates that the average U.S. homeowner moves every seven to eleven years, while the average renter moves every 20 to 24 months. A company that can provide a comprehensive array of dependable, quality content and services that meets consumers' relocation, real estate and home-related needs has an opportunity to develop long-lasting relationships with both consumers and business providers and generate significant repeat business.

THE MOVE.COM GROUP SOLUTION

    BENEFITS TO CONSUMERS. Move.com Group provides valuable "friend-in-need" services to assist consumers during all stages of the relocation process and serves as a single source for quality content and services. Move.com Group also provides products and services to enhance the attractiveness and enjoyment of consumers' homes. The following chart outlines Move.com Group's principal relocation, real estate and home-related content and services.



       CONTENT            PLANNING       RENTING       BUYING         SELLING          MOVING          LIVING
         AND           --------------  -----------  -------------  --------------  --------------  --------------
      SERVICES

                        NEIGHBORHOOD    APARTMENT       HOME          BROKERS/         MOVING           HOME
                        INFORMATION     LISTINGS      LISTINGS         AGENTS          ADVICE       MAINTENANCE
                         BUDGETING     TEMPORARY/      FINANCE       DIRECTORY         MOVING        CHECKLIST
                           TOOLS        CORPORATE       GUIDE         SELLING         SUPPLIES          HOME
                           MOVING        HOUSING      MORTGAGE         GUIDE         VAN LINES      FURNISHINGS
                          PLANNER      FACILITIES       RATES      SHOW AND SELL       TRUCK            AND
                        RENT VS. BUY     SENIOR        MONITOR       CHECKLIST        RENTALS        DECORATION
                          ANALYSIS       HOUSING      MORTGAGE                      SELF STORAGE      HARDWARE
                          MORTGAGE     FACILITIES       PRE-                         FACILITIES         HOME
                         CALCULATOR       SELF      QUALIFICATION,                  CONNECTION/     IMPROVEMENT
                        JOB LISTINGS     STORAGE     APPLICATION                   DISCONNECTION     INSURANCE
                                       FACILITIES        AND                        SERVICES FOR       BOOKS
                                        VACATION    PRE-APPROVAL                     UTILITIES,     AUTO CENTER
                                         RENTALS                                   TELEPHONE AND     CHILD CARE
                                         RENTAL                                      NEWSPAPERS      GUIDE AND
                                          GUIDE                                      CHANGE OF         SEARCH
                                                                                      ADDRESS
                                                                                    VEHICLE AND
                                                                                       VOTER
                                                                                    REGISTRATION


    Move.com Group's content and services reflected in the chart above include content and services that is both proprietary and derived from or supplied by third parties, services provided directly by Move.com Group, such as connection/disconnection services provided through third parties, such as mortgage pre-approvals, and direct hyperlinks to third parties' Web sites, such as improvenet.com and furniture.com. As we expand and supplement our products and services the relative mix continues to change.

    BENEFITS TO REAL ESTATE BROKERS AND AGENTS. Real estate brokers and agents play a critical role in the residential real estate marketplace by facilitating transactions between home buyers and sellers. By providing consumers planning, budgeting and listings information, Move.com Group expects to increase the productivity and effectiveness of real estate professionals. Consumers who visit the move.com network and consult the available tools and property data become better informed and prepared for the home buying/selling process. As a result, real estate professionals enjoy efficiency benefits by interacting with consumers who are more focused and knowledgeable about their options and opportunities. Real estate professionals are able to avoid showing prospective buyers unsuitable homes and can spend less time sharing neighborhood information. In addition, Move.com Group expects to serve as an attractive marketing channel and a significant source of customers for real estate professionals who are trying to reach and service qualified homebuyers and motivated sellers.

    BENEFITS TO RENTAL PROPERTY MANAGERS AND OWNERS. The move.com network serves as a powerful lead generator and enhances the cost-effectiveness of the marketing efforts of rental property managers and owners. Move.com Group delivers these benefits by virtue of its appeal to a highly targeted audience and national reach to out-of-town movers that local guides do not provide. In 1999, Move.com Group generated over 2.1 million leads to apartment managers and owners at a significantly lower cost-per-lease, or CPL, compared to traditional print advertising. Move.com Group estimates that during 1999, clients who advertised their properties on Rent Net had an average CPL of approximately $90 versus the national average CPL of approximately $300 for alternative advertising sources such as apartment guide publications.


    BENEFITS TO BUSINESSES. Because the move.com network attracts consumers when they are focused on making relocation and home-related purchases and decisions, Move.com Group's contractual business partners, which sell relocation and home-related products and services, are able to efficiently reach prospective customers. In addition, these providers can take advantage of interactive marketing technology used by Move.com Group to more effectively target their message to this audience. Move.com Group develops relationships with quality-oriented businesses by providing them access to a highly targeted and valued group of consumers across multiple access paths, including, CENTURY21-Registered Trademark-, COLDWELL BANKER-Registered Trademark- and ERA-Registered Trademark- real estate agents and brokers operating through offices across the United States and Canada, Welcome Wagon's direct mail solicitations and National Home Connections' toll-free customer service center.


MOVE.COM GROUP'S STRATEGY

    Move.com Group intends to achieve its objective of becoming the leading provider of quality online relocation, real estate and home-related products and services through the following strategic initiatives:

DEVELOP BRAND AWARENESS


    Move.com Group will aggressively market the move.com network through significant online and offline advertising campaigns, as well as promotions by Cendant Group's leading real estate franchise systems and Welcome Wagon. Move.com Group expects its offline media advertising campaign to include print media, radio spots, television commercials, direct marketing, affiliate programs, co-branding partnerships, grass roots programs, as well as aggressive public relations efforts. Move.com Group believes that increased brand awareness will help attract additional traffic, business relationships and talented employees.



    On the Internet, Move.com Group currently has distribution relationships with a number of entities, including, among others, AltaVista, America Online, Yahoo!, Excite, Lycos, GO Network and Ask Jeeves, and expects to add others over time. Move.com Group also will promote move.com on all of the Web sites in the move.com network. This promotion will include co-branded interfaces with move.com links from each of Cendant Group's real estate franchise systems' Web sites and welcomewagon.com through common navigation tabs.

    Move.com Group will also participate in the advertising efforts of Cendant Group's CENTURY 21-Registered Trademark-, COLDWELL BANKER-Registered Trademark- and ERA-Registered Trademark- real estate franchise systems to build and promote move.com as a destination Web site for relocation, real estate and home-related products and services. The move.com network will be promoted in the national advertising campaigns and by real estate professionals of these franchise systems. In 1999, the CENTURY 21-Registered Trademark-, COLDWELL BANKER-Registered Trademark- and ERA-Registered Trademark- real estate franchise systems had nearly 12,000 offices, employing over 200,000 sales associates across the United States and Canada and spent more than $80 million for national advertising.

INCREASE PRODUCT AND SERVICE OFFERINGS TO GROW USER BASE AND IMPROVE THE
  CONSUMER EXPERIENCE

    Move.com Group intends to increase traffic to the move.com network by continually adding to its quality content and services and establish itself as a single source for satisfying consumers' relocation, real estate and home-related product and service needs. Move.com Group expects to develop and maintain long-term relationships with consumers by expanding its content and services and delivering an increasingly integrated and satisfying consumer experience. Move.com Group also will strive to improve the quality of the consumer experience by establishing quality thresholds, conducting ongoing research and obtaining users' feedback on the content and services and the performance of the move.com network.

DEVELOP STRONG RELATIONSHIPS WITH CONSUMERS BY PROVIDING PERSONALIZED, TARGETED
  CONTENT AND SERVICES

    Move.com Group will tailor content and services offered on the move.com network to the needs and interests of individual users by personalizing each visit on a real-time basis through the use of technology supplied by BroadVision, Inc. BroadVision's technology allows Move.com Group to organize dynamic profiles of potential and existing customers from volunteered data, feedback and observed behavior, deliver highly specialized content and services based on these profiles and securely execute transactions. By using this technology, Move.com Group expects to maximize customer satisfaction and retention and streamline and enhance the interaction between its users and business partners.


EXPAND AND ENHANCE RELATIONSHIPS WITH REAL ESTATE PROFESSIONALS AND
  QUALITY-ORIENTED BUSINESSES


    REAL ESTATE BROKERS AND AGENTS. Move.com Group believes that real estate brokers and agents serve a critical role in consummating real estate transactions by facilitating transactions between buyers and sellers. As a result, Move.com Group intends to develop various programs to increase the productivity of brokers and agents.

    For example, inquiries from consumers about specific home listings will be automatically transferred to a fax or e-mail and delivered from Move.com Group to the appropriate real estate broker or agent within about 60 seconds. A well-trained client relations team is responsible for providing ongoing education to brokers and agents including guidance on how best to follow up on leads and properly maintain and update listings. Because the Internet represents a new marketing medium for the real estate industry, creating and sharing knowledge about how to optimize its use should be highly valued by brokers and agents. Move.com Group also will provide brokers and agents with tools to strengthen their Internet marketing, including enhancements to their listings. By providing all of these services, Move.com Group expects to receive favorable word-of-mouth and referrals to the move.com network.

    RENTAL PROPERTY MANAGERS AND OWNERS. Move.com Group has numerous programs to help onsite property managers increase their productivity. For example, inquiries from the move.com network are delivered to rental property managers via branded e-mails, faxes or toll-free calls that identify each lead as originating from the move.com network. In addition, a highly-trained customer service field force provides frequent educational seminars and one-on-one sessions for property managers on topics such as the best ways to follow up on leads and maintain accurate listing information.

    BUSINESS RELATIONSHIPS. Move.com Group intends to increase and strengthen its relationships with quality-oriented businesses by aggressively marketing the benefits of affiliation with the move.com network. In addition to providing businesses access to a highly targeted group of consumers, Move.com Group will implement sophisticated lead-delivery and tracking mechanisms to maximize the marketing efforts of those businesses. Move.com Group believes strongly in establishing mutually beneficial relationships with dependable businesses that will generate traffic and revenue for both parties. Move.com Group is currently negotiating a number of potential relationships to expand its service and product offerings to continue to assist movers, homeowners and renters before, during and long after their move. In addition, Move.com Group expects to generate significant advertising client leads by leveraging Cendant's extensive business-to-business marketing relationships with over 100 major vendor corporations. Cendant's preferred alliance group, which manages these relationships, will work closely with Move.com Group to market the advertising opportunities on the move.com network.


PURSUE STRATEGIC ALLIANCES AND ACQUISITIONS, INCLUDING INTERNATIONAL
  OPPORTUNITIES


    Move.com Group will continue to form strategic alliances with key Internet sites to increase brand awareness, traffic and revenue. In addition, Move.com Group will pursue acquisitions and partnerships both in the United States and selected international markets, including Canada, the United Kingdom and continental Europe, that can provide complementary capabilities, additional content and services, technical personnel, established consumer relationships and online traffic.



MOVE.COM GROUP'S COMPETITIVE ADVANTAGES



    Move.com Group has considerable advantages that distinguish it from its online competitors by virtue of having all of the following:



    - substantial existing online traffic bases of rent.net, the most visited Web site for real estate rentals, and Cendant Group's real estate franchise systems' Web sites;



    - the expertise of Rent Net, a pioneer of online real estate services, in building and driving consumer traffic through distribution partnerships;



    - an agreement with AltaVista Company, an operator of new-media and commerce network on the Internet, for Move.com Group to be an exclusive real estate content provider of the new AltaVista Real Estate Channel;



    - affiliation and intercompany relationships with Cendant Group's leading real estate franchise systems, brands and businesses, which provide Move.com Group with:



       - content at no cost, including up-to-date listings of homes for sale under 40-year agreements with the CENTURY 21-Registered Trademark-, COLDWELL BANKER-Registered Trademark- and ERA-Registered Trademark-real estate franchise systems;



       - industry-leading expertise in relocation, home buying/selling, mortgage financing/refinancing and local advertising from the managements of Cendant Mobility, the CENTURY
           21-Registered Trademark-, COLDWELL BANKER-Registered Trademark- and ERA-Registered Trademark- real estate franchise systems, Cendant Mortgage and Welcome Wagon, respectively;



       - brand exposure through Cendant Group's real estate franchise systems' multi-million-dollar national advertising campaigns and direct promotions by their brokers and agents; and



       - access to and resources associated with Cendant Group's well-established business-to-business marketing relationships with over 110 vendor corporations; and



    - state-of-the-art technology platform delivering customized consumer experiences by interactively capturing consumers' interests and tailoring content to their needs.

MOVE.COM NETWORK

    The move.com network is comprised of the following Web sites that offer quality relocation, real estate and home-related content and services.


    MOVE.COM. Move.com is Move.com Group's Internet portal and flagship site. Move.com is dedicated to providing consumers a one-stop solution for their relocation, real estate and home-related needs before, during and after a move. Move.com combines home and rental housing listings, mortgage services, such as mortgage calculators and guides, listings of mortgage rates and types, information regarding pre-qualification programs, and an online mortgage application process, and numerous moving and home-related services to help make moves easier, less stressful, more efficient and enjoyable. Move.com offers content and services through planning, renting, buying, selling, moving and living site tabs.


    RENT.NET. Rent Net is a leading online rental and relocation guide and advertising source for the apartment industry, representing properties and relocation services in more than 3,000 cities across North America. Rent Net's paying advertising clients include managers and owners of over 13,000 apartment communities representing over 3 million apartment units in all 50 states and Canada. Rent Net provides rental listings containing detailed property descriptions, photographs, floor plans, 360 virtual tours, and direct communication links to rental property managers. According to Media Metrix, Rent Net was the most visited Web site for real estate rental listings, based on unique visitors, during 1999, including December 1999, the most recently measured period.

    SENIORHOUSING.NET. Senior Housing Net provides the move.com network with a directory of over 750 retirement communities, assisted living facilities and nursing homes containing detailed property descriptions, photographs, floor plans, 360 virtual tours and direct communication links to onsite managers.

    CORPORATEHOUSING.NET. Corporate Housing Net is the leading online directory and advertising source for the temporary/corporate housing industry, with over 400 local and national listing providers across the United States and Canada. Through Corporate Housing Net, users are able to access detailed property information, including photos, floor plans and available amenities, and may contact leasing agents via e-mail, fax or phone.

    SELFSTORAGE.NET. Self Storage Net is the leading online directory and advertising source for the self storage industry, with listings for over 3,000 storage facilities across the United States and Canada. Through Self Storage Net, users are able to access descriptions of facilities photos and maps, as well as direct communication links to facility owners or managers.


    CENTURY21.COM. Century21.com is the official Web site for the CENTURY21-Registered Trademark- real estate franchise system, which is part of the Cendant Group. The CENTURY21-Registered Trademark- franchise system is comprised of over 6,300 independently owned and operated offices with approximately 110,000 brokers and agents worldwide, in more than 25 countries and territories. The CENTURY21-Registered Trademark- franchise system provides the move.com network with home listings and brand exposure. Move.com Group manages the Web site's maintenance and technical support and acts as an advertising placement agent.



    COLDWELLBANKER.COM. Coldwellbanker.com is the official Web site for the COLDWELL BANKER-Registered Trademark- real estate franchise system, which is part of the Cendant Group. The COLDWELL BANKER-Registered Trademark- franchise system has nearly 3,000 independently owned and operated real estate offices with more than 70,000 sales associates throughout the United States, Canada, Mexico, Central America, the Caribbean, Israel and Singapore. The COLDWELL BANKER-Registered Trademark- franchise system provides the move.com network with listings of residential and vacation properties and brand exposure. Move.com Group manages the Web site's maintenance and technical support and acts as an advertising placement agent.



    ERA.COM. Era.com is the official Web site for the ERA-Registered Trademark-real estate franchise system, which is part of the Cendant Group. The ERA-Registered Trademark- franchise system is comprised of more than 2,600 independently owned and operated offices with approximately 29,000 sales associates worldwide. The ERA-Registered Trademark- franchise system provides the move.com network with residential property listings and brand exposure. Move.com Group manages the Web site's maintenance and technical support and acts as an advertising placement agent.



    WELCOMEWAGON.COM. Welcomewagon.com is the official Web site of Welcome Wagon/Getko, which is part of the Cendant Group. Welcomewagon.com provides the move.com network with local community information, including a directory of more than 40,000 local merchants and service providers nationwide.


CONSUMER SERVICES

    PLANNING. The move.com network provides a broad range of content and tools to assist consumers in the complex decisions and tasks involved in the moving process. Planning tools available on the move.com network include a moving planner that describes the numerous tasks that a consumer should complete before he or she moves. In addition, consumers can use budgeting and analysis tools to help determine what they are able to afford and whether they should buy or rent. Consumers also can get neighborhood information, including data on schools, crime, climate, cost of living and other demographic information covering all 50 states and 95% of all zip codes in the United States.

    RENTING. Users of the move.com network have access to a comprehensive rental guide to apartments, senior housing, temporary/corporate housing, self storage facilities and vacation rentals. Move.com Group offers consumers a significantly better way to find a rental property that combines a fast and easy searching experience with content, tools and personalization features to make finding a property less onerous and more manageable. Move.com Group publishes rental housing listings from all 50 states, Canada and 40 other countries. These listings are frequently updated and can be searched and sorted based on users' criteria. For example, a user looking for an apartment can choose a city and state, then narrow the search by number of bedrooms and monthly rent and then sort the results according to various criteria. A user can then get detailed information about the apartment including square footage, amenities offered and whether pets are allowed. Many of the apartment, temporary/ corporate and senior housing listings include a location map, a floor plan, and pictures and/or a "360 virtual tour" provided through Internet Pictures Corporation, or IPIX. The "virtual tours" give the potential renter the opportunity to view an entire room, from floor to ceiling and all the way around on his or her computer screen.

    In addition to detailed listings, Move.com Group offers potential renters information on tenant rights and gives advice on how to improve relationships with a landlord or neighbor.

    BUYING. The move.com network serves as a one-stop destination for valuable services and tools to assist consumers in the home-buying and financing process. Consumers can begin by consulting a checklist that breaks down this complicated process into discrete stages or directly access relevant content and other tools, including listings and financing services.

    Through 40-year agreements with Cendant, Move.com Group provides a national directory of listings of homes for sale from CENTURY21-Registered Trademark-, COLDWELL BANKER-Registered Trademark- and ERA-Registered Trademark-, three of the five largest residential real estate franchise systems in the world. Users can search and sort these listings based on specified criteria. Users also may subscribe to an e-mail service that provides weekly updates of new listings. Home listings on move.com are updated daily after a broker or agent updates his or her listings. Move.com also offers users access to a national directory of brokers and agents and information to help consumers identify quality real estate professionals through either a targeted search, or a link to a particular broker's or agent's home page.


    Move.com Group offers mortgage origination, refinancing and mortgage-related tools and content through Cendant Mortgage, the sixth-largest retail mortgage originator in the United States with approximately $26 billion in mortgage originations in 1999, for which the Move.com Group receives a marketing


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

fee. When Move.com Group completes the process of obtaining mortgage broker licenses in all 50 states, expected in 2001, it will serve as a mortgage broker for Cendant Mortgage and others, and will expect to receive compensation for each mortgage originated for which it served as broker. Although not yet finalized, it is currently expected that this compensation from Cendant Corporation will be approximately 50 basis points (i.e., one half of one percent) of the principal amount of each closed mortgage. Visitors to the move.com Web site can research, apply for, monitor, receive and service mortgage loans online. After submitting an application, users can track their loan status online at anytime. Prospective borrowers also can interact with customer service representatives either by e-mail or telephone to check the status of their loans or lock-in interest rates. In addition to getting a new mortgage, Move.com Group offers consumers analytical tools to help them decide whether they can benefit from refinancing their existing mortgage. Move.com Group provides information and analysis of the goals, advantages and costs of refinancing. Furthermore, users can sign up for a service that sends automatic e-mail updates of loan rates, allowing them to conveniently monitor interest rate movements.



    SELLING. Move.com Group provides various tools and information to help home sellers. For example, consumers can consult a selling guide that answers many frequently asked questions and provides useful data on neighborhoods and home values, as well as tips on how to increase a home's resale value. Consumers also can connect with a real estate professional to assist them in maximizing the return on their home investment.



    MOVING. Move.com Group consults with and utilizes the expertise of Cendant Mobility, a member of the Cendant Group and the largest provider of corporate employee relocation services in the world, in developing for consumers valuable information and tools to help successfully navigate the moving process. For example, Move.com Group's moving day countdown calendar allows users to plan and track each step of the moving process from packing to settling into the new home. In addition, Move.com Group's business relationships provide Move.com Group's customers access to packing, shipping, storage, trucking, insurance and other moving-related products and services. Users also have access to critical disconnection and connection services through National Home Connections, which permit them to conveniently change, at no cost, their utilities and cable providers, newspaper subscriptions, mailing address and vehicle and voter registration.



    LIVING. Move.com Group offers a variety of valuable resources to meet consumers' furnishing, decorating, parenting, home improvement and other home-related needs. Through various quality-oriented businesses, Move.com Group offers consumers the opportunity to connect with providers of furniture, childcare, home improvement and other home-related products and services. In addition, Move.com Group assists consumers in their integration into a new community by providing links to Welcome Wagon's discount offers from local merchants across the United States and Canada.


BUSINESS SERVICES


    Move.com Group provides a variety of value-added products and services for businesses, who are trying to reach Move.com Group's highly targeted and valued user base.


    BROKERS AND AGENTS. Move.com Group will offer various products and services to help increase productivity and effectiveness to the real estate professionals of the CENTURY 21-Registered Trademark-, COLDWELL BANKER-Registered Trademark- and ERA-Registered Trademark- franchise systems. These products and services include listing enhancements and helpful advice on ways to most effectively follow up on e-leads.

    Move.com Group expects to offer brokers and agents several fee-based listing enhancement options, which can provide an economical method for brokers and agents to attract qualified homebuyers and motivated sellers. While a recent survey shows that most top-producing real estate brokers and agents spend between $300 and $900 on marketing per transaction, Move.com Group intends to reduce this cost significantly for professionals who utilize enhanced listings.

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
    RENTAL PROPERTY MANAGERS AND OWNERS. Move.com Group offers services to managers and owners of apartments, self storage, senior housing and temporary/corporate housing facilities in all 50 states and Canada. These fee-based services include a variety of listing enhancements such as prominent placement, unlimited text descriptions, color photos and virtual tours. In its largest category of apartments, Move.com Group historically has targeted the estimated 25,000 large apartment communities that have ongoing listing needs and spend money on advertising. Through its recent acquisition of MetroRent, Move.com Group has begun to target apartment buildings with 25 or fewer units. Move.com Group also targets managers and owners of 50,000 senior housing facilities, 1,000 temporary/corporate housing properties and 30,000 self storage facilities.

    Move.com Group places a substantial emphasis on maintaining its existing base of rental property clients and services each of them on a regular basis. Most rental property clients are assigned a field representative who is responsible for helping them take full advantage of the marketing power of the Internet and is capable of answering their questions and updating their listings on a timely basis. Each year since 1995, Move.com Group has retained over 90% of its rental property client base. Move.com Group believes that this high retention rate is a good indicator of the value of the services it provides rental property managers and owners and the satisfaction and results it delivers.

    Currently, Move.com Group's rental property paying clients include managers and owners of over 13,000 apartment communities representing over 3 million apartment units in all 50 states and Canada, over 750 senior housing facilities in all 50 states, over 400 temporary/corporate housing companies worldwide and over 3,000 self storage facilities in 47 states and Canada.

    ADVERTISING CLIENTS AND SPONSORS. Move.com Group offers businesses the ability to reach users through traditional banner advertisements and/or through sponsorship arrangements. Advertising clients and sponsors can purchase placements with direct links to their sites on various content areas of move.com or across the entire move.com network. In addition, companies can enter into sponsorship arrangements with Move.com Group to allow users of the move.com network to link directly to the sponsors' sites by featuring "fixed buttons" or other prominent placements. Move.com Group sells advertisements and sponsorships typically for a fixed fee either paid up-front or monthly and/or fees based on e-commerce transactions generated through leads provided by the move.com network.


    Move.com Group's principal advertisers and sponsors as of March 31, 2000 are listed below:


                                 MOVE.COM GROUP
                        ADVERTISING CLIENTS AND SPONSORS

    - hardware.com                                 - CarsDirect.com, Inc.
    - Carefinder.com, Inc.                         - Ryder TRS Inc.
    - ImproveNet, Inc.                             - Allstate Corporation
    - Furniture.com, Inc.                          - CORT Furniture Rental
    - Internet Pictures Corporation (IPIX)         - barnesandnoble.com llc


Revenue from those of the above clients and sponsors were parties to agreements in 1999, constituted approximately 17% of Move.com Group's revenue for the year ended December 31, 1999, although not all of those agreements were in effect for the full year.


    WELCOME WAGON CLIENTS. Move.com Group will provide online marketing services for a fee to Welcome Wagon, a premier direct marketer for over 40,000 local merchants. Registered users of move.com, who visit the Welcome Wagon section of move.com, will be able to view and download discount offers from local merchants.

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    PERSONALIZED RELATIONSHIP MANAGEMENT.  Move.com Group utilizes the
BroadVision One-to-One Enterprise software, which permits customizing the site's content to the expressed needs and interests of individual users during each visit on a real-time basis. By interactively capturing users' profiles and organizing and targeting content to each user, move.com maximizes utility for both consumers and Move.com Group's business partners. Consumers are directed to desired products or services, while business partners who provide the particular products or services are able to access the most likely buyers of their products and services. Move.com Group's privacy policy prohibits the distribution of a consumer's personal information without his or her consent.

SALES AND MARKETING

    Move.com Group's sales and marketing efforts are directed toward building brand awareness, increasing online traffic and expanding the number of business partners.

    PURSUE AGGRESSIVE CONSUMER MARKETING STRATEGY. Move.com Group will focus on aggressively increasing its user base by building its brand into a widely recognized and accepted consumer name. Move.com Group draws upon Rent Net's pioneering experience, that goes back to 1995, in building Rent Net, through online distribution partnerships, into the most visited Web site for real estate rental listings. Move.com Group will increase brand awareness by expanding existing and formulating new marketing efforts through both online promotions and traditional media such as television, radio and printed publications nationwide.


    On the Internet, Move.com Group already has relationships with many leading online distribution partners. Move.com Group has an agreement with AltaVista to serve as an exclusive real estate content provider to the new AltaVista Real Estate Channel. As part of the agreement, AltaVista will also promote this co-branded channel and the move.com network throughout its high traffic network of sites including AltaVista Search, altavistashopping.com and AltaVista Live!


    LEVERAGE CENDANT'S REAL ESTATE BRANDS' ADVERTISING CAMPAIGNS AND ONLINE TRAFFIC. Move.com Group expects to establish a strong, mutually beneficial relationship with Cendant Group's leading real estate franchise systems. The multi-million dollar national and local television, radio and print advertising campaigns for the CENTURY 21-Registered Trademark-, COLDWELL
BANKER-Registered Trademark- and ERA-Registered Trademark- real estate franchise systems will continuously promote the move.com network. Move.com Group will, in turn, promote these franchise systems in its national marketing campaigns. The franchise systems' brokers and agents also will promote the move.com network through word-of-mouth. Common navigation buttons, along with the move.com logo, will be placed toward the top of each page of the franchise brands' sites and will allow users to click-through to move.com's home page and other areas of move.com, such as the mortgage center or moving planner. Moreover, Move.com Group has implemented common ad server tools in order to effectively sell advertisements on each of the franchise brands' sites.

    CONTINUE TO BUILD AND STRENGTHEN RELATIONSHIPS WITH BUSINESS
PARTNERS. Move.com Group has a dedicated group of 60 trained sales professionals, throughout the United States, marketing to and servicing real estate professionals and third-party product and service providers. Move.com Group has developed effective methods of capturing and retaining business partners through time-tested processes and superior customer relations. Move.com Group expects to continue to add significantly to its sales resources over time.

    LEVERAGE CENDANT'S WELCOME WAGON AND PREFERRED ALLIANCE MARKETING
EFFORTS. Move.com Group expects to leverage Cendant's extensive sales resources associated with Welcome Wagon and the preferred alliance group. Cendant currently has over 300 Welcome Wagon sales agents nationwide marketing to local merchants and an established preferred alliance sales team marketing to major

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corporations. These sales agents will offer their customers online exposure on the move.com network and should serve as a significant source of leads and business partners to Move.com Group.

INFRASTRUCTURE AND TECHNOLOGY


    Move.com Group's infrastructure incorporates leading-edge technologies to deliver a secure, robust and scalable multi-tier architecture. This architecture includes redundancy and application and database server tiers, ensuring high availability and scalability.



    Move.com Group's application logic is based on platform-independent, component-based solutions, allowing component systems to scale to enterprise levels while being distributed over multiple servers for redundancy. This high-performance architecture will enable Move.com Group to deliver a high-quality, secure user experience 24 hours a day, seven days a week. Move.com Group's current systems are capable of handling over 2 million sessions a day and planned upgrades in the third quarter of 2000 are expected to increase site capacity to over 4 million sessions a day. Current overall site session utilization is approximately 65%, with spikes to approximately 75%.


    Move.com network's sites are primarily hosted in Cendant's Data Center located in Garden City, New York. The Data Center is a state-of-the-art facility providing maximum security, production system monitoring, redundant power, multi-zoned air conditioning, fire suppression, and redundant, high-bandwidth telecommunications capability. Back-ups are done on a daily basis and tapes are stored at an offsite location.


COMPETITION


    The market for online relocation and real estate-related services is relatively new, intensely competitive and rapidly changing. Move.com Group's success will depend on its ability to continue to provide comprehensive, timely and useful information to attract and maintain both consumers and business partners.

    Move.com Group believes that the primary competitive factors in attracting consumers to the move.com network are:

    - brand recognition;

    - quality, depth, breadth and presentation of content and services;

    - functionality;

    - ease-of-use; and

    - quality and reliability of service.

    Move.com Group believes that the principal competitive factors in attracting advertisers and content providers to the move.com network are:

    - amount of traffic and user demographics;

    - quality of service;

    - ability to provide targeted audience and quality leads that become customers;

    - cost-effectiveness of advertising on the move.com network; and

    - ability to integrate content and purchase opportunities.

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    Move.com Group's main existing and potential competitors for consumers and advertisers include:

    - Web sites offering home or apartment listings together with other related services, such as apartments.com, cyberhomes.com, homehunter.com, homestore.com, homeseekers.com, homeadvisor.com, iown.com, newhomenetwork.com and realestate.com;

    - online services or Web sites targeting buyers and sellers of real estate properties and financial services companies, offering real estate-related products and services;

    - general purpose consumer Web sites, search engine providers, and Web sites maintained by Internet service providers that offer relocation, real estate or home-related content;

    - traditional forms of media such as radio, television, newspapers and magazines; and

    - offline relocation, real estate and home-related product and service companies.

    Move.com Group believes its various competitive advantages, including its affiliation with Cendant's real estate franchise systems and its proprietary database and content will permit it to compete favorably with its competitors. However, many of Move.com Group's existing competitors, as well as a number of potential new competitors, have greater name recognition, larger existing consumer bases and significantly greater financial, technical and marketing resources. Move.com Group may not be able to compete successfully for consumers, clients and staff and increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect its business, results of operations and financial condition.

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND DOMAIN NAMES

    Move.com Group regards substantial elements of the move.com network and underlying technology as proprietary and attempts to protect them by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure. Despite Move.com Group's precautions, it may be possible for a third party to copy or otherwise obtain and use Move.com Group's proprietary information without authorization or to develop similar technology independently.

    Move.com Group intends to apply to register the move.com logo as a federal trademark. Rent Net is a registered trademark. Other trademarks and service marks in this prospectus are the property of their holders. Move.com Group has registered the Internet domain names "Move.com," "Rent.Net" and other domain names Move.com Group uses. This gives Move.com Group the exclusive rights to use these names as the addresses for its Web sites in the United States. The regulation of domain names is subject to change. Some proposed changes include the creation of additional top-level domains in addition to the current top-level domains, such as ".com," ".net" and ".org." It is also possible that the requirements for holding a domain name could change. Therefore, Move.com Group may not be able to obtain or maintain relevant domain names for all of the areas of its business. It may also be difficult for Move.com Group to prevent third parties from acquiring domain names that are similar to move.com network's domain names, that infringe Move.com Group's trademarks or that otherwise decrease the value of Move.com Group's intellectual property.

    Move.com Group may not be able to register "Move.com" and certain of its trade names as federal trademarks because those names may be generic or too descriptive to qualify for federal trademark protection. Accordingly, Move.com Group may not be able to prevent other people from using those names in their businesses or in such a way as to damage its reputation, which could ultimately affect its revenue.

    Move.com Group currently licenses from third parties technologies and information incorporated into the move.com network. As Move.com Group continues to introduce new services that incorporate new technologies and information, Move.com Group may be required to license additional technology and information from others.

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
    Legal standards relating to the validity, enforceability and scope of protection of proprietary rights are uncertain and are still evolving, especially as they relate to Internet-related rights. In addition, the laws of some foreign counties may not protect Move.com Group's rights to the same degree as those of the United States. For these reasons, Move.com Group cannot be sure that the steps it takes will adequately protect its proprietary rights. Move.com Group also may be required to litigate to enforce its intellectual property rights or to determine the validity and scope of proprietary rights of others. This could create substantial costs and diversion of management's attention. See "Risk Factors--Move.com Group relies on intellectual property rights which may not be adequately protected under current laws."

PRIVACY POLICY

    Move.com's privacy policy seeks to give its consumers as much control as possible over their personal information. Move.com gathers two types of information about consumers: data that consumers provide through optional, voluntary registration on the move.com network and data Move.com Group gathers through aggregated tracking, mainly by tallying page views. This information enables Move.com Group to tailor its content to consumers' needs and helps Move.com Group's advertisers understand the demographics of its audience. Move.com Group does not disclose visitor personal information to third parties without the visitor's consent.

REGULATION

    RESPA requires certain disclosures, including a good faith estimate of closing costs and fees, as well as mortgage servicing transfer practices. RESPA also prohibits the payment or receipt of kickbacks or referral fees, fee shares or splits, or unearned fees in connection with the provision of real estate settlement services. It is a common practice for online mortgage and real estate-related companies to enter into advertising, marketing and distribution arrangements with other Internet companies and Web sites whereby the mortgage and real estate-related companies pay fees for advertising, marketing and distribution services and other goods and facilities based on the number of click-throughs, completed mortgage loan applications or closed mortgage loans derived from such arrangements. The applicability of RESPA's referral fee prohibitions to the compensation provisions of these arrangements is unclear and the Department of Housing and Urban Development has provided no guidance to date on the subject. Although Move.com Group believes that it has structured its relationships with Internet advertisers to ensure compliance with RESPA, some level of risk is inherent absent amendments to the law or regulations, or clarification from regulators.

    Although Move.com Group's operations on the Internet are not currently regulated by any government agency in the United States beyond regulations discussed above and applicable to businesses generally, it is likely that a number of laws and regulations may be adopted governing the Internet. In addition, existing laws may be interpreted to apply to the Internet in ways not currently applied. Regulatory and legal requirements are subject to change and may become more restrictive, making Move.com Group's compliance more difficult or expensive or otherwise restricting its ability to conduct its business as it is now conducted. Such changes could hurt its business. See "Risk Factors-- Increased government regulation and legal uncertainties relating to the Web could increase Move.com Group's costs of transmitting data and increase legal and regulatory expenditures and could decrease client and consumer base."

                               LEGAL PROCEEDINGS

    As of the date of this prospectus, none of the entities in Move.com Group is a party to any litigation or other legal proceeding that, in Move.com Group's opinion, could have a material adverse effect on its business, operating results or financial condition.

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    For a description of legal proceedings relating to Cendant, see "Risks
Related to Cendant Corporation--Discovery of Accounting Irregularities and Related Litigation and SEC Investigation."

                            MOVE.COM GROUP EMPLOYEES


    As of March 31, 2000, Move.com Group had 270 full-time employees. Move.com Group has never had a work stoppage and no personnel is represented under collective bargaining agreements. Move.com Group believes that its future success will depend in part on Move.com Group's ability to attract, integrate, retain and motivate highly qualified personnel, and upon the continued service of Move.com Group's senior management and key technical personnel. Competition for qualified personnel in Move.com Group's industries and geographical locations is intense. Move.com Group cannot assure you that it will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified employees to conduct its business in the future. Move.com Group considers its relationship with its employees to be satisfactory.


                           MOVE.COM GROUP FACILITIES

    Move.com Group's principal executive and corporate offices and network operations center are located in San Francisco, California, in approximately 96,000 square feet of office space under a lease that expires in 2006. Move.com Group also maintains operations in New York, New York and Knoxville, Tennessee. Move.com Group believes that its facilities are adequate for its current operations and that additional space will be available for future expansion if necessary.

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
                           MOVE.COM GROUP MANAGEMENT

EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following sets forth information regarding the executive officers and key employees of Move.com Group:

NAME                                       AGE      POSITION
----                                     --------   --------
    Sarah Nolan                             49      Chief Executive Officer and President

    Phil Marcus                             29      Chief Strategic Officer/Co-Founder

    Jed Katz                                29      Chief Strategic Officer/Co-Founder

    Barry Allen                             47      Chief Financial Officer

    Bernie Hamilton                         60      Chief Quality Officer

    Marc West                               40      Chief Technology Officer

    Nicole Vogel                            31      Vice President of Business Development

    Michael Tchao                           36      Vice President of User Experience

    Scott Deaver                            48      Vice President of Marketing

    Andrew Straus                           28      Vice President of Directory Services

    SARAH NOLAN has been Chief Executive Officer and President of Move.com Group since September 1999. Prior to joining Move.com Group, Ms. Nolan was Chairman of the Board and Chief Executive Officer of Narrowline, an Internet advertising exchange and research company. From May 1997 to November 1997, Ms. Nolan worked at Hambrecht & Quist LLP, for whom she served as President and Chief Executive Officer of OptionsLink. From 1986 to 1992, Ms. Nolan worked at American Express as Executive Vice President of its Travel Related Services division and also served as President of the AMEX Life Assurance Company. Ms. Nolan has also held positions at Booz Allen & Hamilton, Irving Trust Company and McGraw-Hill. Ms. Nolan has an M.B.A. from New York University and a B.A. from Rhodes College.

    PHIL MARCUS is a Co-Chief Strategic Officer and a Co-Founder of Move.com Group. As Chief Strategic Officer, Mr. Marcus, along with Mr. Katz, concentrates on the high growth opportunities for Move.com Group including new business initiatives, international expansion and mergers & acquisitions. Prior to starting Move.com Group, Mr. Marcus was the President and Co-Founder of Rent Net. In this role, Mr. Marcus oversaw consumer marketing, software and product development, new business development, accounting/finance as well as general corporate strategy. Prior to founding Rent Net, Mr. Marcus was an associate at the law firm of O'Melveny and Myers and was a tax accountant at Ernst & Young in Los Angeles. Mr. Marcus holds a Juris Doctorate degree from Hastings College of the Law and a B.A. in Business-Economics from UCLA.

    JED KATZ is a Co-Chief Strategic Officer and a Co-Founder of Move.com Group. As Chief Strategic Officer, Mr. Katz, along with Mr. Marcus, concentrates on the high growth opportunities for Move.com Group including new business initiatives, international expansion and mergers & acquisitions. Prior to starting Move.com Group, Mr. Katz was the COO and Co-Founder of Rent Net. In this role, Mr. Katz managed client sales and marketing, operations and corporate strategy, growing the company from 2 to 160 people. Prior to founding Rent Net in late 1994, Mr. Katz worked in Los Angeles as an investment manager for Southwest Housing Investments. Prior to that, Mr. Katz was an apartment manager in Los Angeles. A frequent speaker on the benefits of online marketing for the real estate industry, Mr. Katz has also published articles in many of the industry trade magazines. Mr. Katz has an M.B.A. from The University of California at Berkeley and a B.A. in Business-Economics from UCLA.

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    BARRY ALLEN has been Chief Financial Officer of Move.com Group since
December 1999. Prior to joining Move.com Group, Mr. Allen was Chief Financial Officer of Marketwave Corporation, a provider of enterprise-class e-business software from June 1998 to September 1999. From 1996 to June 1998, Mr. Allen worked at Cascade Design Automation Corp. as Chief Financial Officer. From 1990 to 1996, Mr. Allen worked at Celerex Corp. as Chief Financial and Administrative Officer. Mr. Allen also served as President and Chief Operating Officer of Air Data Express. Mr. Allen has also worked at First Columbia Management Corp. and Coopers & Lybrand. Mr. Allen has a B.A. in business administration from the University of Washington.

    BERNIE HAMILTON has been Chief Quality Officer of Move.com Group since December 1999. Prior to joining Move.com Group, Mr. Hamilton was Senior Vice President and General Auditor of the American Express Company from 1992-1998. Throughout his 25 year career with American Express, Mr. Hamilton held various positions, primarily in American Express's Travel Related Services subsidiary. He served as Executive Vice President and Chief of Staff from 1991-1992, Executive Vice President--Strategic Business Systems from 1989-1990, President--Latin America and Caribbean Division from 1979-1989, Vice President and Chief Financial Officer from 1975-1979, and Director Management Science and Planning from 1973-1974. Mr. Hamilton also worked as a consultant for Mathematica, Inc. and was a Captain in the U.S. Army. Mr. Hamilton has a Ph.D. in Business Administration from UCLA, an M.B.A. from UCLA and a B.S. in Mechanical Engineering Industrial Option from Notre Dame.


    MARC WEST has been Chief Technology Officer of Move.com Group since February 2000. Prior to joining Move.com Group, Mr. West was Chief Information Officer of BlueStone Capital Partners, L.P. and TRADE.com from 1999 to 2000 where he was responsible for all aspects of technology and e-business development. Mr. West also served as Vice President, Information Technology Services for The Quick & Reily Group, Inc. from 1998 to 1999 and Senior Practice Director for Oracle Corporation from 1995 to 1998. Mr. West has also held positions with Sequent Computer Systems, Inc. and Mobile Corporation. Mr. West has an M.S. in Human Resources Management from Golden Gate University and a B.S. in Computer Sciences from the University of Maryland.



    NICOLE VOGEL has been Vice President of Business Development since July 1999. Prior to joining Move.com Group, Ms. Vogel was Vice President of Business Development for Turner Interactive Sales, responsible for new business on the CNN family of Web sites, which include, CNN.com, CNNfn.com (Financial Network) and CNNSI.com (Sports Illustrated), as well as other Turner Broadcasting Web sites, such as Cartoon Network.com and WCW.com. As one of the original five members of the Turner Interactive Sales team, she oversaw the growth of that division from five to over 50. Prior to her Internet-related duties, Nicole oversaw Corporate Strategic Planning for Turner's cable sales divisions. Ms. Vogel has a B.A. from American University.



    MICHAEL TCHAO has been Vice President of User Experience since August 1999. Prior to joining Move.com Group, Mr. Tchao ran a technology marketing strategy consulting practice helping companies develop, launch and market new technology products and services. His clients included Fortune 500 companies as well as a number of smaller Internet-related startups. Prior to consulting, Mr. Tchao spent 10 years in various product development and product marketing positions at Apple Computer developing and launching over 250 hardware and software products. Mr. Tchao has a B.S. in Engineering Product Design from Stanford University.


    SCOTT DEAVER joined Move.com Group as Vice President of Marketing in September 1999. Prior to joining Move.com Group, Mr. Deaver worked at Cendant for nine years and held various positions in brand management, including Vice President Marketing for Ramada and Howard Johnson hotels. Since 1997 to September 1999, Mr. Deaver served as Senior Vice President Corporate Marketing where he concentrated on cross-marketing initiatives for Cendant's business units. Prior to joining Cendant, Mr. Deaver was Director of Consumer Marketing for Holiday Inns, and was responsible for the initial marketing launch of Embassy Suites Hotels.

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    ANDREW STRAUS joined Move.com Group as Vice President of Directory Services
in May 1999. From January 1996 until May 1999, Mr. Straus had been a Director of Rent Net. Mr. Straus hired, trained and managed Rent Net's initial sales force and has overseen the growth and development of its apartment product since its early stages. Today, he oversees both the residential apartment listings product as well as the other directories such as Senior Housing Net, Self Storage Net and Rent Net's Corporate Housing Guide. Mr. Straus is an Advisory Council member of the National Multihousing Council, an organization for owners, developers and operators of apartment communities. Prior to joining Rent Net, Mr. Straus was an investment manager for City National Bank of Beverly Hills. He earned a B.A. degree in Economics from UCLA in 1993.


MOVE.COM GROUP STOCK OPTION PLAN

    The following is a brief description of the material features of the Move.com Group Option Plan. Such description is qualified in its entirety by reference to the full text of the Option Plan, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

    The Option Plan provides for grants of options to eligible employees of Move.com Group and Cendant Group, at the sole discretion of Cendant's Compensation Committee. A majority of the employees of Move.com Group will be granted options under the Option Plan. Subject to adjustment as provided in the Option Plan, the total number of shares of Move.com stock reserved and available for delivery to optionees is six million (6,000,000). No optionee may be granted options under the Option Plan covering more than 50% of the total number of shares of Move.com stock authorized for issuance under the Option Plan over any consecutive two (2) year period. Shares subject to an option may be authorized and unissued shares or may be treasury shares. If any option terminates without being exercised, the shares of Move.com stock subject to such option will again be available for option grants under the Option Plan.

    The Option Plan will be administered by the Compensation Committee of the board of directors of Cendant or by such other committee as the board of directors of Cendant may designate or by the board of directors of Cendant. The Compensation Committee is authorized, among other things, to select the employees of Move.com Group and Cendant Group to whom options will be granted, the number of shares and per share exercise price applicable thereto, as well as to determine the terms and conditions of such options. Such selections will be made to advance the goals set forth above, including to align the interests of the employees of Move.com Group and Cendant Group employees who support the Move.com Group operations, with the interests of the stockholders of the Move.com stock. Subject to the terms and conditions of the Option Plan, the Compensation Committee is authorized to interpret the Option Plan and adopt administrative rules, guidelines, policies and practices applicable to the Option Plan, as well as to make all determinations under the Option Plan.

    Options to purchase shares of Move.com stock are the only awards authorized to be granted under the Option Plan. No option granted under the Option Plan may qualify as an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code. The exercise price per share applicable to any option is determined by the Compensation Committee, but may not be less than the fair market value (as defined in the Option Plan) of a share of Move.com stock as of the date of grant.

    Stock options may be exercisable subject to the terms of the option agreement, or by such other manner determined by the Compensation Committee. The Compensation Committee may permit optionees to defer the receipt of shares issuable in connection with the exercise of any option. Except as set forth in the Option Plan, options may not be transferred or otherwise assigned, pledged or encumbered in any way.

    All options granted under the Option Plan will be subject to a vesting schedule established by the Compensation Committee.

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
    The Option Plan provides for the termination of options in the event that any optionee's employment is terminated for cause (as defined in the Option
Plan). The Option Plan also has provisions for treatment of outstanding options in the event an optionee terminates employment with Move.com Group for any other reason.

    The Option Plan provides that in the event of a change-of-control transaction (as defined in the Option Plan), certain options granted thereunder will become immediately exercisable with respect to 25% of the unvested portion thereof on a pro rata basis according to the scheduled vesting dates.

    The Option Plan will terminate by its terms on October 29, 2009, but may be earlier terminated or amended at any time by the board of directors of Cendant at its sole discretion, except that no such termination or amendment may impair the rights of any optionee with respect to any then outstanding options.


    Grants of options under the Option Plan are subject to the discretion of the Compensation Committee and therefore indeterminable. However, as of the date hereof, 1.2 million options have been granted to employees of Cendant Group and
2.5 million options have been granted to employees of Move.com Group under the Option Plan.


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                              CERTAIN TRANSACTIONS


    After the offering, the relationship between Cendant Corporation and Move.com Group will be governed by Intracompany Agreements.



    Certain wholly-owned subsidiaries of Cendant that are part of Move.com Group are parties to various long-term agreements with subsidiaries of Cendant that are part of Cendant Group. Since all the parties are wholly-owned subsidiaries of Cendant, they may be amended at any time if Cendant so chooses, subject to the requirement that Cendant exercise its fiduciary responsibilities to its stockholders.


    RELATIONSHIPS WITH REAL ESTATE FRANCHISORS. On October 1, 1999, Move.com Operations, Inc., on behalf of Move.com Group, and each of Century 21 Real Estate Corporation, Coldwell Banker Real Estate Corporation and ERA Franchise Systems, Inc. entered into three separate 40-year Internet Cooperation Agreements.

    Each franchisor has agreed to provide its residential real estate listings for display on move.com. In addition, each franchisor has agreed to use commercially reasonable efforts to promote move.com to its brokers and agents and to provide content for move.com (e.g. information, articles and promotional material) from its Web site as mutually agreed by the parties based on a number of factors, including the franchisor cost. Further, each franchisor has agreed to place move.com identifying marks in a prominent location on its Web site and, where appropriate, reference move.com in its television, radio and other offline advertising.

    In return, Move.com Group has agreed to display each franchisor's listings, at no cost, on move.com to provide each franchisor with access to content developed by Move.com Group, to provide each of CENTURY 21-Registered Trademark- and COLDWELL BANKER-Registered Trademark- with 50,000, and ERA-Registered Trademark- with 25,000, banner advertisement impressions per month on move.com, and to provide both broker profile screens and Internet traffic reports to each franchisor's brokers and agents and to offer such brokers and agents various ancillary services developed by Move.com Group.

    Move.com Group has been assigned, and has agreed to undertake management of, the agreements with Web site hosting companies regarding the maintenance and support of century21.com, coldwellbanker.com and era.com. In addition, Move.com Group has agreed to serve as a nonexclusive business development representative for each franchisor, with respect to third party advertising on century21.com, coldwellbanker.com and era.com. In connection with this appointment, Move.com Group has the right to place all but 6% of the advertising on century21.com, coldwellbanker.com and era.com. Move.com Group is also serving as a nonexclusive advertising placement consultant for each franchisor, with respect to the placement of each franchisor's advertising on third party Web sites. Each franchisor has agreed that prior to appointing any party as agency of record for this service, it will meet with Move.com Group regarding Move.com Group's potential appointment as an agency of record.

    Move.com Group has also agreed to (1) pay each franchisor 10% of the revenue received by Move.com Group from the sale of ancillary services on move.com where the leads are attributable to the brokers or agents of such franchisor and (2) pay each franchisor 10% of the advertising revenue received by Move.com Group in connection with advertising placed on each franchisor's Web site. Each franchisor has agreed to pay to Move.com Group up to 6% of the value of the Web site management/ hosting services rendered by third parties to such franchisor; however, this amount is only payable out of any savings realized by such franchisor as a result of Move.com Group's assumption and management of the third party hosting agreements for such franchisor's Web site.

    Upon the expiration of pre-existing agreements that expire in June 2002, the real estate franchise systems will provide its residential real estate listings to Move.com Group on an exclusive basis.

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    RELATIONSHIPS WITH CENDANT MORTGAGE.  Move.com Operations, Inc., on behalf of Move.com Group, is currently negotiating various agreements with Cendant Mortgage Corporation, a wholly owned subsidiary of Cendant, under which Move.com Group's licensed affiliate, a member of the Move.com Group, will serve as an online mortgage broker for residential mortgage products offered by and through Cendant Mortgage. Move.com Group will therefore be the contact person for online customers, counseling them on mortgage options and procedures, guiding them through the mortgage process, taking applications and providing other standard services. Completed applications will be forwarded to Cendant Mortgage or another lender for underwriting and closing. The terms, including the financial terms, have yet to be finalized. Pursuant to a Software Development, Licensing and Computerized Loan Origination System Agreement, which is still being discussed, Cendant Mortgage will license a customized version of its Web-based loan origination platform to Move.com Mortgage. This software will enable Move.com Group to accept customer information to complete applications online. Also, pursuant to an Internet Cooperation Agreement still being discussed, the parties intend to provide various marketing services, including providing advertising space and links on the move.com Web site to various Cendant Mortgage mortgage programs and products.



    SERVICES ARRANGEMENTS. Move.com Operations, Inc., on behalf of Move.com Group, and Cendant Corporation are currently negotiating an Agreement pursuant to which Cendant Corporation will provide corporate services to Move.com Group similar to most of the services provided by Cendant to its other subsidiaries. The services to be provided will include support for finance functions such as treasury, accounts payable, payroll and external reporting, human resources-related services such as benefits administration and recruiting and employee relations assistance, legal support, and assistance with significant transactions such as acquisitions. Move.com Group will pay Cendant for such services with fees to be based on (1) actual costs incurred by Cendant in providing such services and (2) cost allocation methodologies employed by Cendant for its other subsidiaries which typically involves an allocation based on a percentage of revenue. The allocation percentage has historically been approximately 2% of revenues. The term of the Agreement will be indefinite, subject to termination upon breach of the agreement or a divestiture of Move.com Group by Cendant. The agreement can be amended at any time.


    RELATIONSHIP WITH GETKO GROUP, INC./WELCOME WAGON. Move.com Operations, Inc., on behalf of Move.com Group, has entered into an Internet Cooperation Agreement with Getko Group, Inc., a wholly owned subsidiary of Cendant which owns the rights to the Welcome Wagon brand name. Under the agreement, Move.com Operations, Inc. has agreed to develop, host and maintain the Welcome Wagon area of the move.com Web site for the purpose of promoting merchant discount offerings and allowing visitors to obtain coupons to be redeemed with local merchants. Getko has agreed to promote the Welcome Wagon area of move.com and the services offered on move.com to its local merchant clients and to maintain agreements with such clients. Getko will pay Move.com Group commissions based on Getko's net revenue on a quarterly basis. Getko will pay Move.com Group 25%, 40% and 75% of its net revenue in 2000, 2001 and 2002, respectively. Move.com Group has agreed to reimburse Getko for a percentage of its total expenses in promoting move.com. Move.com Group will pay 30%, 50% and 75% of these expenses in 2000, 2001 and 2002, respectively. The term of the Internet Cooperation Agreement commenced January 1, 2000 and ends on December 31, 2002 with an option to renew for one year at Move.com Group's option subject to termination in the event of a material breach of the agreement or if Move.com Operations, Inc. is not wholly owned by Cendant.


    DEVELOPMENT AND MARKETING AGREEMENT. Move.com Operations, Inc., on behalf of Move.com Group, and Cendant Group are currently negotiating a Marketing and Business Development Cooperation Agreement pursuant to which Cendant and Move.com Group will jointly develop marketing arrangements with third parties for the promotion of the third parties' products and services to Cendant's home buying customers and Move.com Group's consumers. Move.com Group and Cendant will each be obligated to appoint appropriate marketing and relationship management and business personnel, to coordinate and develop the marketing of third party contracts and to promote and implement the various services into their respective businesses. Move.com Group will share certain fees and payments as well as ongoing commissions, as determined by the parties with respect to each marketing arrangement.


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                          DESCRIPTION OF CAPITAL STOCK

    The following description is not complete and should be read with our certificate of incorporation, as amended and restated which we have filed as an exhibit to the registration statement of which this prospectus is a part. See "Illustration of Terms," for further discussion of terms described in this prospectus.

GENERAL


    Our certificate of incorporation, as amended and restated, authorizes us to issue 2,510,000,000 shares, consisting of 2,000,000,000 shares of CD stock, par value $.01 per share, 500,000,000 shares of Move.com stock, par value $.01 per share and 10,000,000 shares of preferred stock, par value $.01 per share. As of
March 31, 2000, Cendant had approximately       outstanding shares of common
stock, which were automatically converted into CD Stock, and no shares of preferred stock outstanding.


    We have allocated, for financial accounting purposes, all of our consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and Move.com Group. In the future, we will publish financial statements of Move.com Group together with consolidated financial statements of Cendant.


    The board of directors of Cendant designated the number of shares of Move.com stock to represent Cendant's initial retained interest in Move.com Group, which is 22,500,000 shares immediately prior to this offering and the offerings being made concurrently. The board of directors of Cendant also designated the initial number of shares of Move.com stock to be sold to the public. See "--Cendant Group's Retained Interest in Move.com Group," "--Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group" and "Illustration of Terms" for additional information about Cendant Group's retained interest in Move.com Group and the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group. No shares are actually issuable to Cendant with respect to its retained interest since Move.com stock is a series of common stock of Cendant and any shares owned by Cendant would be treasury shares and not deemed to be outstanding.


    The board of directors of Cendant will have the authority to increase or decrease from time to time the total number of authorized shares comprising either series of common stock. However, the board of directors of Cendant may not increase the number of authorized shares of a series above a number which, when added to all of the authorized shares of the other series of common stock, would exceed the total authorized number of shares of common stock. Likewise, the board of directors of Cendant may not decrease the number of authorized shares of a series below the number of shares of such series then outstanding.

    The board of directors of Cendant will have the authority in its sole discretion to issue authorized but unissued shares of common stock from time to time for any proper corporate purpose. The board of directors of Cendant will have the authority to do so without your approval, except as provided by Delaware law or the rules and regulations of any securities exchange on which any series of outstanding common stock may then be listed.

DIVIDENDS

    Move.com Group currently intends to retain all of its earnings to finance the operation and expansion of its business.

    Cendant does not expect to pay any cash dividends on CD stock or Move.com stock in the foreseeable future. Although we do not expect to pay dividends on CD stock or Move.com stock for the foreseeable future, we will be permitted to pay dividends on:


    - CD stock out of the lesser of the assets of Cendant legally available for the payment of dividends under Delaware law and the available dividend amount for Cendant Group; and


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

    - Move.com stock (and corresponding amounts to Cendant Group with respect to its retained interest in Move.com Group) out of the lesser of the assets of Cendant legally available for the payment of dividends under Delaware law and the available dividend amount for Move.com Group.



    The available dividend amount for Cendant Group at any time is the amount that would then be legally available for the payment of dividends on Cendant Group's common stock under Delaware law if (1) Cendant Group and Move.com Group were each a separate Delaware corporation, (2) Cendant Group had outstanding (a) a number of shares of common stock equal to the number of shares of CD stock that are then outstanding and (b) a number of shares of preferred stock equal to the number of shares of preferred stock of Cendant that have been attributed to Cendant Group and are then outstanding, (3) the assumptions about Move.com Group set forth in the next sentence were true and (4) Cendant Group owned a number of shares of Move.com stock equal to the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group. Similarly, the available dividend amount for Move.com Group at any time is the amount that would then be legally available for the payment of dividends on Move.com stock under Delaware law if Move.com Group were a separate Delaware corporation having outstanding
(1) a number of shares of common stock equal to the number of shares of Move.com stock that are then outstanding plus the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and (2) a number of shares of preferred stock equal to the number of shares of preferred stock of Cendant that have been attributed to Move.com Group and are then outstanding.



    The amount legally available for the payment of dividends on common stock of a corporation under Delaware law is generally limited to the total assets of the corporation less its total liabilities less the aggregate par or stated value of the outstanding shares of its common and preferred stock. However, if that amount is not greater than zero, the corporation may also pay dividends out of the net profits for the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year. As mentioned above, these restrictions will form the basis for calculating the available dividend amounts for Cendant Group and Move.com Group. These restrictions will also form the basis for calculating the aggregate amount of dividends that Cendant as a whole can pay on its common stock, regardless of series. Thus, net losses of either business, and any dividends and distributions on, or repurchases of, either series of common stock, may reduce the assets legally available for dividends on both series of common stock.


    Subject to the foregoing limitations and to any other limitations set forth in any future series of preferred stock or in any agreements binding on Cendant from time to time, we have the right to pay dividends on both, one or neither series of common stock in equal or unequal amounts, notwithstanding the performance of either Group, the amount of assets available for dividends on either series, the amount of prior dividends paid on either series, the respective voting rights of each series or any other factor.


    At the time of any dividend on the outstanding shares of Move.com stock (including any dividend required as a result of a disposition of all or substantially all of the assets of Move.com Group, but excluding any dividend payable in shares of Move.com stock) we will credit to Cendant Group, and charge against Move.com Group, a corresponding amount in respect of Cendant Group's retained interest in Move.com Group. Specifically, the corresponding amount will equal the aggregate amount of such dividend times a fraction, the numerator of which is the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the denominator of which is the number of shares of Move.com stock then outstanding. For further examples and illustrations, see "Illustrations of Terms."


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
MANDATORY DIVIDEND, REDEMPTION OR EXCHANGE ON DISPOSITION OF ALL OR
  SUBSTANTIALLY ALL OF THE ASSETS OF A GROUP


    If we dispose of all or substantially all of the assets of a Group to one or more persons or entities, in one transaction or a series of related transactions, and the disposition is not an exempt disposition as defined below, we would be required, by the 85th trading day after the consummation of such disposition, to choose one of the following three alternatives:



    - declare and pay a dividend to holders of the series of common stock that relates to that Group in cash or any other property in an amount having a fair value equal to their proportionate interest in the net proceeds of such disposition;



    - redeem from holders of the series of common stock that relates to that Group, for cash or any other property in an amount having a fair value equal to their proportionate interest in the net proceeds of such disposition, all of the outstanding shares of the relevant series of common stock or, if such Group continues after such disposition to own any material assets other than the proceeds of such disposition, a number of shares of such series of common stock having an aggregate average market value, during the 20 consecutive trading day period beginning on the 16th trading day immediately following the date on which the disposition is consummated, equal to such fair value; or



    - issue shares of the series of common stock that does not relate to that Group in exchange for all of the outstanding shares of the series of common stock that relates to that Group at a 10% premium, based on the average market value of the relevant series of common stock as compared to the average market value of the other series of common stock during the 20 consecutive trading day period beginning on the 16th trading day immediately following the date on which the disposition is consummated.


    There could be substantial benefits or detriments to the holders of the CD stock or Move.com stock depending upon the alternative selected by the board of directors for distributing the proceeds of such a sale, and also depending upon, among other factors:


    the amount and type of consideration that Cendant receives in any such disposition;



    Cendant's tax basis in the assets disposed of;



    the tax basis of the holders in their shares of stock; and


    the market price of the CD stock or Move.com stock, as applicable.


    For example, if all or substantially all of the assets of the Move.com Group are sold and Cendant's tax basis in those assets is relatively low, the payment of a dividend with respect to, or the redemption of, Move.com stock will result in the holders of Move.com stock bearing all of the corporate-level taxes on that sale, while the issuance of shares of CD stock in exchange for Move.com stock may result in that tax cost being shared by all of the holders of Cendant's common stock. Depending on the market price of the Move.com stock at the time of such a disposition, the board of directors' determination to pay a dividend on, or redeem shares of, Move.com stock, as compared to issuing shares of CD stock in exchange, will result in more or less value to the holders of such shares. To the extent that the holders of Move.com stock receive greater value as a result of such a disposition, the holders of CD stock will own a relatively less valuable corporation. In addition, depending on the tax basis of a holder in his or her CD stock or Move.com stock, among other factors, the tax consequences of an exchange of Move.com stock or CD stock, respectively, for stock of the other Group, which generally would be tax-free, might be more favorable than the tax consequences of a dividend on, or redemption of, the Move.com stock or CD stock, respectively, which generally would be taxable.


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    In connection with any special dividend on, or redemption of Move.com stock as described above, we will credit to Cendant Group, and charge against Move.com Group a corresponding amount in respect of Cendant Group's retained interest in Move.com Group. Specifically, the corresponding amount will equal the aggregate fair value of such dividend or redemption times a fraction, the numerator of which is the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the denominator of which is the number of shares of Move.com stock then outstanding. In addition, in connection with any partial redemption of Move.com stock as described above, we will decrease the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group by the same proportion as the proportionate decrease in outstanding shares of Move.com stock caused by such redemption.


    At any time within one year after completing any dividend or partial redemption of the sort referred to above, we will have the right to issue shares of the series of common stock that does not relate to the Group in question in exchange for outstanding shares of the series of common stock that relates to that Group at a 10% premium (based on the average market value of the relevant series of common stock as compared to the average market value of the other series of common stock during the 20 consecutive trading day period ending on the 5th trading day immediately preceding the date on which Cendant mails the notice of exchange to holders of the relevant series). In determining whether to effect any such exchange following such a dividend or partial redemption, we would, in addition to other matters, consider whether the remaining assets of such Group continue to constitute a viable business, the number of shares of such common stock remaining issued and outstanding, the per share market price of such common stock and the ongoing cost of continuing to have a separate series of such common stock outstanding.

    The following terms used in this document have the meanings specified in our certificate of incorporation, as amended and restated and are set forth below:

    All or substantially all of the assets of either Group means a portion of such assets that represents at least 80% of the then-current fair value of the assets of such Group, which for the Cendant Group includes the value of its retained interest in Move.com Group.

    Cendant Group means (1) all of the businesses, assets and liabilities of Cendant and its subsidiaries, other than the businesses, assets and liabilities that are part of the Move.com Group, (2) the rights and obligations of Cendant Group under any inter-Group debt deemed to be owed to or by Cendant (as such rights and obligations are defined in accordance with policies established from time to time by the board of directors) and (3) a proportionate interest in Move.com Group (after giving effect to any options, preferred stock, other securities or debt issued or incurred by Cendant and attributed to Move.com Group) equal to the retained interest percentage; provided that:

        (a) Cendant may reallocate assets from one Group to the other Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the board of directors or a committee thereof from time to time; and

        (b) if Cendant transfers cash, other assets or securities to holders of shares of Move.com stock as a dividend or other distribution on shares of Move.com stock (other than a dividend or distribution payable in shares of Move.com stock), or as payment in a redemption of shares of Move.com stock effected as a result of a Move.com stock disposition, then the board of directors shall re-allocate from Move.com Group to Cendant Group cash or other assets having a fair value equal to the aggregate fair value of the cash, other assets or securities so transferred times a fraction, the numerator of which shall equal the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of Move.com stock outstanding on such date.

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    Move.com Group means (1) the Internet relocation, real estate and home-related services portal called move.com, including all of the businesses, assets and liabilities of Cendant and its subsidiaries that the board of directors has, as of the date on which the amended and restated certificate of incorporation becomes effective under Delaware law, allocated to Move.com Group,
(2) any assets or liabilities acquired or incurred by Cendant or any of its subsidiaries after the effective date in the ordinary course of business and attributable to Move.com Group, (3) any businesses, assets or liabilities acquired or incurred by Cendant or any of its subsidiaries after the effective date that the board of directors has specifically allocated to Move.com Group or that Cendant otherwise allocates to Move.com Group in accordance with policies established from time to time by the board of directors, and (4) the rights and obligations of Move.com Group under any inter-Group debt deemed to be owed to or by Move.com Group (as such rights and obligations are defined in accordance with policies established from time to time by the board of directors); provided that:

        (a) Cendant may reallocate assets from one Group to the other Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the board of directors from time to time; and

        (b) if Cendant transfers cash, other assets or securities to holders of shares of Move.com stock as a dividend or other distribution on shares of Move.com stock (other than a dividend or distribution payable in shares of Move.com stock), or as payment in a redemption of shares of Move.com stock effected as a result of a Move.com stock disposition, then the board of directors shall re-allocate from Move.com Group to Cendant Group cash or other assets having a fair value equal to the aggregate fair value of the cash, other assets or securities so transferred times a fraction, the numerator of which shall equal the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of Move.com stock outstanding on such date.

    An exempt disposition means any of the following:

    - a disposition in connection with the liquidation, dissolution or winding-up of Cendant and the distribution of assets to stockholders;

    - a disposition to any person or entity controlled by Cendant (as determined by the board of directors in its sole discretion);

    - a disposition by either Group for which Cendant receives consideration primarily consisting of equity securities (including, without limitation, capital stock of any kind, interests in a general or limited partnership, interests in a limited liability company or debt securities convertible into or exchangeable for, or options or warrants to acquire, any of the foregoing, in each case without regard to the voting power or other management or governance rights associated therewith) of an entity which is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to businesses conducted by such Group prior to the disposition, as determined by the board of directors in its sole discretion;

    - a dividend, out of Move.com Group's assets, to holders of Move.com stock and a transfer of a corresponding amount of Move.com Group's assets to Cendant Group in respect of its retained interest in Move.com Group;

    - a dividend, out of Cendant Group's assets, to holders of CD stock; and

    - any other disposition, if (1) at the time of the disposition there are no shares of CD stock outstanding, (2) at the time of the disposition there are no shares of Move.com stock outstanding, or (3) before the 30th trading day following the disposition we have mailed a notice stating that we are exercising our right to exchange all of the outstanding shares of CD stock or Move.com stock

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      for newly issued shares of the other series of common stock as contemplated under "--Optional Exchange of One Series of Common Stock for the Other Series" below.


    The proportionate interest of holders of Move.com stock in the net proceeds of a Move.com Group disposition (or in the outstanding shares of common stock of any subsidiaries holding Move.com Group's assets and liabilities) means the amount of such net proceeds (or the number of such shares) times the number of shares of Move.com stock outstanding divided by the total number of notional Move.com shares deemed outstanding. The proportionate interest of holders of CD stock in the net proceeds of a Cendant Group disposition (or in the outstanding shares of common stock of any subsidiaries holding Cendant Group's assets and liabilities) means the amount of such net proceeds (or the number of such shares) times the number of shares of Move.com shares issuable with respect to Cendant Group's retained interest in Move.com Group divided by the total number of notional Move.com shares deemed outstanding. For an example and illustration, see "Illustration of Terms."


    The total number of notional Move.com shares deemed outstanding at any time means the number of shares of Move.com stock then outstanding plus the number of shares then issuable with respect to Cendant Group's retained interest in Move.com Group.


OPTIONAL EXCHANGE OF ONE SERIES OF COMMON STOCK FOR THE OTHER SERIES



    Prior to the third anniversary of this offering, we will not have the right to cause the issuance of Move.com stock in exchange for CD stock.


    From and after the third anniversary of this offering, we will have the right, at any time after outstanding Move.com stock exceeds 40% of our total market capitalization, but does not exceed 60% of our total market capitalization, to issue shares of either series of common stock in exchange for outstanding shares of the other series of common stock without a premium. In the event that Move.com stock exceeds 60% of our total market capitalization, we will lose the right to effect an exchange without a premium during such period.

    The exchange ratio that will result in an exchange without a premium will be based on the average market value of the series of the common stock being exchanged as compared to the average market value of the other series of common stock during the 20 consecutive trading day period ending on, and including, the 5th trading day immediately preceding the date on which we mail the notice of exchange to holders of the outstanding shares being exchanged.

    On or after the 18-month anniversary of this offering, we will have the right to issue shares of CD stock in exchange for outstanding shares of Move.com stock at a premium. The premium will initially be 20% (for exchanges occurring prior to the nineteenth month following the initial issuance of Move.com stock) and will decline ratably each month over an 18-month period to 15%.

    In addition, we will have the right, on or after the third anniversary of this offering, when outstanding Move.com stock exceeds 60% of our total market capitalization, to issue shares of Move.com stock in exchange for outstanding shares of CD stock at a 15% premium. In the event that Move.com stock equals or falls below 60% of our total market capitalization, we will lose the right to effect such an exchange during such period.

    Cendant believes that providing a 15-20% premium in connection with the issuance of Move.com stock in exchange for CD stock at a time when a 15-20% premium would be payable upon the issuance of CD stock in exchange for Move.com stock would present the board of directors of Cendant with an insurmountable conflict. Because both of these exchanges produce the same economic, legal and tax result if the premium is not considered, the board of directors of Cendant would be faced with a

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tremendous conflict of interest in deciding which exchange to effectuate given that the class of stockholders receiving the premium would benefit at the expense of the other class of stockholders. Accordingly, the exchange provisions were designed to avoid this conflict and to provide a premium to the smaller class of stockholders.


    The exchange rights incorporated into the Move.com stock and CD stock were designed to strike an appropriate balance between providing Cendant with sufficient future financial flexibility and providing investors in Move.com stock with some degree of certainty that their stock will not be CD stock in the near future without a premium. The terms that have been adopted are similar to the terms of other recent issuances of tracking stock and were selected by the board of directors of Cendant in consultation with its financial and legal advisors.


    Notwithstanding the preceding paragraphs, upon the occurrence of a tax event, we will have the right to issue shares of CD stock in exchange for outstanding shares of Move.com stock at a 10% premium regardless of when such adverse tax law changes take place.

    A "tax event" means the receipt by Cendant of an opinion of tax counsel of Cendant's choice, experienced in such matters, who cannot be an officer or employee of Cendant or any of its affiliates, to the effect that, as a result of any amendment to, or change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein (including any proposed change in such regulations announced by an administrative agency), or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, it is more likely than not that for United States federal income tax purposes (1) Cendant, its subsidiaries or affiliates, or any of its successors or its stockholders is, or at any time in the future will be, subject to tax upon the issuance of shares of either CD stock or Move.com stock or (2) either CD stock or Move.com stock is not, or at any time in the future will not be, treated solely as stock of Cendant. For purposes of rendering such opinion, the tax counsel shall assume that any administrative proposals will be adopted as proposed. However, in the event a change in law is proposed, the tax counsel shall render an opinion only in the event of enactment.

    The exchange ratio that will result in the specified premium will be calculated based on the average market value of CD stock as compared to the average market value of Move.com stock during the 20 consecutive trading day period ending on, and including the fifth trading day immediately preceding the date on which we mail the notice of exchange to holders of the outstanding shares being exchanged.

    Move.com stock will exceed 40% of the total market capitalization of Cendant or 60% of the total market capitalization of Cendant, as the case may be, if the market capitalization of the outstanding Move.com stock exceeds 40% or 60%, as the case may be, of the total market capitalization of all classes of common stock of Cendant for 30 trading days during any 60 consecutive trading day period. Thereafter, Move.com stock will fall below 60% of the total market capitalization of Cendant if, after exceeding 40% of total market capitalization, the market capitalization of the outstanding Move.com stock falls below 60% of the total market capitalization of both series of common stock for 30 trading days during any 60 consecutive trading day period.

OPTIONAL EXCHANGE FOR STOCK OF A SUBSIDIARY

    At any time at which all of the assets and liabilities of a Group (and no other assets or liabilities of Cendant or any subsidiary thereof) are held directly or indirectly by one or more wholly owned subsidiaries of Cendant (the "group subsidiaries"), we will have the right to issue to holders of the relevant series of common stock their proportionate interest in all of the outstanding shares of the common stock of the group subsidiaries in exchange for all of the outstanding shares of such series of common stock.

    - If the series of common stock being exchanged is CD stock and the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group is greater than zero, we will

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      also issue a number of shares of Move.com stock equal to the then current number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and issue those shares to the holders of CD stock or to one of the group subsidiaries, at our option.

    - If the series of common stock being exchanged is Move.com stock and the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group is greater than zero (so that less than all of the shares of common stock of the Group subsidiaries are being issued to the holders of Move.com stock), we may retain the remaining shares of common stock of the Group subsidiaries or distribute those shares as a dividend on CD stock.

GENERAL DIVIDEND, EXCHANGE AND REDEMPTION PROVISIONS

    If we complete a disposition of all or substantially all of the assets of a Group (other than an exempt disposition), we would be required, not later than the 10 trading days after the consummation of such disposition, to issue a press release specifying (1) the net proceeds of such disposition, (2) the number of shares of the series of common stock related to such Group then outstanding, (3) the number of shares of such series of common stock issuable upon conversion, exchange or exercise of any convertible or exchangeable securities, options or warrants and the conversion, exchange or exercise prices thereof and (4) if the Group is Move.com Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group. Not later than 30 trading days after such consummation, we would be required to announce by press release which of the actions specified in the first paragraph under "--Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group" we have determined to take, and upon making that announcement, that determination would become irrevocable. In addition, we would be required, not later than 30 trading days after such consummation and not earlier than 10 trading days before the applicable payment date, redemption date or exchange date, to send a notice by first-class mail, postage prepaid, to holders of the relevant series of common stock at their addresses as they appear on our transfer books.

    - If we determine to pay a special dividend, we would be required to specify in the notice (1) the record date for such dividend, (2) the payment date of such dividend (which can not be more than 85 trading days after such consummation) and (3) the aggregate amount and type of property to be paid in such dividend (and the approximate per share amount thereof).

    - If we determine to undertake a redemption, we would be required to specify in the notice (1) the date of redemption (which can not be more than 85 trading days after such consummation), (2) the aggregate amount and type of property to be paid as a redemption price (and the approximate per share amount thereof), (3) if less than all shares of the relevant series of common stock are to be redeemed, the number of shares to be redeemed and (4) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered in return for delivery of the cash, securities or other property to be paid by Cendant in such redemption.

    - If we determine to undertake an exchange, we would be required to specify in the notice (1) the date of exchange (which can not be more than 85 trading days after such consummation), (2) the number of shares of the other series of common stock to be issued in exchange for each outstanding share of such series of common stock and (3) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered in return for delivery of the other series of common stock to be issued by Cendant in such exchange.

    If we determine to complete any exchange described under "--Optional Exchange of One Series of Common Stock for the Other Series" or "--Optional Exchange for Stock of a Subsidiary," we would be required, between 10 to 30 trading days before the exchange date, to send a notice by first-class mail, postage prepaid, to holders of the relevant series of common stock at their addresses as they appear on our transfer books, specifying (1) the exchange date and the other terms of the exchange, and (2) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered for delivery of the stock to be issued or delivered by Cendant in such exchange.

    Neither the failure to mail any required notice to any particular holder nor any defect therein would affect the sufficiency thereof with respect to any other holder or the validity of any dividend, redemption or exchange.

    If we are redeeming less than all of the outstanding shares of a series of common stock as described above, we would redeem such shares pro rata or by lot or by such other method as the board of directors determines to be equitable.

    No holder of shares of a series of common stock being exchanged or redeemed will be entitled to receive any cash, securities or other property to be distributed in such exchange or redemption until such holder surrenders certificates for such shares, properly endorsed or assigned for transfer, at such place as we specify (unless we waive such requirement). As soon as practicable after our receipt of certificates for such shares, we would deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash, securities or other property to which such person is entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares of common stock represented by any one certificate were to be exchanged or redeemed, we would also issue and deliver a new certificate for the shares of such common stock not exchanged or redeemed.

    We would not be required to issue or deliver fractional shares of any capital stock or any other fractional securities to any holder of common stock upon any exchange, redemption, dividend or other distribution described above. If more than one share of common stock were held at the same time by the same holder, we may aggregate the number of shares of any capital stock that would be issuable or any other securities that would be distributable to such holder upon any such exchange, redemption, dividend or other distribution. If there are fractional shares of any capital stock or any other fractional securities remaining to be issued or distributed to any holder, we would, if such fractional shares or securities were not issued or distributed to such holder, pay cash in respect of such fractional shares or securities in an amount equal to the fair value thereof without interest.

    From and after the date set for any exchange or redemption, all rights of a holder of shares of common stock that were exchanged or redeemed would cease except for the right, upon surrender of the certificates representing such shares, to receive the cash, securities or other property for which such shares were exchanged or redeemed, together with any fractional payment as provided above, in each case without interest (and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend). A holder of shares of common stock being exchanged would not be entitled to receive any dividend or other distribution with respect to shares of the other series of common stock until after the shares being exchanged are surrendered as contemplated above. Upon such surrender, we would pay to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the other series of common stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, we would, however, be entitled to treat the certificates for shares of common stock being exchanged that were not yet surrendered for exchange as evidencing the ownership of the number of whole shares of the other series of common stock for which the shares of such common stock should have been exchanged, notwithstanding the failure to surrender such certificates.

    We would pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on any

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exchange or redemption described herein. We would not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so exchanged or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to Cendant the amount of any such tax or establishes to our satisfaction that such tax has been paid.

    We may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any dividend, redemption or exchange contemplated as described above as the board of directors may determine to be appropriate under the circumstances.

VOTING RIGHTS

    Currently, holders of existing common stock have one vote per share on all matters submitted to a vote of stockholders. Holders of CD stock and Move.com stock will vote together as one class on all matters as to which common stockholders generally are entitled to vote, unless a separate class vote is required by applicable law. On all such matters for which no separate vote is required, each outstanding share of CD stock is entitled to one vote and each outstanding share of Move.com stock is entitled to one vote. Each share of CD stock and Move.com stock will continue to have one vote following a stock split, stock dividend or similar reclassification.

    When holders of CD stock and Move.com stock vote together as a single class, the holders of the series of common stock having a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between the holders of CD stock and holders of Move.com stock.

    The Delaware General Corporation Law requires a separate vote of holders of shares of common stock of any series on any amendment to the certificate of incorporation if the amendment would increase or decrease the par value of the shares of such series or alter or change the powers, preferences or special rights of the shares of such series so as to affect them adversely.


    We will set forth the number of outstanding shares of CD stock and Move.com stock in our annual and quarterly reports filed pursuant to the Securities Exchange Act of 1934, and disclose in any proxy statement for a stockholder meeting the number of outstanding shares of CD stock and Move.com stock.


LIQUIDATION

    Upon voluntary or involuntary liquidation, dissolution or winding-up of Cendant, the net assets of Cendant, if any, remaining for distribution to stockholders (after payment of or provision for all liabilities, including contingent liabilities, of Cendant and payment of the liquidation preference payable to any holders of our preferred stock), will be distributed to the holders of CD stock and Move.com stock pro rata in accordance with the average market value of a share of CD stock divided by the average market value of a share of Move.com stock during the 20 consecutive trading day period ending on (and including) the 5(th) trading day before the date of the first public announcement of (1) a voluntary liquidation, dissolution or winding-up by Cendant or (2) the institution of any proceeding for the involuntary liquidation, dissolution or winding-up of Cendant.

    Neither the merger nor consolidation of Cendant into or with any other entity, nor a sale, transfer or lease of all or any part of the assets of Cendant would alone be deemed a liquidation, dissolution or winding-up for these purposes.

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    No holder of Move.com stock will have any special right to receive specific assets of Move.com Group and no holder of CD stock will have any special right to receive specific assets of Cendant Group upon our dissolution, liquidation or winding up.

    Like other tracking stocks, the liquidation provisions for the CD stock and Move.com stock do not provide stockholders with proceeds based directly on the value of the underlying assets and liabilities of each Group. However, because the market value of each class of stock may represent the best indirect proxy for the value of each Group, the value realized by each class of stockholders upon a liquidation of Cendant may approximate the value such holders would realize if liquidation were based on the market value of the underlying assets. These liquidation provisions were adopted for a variety of reasons including (1) providing consistency with other tracking stock transactions, (2) easing the administrative burden of allocating proceeds upon liquidation and (3) helping to ensure classes of stock are treated as Cendant stock for tax purposes.

CENDANT GROUP'S RETAINED INTEREST IN MOVE.COM GROUP


    The number of shares of Move.com stock that Cendant may issue for the account of Cendant Group in respect of its retained interest in Move.com Group is referred to as the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group. The board of directors has designated as the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group just prior to this offering. This number was determined by first arriving at an estimate of the total fair value of Move.com Group, then determining the percentage of Move.com Group to be offered to the public and the approximate price of the offering, dividing that price into the total value and then splitting the existing Move.com shares as necessary to arrive at that number.


    In this document, we call the percentage interest in Move.com Group intended to be represented at any time by the outstanding shares of Move.com stock the outstanding interest percentage, and we call the remaining percentage interest in Move.com Group intended to be represented at any time by Cendant Group's retained interest in Move.com Group the retained interest percentage. At any time, the outstanding interest percentage equals the number of shares of Move.com stock outstanding divided by the total number of notional Move.com shares deemed outstanding (expressed as a percentage) and the retained interest percentage equals the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group divided by the total number of notional Move.com shares deemed outstanding (expressed as a percentage). The sum of the outstanding interest percentage and the retained interest percentage always equals 100%.

    At the time that we file the amended and restated certificate of incorporation, the retained interest percentage will be 100% and the outstanding interest percentage will be 0%.

NUMBER OF SHARES ISSUABLE WITH RESPECT TO CENDANT GROUP'S RETAINED INTEREST IN
  MOVE.COM GROUP


    We currently intend to designate       as the number of shares issuable with
respect to Cendant Group's retained interest in Move.com Group immediately prior to this offering. We currently plan to reserve 11,000,000 shares of Move.com stock for option grants under the stock option plans to Move.com Group and Cendant Group employees. We intend to attribute the net proceeds of the exercise of such options to the equity of Move.com Group. The issuance of shares of Move.com stock upon the exercise of those options will have no effect on the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group. Thus, after giving effect to the grant of those options,



    - there would be no shares of Move.com stock outstanding, but there would be 11,000,000 shares of Move.com stock reserved for issuance upon the exercise of outstanding options,



    - the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would remain 22,500,000,


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    - the total number of notional Move.com shares deemed outstanding would be
      22,500,000 but would increase to 33,500,000 if all such options were granted and exercised,



    - the outstanding interest percentage would be approximately   % if all such
      options were granted and exercised, and



    - the retained interest percentage would be approximately 87% if all such options were granted and exercised.


    The outstanding interest percentage will increase as the retained interest percentage will decrease upon the issuance of Move.com stock.

ATTRIBUTION OF ISSUANCES OF MOVE.COM STOCK

    Whenever we decide to issue shares of Move.com stock, or options therefor, we will determine, in our sole discretion, whether to attribute that issuance (and the proceeds thereof) to Cendant Group in respect of its retained interest in Move.com Group (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to Move.com Group (in a manner analogous to a primary offering of common stock). If we issue any shares of Move.com stock and attribute that issuance (and the proceeds thereof) to Cendant Group in respect of its retained interest in Move.com Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would be reduced by the number of shares so issued, the number of outstanding shares of Move.com stock would be increased by the same amount, the total number of notional Move.com shares deemed outstanding would remain unchanged, the retained interest percentage would be reduced and the outstanding interest percentage would be correspondingly increased. If we instead attribute that issuance (and the proceeds thereof) to Move.com Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would remain unchanged, the number of outstanding shares of Move.com stock and the total number of notional Move.com shares deemed outstanding would be increased by the number of shares so issued, the retained interest percentage would be reduced and the outstanding interest percentage would be correspondingly increased.

ISSUANCES OF MOVE.COM STOCK AS DISTRIBUTIONS ON CD STOCK

    We reserve the right to issue shares of Move.com stock as a distribution on CD stock, although we do not currently intend to do so. If we did so, we would attribute that distribution to Cendant Group in respect of its retained interest in Move.com Group. As a result, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would be reduced by the number of shares so distributed, the number of outstanding shares of Move.com stock would be increased by the same amount, the total number of notional Move.com shares deemed outstanding would remain unchanged, the retained interest percentage would be reduced and the outstanding interest percentage would be correspondingly increased. If instead we issued shares of Move.com stock as a distribution on Move.com stock, we would attribute that distribution to Move.com Group, in which case we would proportionately increase the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group. As a result, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the total number of notional Move.com shares deemed outstanding would each be increased by the same percentage as the number of outstanding shares of Move.com stock is increased and the retained interest percentage and outstanding interest percentage would remain unchanged.

DIVIDENDS ON MOVE.COM STOCK

    At the time of any dividend on the outstanding shares of Move.com stock (including any dividend required as a result of a disposition of all or substantially all of the assets of Move.com Group, but excluding any dividend payable in Move.com stock), we will credit to Cendant Group, and charge

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against Move.com Group a corresponding amount in respect of Cendant Group's retained interest in Move.com Group. Specifically, the corresponding amount will equal (1) the aggregate amount of such dividend times (2) a fraction, the numerator of which is the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the denominator of which is the number of shares of Move.com stock then outstanding.

REPURCHASES OF MOVE.COM STOCK

    If we decide to repurchase shares of Move.com stock, we would determine, in our sole discretion, whether to attribute that repurchase (and the cost thereof) to Cendant Group (in a manner analogous to a purchase of common stock of a subsidiary by a corporate parent) or to Move.com Group (in a manner analogous to an issuer repurchase). If we repurchase shares of Move.com stock and attribute that repurchase (and the cost thereof) to Cendant Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would be increased by the number of shares so purchased, the number of outstanding shares of Move.com stock would be decreased by the same amount, the total number of notional Move.com shares deemed outstanding would remain unchanged, the retained interest percentage would be increased and the outstanding interest percentage would be correspondingly decreased. If we instead attribute that repurchase (and the cost thereof) to Move.com Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would remain unchanged, the number of outstanding shares of Move.com stock and the total number of notional Move.com shares deemed outstanding would be decreased by the number of shares so repurchased, the retained interest percentage would be increased and the outstanding interest percentage would be correspondingly reduced.

TRANSFERS OF CASH OR OTHER PROPERTY BETWEEN CENDANT GROUP AND MOVE.COM GROUP

    We may, in our sole discretion, determine to transfer cash or other property of Move.com Group to Cendant Group in return for a decrease in Cendant Group's retained interest in Move.com Group (in a manner analogous to a return of capital) or to transfer cash or other property of Cendant Group to Move.com Group in return for an increase in Cendant Group's retained interest in Move.com Group (in a manner analogous to a capital contribution). If we determine to transfer cash or other property of Move.com Group to Cendant Group in return for a decrease in Cendant Group's retained interest in Move.com Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the total number of notional Move.com shares deemed outstanding would each be decreased by an amount equal to the fair value of such cash or other property divided by the market value of a share of Move.com stock on the day of transfer, the number of outstanding shares of Move.com stock would remain unchanged, the retained interest percentage would be decreased and the outstanding interest percentage would be correspondingly increased. If we instead determine to transfer cash or other property of Cendant Group to Move.com Group in return for an increase in Cendant Group's retained interest in Move.com Group, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the total number of notional Move.com shares deemed outstanding would each be increased by an amount equal to the fair value of such cash or other property divided by the market value of a share of Move.com stock on the day of transfer, the number of outstanding shares of Move.com stock would remain unchanged, the retained interest percentage would be increased and the outstanding interest percentage would be correspondingly decreased.

    We may not attribute issuances of Move.com stock to Cendant Group, transfer cash or other property of Move.com Group to Cendant Group in return for a decrease in its retained interest in Move.com Group or take any other action to the extent that doing so would cause the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group to decrease below zero. Cendant Group's retained interest will decrease with each issuance of Move.com stock whether the

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proceeds of such issuance are allocated to the Cendant Group (similar to a secondary offering of securities) or to the Move.com Group (similar to a primary offering).

    For illustrations showing how to calculate the retained interest percentage, the outstanding interest percentage, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group and the total number of notional Move.com shares deemed outstanding after giving effect to hypothetical dividends, issuances, repurchases and transfers, see "--Illustration of Terms."

EFFECTIVENESS OF CERTAIN TERMS

    The terms described under "--Dividends," "--Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group," "--Optional Exchange of One Series of Common Stock for the Other Series," "--Optional Exchange for Stock of a Subsidiary," "--Voting Rights" and "--Liquidation" above apply only when there are shares of both series of common stock outstanding.

DETERMINATIONS BY THE BOARD OF DIRECTORS

    The amended and restated certificate of incorporation would provide that, subject to applicable law, any determinations made by the board of directors in good faith under the amended and restated certificate of incorporation or in any certificate of designation filed pursuant thereto would be final and binding on all stockholders of Cendant.

    The board of directors has established a special committee comprised of directors of Cendant who are not employed by or otherwise affiliated with either Group. The special committee will address and resolve, at the request of Cendant's board of directors, any business issues concerning the relationship between Cendant Group and Move.com Group.

PREEMPTIVE RIGHTS

    Holders of CD stock and Move.com stock will not have any preemptive rights to subscribe for any additional shares of capital stock or securities that we may issue in the future.

LIMITATIONS ON POTENTIAL UNSOLICITED ACQUISITIONS; ANTI-TAKEOVER CONSIDERATIONS

    If Cendant Group and Move.com Group were separate independent companies, any person interested in acquiring either Group without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend CD stock and Move.com stock to reflect the separate performance of Cendant Group and Move.com Group, a person interested in acquiring only one Group without negotiation with Cendant's management could obtain control of that Group only by obtaining control of the outstanding voting stock of Cendant, which includes both CD stock and Move.com stock.

    The existence of two series of common stock could prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Cendant by delaying or preventing such a change in control.

    There is an additional 500,000,000 shares of common stock available for future issuance without further stockholder approval. One of the effects of the existence of authorized and unissued common stock and preferred stock could be to enable the board of directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Cendant by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Cendant.

    For additional anti-takeover considerations, see "--Certain Other Provisions of the Amended and Restated Certificate of Incorporation, By-laws and Delaware Law."

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CERTAIN OTHER PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF
  INCORPORATION, BY-LAWS AND DELAWARE LAW

PREFERRED STOCK

    The amended and restated certificate of incorporation provides that the board of directors of Cendant may issue shares of preferred stock in one or more series from time to time and that the board of directors of Cendant, without further approval of stockholders, has the authority to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of preferred stock, including without limitation the dividend rights and terms, conversion rights, voting rights, liquidation preference, sinking funds and any other rights, preferences, privileges and restrictions. There are no outstanding shares of preferred stock and no designated series of preferred stock.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

    The number of members of the board of directors of Cendant will be fixed from time to time pursuant to our by-laws but shall not be less than three. Directors may be removed with or without cause by the affirmative vote of a majority vote of the stockholders at any annual or special meeting of the stockholders. Newly created directorship and vacancies (whether arising through death, resignation, disqualification, removal or other) may only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors of Cendant.

    A director elected to fill a vacancy shall serve for the remainder of his term.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

    Any action required or permitted to be taken by the stockholders of Cendant must be duly effected at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders. Special meetings of stockholders of Cendant may be called only by the Chairman of the board of directors of Cendant, the President or the board of directors of Cendant pursuant to a resolution stating the purpose or purposes of the special meeting. No business other than that stated in the notice shall be transacted at any special meeting. These provisions have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman, President or the board of directors of Cendant for consideration of such proposal.

ADVANCE NOTICE FOR STOCKHOLDER NOMINATIONS AND PROPOSALS OF NEW BUSINESS

    Our by-laws establish an advance notice procedure. This procedure requires stockholders to deliver to Cendant notice of any proposal to be presented or of a candidate to be nominated for election as a director of Cendant not less than 60 nor more than 90 days prior to the date of the meeting. However, if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice shall be given not later than 10 days after such date is first so announced or disclosed. Accordingly, failure by a stockholder to act in compliance with the notice provisions will mean that the stockholder will not be able to nominate directors or propose new business.

AMENDMENTS

    The affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, or a majority of the board of directors of Cendant is required to amend provisions of our by-laws relating to the advance notice provisions, stockholder action without a meeting, the calling of special meetings, the number (or manner of determining the number) of Cendant's directors, the election and term of Cendant's directors, the filling of vacancies and the removal of directors.

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FAIR PRICE PROVISIONS

    Under the Delaware General Corporation Law and the amended and restated certificate of incorporation, an agreement of merger, sale, lease or exchange of all or substantially all of Cendant's assets must be approved by the board of directors of Cendant and adopted by the holders of a majority of the outstanding shares of stock entitled to vote thereon. However, the amended and restated certificate of incorporation includes what generally is referred to as a "fair price provision", which requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of Cendant directors, voting together as a single class, to approve business combination transactions (including mergers, recapitalization and the issuance or transfer of securities of Cendant or a subsidiary having an aggregate fair market value of $10 million or more) involving Cendant or a subsidiary and an owner or any affiliate of an owner of 5% or more of the outstanding shares of capital stock entitled to vote, unless either (1) such business combination is approved by a majority of disinterested directors, or
(2) the stockholders receive a "fair price" for their Cendant securities and other procedural requirements are met. The amended and restated certificate of incorporation provides that this provision may not be repealed or amended in any respect except by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of Cendant's directors.

CERTAIN PROVISIONS OF DELAWARE LAW WHICH MAY INHIBIT CHANGES OF CONTROL

    Cendant is subject to the business combination provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various business combination transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder unless: (1) the business combination transaction, or the transaction in which the interested stockholder became an interested stockholder, is approved by the board of directors of Cendant prior to the date the interested stockholder obtained such status, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (3) on or subsequent to such date the business combination is approved by the board of directors of Cendant and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Cendant and, accordingly, may discourage attempts to acquire Cendant.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 102 of the Delaware General Corporation Law authorizes a Delaware corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations or their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102 of the Delaware General Corporation Law does not change a director's duty of

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care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Cendant's amended and restated certificate of incorporation and by-laws include provisions which limit or eliminate the personal liability of Cendant's directors to the fullest extent permitted by
Section 102 of the Delaware General Corporation Law. Consequently, a director will not be personally liable to Cendant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the directors' duty of loyalty to Cendant or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions and any transaction from which the director derived an improper personal benefit.

    Cendant's by-laws provide that Cendant will indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of Cendant or serves or served at the request of Cendant any other enterprise as a director, officer or employee. Cendant's by-laws provide that expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by Cendant promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Cendant. The inclusion of these indemnification provisions in Cendant's by-laws is intended to enable Cendant to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so.

    The directors and officers of Cendant are insured under policies of insurance maintained by Cendant, subject to the limits of such policies, against losses arising from any claim made against them by reason of being or having been such officers or directors.

    In addition, the limited liability provisions in Cendant's amended and restated certificate of incorporation and the indemnification provisions in Cendant's by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefitted Cendant and its stockholders. Furthermore, a stockholder's investment in Cendant may be adversely affected to the extent Cendant pays the costs of settlement and damage awards against directors and officers of Cendant pursuant to the indemnification provisions in Cendant's by-laws. The limited liability provisions in our amended and restated certificate of incorporation will not limit the liability of directors under federal securities laws.

    Section 203 of the Delaware General Corporation Law, and the provisions of Cendant's amended and restated certificate of incorporation and by-laws described above, may make it more difficult for a third party to acquire or discourage bids for Cendant. Section 203 and these provisions could have the effect of inhibiting attempts to change the membership of the board of directors of Cendant.

LISTING


    We will apply to have Move.com stock listed on the New York Stock Exchange under the symbol "MOV."


STOCK TRANSFER AGENT AND REGISTRAR

    ChaseMellon Shareholder Services, L.L.C. is the registrar and transfer agent for the CD stock and Move.com stock.

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
                    CASH MANAGEMENT AND ALLOCATION POLICIES

    In order to prepare separate financial statements for Move.com Group, Cendant has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and Move.com Group. Thus, the financial statements for Cendant will include separate financial data for each Group.

    The financial statements of Move.com Group reflect the application of cash management and allocation policies adopted by the board of directors. These policies are summarized below.

    The board of directors may, in its sole discretion, modify, rescind or add to any of these policies, although it has no present intention to do so. The decision of the board of directors to modify, rescind or add to any of these policies would, however, be subject to the board of directors general fiduciary duties.

    Even though Cendant has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and Move.com Group, holders of Move.com stock will continue to be common stockholders of Cendant and, as such, will be subject to all risks associated with an investment in Cendant and all of its businesses, assets and liabilities. See "Risk Factors--Risks Relating to Move.com Stock--Holders of Move.com stock will be common stockholders of Cendant and will not have any legal rights relating to specific assets of Cendant."

TREASURY ACTIVITIES

    Cendant manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and the issuance and repurchase of common stock and preferred stock. Each Group generally remits its cash receipts (other than receipts of foreign operations or operations that are not wholly owned) to Cendant, and Cendant generally funds each Group's cash disbursements (other than disbursements of foreign operations or operations that are not wholly owned) on a daily basis.

    In the historical financial statements of Cendant and Move.com Group, (1) all external debt and equity transactions (and the proceeds thereof) were attributed to Cendant Group, (2) whenever Move.com Group held cash, that cash was transferred to Cendant Group and accounted for as a return of capital (i.e., as a reduction in Move.com Group's division equity and Cendant Group's retained interest in Move.com Group) and (3) whenever Move.com Group had a cash need, that cash need was funded by Cendant Group and accounted for as a capital contribution (i.e., as an increase in Move.com Group's division equity and Cendant Group's retained interest in Move.com Group). Cendant intends to continue these practices until Move.com stock is first issued. To date, the operations of Move.com Group have been funded from available cash, and we have not incurred any indebtedness to finance the operations of Move.com Group. Accordingly, no interest expense has been or will be reflected in the financial statements of Move.com Group for any period prior to the date on which Move.com stock is first issued.

    After the date on which Move.com stock is first issued:

        (1) Cendant will attribute each future incurrence or issuance of external debt or preferred stock (and the proceeds thereof) to Cendant Group, unless the board of directors determines otherwise. The board of directors may, but is not required to attribute an incurrence or issuance of debt or preferred stock (and the proceeds thereof) to Move.com Group to the extent that Cendant incurs or issues the debt or preferred stock for the benefit of Move.com Group. If Cendant incurs debt to finance Move.com Group and the debt is allocated to Cendant Group, then Cendant Group would be treated as increasing its retained interest in Move.com Group.

        (2) Cendant will attribute each future issuance of CD stock (and the proceeds thereof) to Cendant Group. Cendant may attribute any future issuance of Move.com stock (and the proceeds

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
    thereof) to Cendant Group in respect of its retained interest in Move.com Group (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to Move.com Group (in a manner analogous to a primary offering of common stock). Cendant may assist any future repurchases Move.com stock to Cendant Group in respect of its retained interest in Move.com Group. Dividends on CD stock will be charged against Cendant Group, and dividends on Move.com stock will be charged against Move.com Group. In addition, at the time of any dividend on Move.com stock, Cendant will credit to Cendant Group, and charge against Move.com Group a corresponding amount per share in respect of Cendant Group's retained interest in Move.com Group.

        (3) Whenever Move.com Group holds cash, Move.com Group will normally transfer that cash to Cendant Group. Conversely, whenever Move.com Group has a cash need, Cendant Group will normally fund that cash need. However, the board of directors will determine, in its sole discretion, whether to provide any particular funds to either Group and will not be obligated to do so.

        (4) Cendant will account for all cash transfers from one Group to or for the account of the other Group (other than transfers in return for assets or services rendered or transfers in respect of Cendant Group's retained interest that correspond to dividends paid on Move.com stock), as inter-Group revolving credit advances unless:

       - the board of directors determines that a given transfer (or type of transfer) should be accounted for as a long-term loan;

       - the board of directors determines that a given transfer (or type of transfer) should be accounted for as a capital contribution increasing Cendant Group's retained interest in Move.com Group; or

       - the board of directors determines that a given transfer (or type of transfer) should be accounted for as a return of capital reducing Cendant Group's retained interest in Move.com Group.

    There are no specific criteria to determine when Cendant will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-Group revolving credit advance.

    The board of directors would make such a determination in the exercise of its business judgment at the time of such transfer, or the first of such type of transfer, based upon all relevant circumstances. Factors the board of directors would expect to consider include:

    - the current and projected capital structure of each Group;

    - the relative levels of internally generated funds of each Group;

    - the financing needs and objectives of the recipient Group;

    - the investment objectives of the transferring Group;

    - the availability, cost and time associated with alternative financing sources;

    - prevailing interest rates and general economic conditions; and

    - the nature of the assets or operations to be financed.

    After this offering, we expect cash transfers used to fund the day-to-day operations of Move.com Group will be accounted for as inter-Group revolving credit advances. If, however, Move.com Group were to acquire substantial assets, including as a result of significant business acquisitions expected to provide long-term benefits, the board of directors would likely account for the required cash funding as a combination of inter-Group revolving credit advance, long-term loan and/or capital contribution in a manner similar to which Move.com Group would fund such assets if it were an independent company

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
with financing costs similar to those of Cendant. Furthermore, the board of directors currently intends to account for cash transfers in the aggregate such that the short-term liabilities, long-term liabilities and equity of Move.com Group were generally proportionate to the short-term liabilities, long-term liabilities and equity of comparable businesses with financing costs similar to those of Cendant.

        (5) Any cash transfer accounted for as an inter-Group revolving credit advance may bear interest at the rate at which the board of directors, in its sole discretion, determines Cendant could borrow such funds on a revolving credit basis. Although we currently do not intend to charge interest on inter-Group revolving credit advances, if the board of directors determines to charge interest, the financial statements of Move.com Group will not be comparable for periods prior to and after charging interest on such credit advances. If interest is charged on inter-Group revolving credit advances, it will be at a rate which Cendant is required to pay to borrow funds at that time. Any cash transfer accounted for as a long-term loan will have interest rate, amortization, maturity, redemption and other terms that generally reflect the then prevailing terms on which the board of directors, in its sole discretion, determines Cendant could borrow such funds.

        (6) Any cash transfer from Cendant Group to Move.com Group, or for Move.com Group's account, accounted for as a capital contribution, will correspondingly increase Move.com Group's division equity and Cendant Group's retained interest in Move.com Group. As a result, the number of shares of Move.com stock that Cendant may issue for the account of Cendant Group in respect of its retained interest in Move.com Group which we call the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group, will increase by the amount of such capital contribution divided by the market value of Move.com Group on the date of transfer.

        (7) Any cash transfer from Move.com Group to Cendant Group, or for Cendant Group's account, accounted for as a return of capital, will correspondingly reduce Move.com Group's division equity and Cendant Group's retained interest in Move.com Group. As a result, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group will decrease by the amount of such return of capital divided by the market value of Move.com stock on the date of transfer.

    We will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for Move.com Group. The financial statements of Move.com Group will reflect the financial condition, results of operations and cash flows of the businesses included therein.

    Move.com Group financial statements will also include allocated portions of our debt, interest, corporate overhead and costs of administrative shared services and taxes. Such allocations are based upon utilization where possible with any remaining overhead allocated based on a percentage of revenue. We will make these allocations for the purpose of preparing the financial statements for Move.com Group; however, holders of CD stock and Move.com stock will continue to be subject to all of the risks associated with an investment in Cendant and all of its businesses, assets and liabilities. See "Risk Factors--The value of Move.com stock may suffer for reasons having nothing to do with the prospects for Move.com."

CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES

    Cendant allocates the cost of corporate general and administrative services and shared services to the Groups generally based on utilization. Where utilization is not warranted, overhead is typically allocated on a percentage of revenue basis. These shared services include legal, accounting (tax and financial), information services, telecommunications, purchasing, marketing, intellectual property, public relations, corporate office and travel expenses. Where determinations based on utilization alone are impracticable, Cendant uses other methods and criteria that management believes to be equitable and to provide a reasonable estimate of the cost attributable to each Group.

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TAXES

    Income tax expense, which is determined on a consolidated basis, is allocated to Cendant Group and Move.com Group, and reflected in the Move.com Group financial statements in accordance with Cendant's tax allocation policy. The tax allocation policy provides that the financial statement expense or benefit, as the case may be, will be allocated to Move.com Group in an amount equal to the difference between (x) the consolidated income tax expense or benefit of Cendant for financial statement purposes, and (y) the consolidated income tax expense or benefit of Cendant for financial statement purposes computed without including the Move.com Group financial statement pretax income and any other relevant amounts properly allocable to Move.com Group. If the above computation results in a positive amount, such amount will be allocated to Move.com Group as a tax expense. If the above computation results in a negative amount, such amount will be allocated to Move.com Group as a tax benefit.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes the material United States ("U.S.") federal income tax consequences of the purchase, ownership and disposition of Move.com stock. The following discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial decisions and published positions of the IRS, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular shareholder based on such shareholder's particular circumstances. For example, the following discussion does not address the U.S. federal income tax consequences of the purchase, ownership and disposition of Move.com stock to shareholders who are broker-dealers, insurance companies, tax-exempt organizations, financial institutions, persons that will hold Move.com stock as a part of an integrated investment (including a "straddle") comprised of Move.com stock and one or more other positions or taxpayers whose functional currency is not the U.S. dollar. The following discussion also does not address any aspect of state, local or non-U.S. tax laws. Further, this summary generally applies to you only if you hold your share of Move.com stock as capital assets (generally, assets held for investment) and does not consider the tax treatment to you if you hold Move.com stock through a partnership or other pass-through entity.


    WE URGE YOU TO CONSULT YOUR TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF MOVE.COM STOCK TO YOUR PARTICULAR SITUATION, AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS TO WHICH YOU MAY BE SUBJECT.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

    You are a "U.S. holder" for U.S. federal income tax purposes if you are a beneficial owner of Move.com stock and are:

    - a citizen or resident of the U.S.,

    - a corporation, or another entity taxable as a corporation, formed or organized under the laws of the U.S. or any state,

    - an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

    - a trust, if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions.

    In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, our counsel, for U.S. federal income tax purposes Move.com stock will be considered to be common stock of Cendant. Accordingly, for U.S. federal income tax purposes neither we nor any U.S. holder will recognize any income, gain or loss as a result of the issuance of Move.com stock. Additionally, the purchase, ownership and disposition of Move.com stock will be treated in the same manner as the purchase, ownership and disposition of CD stock as to all U.S. holders.

    However, no ruling will be sought from the IRS regarding the issuance of Move.com stock. In addition, the IRS has announced that it will not issue advance rulings on the classification of an instrument that has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. Also, there are no court decisions or other authorities bearing directly on the classification of instruments with characteristics similar to those of Move.com stock. It is possible, therefore, that the IRS could assert that the issuance of Move.com stock could result in taxation to us or could be characterized as stocks other than common stock of Cendant. Skadden, Arps, Slate, Meagher & Flom LLP is of the opinion that the IRS would not prevail in such an assertion.

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
    The current Presidential administration's budget proposals released on February 7, 2000, would, if enacted, require the recognition of gain by shareholders upon the receipt of tracking stock in a distribution with respect to stock or in an exchange, and give the Treasury Department the authority to treat tracking stock as nonstock or as stock of another entity, as appropriate. The Treasury Department's explanation expresses the view that the use of tracking stock "is outside the contemplation of" the Internal Revenue Code and that "no inference regarding the tax treatment of [such stock] under current law is intended by [the] proposal." Because the proposal, if enacted, would be effective only for tracking stock issued on or after the date of enactment, the proposal will likely not affect the re-classification of existing common stock into CD stock or the issuance of the Move.com stock in this offering. If, however, the proposal were to become law, it could affect future issuances of Move.com stock. Under such circumstances, Cendant might decide to exercise its right to redeem all of the outstanding shares of Move.com stock for CD stock at a premium, in order to eliminate any tracking stock from its capital structure. See "Description of Capital Stock--Optional Exchange of One Series of Common Stock for the Other Series". We cannot predict whether the proposal will be enacted by Congress and, if enacted, whether it will be in the form proposed by the Clinton Administration.

CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

    The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of Move.com stock by "non-U.S. holders." You are a "non-U.S. holder" for U.S. federal income tax purposes if you are not a U.S. holder.

DIVIDENDS

    Currently, we do not intend to pay dividends for the foreseeable future. However, if we do pay dividends, and you are a non-U.S. holder of Move.com stock, dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if so specified in an applicable income tax treaty. If, however, any such dividends are effectively connected with your conduct of a trade or business within the U.S. (or to the extent required by an applicable income tax treaty they are attributable to a permanent establishment that you maintain in the U.S.), then the dividends generally will not be subject to withholding tax. Instead, these dividends will be taxed on a net income basis at rates applicable to U.S. holders, and in addition, if these dividends are received by a non-U.S. holder that is a corporation may, under certain circumstances, also be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

    Under U.S. Treasury regulations currently in effect, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the 30% withholding tax discussed above. Under current interpretations of U.S. Treasury regulations, this presumption (that is, that dividends paid to an address in a foreign country are paid to a resident of that country unless the payor has knowledge to the contrary) also applies for purposes of determining whether a lower tax treaty rate applies.

    Under U.S. Treasury regulations that generally will apply to dividends paid after December 31, 2000, if you claim the benefit of a lower treaty rate, you will be required to satisfy certain certification requirements.

GAIN ON DISPOSITION OF MOVE.COM STOCK

    If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain recognized on a disposition of Move.com stock unless:

    - the gain is effectively connected to your conduct of a trade or business in the U.S. (or to the extent required by an applicable income tax treaty the gain is attributable to a permanent establishment that you maintain in the U.S.);

    - you are an individual, you are present in the U.S. for 183 or more days in the taxable year of the sale, and you satisfy certain other conditions; or

    - Cendant is or has been a "United States real property holding corporation" for federal income tax purposes during the five-year period ending on the date of disposition, and you held, directly or indirectly, at any time during this period, more than 5% of the common stock of Cendant (and you are not eligible for any treaty exemption). Cendant has not been, is not, and does not currently anticipate becoming a "United States real property holding corporation" for U.S. federal income tax purposes.

    Effectively connected gains recognized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, U.S. backup withholding-tax at a rate of 31% will apply to dividends paid to you unless you provide a certificate of foreign status or otherwise establish your status as an "exempt recipient."

    U.S. information reporting and backup withholding requirements generally will not apply to a payment of the proceeds of a sale of Move.com stock made outside the U.S. through an office outside the U.S. of a non-U.S. broker. However, U.S. information reporting, but not backup withholding, will apply to a payment made outside the U.S. of the proceeds of a sale of Move.com stock through an office outside the U.S. of a broker under certain circumstances. Payment of the proceeds of a sale of Move.com stock to or through a U.S. office of a broker will be subject to both U.S. backup withholding and information reporting unless the non-U.S. holder certifies its non-U.S. status under penalty of perjury or otherwise establishes an exemption.

    A non-U.S. holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing a refund claim with the IRS.

                                 LEGAL MATTERS


    The validity of the shares of Move.com stock offered hereby will be passed upon for us by James E. Buckman, Esq., Vice Chairman and General Counsel of Cendant, and by Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Buckman owns 18,100 shares of CD stock as well as options to purchase 3,949,829 shares of CD stock and options to purchase 43,750 shares of Move.com stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling, New York, New York.


                                    EXPERTS


    The consolidated financial statements of Cendant Corporation and subsidiaries included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of recognizing revenue and membership solicitation costs as described in Note 1), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


    The combined financial statements of Move.com Group (wholly owned by Cendant) included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph relating to the relationship of Move.com Group to Cendant) appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  UNDERWRITING

    Cendant Corporation and the underwriters named below have entered into an underwriting agreement with respect to the shares of Move.com stock being offered. Subject to various conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and _____________ are the representatives of the underwriters.


UNDERWRITERS                                                 NUMBER OF SHARES
------------                                                 ----------------
Goldman, Sachs & Co.

      Total


                         ------------------------------

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional ______ shares from Cendant Corporation. The underwriters may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts to be paid to the underwriters by Cendant Corporation. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase ______ additional shares.

                                PAID BY CENDANT

                                                      NO EXERCISE   FULL EXERCISE
                                                      -----------   -------------
Per Share                                              $              $
Total                                                  $              $

    Shares sold by the underwriters to the public are being offered at the initial public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $      per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $      per share from
the initial public offering price. If all of the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.


    At our request, the underwriters have reserved for sale, at the initial
public offering price, up to       shares of Move.com stock for Move.com
employees and management, friends, family, and certain officers, directors, employees and management of Cendant. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase shares. These shares will also be subject to the lock up period described in the next paragraph. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.



    Cendant Corporation, its directors, executive officers and our other significant stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of Move.com stock, subject to certain exceptions, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. which shall not be unreasonably withheld.

    A prospectus in electronic format will be made available on the web sites maintained by one or more of the lead managers of this offering and may also be made available on web sites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.



    Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among Cendant Corporation and the representatives. The principal factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Move.com Group's historical performance, estimates of the business potential and earnings prospects of Move.com Group, an assessment of Move.com Group's management and the consideration of the above factors in relation to market valuation of companies in related businesses.



    Cendant Corporation has applied to have the Move.com stock listed on the NYSE under the symbol "MOV." In order to meet one of the requirements for listing the Move.com stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.


    In connection with the offering, the underwriters may purchase and sell shares of Move.com stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters may impose a penalty bid. This occurs when a particular underwriter pays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Move.com stock. As a result, the price of the shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.

    Cendant Corporation estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $______.

    Cendant Corporation has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.


                              CONCURRENT OFFERING



    We are concurrently offering, by separate prospectus and not through the
underwriters, up to        shares of Move.com stock to brokers and agents of
CENTURY 21-Registered Trademark-, COLDWELL BANKER-Registered Trademark- and ERA-Registered Trademark-, other businesses who we have contracted with, and to Move.com Group and Cendant Group employees, at the public offering price indicated on the cover of this Prospectus. Any shares not purchased by those persons will not be issued. Shares purchased by such persons will be subject to the lock-up described in "Underwriting" for 180 days from the purchase date, while the shares purchased by employees will not.

                             ILLUSTRATION OF TERMS

    THE FOLLOWING ILLUSTRATIONS SHOW HOW TO CALCULATE THE RETAINED INTEREST PERCENTAGE, THE OUTSTANDING INTEREST PERCENTAGE, THE NUMBER OF SHARES ISSUABLE WITH RESPECT TO CENDANT GROUP'S RETAINED INTEREST IN MOVE.COM GROUP AND THE TOTAL NUMBER OF NOTIONAL MOVE.COM SHARES DEEMED OUTSTANDING AFTER GIVING EFFECT TO CERTAIN HYPOTHETICAL DIVIDENDS, ISSUANCES, REPURCHASES AND TRANSFERS, IN EACH CASE BASED ON THE ASSUMPTIONS SET FORTH HEREIN. IN THESE ILLUSTRATIONS, THE NUMBER OF SHARES ISSUABLE WITH RESPECT TO CENDANT GROUP'S RETAINED INTEREST IN MOVE.COM GROUP IS INITIALLY ASSUMED TO BE 100. UNLESS OTHERWISE SPECIFIED, EACH ILLUSTRATION BELOW SHOULD BE READ INDEPENDENTLY AS IF NONE OF THE OTHER TRANSACTIONS REFERRED TO BELOW HAD OCCURRED. THESE ILLUSTRATIONS ARE NOT INTENDED TO BE COMPLETE EXPLANATIONS OF THE MATTERS COVERED AND ARE QUALIFIED IN THEIR ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THE PROSPECTUS. THESE ILLUSTRATIONS ARE PURELY HYPOTHETICAL AND THE NUMBERS USED (INCLUDING ASSUMPTIONS OF MARKET VALUE) WERE CHOSEN TO SIMPLIFY THE CALCULATIONS AND ARE NOT INTENDED TO REPRESENT ESTIMATES OF ACTUAL NUMBERS OR VALUES. ANY CAPITALIZED TERMS WHICH ARE NOT DEFINED IN ANNEX I HAVE THE MEANING ASCRIBED TO THEM IN THE PROSPECTUS.

    "Total Number of Notional Move.com Shares Deemed Outstanding" means the number of shares of Move.com stock outstanding plus the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group.

    At any given time, the percentage interest in Move.com Group intended to be represented by the outstanding shares of Move.com stock (i.e., the Outstanding Interest Percentage) is equal to:

                 Number of outstanding shares of Move.com stock
          Total Number of Notional Move.com Shares Deemed Outstanding

and the remaining percentage interest in Move.com Group intended to be represented by Cendant Group's Retained Interest in Move.com Group (i.e., the Retained Interest Percentage) is equal to:

 Number of Shares Issuable with Respect to Cendant Group's Retained Interest in
                                 Move.com Group
          Total Number of Notional Move.com Shares Deemed Outstanding

    The sum of the Outstanding Interest Percentage and the Retained Interest Percentage would always equal 100%. In the examples below, before the first issuance of shares of Move.com stock the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group and the Total Number of Notional Move.com Shares Deemed Outstanding are each equal to 100, the Retained Interest Percentage is 100% and the Outstanding Interest Percentage is 0%.

ISSUANCE OF MOVE.COM STOCK

    The following illustrations reflect an assumed issuance by Cendant Corporation of 15 shares of Move.com stock under the Move.com Group Stock Option Plan or in an offering.

ISSUANCE FOR ACCOUNT OF CENDANT GROUP

    Assume the issuance is attributed to Cendant Group in respect of its Retained Interest in Move.com Group (as currently planned), with the net proceeds credited solely to Cendant Group.

Shares previously issued and outstanding                          0
Newly issued shares for account of Cendant Group                 15
                                                                 --
    Total issued and outstanding after the offering              15
                                                                 ==

    - The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group would decrease by the number of shares of Move.com stock sold for the account of Cendant Group.

Number of Shares Issuable with Respect to Cendant Group's
  Retained Interest in Move.com Group prior to the Offering     100
Shares issued in the Offering                                    15
                                                                ---
Number of Shares Issuable with Respect to Cendant Group's
  Retained Interest in Move.com Group after the Offering         85
                                                                ===

    - As a result, the issued and outstanding shares (15) would represent an Outstanding Interest Percentage of 15%, calculated as follows:

                                       __15__
                                       15 + 85

The Retained Interest Percentage would accordingly be 85%.

    - In this case, in the event of any dividend or other distribution paid on the outstanding shares of Move.com stock (other than a dividend or other distribution payable in shares of Move.com stock), Cendant Group would be credited, and Move.com Group would be charged, with an amount equal to 567% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) to the total number of shares of Move.com stock issued and outstanding following the Offering (15)) of the aggregate amount of such dividend or distribution. If, for example, a dividend of $1.00 per share were declared and paid on the 15 shares of Move.com stock outstanding (an aggregate of $15), Cendant Group would be credited with $85, and Move.com Group would be charged with that amount in addition to the $15 dividend paid to the holders of Move.com stock (a total of $100).

ISSUANCE FOR ACCOUNT OF MOVE.COM GROUP

    Assume the issuance is attributed to Move.com Group as an increase in its equity, with the net proceeds credited solely to Move.com Group.

Shares previously issued and outstanding                          0
Newly issued shares for account of Move.com Group                15
                                                                 --
    Total issued and outstanding after the Offering              15
                                                                 ==

    - The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (100) would remain unchanged.

    - As a result, the issued and outstanding shares (15) would represent an Outstanding Interest Percentage of about 13%, calculated as follows:

                                       __15__
                                      15 + 100

The Retained Interest Percentage would accordingly be about 87%.

    - In this case, in the event of any dividend or other distribution paid on the outstanding shares of Move.com stock (other than a dividend or other distribution payable in shares of Move.com stock), Cendant Group would be credited, and Move.com Group would be charged, with an amount equal to 667% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (100) to the total number of shares of Move.com stock issued and outstanding following the Offering (15)) of the aggregate amount of such dividend or distribution.

ADDITIONAL ISSUANCES OF MOVE.COM STOCK

    The following illustrations reflect an assumed issuance of an additional 15 shares of Move.com stock after the assumed initial issuance of 15 shares for the account of Cendant Group.

ADDITIONAL ISSUANCES FOR ACCOUNT OF CENDANT GROUP

    Assume the issuance is attributed to Cendant Group in respect of its Retained Interest in Move.com Group, with the net proceeds credited solely to Cendant Group.

Shares previously issued and outstanding                         15
Newly issued shares for account of Cendant Group                 15
                                                                 --
    Total issued and outstanding after additional offering       30
                                                                 ==

    - The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group would decrease by the number of shares of Move.com stock issued for the account of Cendant Group

Number of Shares Issuable with Respect to Cendant Group's
  Retained Interest in Move.com Group prior to the
  additional offering                                            85
Newly issued shares for account of Cendant Group                 15
                                                                 --
Number of Shares Issuable with Respect to Cendant Group's
  Retained Interest in Move.com Group after the additional
  offering                                                       70
                                                                 ==

    - As a result, the total issued and outstanding shares (30) would in the aggregate represent an Outstanding Interest Percentage of 30%, calculated as follows:

                                       __30__
                                       30 + 70

The Retained Interest Percentage would accordingly be reduced to 70%.

    - In this case, in the event of any dividend or other distribution paid on Move.com stock (other than a dividend or other distribution payable in shares of Move.com stock), Cendant Group would be credited, and Move.com Group would be charged, with an amount equal to 233% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (70) to the total number of shares of Move.com stock issued and outstanding following the additional offering
      (30)) of the aggregate amount of such dividend or distribution.

ADDITIONAL ISSUANCES FOR ACCOUNT OF MOVE.COM GROUP

    Assume the issuance is attributed to Move.com Group as an increase in its equity, with the net proceeds credited solely to Move.com Group.

Shares previously issued and outstanding                         15
Newly issued shares for account of Move.com Group                15
                                                                 --
    Total issued and outstanding after the additional
      offering                                                   30
                                                                 ==

    - The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) would remain unchanged.

    - As a result, the total issued and outstanding shares (30) would in the aggregate represent an Outstanding Interest Percentage of about 26%, calculated as follows:

                                       __30__
                                       30 + 85

The Retained Interest Percentage would accordingly be reduced to about 74%.

    - In this case, in the event of any dividend or other distribution paid on Move.com stock (other than a dividend or other distribution payable in shares of Move.com stock), Cendant Group would be credited, and Move.com Group would be charged, with an amount equal to 283% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) to the total number of shares of Move.com stock issued and outstanding following the additional offering
      (30)) of the aggregate amount of such dividend or distribution.

ISSUANCES OF CONVERTIBLE SECURITIES

    If we were to issue any securities convertible into or exercisable for shares of Move.com stock, the Outstanding Interest Percentage and the Retained Interest Percentage would be unchanged at the time of such issuance. If any shares of Move.com stock were issued upon conversion or exercise of such securities, however, then the Outstanding Interest Percentage and the Retained Interest Percentage would be affected as shown above under "Additional Issuances for Account of Cendant Group", if such securities were attributed to Cendant Group, or under "Additional Issuances for Account of Move.com Group", if such securities were attributed to Move.com Group.

REPURCHASES OF MOVE.COM STOCK

    The following illustrations reflect an assumed repurchase by Cendant Corporation of 5 shares of Move.com stock after the assumed initial issuance of 15 shares of Move.com stock for the account of Cendant Group.

REPURCHASE FOR THE ACCOUNT OF CENDANT GROUP

    Assume the repurchase is attributed to Cendant Group as an increase in its Retained Interest in Move.com Group, with the cost charged solely against Cendant Group.

Shares previously issued and outstanding                         15
Shares repurchased for account of Cendant Group                   5
                                                                 --
    Total issued and outstanding after repurchase                10
                                                                 ==

    - The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group would be increased by the number of any shares of Move.com stock repurchased for the account of Cendant Group.

Number of Shares Issuable with Respect to Cendant Group's
  Retained Interest in Move.com Group prior to repurchase        85
Number of shares repurchased for the account of Cendant
  Group                                                           5
                                                                 --
Number of Shares Issuable with Respect to Cendant Group's
  Retained Interest in Move.com Group after repurchase           90
                                                                 ==

    - As a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Percentage of 10%, calculated as follows:

                                       __10__
                                       10 + 90

The Retained Interest Percentage would accordingly be increased to 90%.

REPURCHASE FOR ACCOUNT OF MOVE.COM GROUP WITHOUT PARTICIPATION BY CENDANT GROUP

    Assume the repurchase is attributed to Move.com Group, with the cost being charged solely against Move.com Group. Further assume that the board of directors does not determine to transfer assets from Move.com Group to Cendant Group to hold constant the Outstanding Interest Percentage and Retained Interest Percentage.

Shares previously issued and outstanding                         15
Shares repurchased for account of Move.com Group                  5
                                                                 --
    Total issued and outstanding after repurchase                10
                                                                 ==

    - The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) would remain unchanged.

    - As a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Percentage of about 11%, calculated as follows:

                                       __10__
                                       10 + 85

The Retained Interest Percentage would accordingly be increased to about 89%.

REPURCHASE FOR ACCOUNT OF MOVE.COM GROUP WITH PARTICIPATION BY CENDANT GROUP

    Assume the repurchase is attributed to Move.com Group, with the cost being charged solely against Move.com Group. Further assume that the repurchase is made in connection with a tender offer for 5, or 33%, of the then outstanding shares at a price of $20 per share, and that the board of directors determines to transfer cash or other assets from Move.com Group to Cendant Group to hold constant the Outstanding Interest Percentage and Retained Interest Percentage.

Shares previously issued and outstanding                         15
Shares repurchased for account of Move.com Group                  5
                                                                 --
    Total issued and outstanding after repurchase                10
                                                                 ==

    - In order to hold constant the Outstanding Interest Percentage and Retained Interest Percentage, the board of directors could determine that the Market Value of a share of Move.com stock in this context is $20 and transfer from Move.com Group to Cendant Group an amount of cash or other assets equal to 567% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) to the total number of shares of Move.com stock issued and outstanding (15), in each case immediately prior to the repurchase) of the aggregate amount of the cash paid in the tender offer to holders of outstanding shares of Move.com stock ($100), or a total of $567.

    - In that case, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) would decrease by the amount of cash so transferred ($567) divided by the Market Value per share of Move.com stock ($20).

Number of Shares Issuable with Respect to Cendant Group's
  Retained Interest in Move.com Group prior to transfer          85
Adjustment in respect of Cendant Group's Retained Interest
  in Move.com Group to reflect transfer to Cendant Group of
  funds theretofore allocated to Move.com Group                  28
                                                                 --
Number of Shares Issuable with Respect to Cendant Group's
  Retained Interest in Move.com Group after transfer             57
                                                                 ==

    - As a result, the total issued and outstanding shares (10) would in the aggregate continue to represent an Outstanding Interest Percentage of 15%, calculated as follows:

                                       __10__
                                       10 + 57

The Retained Interest Percentage would accordingly continue to be 85%.

    - Assuming that the board of directors transferred only half of the $567 amount, or $283.50, from Move.com Group to Cendant Group, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) would decrease by the amount of cash so transferred ($283.50) divided by the Market Value per share of Move.com stock ($20).

Number of Shares Issuable with Respect to Cendant Group's
  Retained Interest in Move.com Group prior to transfer          85
Adjustment in respect of Cendant Group's Retained Interest
  in Move.com Group to reflect transfer to Cendant Group of
  cash theretofore allocated to Move.com Group                   14
                                                                 --
Number of Shares Issuable with Respect to Cendant Group's
  Retained Interest in Move.com Group after transfer             71
                                                                 ==

    - In that case, as a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Percentage of about 12%, calculated as follows:

                                       __10__
                                       10 + 71

The Retained Interest Percentage would accordingly be increased to about 88%.

DIVIDENDS ON MOVE.COM STOCK

    The following illustrations reflect assumed dividends of Move.com stock on outstanding shares of CD stock and outstanding shares of Move.com stock, respectively, after the assumed initial issuance of 15 shares of Move.com stock for the account of Cendant Group.

STOCK DIVIDEND OF MOVE.COM STOCK ON CD STOCK

    Assume 1,000 shares of CD stock are outstanding and Cendant Corporation declares a dividend of 1/20 of a share of Move.com stock on each outstanding share of CD stock.

Shares previously issued and outstanding                         15
Newly issued shares for account of Cendant Group                 50
                                                                 --
    Total issued and outstanding after dividend                  65
                                                                 ==

    - Any dividend of shares of Move.com stock to the holders of shares of CD stock would be treated as a reduction in the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group.

Number of Shares Issuable with Respect to Cendant Group's
  Retained Interest in Move.com Group prior to dividend          85
Number of shares distributed on outstanding shares of
  Cendant Corporation stock for account of Cendant Group         50
                                                                 --
Number of Shares Issuable with Respect to Cendant Group's
  Retained Interest in Move.com Group after dividend             35
                                                                 ==

    - As a result, the total issued and outstanding shares (65) would in the aggregate represent an Outstanding Interest Percentage of 65%, calculated as follows:

                                       __65__
                                       65 + 35

The Retained Interest Percentage would accordingly be reduced to 35%. Note, however, that after the dividend, the holders of CD stock would also hold 50 shares of Move.com stock, which would be intended to represent a 50% interest in the value attributable to Move.com Group.

STOCK DIVIDEND OF MOVE.COM STOCK ON MOVE.COM STOCK

    Assume Cendant Corporation declares a dividend of 1/5 of a share of Move.com stock on each outstanding share of Move.com stock.

Shares previously issued and outstanding                         15
Newly issued shares for account of Move.com Group                 3
                                                                 --
    Total issued and outstanding after dividend                  18
                                                                 ==

    - The number of shares issuable with respect to Cendant Group's retained interest in Move.com Group would be increased proportionately to reflect the stock dividend payable in shares of Move.com stock to holders of shares of Move.com stock. That is, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group would be increased by a number equal to 567% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group (85) to the number of shares of Move.com stock issued and outstanding (15), in each case immediately prior to such dividend) of the aggregate number of shares issued in connection with such dividend (3), or 17.

Number of shares issuable with respect to Cendant Group's
  retained interest in Move.com Group prior to dividend          85
Adjustment in respect of Cendant Group's retained interest
  to reflect shares distributed on outstanding shares of
  Move.com stock                                                 17
                                                                ---
Number of shares issuable with respect to Cendant Group's
  retained interest in Move.com Group after dividend            102
                                                                ===

    - As a result, the total issued and outstanding shares (18) would in the aggregate continue to represent an outstanding interest percentage of 15%, calculated as follows:

                                       __18__
                                      18 + 102

The Retained Interest Percentage would accordingly continue to be 85%.

CAPITAL TRANSFERS OF CASH OR OTHER ASSETS BETWEEN CENDANT GROUP AND MOVE.COM
  GROUP

CAPITAL CONTRIBUTION OF CASH OR OTHER ASSETS FROM CENDANT GROUP TO MOVE.COM
  GROUP

    The following illustration reflects the assumed contribution by Cendant Group to Move.com Group, after the assumed initial issuance of 15 shares of Move.com stock for the account of Cendant Group, of $40 of assets allocated to Cendant Group at a time when the market value of the Move.com stock is $20 per share.

Shares previously issued and outstanding                         15
Newly issued shares                                               0
                                                                 --
    Total issued and outstanding after contribution              15
                                                                 ==

    - The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group would be increased to reflect the contribution to Move.com Group of assets theretofore allocated to Cendant Group by a number equal to the value of the assets contributed ($40) divided by the Market Value of Move.com stock at that time ($20), or 2 shares.

Number of Shares Issuable with Respect to Cendant Group's
  Retained Interest in Move.com Group prior to contribution      85
Increase to reflect contribution to Move.com Group of assets
  allocated to Cendant Group                                      2
                                                                 --
Number of Shares Issuable with Respect to Cendant Group's
  Retained Interest in Move.com Group after contribution         87
                                                                 ==

    - As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Percentage of a little less than 15%, calculated as follows:

                                       __15__
                                       15 + 87

The Retained Interest Percentage would accordingly be increased to a little more than 85%.

RETURN OF CAPITAL TRANSFER OF CASH OR OTHER ASSETS FROM MOVE.COM GROUP TO
  CENDANT GROUP

    The following illustration reflects the assumed transfer by Move.com Group to Cendant Group, after the assumed initial issuance of 15 shares of Move.com stock for the account of Cendant Group, of $40 of assets allocated to Move.com Group on a date on which the Market Value of Move.com stock is $20 per share.

Shares previously issued and outstanding                         15
Newly issued shares                                               0
                                                                 --
    Total issued and outstanding after contribution              15
                                                                 ==

    - The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in Move.com Group would be decreased to reflect the transfer to Cendant Group of assets theretofore allocated to Move.com Group by a number equal to the value of the assets transferred ($40) divided by the Market Value of Move.com stock at that time ($20), or 2 shares.

Number of Shares Issuable with Respect to Cendant Group's
  Retained Interest in Move.com Group prior to contribution      85
Decrease to reflect transfer to Cendant Group of assets
  allocated to Move.com Group                                     2
                                                                 --
Number of Shares Issuable with Respect to Cendant Group's
  Retained Interest in Move.com Group after contribution         83
                                                                 ==

    - As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Percentage of a little more than 15%, calculated as follows:

                                       __15__
                                       15 + 83

The Retained Interest Percentage would accordingly be decreased to a little less than 85%.

       INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF CENDANT CORPORATION



                                                                PAGE
                                                              --------
Independent Auditors' Report                                    F-2

Consolidated Statements of Operations for the years ended
  December 31, 1999, 1998 and 1997                              F-3

Consolidated Balance Sheets as of December 31, 1999 and 1998    F-4

Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, 1998 and 1997                              F-5

Consolidated Statements of Shareholders' Equity for the
  years ended December 31, 1999, 1998 and 1997                  F-7

Notes to Consolidated Financial Statements                      F-8

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders of Cendant Corporation



    We have audited the accompanying consolidated balance sheets of Cendant Corporation and subsidiaries (the "Company") as of December 31, 1999 and 1998 and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended
December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.



    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1999 and 1998 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



    As discussed in Note 1 to the consolidated financial statements, effective January 1, 1997, the Company changed its method of recognizing revenue and membership solicitation costs for its individual membership business.



/s/ Deloitte & Touche LLP
New York, New York
February 28, 2000

                      CENDANT CORPORATION AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
REVENUES
  Membership and service fees, net                             $5,183      $5,081      $4,083
  Fleet leasing (net of depreciation and interest costs of
    $670, $1,279 and $1,205)                                       30          89          60
  Other                                                           189         114          97
                                                               ------      ------      ------
Net revenues                                                    5,402       5,284       4,240
                                                               ------      ------      ------
EXPENSES
  Operating                                                     1,795       1,870       1,322
  Marketing and reservation                                     1,017       1,158       1,032
  General and administrative                                      671         666         636
  Depreciation and amortization                                   371         323         238
  Other charges:
    Litigation settlement and related costs                     2,894         351          --
    Termination of proposed acquisitions                            7         433          --
    Executive terminations                                         --          53          --
    Investigation-related costs                                    21          33          --
    Merger-related costs and other unusual charges (credits)      110         (67)        704
    Investigation-related financing costs                          --          35          --
  Interest, net                                                   199         114          51
                                                               ------      ------      ------
Total expenses                                                  7,085       4,969       3,983
                                                               ------      ------      ------
Net gain on dispositions of businesses                          1,109          --          --
                                                               ------      ------      ------
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST          (574)        315         257
Provision (benefit) for income taxes                             (406)        104         191
Minority interest, net of tax                                      61          51          --
                                                               ------      ------      ------
INCOME (LOSS) FROM CONTINUING OPERATIONS                         (229)        160          66
Discontinued operations:
  Loss from discontinued operations, net of tax                    --         (25)        (26)
  Gain on sale of discontinued operations, net of tax             174         405          --
                                                               ------      ------      ------
INCOME (LOSS) BEFORE EXTRAORDINARY GAIN AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE                                     (55)        540          40
Extraordinary gain, net of tax                                     --          --          26
                                                               ------      ------      ------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE       (55)        540          66
Cumulative effect of accounting change, net of tax                 --          --        (283)
                                                               ------      ------      ------
NET INCOME (LOSS)                                              $  (55)     $  540      $ (217)
                                                               ======      ======      ======
INCOME (LOSS) PER SHARE
  BASIC
    Income (loss) from continuing operations                   $(0.30)     $ 0.19      $ 0.08
    Loss from discontinued operations                              --       (0.03)      (0.03)
    Gain on sale of discontinued operations                      0.23        0.48          --
    Extraordinary gain                                             --          --        0.03
    Cumulative effect of accounting change                         --          --       (0.35)
                                                               ------      ------      ------
    NET INCOME (LOSS)                                          $(0.07)     $ 0.64      $(0.27)
                                                               ======      ======      ======
  DILUTED
    Income (loss) from continuing operations                   $(0.30)     $ 0.18      $ 0.08
    Loss from discontinued operations                              --       (0.03)      (0.03)
    Gain on sale of discontinued operations                      0.23        0.46          --
    Extraordinary gain                                             --          --        0.03
    Cumulative effect of accounting change                         --          --       (0.35)
                                                               ------      ------      ------
    NET INCOME (LOSS)                                          $(0.07)     $ 0.61      $(0.27)
                                                               ======      ======      ======



                See Notes to Consolidated Financial Statements.

                      CENDANT CORPORATION AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS



                        (IN MILLIONS, EXCEPT SHARE DATA)



                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
ASSETS
Current assets
  Cash and cash equivalents                                   $ 1,164    $ 1,009
  Receivables (net of allowance for doubtful accounts of $68
    and $123)                                                   1,026      1,535
  Deferred income taxes                                         1,427        467
  Deferred membership commission costs                            193        253
  Other current assets                                            782        909
  Net assets of discontinued operations                            --        374
                                                              -------    -------
Total current assets                                            4,592      4,547
                                                              -------    -------
Property and equipment (net of accumulated depreciation of
  $390 and $491)                                                1,347      1,433
Franchise agreements (net of accumulated amortization of
  $216 and $169)                                                1,410      1,363
Goodwill (net of accumulated amortization of $297 and $248)     3,271      3,923
Other intangibles (net of accumulated amortization of $143
  and $117)                                                       662        757
Other assets                                                    1,141        682
                                                              -------    -------
Total assets exclusive of assets under programs                12,423     12,705
                                                              -------    -------
Assets under management and mortgage programs
  Relocation receivables                                          530        659
  Mortgage loans held for sale                                  1,112      2,416
  Mortgage servicing rights                                     1,084        636
  Net investment in leases and leased vehicles                     --      3,801
                                                              -------    -------
                                                                2,726      7,512
                                                              -------    -------
TOTAL ASSETS                                                  $15,149    $20,217
                                                              =======    =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and other current liabilities              $ 1,279    $ 1,518
  Current portion of debt                                         400         --
  Shareholder litigation settlement and related costs           2,892         --
  Deferred income                                               1,039      1,354
                                                              -------    -------
Total current liabilities                                       5,610      2,872
                                                              -------    -------
Deferred income                                                   413        234
Long-term debt                                                  2,445      3,363
Other noncurrent liabilities                                      373        202
                                                              -------    -------
Total liabilities exclusive of liabilities under programs       8,841      6,671
                                                              -------    -------
Liabilities under management and mortgage programs
  Debt                                                          2,314      6,897
  Deferred income taxes                                           310        341
                                                              -------    -------
                                                                2,624      7,238
                                                              -------    -------
Mandatorily redeemable preferred securities issued by
  subsidiary holding solely senior debentures issued by the
  Company                                                       1,478      1,472
                                                              -------    -------
Commitments and contingencies (Note 17)
Shareholders' equity
  Preferred stock, $.01 par value -authorized 10 million
    shares; none issued and outstanding                            --         --
  Common stock, $.01 par value -authorized 2 billion shares;
    issued 870,399,635 and 860,551,783 shares                       9          9
  Additional paid-in capital                                    4,102      3,863
  Retained earnings                                             1,425      1,480
  Accumulated other comprehensive loss                            (42)       (49)
  Treasury stock, at cost, 163,818,148 and 27,270,708 shares   (3,288)      (467)
                                                              -------    -------
Total shareholders' equity                                      2,206      4,836
                                                              -------    -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $15,149    $20,217
                                                              =======    =======



                See Notes to Consolidated Financial Statements.

                      CENDANT CORPORATION AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                 (IN MILLIONS)



                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
OPERATING ACTIVITIES
Net income (loss)                                             $    (55)  $    540   $   (217)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities from continuing
  operations:
Loss from discontinued operations, net of tax                       --         25         26
Gain on sale of discontinued operations, net of tax               (174)      (405)        --
Extraordinary gain on sale of subsidiary, net of tax                --         --        (26)
Cumulative effect of accounting change, net of tax                  --         --        283
Asset impairments and termination benefits                          --         63         --
Net gain on dispositions of businesses                          (1,109)        --         --
Litigation settlement and related costs                          2,894        351         --
Merger-related costs and other unusual charges (credits)           110        (67)       704
Payments of merger-related costs and other unusual charges        (135)      (158)      (318)
Depreciation and amortization                                      371        323        238
Proceeds from sales of trading securities                          180        136         --
Purchases of trading securities                                   (146)      (182)        --
Deferred income taxes                                              252       (111)       (24)
Net change in assets and liabilities from continuing
  operations:
  Receivables                                                     (193)      (126)       (96)
  Deferred membership commission costs                              60        (87)        --
  Income taxes receivable                                         (133)       (98)       (84)
  Accounts payable and other current liabilities                  (500)        96        (87)
  Deferred income                                                  (88)        82        135
Other, net                                                        (303)       (54)       (55)
                                                              --------   --------   --------
NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING
  OPERATIONS EXCLUSIVE OF MANAGEMENT AND MORTGAGE PROGRAMS       1,031        328        479
                                                              --------   --------   --------
MANAGEMENT AND MORTGAGE PROGRAMS:
  Depreciation and amortization                                    698      1,260      1,122
  Origination of mortgage loans                                (25,025)   (26,572)   (12,217)
  Proceeds on sale and payments from mortgage loans held for
    sale                                                        26,328     25,792     11,829
                                                              --------   --------   --------
                                                                 2,001        480        734
                                                              --------   --------   --------
NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING
  OPERATIONS                                                     3,032        808      1,213
                                                              --------   --------   --------
INVESTING ACTIVITIES
Property and equipment additions                                  (277)      (355)      (155)
Proceeds from sales of marketable securities                       741         --        506
Purchases of marketable securities                                (672)        --       (458)
Investments                                                        (18)       (24)      (273)
Net assets acquired (net of cash acquired) and
  acquisition-related payments                                    (205)    (2,852)      (567)
Net proceeds from dispositions of businesses                     3,509        314        224
Other, net                                                          47        107       (109)
                                                              --------   --------   --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES FROM
  CONTINUING OPERATIONS EXCLUSIVE OF MANAGEMENT AND MORTGAGE
  PROGRAMS                                                       3,125     (2,810)      (832)
                                                              --------   --------   --------

                      CENDANT CORPORATION AND SUBSIDIARIES

                                 (IN MILLIONS)



                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
MANAGEMENT AND MORTGAGE PROGRAMS:
  Investment in leases and leased vehicles                    $ (2,378)  $ (2,447)  $ (2,069)
  Payments received on investment in leases and leased
    vehicles                                                     1,529        987        589
  Proceeds from sales and transfers of leases and leased
    vehicles to third parties                                       75        183        186
  Equity advances on homes under management                     (7,608)    (6,484)    (6,845)
  Repayment on advances on homes under management                7,688      6,624      6,863
  Additions to mortgage servicing rights                          (727)      (524)      (270)
  Proceeds from sales of mortgage servicing rights                 156        119         49
                                                              --------   --------   --------
                                                                (1,265)    (1,542)    (1,497)
                                                              --------   --------   --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES FROM
  CONTINUING OPERATIONS                                          1,860     (4,352)    (2,329)
                                                              --------   --------   --------
FINANCING ACTIVITIES
Proceeds from borrowings                                         1,719      4,809         67
Principal payments on borrowings                                (2,213)    (2,596)      (174)
Issuance of convertible debt                                        --         --        544
Issuance of common stock                                           127        171        132
Repurchases of common stock                                     (2,863)      (258)      (171)
Proceeds from mandatorily redeemable preferred securities
  issued by subsidiary holding solely senior debentures
  issued by the Company                                             --      1,447         --
Other, net                                                          --         --         (7)
                                                              --------   --------   --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES FROM
  CONTINUING OPERATIONS EXCLUSIVE OF MANAGEMENT AND MORTGAGE
  PROGRAMS                                                      (3,230)     3,573        391
                                                              --------   --------   --------
MANAGEMENT AND MORTGAGE PROGRAMS:
  Proceeds received for debt repayment in connection with
    disposal of fleet segment                                    3,017         --         --
  Proceeds from debt issuance or borrowings                      5,263      4,300      2,816
  Principal payments on borrowings                              (7,838)    (3,090)    (1,693)
  Net change in short-term borrowings                           (2,000)       (93)      (613)
                                                              --------   --------   --------
                                                                (1,558)     1,117        510
                                                              --------   --------   --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES FROM
  CONTINUING OPERATIONS                                         (4,788)     4,690        901
                                                              --------   --------   --------
Effect of changes in exchange rates on cash and cash
  equivalents                                                       51        (16)        15
                                                              --------   --------   --------
Net cash used in discontinued operations                            --       (188)      (181)
                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents               155        942       (381)
Cash and cash equivalents, beginning of period                   1,009         67        448
                                                              --------   --------   --------
CASH AND CASH EQUIVALENTS, END OF PERIOD                      $  1,164   $  1,009   $     67
                                                              ========   ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest payments                                           $    451   $    543   $    375
                                                              ========   ========   ========
  Income tax payments (refunds), net                          $    (46)  $    (23)  $    265
                                                              ========   ========   ========



                See Notes to Consolidated Financial Statements.

                      CENDANT CORPORATION AND SUBSIDIARIES



                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                 (IN MILLIONS)



                                                                                       ACCUMULATED
                                         COMMON STOCK       ADDITIONAL                    OTHER                        TOTAL
                                      -------------------    PAID-IN     RETAINED     COMPREHENSIVE    TREASURY    SHAREHOLDERS'
                                       SHARES     AMOUNT     CAPITAL     EARNINGS     INCOME/(LOSS)      STOCK         EQUITY
                                      --------   --------   ----------   ---------   ---------------   ---------   --------------
BALANCE AT JANUARY 1, 1997               808       $ 8        $2,843      $1,186          $ (6)         $   (75)      $ 3,956
COMPREHENSIVE LOSS:
  Net loss                                --        --            --        (217)           --               --
  Currency translation adjustment         --        --            --          --           (28)              --
  Unrealized loss on marketable
    securities, net of tax of $2          --        --            --          --            (4)              --
TOTAL COMPREHENSIVE LOSS                                                                                                 (249)
Issuance of common stock                   6        --            46          --            --               --            46
Exercise of stock options                 11        --           133          --            --              (18)          115
Tax benefit from exercise of stock
  options                                 --        --            94          --            --               --            94
Amortization of restricted stock          --        --            28          --            --               --            28
Cash dividends declared                   --        --            --          (7)           --               --            (7)
Adjustment to reflect change in
  fiscal year from Cendant Merger         --        --            --         (22)           --               --           (22)
Conversion of convertible notes           20        --           151          --            --               --           151
Repurchase of common stock                --        --            --          --            --             (171)         (171)
Retirement of treasury stock              (7)       --          (190)         --            --              190            --
Other                                     --        --           (20)         --            --               --           (20)
                                        ----       ---        ------      ------          ----          -------       -------
BALANCE AT DECEMBER 31, 1997             838         8         3,085         940           (38)             (74)        3,921
COMPREHENSIVE INCOME:
  Net income                              --        --            --         540            --               --
  Currency translation adjustment         --        --            --          --           (11)              --
TOTAL COMPREHENSIVE INCOME                                                                                                529
Exercise of stock options                 17         1           168          --            --               --           169
Tax benefit from exercise of stock
  options                                 --        --           147          --            --               --           147
Conversion of convertible notes            6        --           114          --            --               --           114
Repurchase of common stock                --        --            --          --            --             (258)         (258)
Mandatorily redeemable preferred
  securities issued by subsidiary
  holding solely senior debentures
  issued by the Company                   --        --           (66)         --            --               --           (66)
Common stock received as
  consideration in sale of
  discontinued operations                 --        --            --          --            --             (135)         (135)
Rights issuable                           --        --           350          --            --               --           350
Other                                     --        --            65          --            --               --            65
                                        ----       ---        ------      ------          ----          -------       -------
BALANCE AT DECEMBER 31, 1998             861         9         3,863       1,480           (49)            (467)        4,836
COMPREHENSIVE LOSS:
  Net loss                                --        --            --         (55)           --               --
  Currency translation adjustment         --        --            --          --           (69)              --
  Unrealized gain on marketable
    securities, net of tax of $22         --        --            --          --            37               --
  Reclassification adjustments, net
    of tax of $13                         --        --            --          --            39               --
TOTAL COMPREHENSIVE LOSS                                                                                                  (48)
Exercise of stock options                  9        --            81          --            --               42           123
Tax benefit from exercise of stock
  options                                 --        --            52          --            --               --            52
Repurchase of common stock                --        --            --          --            --           (2,863)       (2,863)
Modifications of stock option plans
  due to dispositions of businesses       --        --            83          --            --               --            83
Rights issuable                           --        --            22          --            --               --            22
Other                                     --        --             1          --            --               --             1
                                        ----       ---        ------      ------          ----          -------       -------
BALANCE AT DECEMBER 31, 1999             870       $ 9        $4,102      $1,425          $(42)         $(3,288)      $ 2,206
                                        ====       ===        ======      ======          ====          =======       =======



                See Notes to Consolidated Financial Statements.

                      CENDANT CORPORATION AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



BASIS OF PRESENTATION



    Cendant Corporation is a global provider of a wide range of complementary consumer and business services. The Consolidated Financial Statements include the accounts of Cendant Corporation and its wholly-owned subsidiaries (collectively, "the Company" or "Cendant"). In presenting the Consolidated Financial Statements, management makes estimates and assumptions that affect reported amounts and related disclosures. Estimates, by their nature, are based on judgement and available information. As such, actual results could differ from those estimates. Certain reclassifications have been made to prior year amounts to conform to the current year presentation. Unless otherwise noted, all dollar amounts presented are in millions, except per share amounts.



INVESTMENTS IN AFFILIATES



    Investments in affiliates over which the Company has significant influence but not a controlling interest are carried on the equity basis of accounting.



CASH AND CASH EQUIVALENTS



    The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.



DEPRECIATION AND AMORTIZATION



    Property and equipment is depreciated based upon a straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed utilizing the straight-line method over the estimated useful lives of the related assets or the lease term, if shorter.



    Franchise agreements for hotel, real estate brokerage, car rental and tax return preparation services are amortized on a straight-line basis over the estimated periods to be benefited, ranging from 12 to 40 years.



GOODWILL



    Goodwill, which represents the excess of cost over fair value of net assets acquired, is amortized on a straight-line basis over the estimated periods to be benefited, substantially ranging from 25 to 40 years.



    Other intangibles are amortized on a straight-line method over the estimated periods to be benefited.



ASSET IMPAIRMENT



    The Company periodically evaluates the recoverability of its investments, intangible assets and long-lived assets, comparing the respective carrying values to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. Property and equipment is evaluated separately within each business. The recoverability of goodwill and franchise agreements is evaluated on a separate basis for each acquisition and franchise brand, respectively. Any enterprise goodwill and franchise agreements are also evaluated using the undiscounted cash flow method.



    Based on an evaluation of its intangible assets and in connection with the Company's regular forecasting processes during 1998, the Company determined that $37 million of goodwill associated

                      CENDANT CORPORATION AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


with a Company subsidiary, National Library of Poetry, was permanently impaired. In addition, the Company had equity investments in various businesses, which were generating negative cash flows and were unable to access sufficient liquidity through equity or debt offerings. As a result, the Company wrote off $13 million of such investments in 1998. The aforementioned impairments impacted the Company's diversified services segment and are classified as operating expenses in the Consolidated Statements of Operations.



REVENUE RECOGNITION AND BUSINESS OPERATIONS



    FRANCHISING. Franchise revenue principally consists of royalties, as well as marketing and reservation fees, which are based on a percentage of franchisee revenue. Royalty, marketing, and reservation fees are accrued as the underlying franchisee revenue is earned. Annual rebates given to certain franchisees on royalty fees are recorded as a reduction to revenues and are accrued in direct proportion to the recognition of the underlying gross franchise revenue. Franchise revenue also includes initial franchise fees, which are recognized as revenue when all material services or conditions relating to the sale have been substantially performed, which is generally when a franchised unit is opened.



    TIMESHARE. Timeshare revenue principally consists of exchange fees and subscription revenue. Exchange fees are recognized as revenue when the exchange request has been confirmed to the subscribing members. Subscription revenue represents the fees from subscribing members. There is no separate fee charged for the participation in the timeshare exchange network. Subscription revenue, net of related procurement costs, is deferred upon receipt and recognized as revenue over the subscription period during which delivery of publications and other services are provided to the subscribing members. Subscriptions are cancelable and refundable on a prorata basis. Subscription procurement costs are expensed as incurred. Such costs were $31 million for each of the years ended December 31, 1999 and 1998 and $27 million for the year ended December 31, 1997.



    INDIVIDUAL MEMBERSHIP. Membership revenue is generally recognized upon the expiration of the membership period. Memberships are generally cancelable for a full refund of the membership fee during the entire membership period, generally one year. Certain memberships are subject to a pro rata refund. Revenues for such memberships are recognized ratably over the membership period.



    INSURANCE/WHOLESALE. Commissions received from the sale of third party accidental death and dismemberment insurance are recognized over the underlying policy period. The Company also receives a share of the excess of premiums paid to insurance carriers less claims experience to date, claims incurred but not reported and carrier management expenses. Such profit commissions are accrued based on claims experience to date, including an estimate of claims incurred but not reported.



    During 1999, the Company changed the amortization period for customer acquisition costs related to accidental death and dismemberment insurance products, which resulted in a reduction in expenses of $16 million
($10 million, after tax or $0.01 per diluted share). The change was based upon new information becoming available to determine customer retention rates.



    RELOCATION. Relocation services provided by the Company include facilitating the purchase and resale of the transferee's residence, providing equity advances on the transferee's residence and home management services. The home is purchased under a contract of sale and the Company obtains a deed to the property; however, it does not generally record the deed or transfer title. Transferring employees are provided equity advances on the home based on their ownership equity of the appraised

                      CENDANT CORPORATION AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


home value. The mortgage is generally retired concurrently with the advance of the equity and the purchase of the home. Based on its client agreements, the Company is given parameters under which it negotiates for the ultimate sale of the home. The gain or loss on resale is generally borne by the client corporation. In certain transactions, the Company will assume the risk of loss on the sale of homes; however, in such transactions, the Company will control all facets of the resale process, thereby, limiting its exposure.



    While homes are held for resale, the amount funded for such homes carry an interest charge computed at a floating rate. Direct costs of managing the home during the period the home is held for resale, including property taxes and repairs and maintenance, are generally borne by the client corporation. The client corporation generally advances funds to cover a portion of such carrying costs.



    Revenues and related costs associated with the purchase and resale of a transferee's residence are recognized as services are provided. Relocation services revenue is generally recorded net of costs reimbursed by client corporations and interest expense incurred to fund the purchase of a transferee's residence. Revenue for other fee-based programs, such as home marketing assistance, household goods moves, and destination services are recognized over the periods in which the services are provided and the related expenses are incurred.



    MORTGAGE. Loan origination fees, commitment fees paid in connection with the sale of loans, and certain direct loan origination costs associated with loans are deferred until such loans are sold. Mortgage loans are recorded at the lower of cost or market value on an aggregate basis. Sales of mortgage loans are generally recorded on the date a loan is delivered to an investor. Gains or losses on sales of mortgage loans are recognized based upon the difference between the selling price and the carrying value of the related mortgage loans sold. See Note 9--Mortgage Loans Held For Sale.



    Fees received for servicing loans owned by investors are credited to income when earned. Costs associated with loan servicing are charged to expense as incurred.



    Mortgage servicing rights ("MSRs") are amortized over the estimated life of the related loan portfolio in proportion to projected net servicing revenues. Such amortization is recorded as a reduction of net servicing revenue in the Consolidated Statements of Operations. The Company estimates future prepayment rates based on current interest rate levels, other economic conditions and market forecasts, as well as relevant characteristics of the servicing portfolio, such as loan types, interest rate stratification, and recent prepayment experience. Gains or losses on the sale of MSRs are recognized when title and all risks and rewards have irrevocably passed to the buyer and there are no significant unresolved contingencies. See Note 10--Mortgage Servicing Rights.



    FLEET. The Company primarily leased its vehicles under three standard arrangements: open-end operating leases, closed-end operating leases or open-end finance leases (direct financing leases). Each lease was either classified as an operating lease or a direct financing lease, as defined. Lease revenues were recognized based on rentals. Revenues from fleet management services other than leasing were recognized over the period in which services were provided and the related expenses were incurred. See Note 3--Dispositions and Acquisitions of Businesses.

                      CENDANT CORPORATION AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


ADVERTISING EXPENSES



    Advertising costs, including direct response advertising related to membership programs, are generally expensed in the period incurred. Advertising expenses for the years ended December 31, 1999, 1998 and 1997 were $589 million, $685 million and $574 million, respectively.



CHANGE IN ACCOUNTING POLICY



    In August 1998, the Company changed its accounting policy with respect to revenue and expense recognition for its membership businesses, effective January 1, 1997. Prior to such adoption, the Company recorded deferred membership income, net of estimated cancellations, at the time members were billed (upon expiration of the free trial period), which was recognized as revenue ratably over the membership term and modified periodically based on actual cancellation experience. In addition, membership acquisition and renewal costs, which related primarily to membership solicitations, were capitalized as direct response advertising costs due to the Company's ability to demonstrate that the direct response advertising resulted in future economic benefits. Such costs were amortized on a straight-line basis as revenues were recognized (over the average membership period).



    The Company concluded that when membership fees are fully refundable during the entire membership period, membership revenue should be recognized at the end of the membership period upon the expiration of the refund offer. The Company further concluded that non-refundable solicitation costs should be expensed as incurred since such costs are not recoverable if membership fees are refunded. The Company adopted such accounting policy effective January 1, 1997 and accordingly, recorded a non-cash charge of $450 million ($283 million, after tax) on such date to account for the cumulative effect of the accounting change.



RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS



    In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", issued in
June 1998, to fiscal years commencing after June 15, 2000. SFAS No. 133 requires that all derivatives be recorded in the Consolidated Balance Sheets as assets or liabilities and measured at fair value. If the derivative does not qualify as a hedging instrument, changes in fair value are to be recognized in net income. If the derivative does qualify as a hedging instrument, changes in fair value are to be recognized either in net income or other comprehensive income consistent with the asset or liability being hedged. The Company has developed an implementation plan to adopt SFAS No. 133. Completion of the implementation plan and determination of the impact of adopting SFAS No. 133 is expected to be completed by the fourth quarter of 2000. The Company will adopt SFAS No. 133 on January 1, 2001, as required.



    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition in Financial Statements." SAB No. 101 draws upon the existing accounting rules and explains those rules, by analogy, to other transactions that the existing rules do not specifically address. In accordance with SAB No. 101, the Company will revise certain revenue recognition policies regarding the recognition of non-refundable one-time fees and recognition of pro rata refundable subscription revenue. The Company currently recognizes non-refundable

                      CENDANT CORPORATION AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


one-time fees at the time of contract execution and cash receipt. This policy will be changed to the recognition of non-refundable one-time fees ratably over the life of the underlying contract. The Company currently recognizes pro rata refundable subscription revenue, net of related procurement costs, over the subscription period. This policy will be changed to straight line recognition of the pro rata refundable subscription revenue over the subscription period. The percentage of annual revenues earned from non-refundable one-time fees and from pro rata refundable subscription revenues is not material to consolidated net revenues. The Company will adopt SAB No. 101 on January 1, 2000, and will record a non-cash charge of approximately $89 million ($56 million, after tax) to account for the cumulative effect of the accounting change.



2. EARNINGS PER SHARE



    Basic earnings per share ("EPS") is computed based solely on the weighted average number of common shares outstanding during the period. Diluted EPS further reflects all potential dilution of common stock, including the assumed exercise of stock options and warrants using the treasury method, and convertible debt. At December 31, 1999, 183 million stock options (with a weighted average exercise price of $15.24 per option) and 2 million stock warrants (with a weighted average exercise price of $16.77 per warrant) were outstanding and antidilutive. At December 31, 1998 and 1997, 38 million stock options (with a weighted average exercise price of $29.58 per option) and 54 million stock options (with a weighted average exercise price of $31.16 per option), respectively, were outstanding and antidilutive. Therefore, such options and warrants were excluded from the computation of diluted EPS. In addition, the Company's 3% convertible subordinated notes convertible into 18 million shares of Company common stock were antidultive; therefore, such notes were excluded from the computation of diluted EPS at December 31, 1999, 1998 and 1997. Diluted weighted average shares were calculated as follows:



                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
(IN MILLIONS)                                                 --------   --------   --------
Weighted average shares for basic EPS                           751        848        811
Stock options                                                    --         32         41
                                                                ---        ---        ---
Weighted average shares for diluted EPS                         751        880        852
                                                                ===        ===        ===



3. DISPOSITIONS AND ACQUISITIONS OF BUSINESSES



DISPOSITIONS



    ENTERTAINMENT PUBLICATIONS, INC. On November 30, 1999, the Company completed the sale of approximately 85% of its Entertainment Publications, Inc. ("EPub") business unit for $281 million in cash. The Company retained approximately 15% of EPub's common equity in connection with the transaction. In addition, the Company has a designee on EPub's Board of Directors. The Company accounts for its investment in EPub using the equity method. The Company realized a net gain of approximately $156 million ($78 million, after tax). EPub is a marketer and publisher of coupon books and discount programs which provides customers with unique products and services that are designed to enhance a customer's purchasing power.

                      CENDANT CORPORATION AND SUBSIDIARIES

3. DISPOSITIONS AND ACQUISITIONS OF BUSINESSES (CONTINUED)


    GREEN FLAG. On November 26, 1999, the Company completed the sale of its Green Flag business unit for approximately $401 million in cash, including dividends of $37 million. The Company realized a net gain of approximately
$27 million ($8 million, after tax). Green Flag is a roadside assistance organization based in the UK, which provides a wide range of emergency support and rescue services.



    FLEET. On June 30, 1999, the Company completed the disposition of the fleet business segment ("fleet segment" or "fleet businesses") pursuant to an agreement between PHH Corporation ("PHH"), a wholly-owned subsidiary of the Company, and Avis Rent A Car, Inc. ("ARAC"). Pursuant to the agreement, ARAC acquired the net assets of the fleet businesses through the assumption and subsequent repayment of $1.44 billion of intercompany debt and the issuance of $360 million of convertible preferred stock of Avis Fleet Leasing and Management Corporation ("Avis Fleet"), a wholly-owned subsidiary of ARAC. Coincident with the closing of the transaction, ARAC refinanced the assumed debt under management programs which was payable to the Company. Accordingly, the Company received additional consideration from ARAC comprised of $3.0 billion of cash proceeds and a $30 million receivable.



    The convertible preferred stock of Avis Fleet is convertible into common stock of ARAC at the Company's option upon the satisfaction of certain conditions, including the per share price of ARAC Class A common stock equaling or exceeding $50 per share and the fleet segment attaining certain EBITDA (earnings before interest, income taxes, depreciation and amortization) thresholds, as defined. There are additional circumstances upon which the shares of Avis Fleet convertible preferred stock are automatically or mandatorily convertible into ARAC common stock.



    The Company realized a net gain on the disposition of the fleet business segment of $881 million ($866 million, after tax) of which $715 million
($702 million, after tax) was recognized at the time of closing and $166 million ($164 million, after tax) was deferred at the date of disposition. The realized gain is net of approximately $90 million of transaction costs. The Company deferred the portion of the realized net gain, which was equivalent to its common equity ownership percentage in ARAC at the time of closing. The deferred gain is being recognized into income over forty years, which is consistent with the period ARAC is amortizing the goodwill generated from the transaction and is included within other revenue in the Consolidated Statements of Operations ($2 million in 1999). During 1999, the Company recognized
$9 million of the deferred portion of the realized net gain due to the sale of a portion of the Company's ownership of ARAC. The deferred net gain is included in deferred income as presented in the Consolidated Balance Sheet at December 31, 1999. The fleet segment disposition was structured as a tax-free reorganization and, accordingly, no tax provision has been recorded on a majority of the gain. However, pursuant to a recent interpretive ruling, the Internal Revenue Service ("IRS") has taken the position that similarly structured transactions do not qualify as tax-free reorganizations under the Internal Revenue Code
Section 368(a)(1)(A). If the transaction is not considered a tax-free reorganization, the resultant incremental liability could range between $10 million and $170 million depending upon certain factors including utilization of tax attributes and contractual indemnification provisions. Notwithstanding the IRS interpretive ruling, the Company believes that, based upon analysis of current tax law, its position would prevail, if challenged.



    OTHER 1999 DISPOSITIONS. The Company completed the dispositions of certain businesses, including North American Outdoor Group, Central Credit, Inc., Global Refund Group, Spark Services, Inc., Match.com, National Leisure Group and National Library of Poetry. Aggregate consideration received on

                      CENDANT CORPORATION AND SUBSIDIARIES

3. DISPOSITIONS AND ACQUISITIONS OF BUSINESSES (CONTINUED)


such dispositions was comprised of approximately $407 million in cash, including dividends of $21 million, and $43 million in marketable securities. The Company realized a net gain of $202 million ($81 million, after tax) on the dispositions of these businesses.



    INTERVAL INTERNATIONAL INC. On December 17, 1997, as directed by the Federal Trade Commission in connection with a merger, the Company sold all of the outstanding shares of its timeshare exchange businesses, Interval
International Inc. ("Interval"), for net proceeds of $240 million less transaction related costs amortized as services were provided. The Company recognized a gain on the sale of Interval of $77 million ($26 million, after tax), which was reflected as an extraordinary gain in the Consolidated Statements of Operations.



ACQUISITIONS



    During 1998, the Company completed the acquisitions of National Parking Corporation Limited ("NPC"), The Harpur Group Ltd. ("Harpur"), Jackson
Hewitt Inc. ("Jackson Hewitt") and certain other entities, which were accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed were recorded at their fair values. The excess of purchase price over the fair value of the underlying net assets acquired was allocated to goodwill. During 1999 and 1998, the Company recorded additional goodwill of $50 million and $100 million, respectively, in satisfaction of a contingent purchase liability to the seller of Resort Condominiums International, Inc., a company acquired in 1996. The operating results of such acquired entities are included in the Company's Consolidated Statements of Operations since the respective dates of acquisition. The following table presents information about the acquisitions.



                                                                                 JACKSON
                                                             NPC       HARPUR     HEWITT     OTHER
                                                           --------   --------   --------   --------
Cash paid                                                   $1,638      $206       $476     $    564
Fair value of identifiable net assets acquired (1)             590        51         99          218
                                                            ------      ----       ----     --------
Goodwill                                                    $1,048      $155       $377     $    346
                                                            ======      ====       ====     ========
Goodwill benefit period (years)                                 40        40         40     25 to 40
                                                            ======      ====       ====     ========


------------------------------


(1)  Cash acquired in connection with these acquisitions was $58 million.



4. DISCONTINUED OPERATIONS



   On January 12, 1999, the Company completed the sale of Cendant Software Corporation ("CDS"), a developer, publisher and distributor of educational and entertainment software, for net cash proceeds of $770 million. The Company realized a net gain of $323 million ($372 million, after tax) on the disposition of CDS, of which $299 million ($174 million, after tax) was recognized during 1999 and $24 million ($198 million, after tax) was recognized during 1998, substantially in the form of a tax benefit and corresponding deferred tax asset.



    On December 15, 1998, the Company completed the sale of Hebdo Mag International, Inc. ("Hebdo Mag"), a publisher and distributor of classified advertising information. The Company received $315 million in cash and
7 million shares of Company common stock valued at $135 million (approximately
$19

                      CENDANT CORPORATION AND SUBSIDIARIES

4. DISCONTINUED OPERATIONS (CONTINUED)


per share market value) on the date of sale. The Company recognized a net gain of $155 million ($207 million, after tax) on the sale of Hebdo Mag partially in the form of a tax benefit.



    Summarized financial data of discontinued operations for the years ended December 31, consisted of:



                                                                      CDS                HEBDO MAG
                                                              -------------------   -------------------
                                                                1998       1997       1998       1997
                                                              --------   --------   --------   --------
Net revenues                                                    $346       $434       $202       $209
                                                                ====       ====       ====       ====
Income (loss) before income taxes                               $(57)      $ (6)      $ 17       $ (4)
Provision (benefit) for income taxes                             (23)         2          8         (1)
Extraordinary loss from early extinguishment of debt, net of
  $5 million tax benefit                                          --         --         --        (15)
                                                                ----       ----       ----       ----
Net income (loss)                                               $(34)      $ (8)      $  9       $(18)
                                                                ====       ====       ====       ====



    The Company allocated $20 million of interest expense to discontinued operations for the year ended December 31, 1998. Such interest expense represents the cost of funds associated with businesses acquired by the discontinued business segments at an interest rate consistent with the Company's consolidated effective borrowing rate.



    Net assets of CDS at December 31, 1998 were comprised of current assets of $285 million, goodwill of $106 million, other assets of $88 million and total liabilities of $105 million.



5. OTHER CHARGES



LITIGATION SETTLEMENTS



    COMMON STOCK LITIGATION SETTLEMENT. On December 7, 1999, the Company reached a preliminary agreement to settle the principal securities class action pending against the Company, other than certain claims relating to FELINE PRIDES securities discussed below. This settlement is subject to final documentation and court approval. See Note 17--Commitments and Contingencies.



    FELINE PRIDES LITIGATION SETTLEMENT. On March 17, 1999, the Company reached a final agreement (the "FELINE PRIDES settlement") to settle the class action lawsuit that was brought on behalf of the holders of Income or Growth FELINE PRIDES ("PRIDES") securities who purchased their securities on or prior to April 15, 1998. See Note 13--Mandatorily Redeemable Trust Preferred Securities Issued by Subsidiary Holding Solely Senior Debentures Issued by the Company.



TERMINATION OF PROPOSED ACQUISITIONS



    On February 4, 1999, the Company announced its intention not to proceed with the acquisition of RAC Motoring Services ("RACMS") due to certain conditions imposed by the UK Secretary of State of Trade and Industry that the Company determined not to be commercially feasible and therefore unacceptable. In connection with such termination, the Company wrote off $7 million of deferred acquisition costs.

                      CENDANT CORPORATION AND SUBSIDIARIES

5. OTHER CHARGES (CONTINUED)


    On October 13, 1998, the Company and American Bankers Insurance Group, Inc. ("American Bankers") terminated an agreement which provided for the Company's acquisition of American Bankers. In connection with this agreement, the Company made a $400 million cash payment to American Bankers and wrote-off $32 million of costs, primarily professional fees, resulting in a total charge of $432 million.



    On October 5, 1998, the Company announced the termination of an agreement to acquire Providian Auto and Home Insurance Company. In connection with the termination of this agreement, the Company wrote off $1 million of costs.



EXECUTIVE TERMINATIONS



    The Company incurred $53 million of costs on July 28, 1998 related to the termination of certain former executives, principally Walter A. Forbes, who resigned as Chairman and as a member of the Board of Directors. Aggregate benefits given to Mr. Forbes resulted in a charge of $51 million, comprised of $38 million in cash payments and approximately one million Company stock options, with a fair value of $13 million, as calculated by the Black-Scholes model. Such options were immediately vested and expire on July 28, 2008. The main benefit to the Company from Mr. Forbes' termination was the resolution of the division of governance issues that existed at the time between the members of the Board of Directors formerly associated with CUC International, Inc. ("CUC") and the members of the Board of Directors formerly associated with HFS Incorporated ("HFS").



INVESTIGATION-RELATED COSTS



    The Company incurred professional fees, public relations costs and other miscellaneous expenses of $21 million and $33 million during 1999 and 1998, respectively, in connection with accounting irregularities and resulting investigations into such matters.



INVESTIGATION-RELATED FINANCING COSTS



    In connection with the Company's discovery and announcement of accounting irregularities on April 15, 1998 and the corresponding lack of audited financial statements, the Company was temporarily prohibited from accessing public debt markets. As a result, the Company paid $28 million in fees associated with waivers and various financing arrangements. Additionally, during 1998, the Company exercised its option to redeem its 4 3/4% Convertible Senior Notes (the "4 3/4% Notes"). At such time, the Company anticipated that all holders of the 4 3/4% Notes would elect to convert the 4 3/4% Notes to Company common stock. However, at the time of redemption, holders of the 4 3/4% Notes elected not to convert the 4 3/4% Notes to Company common stock resulting in the Company redeeming such notes at a premium. Accordingly, the Company recorded a $7 million loss on such redemption.



1999 MERGER-RELATED COSTS AND OTHER UNUSUAL CHARGES



    On September 15, 1999, Netmarket Group, Inc. ("NGI") began operations as an independent company that pursues the development of certain interactive businesses formerly within the Company's direct marketing division. NGI owns, operates and develops the online membership businesses, which

                      CENDANT CORPORATION AND SUBSIDIARIES

5. OTHER CHARGES (CONTINUED)


collectively have approximately 1.4 million online members. Prior to September 15, 1999, the Company's ownership of NGI was restructured into common stock and preferred stock interests. On September 15, 1999 (the "donation date"), the Company donated NGI's outstanding common stock to a charitable trust, and NGI issued additional shares of its common stock to certain of its marketing partners. The fair market value of the NGI common stock on the donation date was approximately $20 million. Accordingly, as a result of the change in ownership of NGI's common stock from the Company to independent third parties, prospective from the donation date, NGI's operating results are no longer included in the Company's Consolidated Financial Statements. The Company retained an ownership interest in a convertible preferred stock of NGI, which is ultimately convertible, at the Company's option, beginning September 14, 2001, into approximately 78% of NGI's diluted common shares. The convertible preferred stock is accounted for using the cost method of accounting. The convertible preferred stock has a $5 million annual preferred dividend, which will be recorded in income if and when it becomes realizable. Subsequent to the Company's contribution of NGI's common stock to the charitable trust, the Company provided a development advance of $77 million to NGI, which is contingently repayable to the Company if certain financial targets related to NGI are achieved. The purpose of the development advance was to provide NGI with the funds necessary to develop Internet related products and systems, that if successful, would significantly increase the value of NGI. Without these funds, NGI would not have sufficient funds for development activities contemplated in its business plans. Repayment of the advance is therefore solely dependent on the success of the development efforts. The Company recorded a charge, inclusive of transaction costs, of $85 million in connection with the donation of NGI shares to the charitable trust and the subsequent development advance.



    During 1999, the Company incurred $23 million of additional charges to fund an irrevocable contribution to the independent technology trust responsible for completing the transition of the Company's lodging franchisees to a Company sponsored property management system and $2 million of costs primarily resulting from further consolidation of European call centers in Cork, Ireland which are included below as a component of the 1999 adjustment activity for the Fourth Quarter 1997 Charge.



1997 MERGER-RELATED COSTS AND OTHER UNUSUAL CHARGES (CREDITS)



    FOURTH QUARTER 1997 CHARGE. The Company incurred unusual charges ("Unusual Charges") in the fourth quarter of 1997 totaling $455 million substantially associated with the merger of HFS and CUC (the "Cendant Merger") and the merger in October 1997 with Hebdo Mag. Reorganization plans were formulated prior to and implemented as a result of the mergers. The Company determined to streamline its corporate organization functions and eliminate several office locations in overlapping markets. Management's plan included the consolidation of European call centers in Cork, Ireland and terminations of franchised hotel properties. Liabilities associated with Unusual Charges are classified as a

                      CENDANT CORPORATION AND SUBSIDIARIES

5. OTHER CHARGES (CONTINUED)


component of accounts payable and other current liabilities. The reduction of such liabilities from inception is summarized by category of expenditure as follows:


------------------------


                                                                                             1999 ACTIVITY
                         1997                                              BALANCE AT    ----------------------    BALANCE AT
                       UNUSUAL       1997         1998         1998       DECEMBER 31,     CASH                   DECEMBER 31,
                       CHARGES    REDUCTIONS   REDUCTIONS   ADJUSTMENTS       1998       PAYMENTS   ADJUSTMENTS       1999
                       --------   ----------   ----------   -----------   ------------   --------   -----------   ------------
Professional fees        $ 93       $ (43)       $ (38)        $(10)          $ 2          $(1)      $      --        $ 1
Personnel related         171         (45)         (61)          (4)           61           (5)              3         59
Business terminations      78         (78)           1           (1)           --           --              --         --
Facility related and
  other                   113         (92)          (5)         (12)            4           (2)             (1)         1
                         ----       -----        -----         ----           ---          ---       ---------        ---
Total Unusual Charges     455        (258)        (103)         (27)           67           (8)              2         61
Reclassification for
  discontinued
  operations              (18)         18           --           --            --           --              --         --
                         ----       -----        -----         ----           ---          ---       ---------        ---
Total Unusual Charges
  related to
  continuing
  operations             $437       $(240)       $(103)        $(27)          $67          $(8)      $       2        $61
                         ====       =====        =====         ====           ===          ===       =========        ===



    Professional fees primarily consisted of investment banking, legal and accounting fees incurred in connection with the mergers. Personnel related costs included $73 million of retirement and employee benefit plan costs, $24 million of restricted stock compensation, $61 million of severance resulting from consolidations of European call centers and certain corporate functions and $13 million of other personnel related costs. The Company provided for 474 employees to be terminated, substantially all of which have been severed. Business termination costs consisted of a $48 million impairment write-down of hotel franchise agreement assets associated with a quality upgrade program and $30 million of costs incurred to terminate a contract which may have restricted the Company from maximizing opportunities afforded by the Cendant Merger. Facility related and other unusual charges included $70 million of irrevocable contributions to independent technology trusts for the direct benefit of lodging and real estate franchisees, $16 million of building lease termination costs, and a $22 million reduction in intangible assets associated with the Company's wholesale annuity business for which impairment was determined in 1997. During 1999 and 1998, the Company recorded a net adjustment of $2 million and ($27) million, respectively, to Unusual Charges with a corresponding increase (decrease) to liabilities primarily as a result of a change in the original estimate of costs to be incurred. Such adjustments to original estimates were recorded in the periods in which events occurred or information became available requiring accounting recognition. Liabilities of $61 million remained at December 31, 1999, which were primarily attributable to future severance costs and executive termination benefits, which the Company anticipates that such liabilities will be settled upon resolution of related contingencies.



    SECOND QUARTER 1997 CHARGE. The Company incurred $295 million of Unusual Charges in the second quarter of 1997 primarily associated with the merger of HFS with PHH in April 1997 (the "PHH Merger"). During the fourth quarter of 1997, as a result of changes in estimates, the Company adjusted

                      CENDANT CORPORATION AND SUBSIDIARIES

5. OTHER CHARGES (CONTINUED)


certain merger-related liabilities, which resulted in a $12 million credit to Unusual Charges. Reorganization plans were formulated in connection with the PHH Merger and were implemented upon consummation. The PHH Merger afforded the combined company, at such time, an opportunity to rationalize its combined corporate, real estate and travel related businesses, and enabled the corresponding support and service functions to gain organizational efficiencies and maximize profits. Management initiated a plan just prior to the PHH Merger to close hotel reservation call centers, combine travel agency operations and continue the downsizing of fleet operations by reducing headcount and eliminating unprofitable products. In addition, management initiated plans to integrate its relocation, real estate franchise and mortgage origination businesses to capture additional revenue through the referral of one business unit's customers to another. Management also formalized a plan to centralize the management and headquarter functions of the world's largest, second largest and other company-owned corporate relocation business unit subsidiaries. Such initiatives resulted in write-offs of abandoned systems and leasehold assets commencing in the second quarter 1997. The aforementioned reorganization plans provided for 560 job reductions, which included the elimination of PHH corporate functions and facilities in Hunt Valley, Maryland. The reduction of liabilities from inception is summarized by category of expenditure as follows:



                                                                                            1999 ACTIVITY
                            1997                                              BALANCE AT    -------------    BALANCE AT
                          UNUSUAL       1997         1998         1998       DECEMBER 31,       CASH        DECEMBER 31,
                          CHARGES    REDUCTIONS   REDUCTIONS   ADJUSTMENTS       1998         PAYMENTS          1999
                          --------   ----------   ----------   -----------   ------------   -------------   ------------
Professional fees           $ 30       $ (29)        $ --         $ (1)       $      --       $      --      $      --
Personnel related            154        (112)         (13)         (19)              10              (2)             8
Business terminations         56         (52)           3           (6)               1              (1)            --
Facility related and
  other                       43         (14)         (10)         (14)               5              (2)             3
                            ----       -----         ----         ----        ---------       ---------      ---------
Total Unusual Charges        283        (207)         (20)         (40)              16              (5)            11
Reclassification for
  discontinued
  operations                 (16)         16           --           --               --              --             --
                            ----       -----         ----         ----        ---------       ---------      ---------
Total Unusual Charges
  related to continuing
  operations                $267       $(191)        $(20)        $(40)       $      16       $      (5)     $      11
                            ====       =====         ====         ====        =========       =========      =========



    Professional fees were primarily comprised of investment banking, accounting, and legal fees incurred in connection with the PHH Merger. Personnel related costs were associated with employee reductions necessitated by the planned and announced consolidation of the Company's corporate relocation service businesses worldwide as well as the consolidation of corporate activities. Personnel related charges also included termination benefits such as severance, medical and other benefits and provided for retirement benefits pursuant to pre-existing contracts resulting from a change in control. Business terminations were comprised of $39 million of costs to exit certain activities primarily within the Company's fleet management business (including $36 million of asset write-offs associated with exiting certain activities), a $7 million termination fee associated with a joint venture that competed with the PHH Mortgage Services business (now Cendant Mortgage Corporation) and $10 million of costs to terminate a marketing agreement with a third party in order to replace the function with internal resources. Facility related and other charges included costs associated with contract and lease terminations, asset disposals and other charges incurred in connection with the consolidation and closure of excess office space.

                      CENDANT CORPORATION AND SUBSIDIARIES

    The Company had substantially completed the aforementioned second quarter 1997 restructuring activities at December 31, 1998. During the year ended December 31, 1998, the Company recorded a net adjustment of $40 million to Unusual Charges with a corresponding reduction to liabilities primarily as a result of a change in the original estimate of costs to be incurred. Such adjustments to original estimates were recorded in the periods in which events occurred or information became available requiring accounting recognition. Liabilities of $11 million remained at December 31, 1999, which were attributable to future severance and lease termination payments. The Company anticipates that severance will be paid in installments through April 2003 and the lease terminations will be paid in installments through August 2002.



6. PROPERTY AND EQUIPMENT--NET



    Property and equipment--net consisted of:



                                                               ESTIMATED        DECEMBER 31,
                                                              USEFUL LIVES   -------------------
                                                                IN YEARS       1999       1998
                                                              ------------   --------   --------
Land                                                              --          $  145     $  153
Building and leasehold improvements                              5-50            703        752
Furniture, fixtures and equipment                                3-10            889      1,019
                                                                              ------     ------
                                                                               1,737      1,924
Less accumulated depreciation and amortization                                   390        491
                                                                              ------     ------
                                                                              $1,347     $1,433
                                                                              ======     ======



7. OTHER INTANGIBLES--NET



   Other intangibles--net consisted of:



                                                                 ESTIMATED           DECEMBER 31,
                                                              BENEFIT PERIODS   ----------------------
                                                                 IN YEARS         1999          1998
                                                              ---------------   --------      --------
Avis trademark                                                      40            $402          $402
Other trademarks                                                    40             161           171
Customer lists                                                     3-10            154           163
Other                                                              3-25             88           138
                                                                                  ----          ----
                                                                                   805           874
Less accumulated amortization                                                      143           117
                                                                                  ----          ----
                                                                                  $662          $757
                                                                                  ====          ====



8. ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES



   Accounts payable and other current liabilities consisted of:



                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Accounts payable                                               $  320     $  456
Merger and acquisition obligations                                127        153
Accrued payroll and related                                       263        208
Advances from relocation clients                                   80         60
Other                                                             489        641
                                                               ------     ------
                                                               $1,279     $1,518
                                                               ======     ======

                      CENDANT CORPORATION AND SUBSIDIARIES

9. MORTGAGE LOANS HELD FOR SALE



   Mortgage loans held for sale represent mortgage loans originated by the Company and held pending sale to permanent investors. The Company sells loans insured or guaranteed by various government sponsored entities and private insurance agencies. The insurance or guaranty is provided primarily on a non-recourse basis to the Company, except where limited by the Federal Housing Administration and Veterans Administration and their respective loan programs. At December 31, 1999 and 1998, mortgage loans sold with recourse amounted to approximately $52 million and $58 million, respectively. The Company believes adequate allowances are maintained to cover any potential losses.



    The Company has a revolving sales agreement, under which an unaffiliated buyer, Bishops Gate Residential Mortgage Trust, a special purpose entity (the "Buyer"), committed to purchase, at the Company's option, mortgage loans originated by the Company on a daily basis, up to the Buyer's asset limit of $2.1 billion. Under the terms of this sale agreement, the Company retains the servicing rights on the mortgage loans sold to the Buyer and arranges for the sale or securitization of the mortgage loans into the secondary market. The Buyer retains the right to select alternative sale or securitization arrangements. At December 31, 1999 and 1998, the Company was servicing approximately $813 million and $2.0 billion, respectively, of mortgage loans owned by the Buyer.



10. MORTGAGE SERVICING RIGHTS



    Capitalized MSRs consisted of:



                                                                MSRS     ALLOWANCE    TOTAL
                                                              --------   ---------   --------
BALANCE, JANUARY 1, 1997                                       $  290       $(1)      $  289
Additions to MSRs                                                 252        --          252
Amortization                                                      (96)       --          (96)
Write-down/provision                                               --        (4)          (4)
Sales                                                             (33)       --          (33)
Deferred hedge, net                                                19        --           19
Reclassification of mortgage-related securities                   (54)       --          (54)
                                                               ------       ---       ------
BALANCE, DECEMBER 31, 1997                                        378        (5)         373
Additions to MSRs                                                 475        --          475
Additions to hedge                                                 49        --           49
Amortization                                                      (82)       --          (82)
Write-down/recovery                                                --         5            5
Sales                                                             (99)       --          (99)
Deferred hedge, net                                               (85)       --          (85)
                                                               ------       ---       ------
BALANCE, DECEMBER 31, 1998                                        636        --          636
Additions to MSRs                                                 698        (5)         693
Additions to hedge                                                 23        --           23
Amortization                                                     (118)       --         (118)
Write-down/recovery                                                --         5            5
Sales                                                            (161)       --         (161)
Deferred hedge, net                                                 6        --            6
                                                               ------       ---       ------
BALANCE, DECEMBER 31, 1999                                     $1,084       $--       $1,084
                                                               ======       ===       ======

                      CENDANT CORPORATION AND SUBSIDIARIES

10. MORTGAGE SERVICING RIGHTS (CONTINUED)


    The value of the Company's MSRs is sensitive to changes in interest rates. The Company uses a hedge program to manage the associated financial risks of loan prepayments. The Company uses certain derivative financial instruments, primarily interest rate floors, interest rate swaps, principal only swaps, futures and options on futures to administer its hedge program. Premiums paid/received on the acquired derivative instruments are capitalized and amortized over the life of the contracts. Gains and losses associated with the hedge instruments are deferred and recorded as adjustments to the basis of the MSRs. In the event the performance of the hedge instruments do not meet the requirements of the hedge program, changes in the fair value of the hedge instruments will be reflected in the Consolidated Statement of Operations in the current period. Deferrals under the hedge programs are allocated to each applicable stratum of MSRs based upon its original designation and included in the impairment measurement.



    For purposes of performing its impairment evaluation, the Company stratifies its portfolio on the basis of interest rates of the underlying mortgage loans. The Company measures impairment for each stratum by comparing estimated fair value to the recorded book value. The Company records amortization expense in proportion to and over the period of the projected net servicing revenue. Temporary impairment is recorded through a valuation allowance in the period of occurrence.



11. LONG-TERM DEBT



    Long-term debt consisted of:



                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Term Loan Facilities                                           $  750     $1,250
7 1/2% Senior Notes                                               400        400
7 3/4% Senior Notes                                             1,148      1,148
3% Convertible Subordinated Notes                                 547        545
Other                                                              --         20
                                                               ------     ------
                                                                2,845      3,363
Less current portion                                              400         --
                                                               ------     ------
                                                               $2,445     $3,363
                                                               ======     ======



TERM LOAN FACILITIES



    On May 29, 1998, the Company entered into a 364 day term loan agreement with a syndicate of financial institutions which provided for borrowings of $3.25 billion (the "Term Loan Facility"). The Term Loan Facility incurred interest based on the London Interbank Offered Rate ("LIBOR") plus a margin of approximately 87.5 basis points. At December 31, 1998, borrowings under the Term Loan Facility of $1.25 billion were classified as long-term based on the Company's intent and ability to refinance such borrowings on a long-term basis.



    On February 9, 1999, the Company replaced the Term Loan Facility with a two year term loan facility (the "New Facility") which provided for borrowings of $1.25 billion with a syndicate of financial institutions. The Company used
$1.25 billion of the proceeds from the New Facility to refinance the outstanding borrowings under the Term Loan Facility. At December 31, 1999, outstanding borrowings under the

                      CENDANT CORPORATION AND SUBSIDIARIES

11. LONG-TERM DEBT (CONTINUED)


New Facility were $750 million. The New Facility bears interest at a rate of LIBOR plus a margin of 100 basis points and is payable in five consecutive quarterly installments beginning on the first anniversary of the closing date. The New Facility contains certain restrictive covenants, which are substantially similar to and consistent with the covenants in effect for the Company's existing revolving credit agreements discussed below. The weighted average interest rate on the New Facility was 6.2% at December 31, 1999.



7 1/2% AND 7 3/4% SENIOR NOTES



    In November 1998, the Company issued $1.55 billion of Senior Notes (the "Notes") in two tranches consisting of $400 million principal amount of 7 1/2% Senior Notes due December 1, 2000 (see Note 27--Subsequent Events--Debt Redemption) and $1.15 billion principal amount of 7 3/4% Senior Notes due December 1, 2003. The Notes may be redeemed, in whole or in part, at any time at the option of the Company at a redemption price plus accrued interest to the date of redemption. The redemption price is equal to the greater of (i) the face value of the Notes or (ii) the sum of the present values of the remaining scheduled payments discounted at the treasury rate plus a spread as defined in the indenture.



3% CONVERTIBLE SUBORDINATED NOTES



    During 1997, the Company completed a public offering of $550 million principal amount of 3% Convertible Subordinated Notes (the "3% Notes") due 2002. Each $1,000 principal amount of 3% Notes is convertible into 32.65 shares of Company common stock subject to adjustment in certain events. The 3% Notes may be redeemed at the option of the Company at any time on or after February 15, 2000, in whole or in part, at the appropriate redemption prices (as defined in the indenture governing the 3% Notes) plus accrued interest to the redemption date. The 3% Notes will be subordinated in right of payment to all existing and future Senior Debt (as defined in the indenture governing the 3% Notes) of the Company.



CREDIT FACILITIES



    The Company's credit facilities consist of (i) a $750 million, five year revolving credit facility (the "Five Year Revolving Credit Facility") and
(ii) a $1.0 billion, 364 day revolving credit facility (the "364 Day Revolving Credit Facility") (collectively the "Revolving Credit Facilities"). The 364 Day Revolving Credit Facility will mature on October 17, 2000, but may be renewed on an annual basis for an additional 364 days upon receiving lender approval. The Five Year Revolving Credit Facility will mature on October 1, 2001. Borrowings under the Revolving Credit Facilities, at the option of the Company, bear interest based on competitive bids of lenders participating in the facilities, at prime rates or at LIBOR, plus a margin of approximately 75 basis points. The Company is required to pay a per annum facility fee of .175% and .15% of the average daily unused commitments under the Five Year Revolving Credit Facility and 364 Day Revolving Credit Facility, respectively. The interest rates and facility fees are subject to change based upon credit ratings on the Company's senior unsecured long-term debt by nationally recognized debt rating agencies. Letters of credit of $5 million were outstanding under the Five Year Revolving Credit Facility at December 31, 1999. The Revolving Credit Facilities contain certain restrictive covenants including restrictions on indebtedness of material subsidiaries, mergers, limitations on liens, liquidations and sale and leaseback transactions, and require the maintenance of certain financial ratios. There were no outstanding borrowings related to the above-mentioned credit facilities at December 31, 1999 and 1998.

                      CENDANT CORPORATION AND SUBSIDIARIES

11. LONG-TERM DEBT (CONTINUED)


DEBT MATURITIES



    The aggregate maturities of debt are as follows: 2000, $400 million; 2001, $750 million; 2002, $547 million; and 2003, $1,148 million.



12. LIABILITIES UNDER MANAGEMENT AND MORTGAGE PROGRAMS



    Borrowings to fund assets under management and mortgage programs, which are not classified based on contractual maturities since such debt corresponds directly with assets under management and mortgage programs, consisted of:



                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Commercial paper                                               $  619     $2,484
Medium-term notes                                               1,248      2,338
Secured obligations                                               345      1,902
Other                                                             102        173
                                                               ------     ------
                                                               $2,314     $6,897
                                                               ======     ======



COMMERCIAL PAPER



    Commercial paper, which matures within 180 days, is supported by committed revolving credit agreements described below and short-term lines of credit. The weighted average interest rates on the Company's outstanding commercial paper were 6.7% and 6.1% at December 31, 1999 and 1998, respectively.



MEDIUM-TERM NOTES



    Medium-term notes primarily represent unsecured loans, which mature through 2002. The weighted average interest rates on such medium-term notes were 6.4% and 5.6% at December 31, 1999 and 1998, respectively.



SECURED OBLIGATIONS



    The Company maintains separate financing facilities, the outstanding borrowings under which are secured by corresponding assets under management and mortgage programs. The collective weighted average interest rates on such facilities were 7.0% and 5.8% at December 31, 1999 and 1998, respectively. Such secured obligations are described below.



    MORTGAGE FACILITY. In December 1999, the Company renewed its 364 day financing agreement to sell mortgage loans under an agreement to repurchase such mortgages. This agreement is collateralized by the underlying mortgage loans held in safekeeping by the custodian to the agreement. The total commitment under this agreement is $500 million and is renewable on an annual basis at the discretion of the lender. Mortgage loans financed under this agreement at December 31, 1999 and 1998 totaled $345 million and $378 million, respectively, and are included in mortgage loans held for sale in the Consolidated Balance Sheets.



    RELOCATION FACILITIES. The Company entered into a 364 day asset securitization agreement effective December 1998 under which an unaffiliated buyer committed to purchase an interest in the right to

                      CENDANT CORPORATION AND SUBSIDIARIES

12. LIABILITIES UNDER MANAGEMENT AND MORTGAGE PROGRAMS (CONTINUED)


payments related to certain Company relocation receivables. The revolving purchase commitment provided for funding up to a limit of $325 million and was renewable on an annual basis at the discretion of the lender in accordance with the securitization agreement. Under the terms of this agreement, the Company retained the servicing rights related to the relocation receivables. This facility matured and $248 million was repaid on December 22, 1999. At
December 31, 1998, the Company was servicing $248 million of assets, which were funded under this agreement.



    The Company also maintained an asset securitization agreement with a separate unaffiliated buyer, which had a purchase commitment up to a limit of $350 million. The terms of this agreement were similar to the aforementioned facility with the Company retaining the servicing rights on the right of payment. This facility matured and $85 million was repaid on October 5, 1999. At December 31, 1998, the Company was servicing $171 million of assets eligible for purchase under this agreement.



    FLEET FACILITIES. In December 1998, the Company entered into two secured financing transactions each expiring five years from the effective agreement date. Loans were funded by commercial paper conduits in the amounts of $500 million and $604 million and were secured by leased assets (specified beneficial interests in a trust which owned the leased vehicles and the leases) totaling $600 million and $725 million. In connection with the disposition of the fleet segment, all secured financing arrangements were repaid.



OTHER



    Other liabilities under management and mortgage programs are principally comprised of unsecured borrowings under uncommitted short-term lines of credit and other bank facilities, all of which mature in 2000. The weighted average interest rates on such debt were 6.8% and 5.5% at December 31, 1999 and 1998, respectively.



    Interest incurred on borrowings used to finance fleet leasing activities was $89 million for the year ended December 31, 1999 and $177 million for each of the years ended December 31, 1998 and 1997 and is included net within fleet leasing revenues in the Consolidated Statements of Operations. Interest related to equity advances on homes was $24 million, $27 million and $32 million for the years ended December 31, 1999, 1998 and 1997, respectively. Interest related to origination and mortgage servicing activities was $109 million, $139 million and $78 million for the years ended December 31, 1999, 1998 and 1997, respectively. Interest expense incurred on borrowings used to finance both equity advances on homes and mortgage servicing activities are recorded net within membership and service fee revenues in the Consolidated Statements of Operations.



    As of December 31, 1999, the Company, through its PHH subsidiary, maintained $2.5 billion in committed and unsecured credit facilities, which were backed by domestic and foreign banks. The facilities were comprised of $1.25 billion of syndicated lines of credit maturing in March 2000 and $1.25 billion of syndicated lines of credit maturing in 2002. Under such credit facilities, the Company paid annual commitment fees of $4 million for the year ended
December 31, 1999 and $2 million for each of the years ended December 31, 1998 and 1997. The full amount of the Company's committed facility was undrawn and available at December 31, 1999 and 1998.

                      CENDANT CORPORATION AND SUBSIDIARIES

13. MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES ISSUED BY SUBSIDIARY HOLDING SOLELY SENIOR DEBENTURES ISSUED BY THE COMPANY



    On March 2, 1998, Cendant Capital I (the "Trust"), a wholly-owned consolidated subsidiary of the Company, issued 30 million FELINE PRIDES and 2 million trust preferred securities and received approximately $1.5 billion in gross proceeds in connection with such issuance. The Trust then invested the proceeds in 6.45% Senior Debentures due 2003 (the "Debentures") issued by the Company, which represents the sole asset of the Trust. The obligations of the Trust related to the FELINE PRIDES and trust preferred securities are unconditionally guaranteed by the Company to the extent the Company makes payments pursuant to the Debentures. Upon the issuance of the FELINE PRIDES and trust preferred securities, the Company recorded a liability of $43 million with a corresponding reduction to shareholders' equity equal to the present value of the total future contract adjustment payments to be made under the FELINE PRIDES. The FELINE PRIDES, upon issuance, consisted of 28 million Income PRIDES and 2 million Growth PRIDES (Income PRIDES and Growth PRIDES hereinafter referred to as "PRIDES"), each with a face amount of $50 per PRIDES. The Income PRIDES consist of trust preferred securities and forward purchase contracts under which the holders are required to purchase common stock from the Company in February 2001. The Growth PRIDES consist of zero coupon U.S. Treasury securities and forward purchase contracts under which the holders are required to purchase common stock from the Company in February 2001. The stand alone trust preferred securities and the trust preferred securities forming a part of the Income PRIDES, each with a face amount of $50, bear interest, in the form of preferred stock dividends, at the annual rate of 6.45% payable in cash. Such preferred stock dividends of $96 million ($60 million, after tax) and $80 million ($49 million, after tax) for the years ended December 31, 1999 and 1998, respectively, are presented as minority interest, net of tax in the Consolidated Statements of Operations. Payments under the forward purchase contract forming a part of the Income PRIDES will be made by the Company in the form of a contract adjustment payment at an annual rate of 1.05%. Payments under the forward purchase contract forming a part of the Growth PRIDES will be made by the Company in the form of a contract adjustment payment at an annual rate of 1.30%. The forward purchase contracts require the holder to purchase a minimum of 1.04 shares and a maximum of 1.35 shares of Company common stock per PRIDES security depending upon the average of the closing price per share of the Company's common stock for a 20 consecutive day period ending in mid-February of 2001. The Company has the right to defer the contract adjustment payments and the payment of interest on the Debentures to the Trust. Such election will subject the Company to certain restrictions, including restrictions on making dividend payments on its common stock until all such payments in arrears are settled.



    Under the terms of the FELINE PRIDES settlement discussed in Note 5, only holders who owned PRIDES at the close of business on April 15, 1998 will be eligible to receive a new additional "Right" for each PRIDES security held. Right holders may (i) sell them or (ii) exercise them by delivering to the Company three Rights together with two PRIDES in exchange for two new PRIDES (the "New PRIDES"), for a period beginning upon distribution of the Rights and concluding upon expiration of the Rights (February 2001). The terms of the New PRIDES will be the same as the original PRIDES except that the conversion rate will be revised so that, at the time the Rights are distributed, each New PRIDES will have a value equal to $17.57 more than each original PRIDES, or, in the aggregate, approximately $351 million. Accordingly, the Company recorded a non-cash charge of $351 million in the fourth quarter of 1998 with an increase in additional paid-in capital and accrued liabilities of $350 million and $1 million, respectively, based on the prospective issuance of the Rights.

                      CENDANT CORPORATION AND SUBSIDIARIES

13. MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES ISSUED BY SUBSIDIARY HOLDING SOLELY SENIOR DEBENTURES ISSUED BY THE COMPANY (CONTINUED)


    The FELINE PRIDES settlement also requires the Company to offer to sell
4 million additional PRIDES (having identical terms to currently outstanding PRIDES) to holders of Rights for cash, at a value which will be based on the valuation model that was utilized to set the conversion rate of the New PRIDES. The offering of additional PRIDES will be made only pursuant to a prospectus filed with the SEC. The arrangement to offer additional PRIDES is designed to enhance the trading value of the Rights by removing up to 6 million Rights from circulation via exchanges associated with the offering and to enhance the open market liquidity of New PRIDES by creating 4 million New PRIDES via exchanges associated with the offering. If holders of Rights do not acquire all such PRIDES, they will be offered to the public. Under the settlement agreement, the Company also agreed to file a shelf registration statement for an additional
15 million special PRIDES, which could be issued by the Company at any time for cash. However, during the last 30 days prior to the expiration of the Rights in February 2001, the Company will be required to make these additional PRIDES available to holders of Rights at a price in cash equal to 105% of their theoretical value. The special PRIDES, if issued, would have the same terms as the currently outstanding PRIDES and could be used to exercise Rights. Based on an average market price of $17.78 per share of Company common stock (calculated based on the average closing price per share of Company common stock for the consecutive five-day period ended February 18, 2000), the effect of the issuance of the New PRIDES will be to distribute approximately 18 million more shares of Company common stock when the mandatory purchase of Company common stock associated with the PRIDES occurs in February 2001.



14. SHAREHOLDERS' EQUITY



ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)



    The after-tax components of accumulated other comprehensive income (loss) are as follows:



                                                                      UNREALIZED      ACCUMULATED
                                                       CURRENCY     GAINS/(LOSSES)       OTHER
                                                      TRANSLATION   ON MARKETABLE    COMPREHENSIVE
                                                      ADJUSTMENT      SECURITIES     INCOME/(LOSS)
                                                      -----------   --------------   -------------
BALANCE, JANUARY 1, 1997                                  $(10)           $ 4            $ (6)
Current-period change                                      (28)            (4)            (32)
                                                          ----            ---            ----
BALANCE, DECEMBER 31, 1997                                 (38)            --             (38)
Current-period change                                      (11)            --             (11)
                                                          ----            ---            ----
BALANCE, DECEMBER 31, 1998                                 (49)            --             (49)
Current-period change                                       (9)            16               7
                                                          ----            ---            ----
BALANCE, DECEMBER 31, 1999                                $(58)           $16            $(42)
                                                          ====            ===            ====



    The currency translation adjustments are not currently adjusted for income taxes since they relate to indefinite investments in foreign subsidiaries.



SHARE REPURCHASES



    During 1999, the Company's Board of Directors authorized an additional $1.8 billion of Company common stock to be repurchased under a common share repurchase program, increasing the total

                      CENDANT CORPORATION AND SUBSIDIARIES

14. SHAREHOLDERS' EQUITY (CONTINUED)


authorized amount to be repurchased under the program to $2.8 billion. The Company executed this program through open market purchases or privately negotiated transactions, subject to bank credit facility covenants and certain rating agency constraints. As of December 31, 1999, the Company repurchased approximately $2.0 billion (104 million shares) of Company common stock under the program.



    In July 1999, pursuant to a Dutch Auction self-tender offer to the Company's shareholders, the Company purchased 50 million shares of its common stock at a price of $22.25 per share.



1998 EMPLOYEE STOCK PURCHASE PLAN



    On December 1, 1998, the Company's Board of Directors amended and restated the 1998 Employee Stock Purchase Plan (the "Plan"), which enables eligible employees to purchase shares of common stock from the Company at 85% of the fair market value on the first business day of each calendar quarter. The Company reserved 2.5 million shares of Company common stock in connection with the Plan.



PENDING ISSUANCE OF TRACKING STOCK



    The shareholders of Cendant are scheduled to vote on March 31, 2000 for a proposal (the "Tracking Stock Proposal") to authorize the issuance of a new series of Cendant common stock ("tracking stock"). The tracking stock is intended to reflect the performance of the Move.com Group, a group of businesses owned by the Company offering a wide selection of quality relocation, real estate and home-related products and services through a network of Web sites. Before the tracking stock is first issued, the Company's existing common stock will be re-designated as CD Stock and that stock will be intended to reflect the performance of the Company's other businesses (the "Cendant Group"). The Tracking Stock Proposal will allow the Company to amend and restate its charter to increase the number of authorized shares of common stock from 2.0 billion to
2.5 billion initially comprised of 2.0 billion shares of CD Stock and 500 million shares of the Move.com Group stock. In connection with the announcement of the Tracking Stock Proposal, the Move.com Group results are reported as a separate business segment. See Note 24--Segment Information for a description of the services provided by the Move.com Group. Although the issuance of the Move.com Group stock is intended to track the performance of the Move.com Group, holders, if any, will still be subject to all the risks associated with an investment in the Company and all of its businesses, assets and liabilities.



    The Company expects to issue shares of Move.com Group stock in one or more private or public financings. The specific terms of the financing, including whether they are private or public, the amount of the Move.com Group stock issued, and the timing of the financings, will depend upon the number of shares of the Move.com stock sold and whether the Company elects to contribute the net proceeds of such financings to the equity of the Move.com Group or the Company.



OTHER



    In connection with the recapitalization of NRT Incorporated ("NRT") in September 1999, the Company entered into an agreement with Chatham Street Holdings, LLC ("Chatham") as consideration for certain amendments made with respect to the NRT franchise agreements. Pursuant to the agreement, Chatham was granted the right, until September 30, 2001, to purchase up to 1.6 million shares of Move.com Group stock for approximately $16.02 per share. In addition, for every two shares of

                      CENDANT CORPORATION AND SUBSIDIARIES

14. SHAREHOLDERS' EQUITY (CONTINUED)


Move.com Group stock purchased by Chatham pursuant to the agreement, Chatham will be entitled to receive a warrant to purchase one share of Move.com Group stock at a price equal to $64.08 per share and a warrant to purchase one share of Move.com Group stock at a price equal to $128.16 per share. The shareholders of Chatham are also shareholders of NRT. See Note 21--Related Party Transactions for a detailed discussion of NRT.



15. DERIVATIVE FINANCIAL INSTRUMENTS



    The Company uses derivative financial instruments as part of its overall strategy to manage its exposure to market risks associated with fluctuations in interest rates, foreign currency exchange rates, prices of mortgage loans held for sale, anticipated mortgage loan closings arising from commitments issued and changes in value of MSRs. The Company performs analyses on an on-going basis to determine that a high correlation exists between the characteristics of derivative instruments and the assets or transactions being hedged. As a matter of policy, the Company does not engage in derivative activities for trading or speculative purposes. The Company is exposed to credit-related losses in the event of non-performance by counterparties to certain derivative financial instruments. The Company manages such risk by periodically evaluating the financial position of counterparties and spreading its positions among multiple counterparties. The Company presently does not anticipate non-performance by any of the counterparties and no material loss would be expected from such non-performance.



INTEREST RATE SWAPS



    The Company enters into interest rate swap agreements to modify the contractual costs of debt financing. The swap agreements correlate the terms of the assets to the maturity and rollover of the debt by effectively matching a fixed or floating interest rate with the stipulated revenue stream generated from the portfolio of assets being funded. Amounts to be paid or received under interest rate swap agreements are accrued as interest rates change and are recognized as an adjustment to interest expense in the Consolidated Statements of Operations. The Company's hedging activities had an immaterial effect on interest expense and the Company's weighted average borrowing rate for the year ended December 31, 1999. For the years ended December 31, 1998 and 1997, the Company's hedging activities increased interest expense by $2 million and $4 million, respectively, but had an immaterial effect on its weighted average borrowing rate. The following table summarizes the maturity and weighted average rates of the Company's interest rate swaps relating to liabilities under management and mortgage programs at December 31:



                                                    NOTIONAL   WEIGHTED AVERAGE   WEIGHTED AVERAGE       SWAP
                                                     AMOUNT      RECEIVE RATE         PAY RATE       MATURITIES(1)
                                                    --------   ----------------   ----------------   -------------
1999
Medium-term notes                                    $  610          5.57%              6.29%            2000
                                                     ======
1998
Commercial paper                                     $  355          4.92%              5.84%         1999-2006
Medium-term notes                                       931          5.27%              5.04%         1999-2000
Canada commercial paper                                  90          5.52%              5.27%         1999-2002
Sterling liabilities                                    662          6.26%              6.62%         1999-2002
Deutsche mark liabilities                                32          3.24%              4.28%         1999-2001
                                                     ------
                                                     $2,070
                                                     ======


------------------------------


(1) Interest rate swaps held during 1998, with maturities ranging from 1999 through 2006, were assumed by ARAC in 1999 in connection with the disposition of the Company's fleet segment.

                      CENDANT CORPORATION AND SUBSIDIARIES

15. DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)


FOREIGN EXCHANGE CONTRACTS



    In order to manage its exposure to fluctuations in foreign currency exchange rates, the Company enters into foreign exchange contracts on a selective basis. Such contracts are primarily utilized to hedge intercompany loans to foreign subsidiaries and certain monetary assets and liabilities denominated in currencies other than the U.S. dollar. The Company also hedges certain anticipated transactions denominated in foreign currencies. The principal currency hedged by the Company is the British pound sterling. Gains and losses on foreign currency hedges related to intercompany loans are deferred and recognized upon maturity of the underlying loan in the Consolidated Statements of Operations. Gains and losses on foreign currency hedges of anticipated transactions are recognized in the Consolidated Statements of Operations, on a mark-to-market basis, as exchange rates change.



OTHER FINANCIAL INSTRUMENTS



    With respect to both mortgage loans held for sale and anticipated mortgage loan closings arising from commitments issued, the Company is exposed to the risk of adverse price fluctuations primarily due to changes in interest rates. The Company uses forward delivery contracts and option contracts to reduce such risk. Market value gains and losses on such positions used as hedges are deferred and considered in the valuation of cost or market value of mortgage loans held for sale.



    With respect to the mortgage servicing portfolio, the Company acquired certain derivative financial instruments, primarily interest rate floors, interest rate swaps, principal only swaps, futures and options on futures to manage the associated financial impact of interest rate movements.

                      CENDANT CORPORATION AND SUBSIDIARIES

16. FAIR VALUE OF FINANCIAL INSTRUMENTS AND SERVICING RIGHTS



    The following methods and assumptions were used by the Company in estimating its fair value disclosures for material financial instruments. The fair values of the financial instruments presented may not be indicative of their future values.



MARKETABLE SECURITIES



    Fair value at December 31, 1999 and 1998 was $286 million and $267 million, respectively, and is based upon quoted market prices or investment advisor estimates and approximates carrying value. Realized gains or losses on marketable securities are calculated on a specific identification basis. The Company reported realized gains in other revenues in the Consolidated Statements of Operations of $65 million, $27 million and $18 million for the years ended December 31, 1999, 1998 and 1997, respectively (which included the change in net unrealized holding gains on trading securities of $8 million and $16 million in 1999 and 1998, respectively).



RELOCATION RECEIVABLES



    Fair value approximates carrying value due to the short-term nature of the relocation receivables.



PREFERRED STOCK INVESTMENTS



    Fair value approximates carrying value of the preferred stock investments.



MORTGAGE LOANS HELD FOR SALE



    Fair value is estimated using the quoted market prices for securities backed by similar types of loans and current dealer commitments to purchase loans net of mortgage-related positions. The value of embedded MSRs has been considered in determining fair value.



MORTGAGE SERVICING RIGHTS



    Fair value is estimated by discounting future net servicing cash flows associated with the underlying securities using discount rates that approximate current market rates and externally published prepayment rates, adjusted, if appropriate, for individual portfolio characteristics.



DEBT



    Fair value of the Company's Senior Notes, Convertible Subordinated Notes and medium-term notes are estimated based on quoted market prices or market comparables.



MANDATORILY REDEEMABLE PREFERRED SECURITIES ISSUED BY SUBSIDIARY HOLDING SOLELY
  SENIOR DEBENTURES ISSUED BY THE COMPANY



    Fair value is estimated based on quoted market prices and incorporates the settlement of the FELINE PRIDES litigation and the resulting modification of terms (see Note 5--Other Charges).



INTEREST RATE SWAPS, FOREIGN EXCHANGE CONTRACTS, AND OTHER FINANCIAL INSTRUMENTS



    Fair value is estimated, using dealer quotes, as the amount that the Company would receive or pay to execute a new agreement with terms identical to those remaining on the current agreement, considering interest rates at the reporting date.

                      CENDANT CORPORATION AND SUBSIDIARIES

16. FAIR VALUE OF FINANCIAL INSTRUMENTS AND SERVICING RIGHTS (CONTINUED)


    The carrying amounts and fair values of material financial instruments at December 31 are as follows:



                                                                     1999                               1998
                                                       --------------------------------   --------------------------------
                                                       NOTIONAL/              ESTIMATED   NOTIONAL/              ESTIMATED
                                                       CONTRACT    CARRYING     FAIR      CONTRACT    CARRYING     FAIR
                                                        AMOUNT      AMOUNT      VALUE      AMOUNT      AMOUNT      VALUE
                                                       ---------   --------   ---------   ---------   --------   ---------
ASSETS UNDER MANAGEMENT AND MORTGAGE PROGRAMS
  Mortgage loans held for sale                              --      1,112       1,124          --      2,416       2,463
  Mortgage servicing rights                                 --      1,084       1,202          --        636         788
                                                         -----      -----       -----       -----      -----       -----
DEBT
  Current portion of debt                                   --        400         402          --         --          --
  Long-term debt                                            --      2,445       2,443          --      3,363       3,351
                                                         -----      -----       -----       -----      -----       -----
OFF BALANCE SHEET DERIVATIVES RELATING TO LONG-TERM
  DEBT
  Foreign exchange forwards                                 --         --          --           1         --          --
OTHER OFF BALANCE SHEET DERIVATIVES
  Foreign exchange forwards                                173         --          (1)         48         --          --
                                                         -----      -----       -----       -----      -----       -----
LIABILITIES UNDER MANAGEMENT AND MORTGAGE PROGRAMS
  Debt                                                      --      2,314       2,314          --      6,897       6,895
                                                         -----      -----       -----       -----      -----       -----
MANDATORILY REDEEMABLE PREFERRED SECURITIES ISSUED BY
  SUBSIDIARY HOLDING SOLELY SENIOR DEBENTURES ISSUED
  BY THE COMPANY                                            --      1,478       1,113          --      1,472       1,333
                                                         -----      -----       -----       -----      -----       -----
OFF BALANCE SHEET DERIVATIVES RELATING TO LIABILITIES
  UNDER MANAGEMENT AND MORTGAGE PROGRAMS
  Interest rate swaps
    in a gain position                                     161         --          --         696         --           8
    in a loss position                                     449         --           1       1,374         --         (12)
  Foreign exchange forwards                                 21         --          --         349         --          --
                                                         -----      -----       -----       -----      -----       -----
MORTGAGE-RELATED POSITIONS
  Forward delivery commitments(1)                        2,434          6          20       5,057          3          (4)
  Option contracts to sell(1)                              440          2           3         701          9           4
  Option contracts to buy(1)                               418          1          --         948          5           1
  Commitments to fund mortgages                          1,283         --           1       3,155         --          35
  Commitments to complete securitizations(1)               813         --          (2)      2,031         --          14
  Constant maturity treasury floors(2)                   4,420         57          13       3,670         44          84
  Interest rate swaps(2)
    in a gain position                                     100         --          --         575         --          35
    in a loss position                                     250         --         (26)        200         --          (1)
  Treasury futures(2)                                      152         --          (5)        151         --          (1)
  Principal only swaps(2)                                  324         --         (15)         66         --           3


------------------------------


(1) Carrying amounts and gains (losses) on these mortgage-related positions are already included in the determination of respective carrying amounts and fair values of mortgage loans held for sale. Forward delivery commitments are used to manage price risk on sale of all mortgage loans to end investors, including commitments to complete securitizations on loans held by an unaffiliated buyer as described in Note 9--Mortgage Loans Held for Sale.



(2) Carrying amounts and gains (losses) on these mortgage-related positions are capitalized and recorded as a component of MSRs. Gains (losses) on such positions are included in the determination of the respective carrying amounts and fair value of MSRs.

                      CENDANT CORPORATION AND SUBSIDIARIES

17. COMMITMENTS AND CONTINGENCIES



LEASES



    The Company has noncancelable operating leases covering various facilities and equipment, which primarily expire through the year 2005. Rental expense for the years ended December 31, 1999, 1998 and 1997 was $200 million, $178 million and $91 million, respectively. The Company incurred contingent rental expenses in 1999 and 1998 of $49 million and $44 million, respectively, which is included in total rental expense, principally based on rental volume or profitability at certain parking facilities. The Company has been granted rent abatements for varying periods on certain facilities. Deferred rent relating to those abatements is amortized on a straight-line basis over the applicable lease terms. Commitments under capital leases are not significant.



    In 1998, the Company entered into an agreement with an independent third party to sell and leaseback vehicles subject to operating leases. Pursuant to the agreement, the net carrying value of the vehicles sold was $101 million. Since the net carrying value of these vehicles was equal to their sales price, no gain or loss was recognized on the sale. The lease agreement was for a minimum lease term of 12 months with three one-year renewal options. For the years ended December 31, 1999 and 1998, the total rental expense incurred by the Company under this lease was $13 million and $18 million, respectively. In connection with the disposition of the fleet businesses, the Company elected not to execute its renewal option thereby terminating the lease agreement.



    Future minimum lease payments required under noncancelable operating leases as of December 31, 1999 are as follows:



YEAR                                                           AMOUNT
----                                                          --------
2000                                                            $103
2001                                                              89
2002                                                              74
2003                                                              62
2004                                                              56
Thereafter                                                       112
                                                                ----
                                                                $496
                                                                ====



LITIGATION



    CLASS ACTION LITIGATION AND GOVERNMENT INVESTIGATIONS. Since the April 15, 1998 announcement of the discovery of accounting irregularities in former CUC International Inc., approximately 70 lawsuits claiming to be class actions, two lawsuits claiming to be brought derivatively on the Company's behalf and several individual lawsuits and arbitration proceedings have been commenced in various courts and other forums against the Company and other defendants by or on behalf of persons claiming to have purchased or otherwise acquired securities or options issued by CUC or the Company between May 1995 and August 1998. The Court has ordered consolidation of many of the actions.



    The SEC and the United States Attorney for the District of New Jersey are also conducting investigations relating to the matters referenced above. The SEC advised the Company that its inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. As a result of the findings from the Company's internal investigations, the Company made all adjustments considered necessary by the Company which are reflected in its previously filed restated financial statements for the years ended 1995, 1996 and 1997 and for the six months ended June 30, 1998. Although the Company can provide no assurances that additional adjustments will not be necessary as a result of

                      CENDANT CORPORATION AND SUBSIDIARIES

17. COMMITMENTS AND CONTINGENCIES (CONTINUED)


these government investigations, the Company does not expect that additional adjustments will be necessary.



    As previously disclosed, the Company reached a final agreement with plaintiff's counsel representing the class of holders of its PRIDES securities who purchased their securities on or prior to April 15, 1998 to settle their class action lawsuit against the Company through the issuance of a new "Right" for each PRIDES security held. (See Notes 5 and 13 for a more detailed description of the settlement).



    On December 7, 1999, the Company announced that it reached a preliminary agreement to settle the principal securities class action pending against the Company in the U.S. District Court in Newark, New Jersey relating to the common stock class action lawsuits. Under the agreement, the Company would pay the class members approximately $2.85 billion in cash, an increase from approximately $2.83 billion previously reported. The increase is a result of continued negotiation toward definitive documents relating to additional costs to be paid to the plaintiff class. The settlement remains subject to execution of a definitive settlement agreement and approval by the U.S. District Court. If the preliminary settlement is not approved by the U.S. District Court, the Company can make no assurances that the final outcome or settlement of such proceedings will not be for an amount greater than that set forth in the preliminary agreement.



    The proposed settlements do not encompass all litigation asserting claims associated with the accounting irregularities. The Company does not believe that it is feasible to predict or determine the final outcome or resolution of these unresolved proceedings. An adverse outcome from such unresolved proceedings could be material with respect to earnings in any given reporting period. However, the Company does not believe that the impact of such unresolved proceedings should result in a material liability to the Company in relation to its consolidated financial position or liquidity.



    OTHER PENDING LITIGATION. The Company and its subsidiaries are involved in pending litigation in the usual course of business. In the opinion of management, such other litigation will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.



18. INCOME TAXES



    The income tax provision (benefit) consists of:



                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Current
  Federal                                                      $ 306      $(159)      $155
  State                                                            9          1         24
  Foreign                                                         44         56         29
                                                               -----      -----       ----
                                                                 359       (102)       208
                                                               -----      -----       ----
Deferred
  Federal                                                       (748)       176        (17)
  State                                                          (24)        29         (3)
  Foreign                                                          7          1          3
                                                               -----      -----       ----
                                                                (765)       206        (17)
                                                               -----      -----       ----
  Provision (benefit) for income taxes                         $(406)     $ 104       $191
                                                               =====      =====       ====

                      CENDANT CORPORATION AND SUBSIDIARIES

18. INCOME TAXES (CONTINUED)


    Pre-tax income (loss) for domestic and foreign operations consisted of the following:



                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Domestic                                                       $(793)      $ 78       $184
Foreign                                                          219        237         73
                                                               -----       ----       ----
Pre-tax income (loss)                                          $(574)      $315       $257
                                                               =====       ====       ====



    Deferred income tax assets and liabilities are comprised of:



                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999          1998
                                                              --------      --------
CURRENT DEFERRED INCOME TAX ASSETS
  Merger and acquisition-related liabilities                   $   17         $ 53
  Accrued liabilities and deferred income                         348          323
  Excess tax basis on assets held for sale                         --          190
  Provision for doubtful accounts                                  23           14
  Deferred membership acquisition costs                            --            3
  Shareholder litigation settlement and related costs           1,058           --
  Net operating loss carryforward                                  75           --
                                                               ------         ----
Current deferred income tax assets                              1,521          583
                                                               ------         ----
CURRENT DEFERRED INCOME TAX LIABILITIES
  Insurance retention refund                                       18           21
  Franchise acquisition costs                                      10            7
  Other                                                            66           88
                                                               ------         ----
Current deferred income tax liabilities                            94          116
                                                               ------         ----
CURRENT NET DEFERRED INCOME TAX ASSET                          $1,427         $467
                                                               ======         ====

                      CENDANT CORPORATION AND SUBSIDIARIES

18. INCOME TAXES (CONTINUED)



                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999          1998
                                                              --------      --------
NONCURRENT DEFERRED INCOME TAX ASSETS
  Deductible goodwill--taxable poolings                        $  --          $ 49
  Merger and acquisition-related liabilities                      29            26
  Accrued liabilities and deferred income                         29            64
  Net operating loss carryforward                                 84            84
  State net operating loss carryforward                          151            44
  Foreign tax credit carryforward                                 10            --
  Other                                                           28            --
  Valuation allowance                                           (161)          (44)
                                                               -----          ----
Noncurrent deferred income tax assets                            170           223
                                                               -----          ----
NONCURRENT DEFERRED INCOME TAX LIABILITIES
  Depreciation and amortization                                  476           297
  Other                                                           --             3
                                                               -----          ----
Noncurrent deferred income tax liabilities                       476           300
                                                               -----          ----
NONCURRENT NET DEFERRED INCOME TAX LIABILITY                   $ 306          $ 77
                                                               =====          ====



                                                                    DECEMBER 31,
                                                              ------------------------
                                                                1999            1998
                                                              --------        --------
MANAGEMENT AND MORTGAGE PROGRAM DEFERRED INCOME TAX ASSETS
  Depreciation                                                  $  7            $ --
  Accrued liabilities                                             11              26
  Alternative minimum tax carryforwards                           --               2
Management and mortgage program deferred income tax assets        18              28
MANAGEMENT AND MORTGAGE PROGRAM DEFERRED INCOME TAX
  LIABILITIES
  Depreciation                                                    --             121
  Unamortized mortgage servicing rights                          328             248
                                                                ----            ----
Management and mortgage program deferred income tax
  liabilities                                                    328             369
                                                                ----            ----
Net deferred income tax liability under management and
  mortgage programs                                             $310            $341
                                                                ====            ====



    Net operating loss carryforwards at December 31, 1999 expire as follows:
2001, $8 million; 2002, $90 million; 2005, $7 million; 2009, $18 million; 2010,
$116 million; and 2018, $215 million. The Company also has alternative minimum tax credit carryforwards of $28 million.



    The valuation allowance at December 31, 1999 relates to deferred tax assets for state net operating loss carryforwards of $151 million and foreign tax credit carryforwards of $10 million. The valuation allowance will be reduced when and if the Company determines that the deferred income tax assets are likely to be realized.

                      CENDANT CORPORATION AND SUBSIDIARIES

18. INCOME TAXES



    No provision has been made for U.S. federal deferred income taxes on approximately $225 million of accumulated and undistributed earnings of foreign subsidiaries at December 31, 1999 since it is the present intention of management to reinvest the undistributed earnings indefinitely in foreign operations. In addition, the determination of the amount of unrecognized U.S. federal deferred income tax liability for unremitted earnings is not practicable.



    The Company's effective income tax rate for continuing operations differs from the U.S. federal statutory rate as follows:



                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                1999          1998          1997
                                                              --------      --------      --------
Federal statutory rate                                         (35.0%)        35.0%         35.0%
State and local income taxes, net of federal tax benefits       (1.8)          6.2           5.3
Non-deductible merger-related costs                               --            --          29.1
Amortization of non-deductible goodwill                          2.9           5.9           4.3
Taxes on foreign operations at rates different than
  statutory U.S. federal rate                                   (5.3)         (8.0)          0.3
Nontaxable gain on disposal                                    (31.0)           --            --
Recognition of excess tax basis on assets held for sale           --          (2.7)           --
Other                                                           (0.5)         (3.2)          0.3
                                                               -----          ----          ----
                                                               (70.7%)        33.2%         74.3%
                                                               =====          ====          ====



19. STOCK PLANS



CENDANT PLANS



    The 1999 Broad-Based Employee Stock Option Plan (the "Broad-Based Plan"), as amended, authorizes the granting of up to 60 million shares of Company common stock through awards of nonqualified stock options (stock options which do not qualify as incentive stock options as defined under the Internal Revenue Service
Code). Employees (other than executive officers) and independent contractors of the Company and its affiliates are eligible to receive awards under the Broad-Based Plan. Options granted under the plan generally have a ten year term and have vesting periods ranging from 20% to 33% per year.



    The 1997 Stock Incentive Plan (the "Incentive Plan") authorizes the granting of up to 25 million shares of Company common stock through awards of stock options (which may include incentive stock options and/or nonqualified stock options), stock appreciation rights and shares of restricted Company common stock. All directors, officers and employees of the Company and its affiliates are eligible to receive awards under the Incentive Plan. Options granted under the Incentive Plan generally have a ten year term and are exercisable at 20% per year commencing one year from the date of grant or are immediately vested. The Company also maintains two other stock plans adopted in 1997: the 1997 Employee Stock Plan (the "1997 Employee Plan") and the 1997 Stock Option Plan (the "1997 SOP"). The 1997 Employee Plan authorizes the granting of up to 25 million shares of Company common stock through awards of nonqualified stock options, stock appreciation rights and shares of restricted Company common stock to employees of the Company and its affiliates. The 1997 SOP provides for the granting of up to 10 million shares of Company common stock to key employees (including employees

                      CENDANT CORPORATION AND SUBSIDIARIES

19. STOCK PLANS (CONTINUED)


who are directors and officers) of the Company and its subsidiaries through awards of incentive and/or nonqualified stock options. Options granted under the 1997 Employee Plan and the 1997 SOP generally have ten-year terms and have vesting periods ranging from 20% to 33% per year.



    The Company also grants options to employees pursuant to two additional stock option plans under which the Company may grant options to purchase in the aggregate up to 80 million shares of Company common stock. Annual vesting periods under these plans are 20% commencing one year from the respective grant dates.



    At December 31, 1999 there were 56 million shares available for grant under the Company's stock option plans discussed above.



    On September 23, 1998, the Compensation Committee of the Board of Directors approved a program to effectively reprice certain Company stock options granted to middle management during December 1997 and the first quarter of 1998. Such options, with exercise prices ranging from $31.38 to $37.50, were effectively repriced on October 14, 1998 at $9.81 per share (the "New Price"), which was the fair market value (as defined in the option plans) on the date of such repricing. The Compensation Committee also modified the terms of certain options held by certain of our executive officers and senior managers subject to certain conditions including a revocation of 13 million existing options. Additionally, a management equity ownership program was adopted requiring these executive officers and senior managers to acquire Company common stock at various levels commensurate with their respective compensation levels. The option modifications were accomplished by canceling existing options, with exercise prices ranging from $16.78 to $34.31, and issuing a lesser amount of options at the New Price and, with respect to certain options of executive officers and senior managers, at prices above the New Price, specifically $12.27 and $20.00. Additionally, certain options replacing options that were fully vested provide for vesting ratably over four years beginning January 1, 1999.



MOVE.COM GROUP PLAN



    On October 29, 1999, the Board of Directors of Move.com, Inc. (a company included within the Move.com Group) adopted the Move.com, Inc. 1999 Stock Option Plan (the "Move.com Plan"), as amended January 13, 2000, which authorizes the granting of up to 6 million shares of Move.com, Inc. common stock. All active employees of Move.com Group and its affiliates are eligible to be granted options under the Move.com Plan. Options under the Move.com Plan generally have a 10 year term and are exercisable at 33% per year commencing one year from the grant date. On October 29, 1999, approximately 2.5 million options to purchase shares of common stock of Move.com, Inc. were granted to employees of Move.com, Inc. under the Move.com Plan (the "Existing Grants") at a weighted average exercise price of $11.56. Such options were all outstanding and not vested at December 31, 1999. Subject to the approval of the stockholders of the Company (i) the Move.com Plan and Existing Grants will be ratified and assumed by the Company, (ii) all Existing Grants will be equitably adjusted to become options of Move.com Group stock (see Note 14--Shareholders' Equity--Pending Issuance of Tracking Stock for a description of the Move.com Group stock proposal) and (iii) the remaining shares available to be issued in connection with the grant of options under the Move.com Plan will be equitably adjusted to become shares of Move.com Group stock.

                      CENDANT CORPORATION AND SUBSIDIARIES

19. STOCK PLANS (CONTINUED)


    The annual activity of Cendant's stock option plans consisted of:



                                               1999                       1998                       1997
                                     ------------------------   ------------------------   ------------------------
                                                  WEIGHTED                   WEIGHTED                   WEIGHTED
                                                AVG. EXERCISE              AVG. EXERCISE              AVG. EXERCISE
                                     OPTIONS        PRICE       OPTIONS        PRICE       OPTIONS        PRICE
                                     --------   -------------   --------   -------------   --------   -------------
(SHARES IN MILLIONS)
Balance at beginning of year           178          $14.64        172          $18.66        118          $11.68
  Granted
    Equal to fair market value          30           18.09         84           19.16         78           27.94
    Greater than fair market value       1           16.04         21           17.13         --              --
  Canceled                             (13)          19.91        (82)          29.36         (6)          27.29
  Exercised                            (13)           9.30        (17)          10.01        (14)           7.20
  PHH Conversion(1)                     --              --         --              --         (4)             --
                                       ---                        ---                        ---
Balance at end of year                 183           15.24        178           14.64        172           18.66
                                       ===                        ===                        ===


------------------------


(1) In connection with the PHH Merger, all unexercised PHH stock options were canceled and converted into 2 million shares of Company common stock.



    The Company utilizes the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" and applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for its stock option plans to employees. Under APB No. 25, compensation expense is recognized when the exercise prices of the Company's employee stock options are less than the market prices of the underlying Company stock on the date of grant. Although the Company generally grant's employee stock options at fair value, certain options were granted below fair value during 1999. As such, compensation expense is being recognized over the applicable vesting period.



    Had the Company elected to recognize and measure compensation expense for its stock option plans to employees based on the calculated fair value at the grant dates for awards under such plans, consistent with the method prescribed by SFAS No.123, net income (loss) and per share data would have been as follows:



                                                 1999                   1998                   1997
                                         --------------------   --------------------   --------------------
                                            AS                     AS                     AS
                                         REPORTED   PRO FORMA   REPORTED   PRO FORMA   REPORTED   PRO FORMA
                                         --------   ---------   --------   ---------   --------   ---------
Net income (loss)                         $ (55)      $(213)      $540       $393       $(217)(1)   $(664)(1)
Basic income (loss) per share             (0.07)      (0.28)      0.64       0.46       (0.27)      (0.82)
Diluted income (loss) per share           (0.07)      (0.28)      0.61       0.46       (0.27)      (0.82)


------------------------


(1) Includes incremental compensation expense of $335 million ($205 million, after tax) or $.25 per basic and diluted share as a result of the immediate vesting of HFS options upon consummation of the Cendant Merger.

                      CENDANT CORPORATION AND SUBSIDIARIES

19. STOCK PLANS (CONTINUED)


    The fair values of the stock options are estimated on the dates of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for options granted in 1999, 1998 and 1997:



                                                         CENDANT                  MOVE.COM GROUP
                                           ------------------------------------   --------------
                                              1999         1998         1997           1999
                                           ----------   ----------   ----------   --------------
Dividend yield                                     --           --           --             --
Expected volatility                             60.0%        55.0%        32.5%          60.0%
Risk-free interest rate                          6.4%         4.9%         5.6%           6.4%
Expected holding period                     6.2 years    6.3 years    7.8 years      6.2 years



    The weighted average grant date fair value of Company and Move.com stock options granted during the year ended December 31, 1999 were $11.36 and $7.28, respectively. The weighted average grant date fair value of Company stock options granted during the year ended December 31, 1998, which were repriced with exercise prices equal to and higher than the underlying stock price at the date of repricing, were $19.69 and $18.10, respectively. The weighted average grant date fair value of the stock options granted during the year ended December 31, 1998 which were not repriced was $10.16. The weighted average grant date fair value of Company stock options granted during the year ended
December 31, 1997 was $13.71.



    The table below summarizes information regarding Company stock options outstanding and exercisable as of December 31, 1999:



                                   OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                           -----------------------------------   -------------------
                                      WEIGHTED AVG.   WEIGHTED              WEIGHTED
                                        REMAINING     AVERAGE               AVERAGE
  (SHARES IN MILLIONS)                 CONTRACTUAL    EXERCISE              EXERCISE
RANGE OF EXERCISE PRICES    SHARES        LIFE         PRICE      SHARES     PRICE
------------------------   --------   -------------   --------   --------   --------
    $  .01 to $10.00          79           5.9         $7.36        53       $6.20
    $10.01 to $20.00          60           8.0         16.83        21       15.89
    $20.01 to $30.00          23           7.2         22.93        19       23.14
    $30.01 to $40.00          21           7.8         32.00        16       31.88
                             ---                                   ---
                             183           7.0         15.24       109       14.77
                             ===                                   ===



20. EMPLOYEE BENEFIT PLANS



    The Company sponsors several defined contribution pension plans that provide certain eligible employees of the Company an opportunity to accumulate funds for their retirement. The Company matches the contributions of participating employees on the basis specified in the plans. The Company's cost for contributions to these plans was $31 million, $24 million and $16 million for the years ended December 31, 1999, 1998 and 1997, respectively.



    The Company's PHH subsidiary maintains a domestic non-contributory defined benefit pension plan covering eligible employees of PHH and its subsidiaries employed prior to July 1, 1997. Additionally, the Company sponsors contributory defined benefit pension plans in certain United Kingdom subsidiaries with participation in the plans at the employees' option. Under both the domestic and

                      CENDANT CORPORATION AND SUBSIDIARIES

20. EMPLOYEE BENEFIT PLANS (CONTINUED)


foreign plans, benefits are based on an employee's years of credited service and a percentage of final average compensation.



    The Company's policy for all plans is to contribute amounts sufficient to meet the minimum requirements plus other amounts as deemed appropriate. The projected benefit obligations of the plans were $145 million and $196 million and plan assets, at fair value, were $147 million and $162 million at December 31, 1999 and 1998, respectively. The net pension cost and recorded liability were not material to the accompanying Consolidated Financial Statements.



    During 1999, the Company recognized a net curtailment gain of $10 million as a result of the disposition of its fleet business segment and the freezing of pension benefits related to the Company's PHH subsidiary defined benefit pension plan.



21. RELATED PARTY TRANSACTIONS



NRT INCORPORATED



    The Company maintains a relationship with NRT, a corporation created to acquire residential real estate brokerage firms. On February 9, 1999, the Company executed new agreements with NRT, which among other things, increased the term of each of the three franchise agreements under which NRT operates from 40 years to 50 years. NRT is party to other agreements and arrangements with the Company and its subsidiaries. Under these agreements, the Company acquired
$182 million of NRT preferred stock (and may be required to acquire up to an additional $81 million of NRT preferred stock). Certain officers of the Company serve on the Board of Directors of NRT. The Company recognized preferred dividend income of $16 million, $15 million and $5 million during the years ended December 31, 1999, 1998 and 1997, respectively, which are included in other revenue in the Consolidated Statements of Operations. During 1999, approximately $8 million of the preferred dividend income increased the basis of the underlying preferred stock investment. Additionally, the Company sold preferred shares and recognized a gain of $20 million during 1999, which is also included in other revenue in the Consolidated Statements of Operations. During 1999, 1998 and 1997, total franchise royalties earned by the Company from NRT and its predecessors were $172 million, $122 million and $61 million, respectively.



    The Company, at its election, will participate in NRT's acquisitions by acquiring up to an aggregate $946 million (plus an additional $500 million if certain conditions are met) of intangible assets, and in some cases mortgage operations of real estate brokerage firms acquired by NRT. As of December 31, 1999, the Company acquired $537 million of such mortgage operations and intangible assets, primarily franchise agreements associated with real estate brokerage companies acquired by NRT, which brokerage companies will become subject to the NRT 50-year franchise agreements. In February 1999, NRT and the Company entered into an agreement whereby the Company made an upfront payment of $30 million to NRT for services to be provided by NRT to the Company related to the identification of potential acquisition candidates, the negotiation of agreements and other services in connection with future brokerage acquisitions by NRT. Such fee is refundable in the event the services are not provided.

                      CENDANT CORPORATION AND SUBSIDIARIES

AVIS RENT A CAR, INC.



    The Company continues to maintain an equity interest in ARAC. During 1999 and 1998, the Company sold approximately two million and one million shares, respectively, of Avis Rent A Car, Inc. common stock and recognized a pre-tax gain of approximately $11 million and $18 million, respectively, which is included in other revenue in the Consolidated Statements of Operations. The Company accounts for its investment in ARAC common stock using the equity method. The Company recorded its equity in the earnings of ARAC, which amounted to $18 million, $14 million and $51 million for the years ended December 31, 1999, 1998 and 1997, respectively, as a component of other revenue in the Consolidated Statements of Operations. On June 30, 1999, in connection with the Company's disposition of its fleet segment, the Company received, as part of the total consideration, $360 million of non-voting preferred stock in a subsidiary of ARAC and additional consideration of a $30 million receivable (see
Note 3--Dispositions and Acquisitions of Businesses). The Company accounts for its preferred stock investment using the cost method. The Company received dividends of $9 million, which increased the basis of the underlying preferred stock investment. Such amount is included as a component of other revenue in the Consolidated Statements of Operations. At December 31, 1999, the Company's interest in ARAC was approximately 18%.



    The Company licenses the Avis trademark to ARAC pursuant to a 50-year master license agreement and receives royalty fees based upon 4% of ARAC revenue, escalating to 4.5% of ARAC revenue over a 5-year period. During 1999, 1998 and 1997, total franchise royalties earned by the Company from ARAC were $102 million, $92 million and $82 million, respectively. In addition, the Company operates the telecommunications and computer processing system, which services ARAC for reservations, rental agreement processing, accounting and fleet control for which the Company charges ARAC at cost. As of December 31, 1999 and 1998, the Company had accounts receivable of $34 million and $26 million, respectively, due from ARAC. Certain officers of the Company serve on the Board of Directors of ARAC.



22. FRANCHISING AND MARKETING/RESERVATION ACTIVITIES



    Revenues from franchising activities include royalty revenues and initial franchise fees charged to lodging properties, car rental locations, tax preparation offices and real estate brokerage offices upon execution of a franchise contract.



    Franchised outlet revenues are as follows:



                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Royalty revenues                                                $839       $703       $574
Initial franchise fees                                            37         45         26



    The Company receives marketing and reservation fees from several of its lodging and real estate franchisees. Marketing and reservation fees related to the Company's lodging brands' franchisees are calculated based on a specified percentage of gross room revenues. Marketing fees received from the Company's real estate brands' franchisees are based on a specified percentage of gross closed commissions earned on the sale of real estate. As provided in the franchise agreements, at the Company's discretion, all of these fees are to be expended for marketing purposes and the operation of a centralized brand-specific reservation system for the respective franchisees and are controlled by the

                      CENDANT CORPORATION AND SUBSIDIARIES

22. FRANCHISING AND MARKETING/RESERVATION ACTIVITIES (CONTINUED)


Company until disbursement. Membership and service fees revenues included marketing and reservation fees of $280 million, $228 million and $215 million for the years ended December 31, 1999, 1998 and 1997, respectively. Additionally, rebates are given to franchisees that meet certain levels of annual gross revenue as defined by the respective franchise agreements. Membership and service fee revenues are net of annual rebates of $43 million, $35 million, and $26 million for the years ended December 31, 1999, 1998, and 1997, respectively.



    Franchised outlet information is as follows:



                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999     1998(1)      1997
                                                              --------   --------   --------
Franchised units in operation                                  22,719     22,471     18,876
Backlog (franchised units sold but not yet opened)              1,478      2,063      1,547


------------------------


(1) Approximately 2,000 franchised units were acquired in connection with the acquisition of Jackson Hewitt Inc.



23. NET INVESTMENT IN LEASES AND LEASED VEHICLES



    Net investment in leases and leased vehicles were disposed of during 1999 in connection with the disposition of the Company's fleet business segment (see
Note 3--Dispositions and Acquisitions of Businesses). In 1998, vehicles were leased primarily to corporate fleet users for initial periods of twelve months or more under either operating or direct financing lease agreements. Vehicles under operating leases were amortized using the straight-line method over the expected lease term. The Company's experience indicated that the full term of the leases varied considerably due to extensions beyond the minimum lease term.



    The Company had two types of operating leases. Under one type, open-end operating leases, resale of the vehicles upon termination of the lease was generally for the account of the lessee except for a minimum residual value which the Company had guaranteed. The Company's experience had been that vehicles under this type of lease agreement were sold for amounts exceeding the residual value guarantees. Maintenance and repairs of vehicles under these agreements were the responsibility of the lessee. The original cost and accumulated depreciation of vehicles under this type of operating lease was $5.3 billion and $2.6 billion, respectively, at December 31, 1998.



    Under the second type of operating lease, closed-end operating leases, resale of the vehicles on termination of the lease was for the account of the Company. The lessee generally paid for or provided maintenance, vehicle licenses and servicing. The original cost and accumulated depreciation of vehicles under these agreements were $1.0 billion and $191 million, respectively, at December 31, 1998. The Company, based on historical experience and an assessment of the used vehicle market, established an allowance in the amount of $14 million for potential losses on residual values on vehicles under these leases at December 31, 1998.



    Under the direct financing lease agreements, the minimum lease term was 12 months with a month-to-month renewal option thereafter. In addition, resale of the vehicles upon termination of the lease was for the account of the lessee. Maintenance and repairs of these vehicles were the responsibility of the lessee.

                      CENDANT CORPORATION AND SUBSIDIARIES

23. NET INVESTMENT IN LEASES AND LEASED VEHICLES (CONTINUED)


    Open-end operating leases and direct financing leases generally had a minimum lease term of 12 months with monthly renewal options thereafter. Closed-end operating leases typically had a longer term, usually 24 months or more, but were cancelable under certain conditions.



    Gross leasing revenues, which were included in fleet leasing revenues in the Consolidated Statements of Operations, consisted of:



                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Operating leases                                                $683      $1,330     $1,223
Direct financing leases, primarily interest                       17          38         42
                                                                ----      ------     ------
                                                                $700      $1,368     $1,265
                                                                ====      ======     ======



    Net investment in leases and leased vehicles consisted of:



                                                              DECEMBER 31,
                                                                  1998
                                                              -------------
Vehicles under open-end operating leases                          $2,726
Vehicles under closed-end operating leases                           822
Direct financing leases                                              252
Accrued interest on leases                                             1
                                                                  ------
                                                                  $3,801
                                                                  ======



24. SEGMENT INFORMATION



    Management evaluates each segment's performance on a stand-alone basis based on a modification of earnings before interest, income taxes, depreciation, amortization, and minority interest. For this purpose, Adjusted EBITDA is defined as earnings before non-operating interest, income taxes, depreciation, amortization and minority interest, adjusted to exclude net gains on dispositions of businesses and certain other charges which are of a non-recurring or unusual nature and not measured in assessing segment performance or are not segment specific. The Company determined its operating segments based primarily on the types of services it provides, the consumer base to which marketing efforts are directed and the methods used to sell services. The Company disposed of its fleet segment on June 30, 1999, and the Company added Move.com Group as a reportable operating segment, thereby maintaining the eight reportable operating segments which collectively comprise the Company's continuing operations. Included in the Move.com Group are RentNet, Inc., ("RentNet"), acquired during January 1996, National Home Connections, LLC, acquired in May 1999, and the assets of MetroRent, acquired in December 1999. Prior to the formation of the Move.com Group, RentNet's historical financial information was included in the Company's individual membership segment. The Company reclassified the financial results of RentNet for the years ended December 31, 1998 and 1997. Inter-segment net

                      CENDANT CORPORATION AND SUBSIDIARIES

24. SEGMENT INFORMATION (CONTINUED)


revenues were not significant to the net revenues of any one segment. A description of the services provided within each of the Company's reportable operating segments is as follows:



TRAVEL



    Travel services include the franchising of lodging properties and car rental locations, as well as vacation/timeshare exchange services. As a franchiser of guest lodging facilities and car rental agency locations, the Company licenses the independent owners and operators of hotels and car rental agencies to use its brand names. Operation and administrative services are provided to franchisees, which include access to a national reservation system, national advertising and promotional campaigns, co-marketing programs and volume purchasing discounts. As a provider of vacation and timeshare exchange services, the Company enters into affiliation agreements with resort property owners/developers (the developers) to allow owners of weekly timeshare intervals (the subscribers) to trade their owned weeks with other subscribers. In addition, the Company provides publications and other travel-related services to both developers and subscribers.



INDIVIDUAL MEMBERSHIP



    Individual membership provides customers with access to a variety of services and discounted products in such areas as retail shopping, travel, auto, dining, home improvement, and credit information. The Company affiliates with business partners, such as leading financial institutions and retailers, to offer membership as an enhancement to their credit card customers. Individual memberships are marketed primarily using direct marketing techniques.



INSURANCE/WHOLESALE



    Insurance/Wholesale markets and administers competitively priced insurance products, primarily accidental death and dismemberment insurance and term life insurance. The Company also provides services such as checking account enhancement packages, various financial products and discount programs to financial institutions, which in turn provide these services to their customers. The Company affiliates with financial institutions, including credit unions and banks, to offer their respective customer bases such products and services.



REAL ESTATE FRANCHISE



    The Company licenses the owners and operators of independent real estate brokerage businesses to use its brand names. Operational and administrative services are provided to franchisees, which are designed to increase franchisee revenue and profitability. Such services include advertising and promotions, referrals, training and volume purchasing discounts.



RELOCATION



    Relocation services are provided to client corporations for the transfer of their employees. Such services include appraisal, inspection and selling of transferees' homes, providing equity advances to transferees (generally guaranteed by the corporate customer), purchase of a transferee's home which is sold within a specified time period for a price which is at least equivalent to the appraised value, certain

                      CENDANT CORPORATION AND SUBSIDIARIES

24. SEGMENT INFORMATION (CONTINUED)


home management services, assistance in locating a new home at the transferee's destination, consulting services and other related services.



MORTGAGE



    Mortgage services primarily include the origination, sale and servicing of residential mortgage loans. Revenues are earned from the sale of mortgage loans to investors as well as from fees earned on the servicing of loans for investors. The Company markets a variety of mortgage products to consumers through relationships with corporations, affinity groups, financial institutions, real estate brokerage firms and other mortgage banks.



    Mortgage services customarily sells all mortgages it originates to investors (which include a variety of institutional investors) either as individual loans, as mortgage-backed securities or as participation certificates issued or guaranteed by Fannie Mae, the Federal Home Loan Mortgage Corporation or the Government National Mortgage Association while generally retaining mortgage servicing rights. Mortgage servicing consists of collecting loan payments, remitting principal and interest payments to investors, holding escrow funds for payment of mortgage-related expenses such as taxes and insurance, and otherwise administering the Company's mortgage loan servicing portfolio.



MOVE.COM GROUP



    Move.com Group provides a broad range of quality relocation, real estate, and home-related products and services through its flagship portal site, move.com, and the move.com network. The Move.com Group integrates and enhances the online efforts of the Company's residential real estate brand names and those of the Company's other real estate business units.



DIVERSIFIED SERVICES



    In addition to the previously described business segments, the Company also derives revenues from providing a variety of other consumer and business products and services which include the Company's tax preparation services franchise, information technology services, car park facility services, welcoming packages to new homeowners, and other consumer-related services.



FLEET



    The fleet segment provided fleet and fuel card related products and services to corporate clients and government agencies. These services included management and leasing of vehicles, fuel card payment and reporting and other fee-based services for clients' vehicle fleets. The Company leased vehicles primarily to corporate fleet users under operating and direct financing lease arrangements.

                      CENDANT CORPORATION AND SUBSIDIARIES

24. SEGMENT INFORMATION (CONTINUED)


SEGMENT INFORMATION



YEAR ENDED DECEMBER 31, 1999



                                                                           INDIVIDUAL    INSURANCE/   REAL ESTATE
                                                    TOTAL     TRAVEL(1)    MEMBERSHIP    WHOLESALE     FRANCHISE
                                                   --------   ---------   ------------   ----------   -----------
Net revenues                                        $5,402     $1,148         $972          $575         $ 571
Adjusted EBITDA                                      1,919        586          127           180           424
Depreciation and amortization                          371         97           26            19            59
Segment assets                                      15,149      3,186          662           393         2,102
Capital expenditures                                   277         53           25            19            --



                                                                               MOVE.COM    DIVERSIFIED
                                                     RELOCATION   MORTGAGE      GROUP      SERVICES(2)    FLEET
                                                     ----------   ---------   ----------   -----------   --------
Net revenues                                           $ 415        $ 397        $18         $1,099        $207
Adjusted EBITDA                                          122          182        (22)           239          81
Depreciation and amortization                             17           19          2            117          15
Segment assets                                         1,033        2,817         22          4,934          --
Capital expenditures                                      21           48          2             86          23



YEAR ENDED DECEMBER 31, 1998



                                                                           INDIVIDUAL    INSURANCE/   REAL ESTATE
                                                    TOTAL     TRAVEL(1)    MEMBERSHIP    WHOLESALE     FRANCHISE
                                                   --------   ---------   ------------   ----------   -----------
Net revenues                                        $5,284     $1,063         $920          $544         $ 456
Adjusted EBITDA                                      1,590        542          (59)          138           349
Depreciation and amortization                          323         88           22            14            53
Segment assets                                      19,843      2,762          830           372         2,014
Capital expenditures                                   355         78           27            17             6



                                                                                MOVE.COM    DIVERSIFIED
                                                      RELOCATION   MORTGAGE      GROUP       SERVICES      FLEET
                                                      ----------   ---------   ----------   -----------   --------
Net revenues                                            $ 444        $ 353        $10         $1,107       $ 387
Adjusted EBITDA                                           125          188          1            132         174
Depreciation and amortization                              17            9          2             96          22
Segment assets                                          1,130        3,504          9          4,525       4,697
Capital expenditures                                       70           36          1             62          58



YEAR ENDED DECEMBER 31, 1997



                                                                           INDIVIDUAL    INSURANCE/   REAL ESTATE
                                                    TOTAL     TRAVEL(1)    MEMBERSHIP    WHOLESALE     FRANCHISE
                                                   --------   ---------   ------------   ----------   -----------
Net revenues                                        $4,240      $ 971         $773          $483         $ 335
Adjusted EBITDA                                      1,250        467            6           111           227
Depreciation and amortization                          238         82           17            11            44
Segment assets                                      13,800      2,602          833           357         1,827
Capital expenditures                                   155         37           11             6            13



                                                                                MOVE.COM    DIVERSIFIED
                                                      RELOCATION   MORTGAGE      GROUP       SERVICES      FLEET
                                                      ----------   ---------   ----------   -----------   --------
Net revenues                                            $ 402        $ 179         $6          $767        $ 324
Adjusted EBITDA                                            93           75         (1)          151          121
Depreciation and amortization                               8            5          1            54           16
Segment assets                                          1,009        2,233          7           806        4,126
Capital expenditures                                       23           16          1            24           24


------------------------------


(1) Net revenues and Adjusted EBITDA include the equity in earnings from the Company's investment in ARAC of $18 million, $14 million and $51 million in 1999, 1998 and 1997, respectively. Net revenues and Adjusted EBITDA for 1999 and 1998 include a pre-tax gain of $11 million and $18 million, respectively, as a result of the 1999 and 1998 sale of a portion of the

                      CENDANT CORPORATION AND SUBSIDIARIES

24. SEGMENT INFORMATION (CONTINUED)


    Company's equity interest. Segment assets include such equity method investment in the amount of $118 million, $139 million and $124 million at December 31, 1999, 1998 and 1997, respectively.



(2) Net revenues include a $23 million gain on the sales of car park facilities. Segment assets include the Company's equity investment of $17 million in EPub.



    Provided below is a reconciliation of Adjusted EBITDA and total assets for reportable segments to the consolidated amounts.



                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Adjusted EBITDA for reportable segments                       $ 1,919    $ 1,590    $ 1,250
Other charges:
  Litigation settlement and related costs                       2,894        351         --
  Termination of proposed acquisitions                              7        433         --
  Executive terminations                                           --         53         --
  Investigation-related costs                                      21         33         --
  Merger-related costs and other unusual charges (credits)        110        (67)       704
  Investigation-related financing costs                            --         35         --
Depreciation and amortization                                     371        323        238
Interest, net                                                     199        114         51
Net gain on dispositions of businesses                          1,109         --         --
                                                              -------    -------    -------
Consolidated income (loss) before income taxes and minority
  interest                                                    $  (574)   $   315    $   257
                                                              =======    =======    =======

                                                                1999       1998       1997
                                                              --------   --------   --------
Total assets for reportable segments                          $15,149    $19,843    $13,800
Net assets of discontinued operations                              --        374        273
                                                              -------    -------    -------
Consolidated total assets                                     $15,149    $20,217    $14,073
                                                              =======    =======    =======



GEOGRAPHIC SEGMENT INFORMATION



                                                                          UNITED     UNITED     ALL OTHER
                                                               TOTAL      STATES     KINGDOM    COUNTRIES
                                                              --------   --------   ---------   ---------
1999
Net revenues                                                  $ 5,402    $ 4,363     $   748     $  291
Assets                                                         15,149     11,722       3,215        212
Long-lived assets                                               1,347        590         723         34

1998
Net revenues                                                  $ 5,284    $ 4,277     $   696     $  311
Assets                                                         20,217     16,251       3,707        259
Long-lived assets                                               1,433        646         768(1)      19

1997
Net revenues                                                  $ 4,240    $ 3,669     $   232     $  339
Assets                                                         14,073     12,749       1,015        309
Long-lived assets                                                 545        478          49         18


------------------------------


(1) Includes $691 million of property and equipment acquired in connection with the NPC acquisition.



    Geographic segment information is classified based on the geographic location of the subsidiary. Long-lived assets are comprised of property and equipment.

                      CENDANT CORPORATION AND SUBSIDIARIES

25. SELECTED QUARTERLY FINANCIAL DATA--(UNAUDITED)



    Provided below is the selected unaudited quarterly financial data for 1999 and 1998. The underlying per share information is calculated from the weighted average shares outstanding during each quarter, which may fluctuate based on quarterly income levels, market prices, and share repurchases. Therefore, the sum of the quarters per share information may not equal the total year amounts.



                                                                                  1999
                                                              --------------------------------------------
                                                              FIRST(2)   SECOND(3)    THIRD(4)   FOURTH(5)
                                                              --------   ----------   --------   ---------
Net revenues                                                   $1,318      $1,391      $1,410     $ 1,283
                                                               ------      ------      ------     -------
Income (loss) from continuing operations(1)                    $  169      $  874      $  209     $(1,481)
Gain (loss) on sale of discontinued operations, net of
  tax(6)                                                          193         (12)         (7)         --
                                                               ------      ------      ------     -------
Net income (loss)                                              $  362      $  862      $  202     $(1,481)
                                                               ======      ======      ======     =======
Per share information:
  Basic
    Income (loss) from continuing operations                   $ 0.21      $ 1.14      $ 0.29     $ (2.08)
    Net income (loss)                                          $ 0.45      $ 1.12      $ 0.28     $ (2.08)
    Weighted average shares (in millions)                         800         770         726         711
  Diluted
    Income (loss) from continuing operations                   $ 0.20      $ 1.06      $ 0.27     $ (2.08)
    Net income (loss)                                          $ 0.43      $ 1.05      $ 0.26     $ (2.08)
    Weighted average shares (in millions)                         854         824         780         711
Common Stock Market Prices:
    High                                                      2$2 7/16     $20 3/4     $22 5/8    $26 9/16
    Low                                                       1$5 5/16     $15 1/2     $   17     $14 9/16

                                                                                  1998
                                                              ---------------------------------------------
                                                              FIRST(7)   SECOND(8)    THIRD(9)   FOURTH(10)
                                                              --------   ----------   --------   ----------
Net revenues                                                   $1,129      $1,278      $1,458     $ 1,419
                                                               ------      ------      ------     -------
Income (loss) from continuing operations                       $  184      $  155      $  123     $  (302)
Loss from discontinued operations, net of tax                     (11)         (2)        (12)         --
Gain on sale of discontinued operations, net of tax(6)             --          --          --         405
                                                               ------      ------      ------     -------
Net income                                                     $  173      $  153      $  111     $   103
                                                               ======      ======      ======     =======
Per share information:
  Basic
    Income (loss) from continuing operations                   $ 0.22      $ 0.18      $ 0.14     $ (0.36)
    Net income                                                 $ 0.21      $ 0.18      $ 0.13     $  0.12
    Weighted average shares (in millions)                         839         851         851         850
  Diluted
    Income (loss) from continuing operations                   $ 0.21      $ 0.18      $ 0.14     $ (0.36)
    Net income                                                 $ 0.20      $ 0.18      $ 0.13     $  0.12
    Weighted average shares (in millions)                         909         901         877         850
Common Stock Market Prices:
    High                                                       $   41      $41 3/8    2$2 7/16    $20 5/8
    Low                                                       3$2 7/16    1$8 9/16    1$0 7/16    $ 7 1/2

                      CENDANT CORPORATION AND SUBSIDIARIES

25. SELECTED QUARTERLY FINANCIAL DATA--(UNAUDITED) (CONTINUED)

------------------------------


(1) Includes net gains associated with the dispositions of businesses of $750 million, $75 million and $284 million for the second, third, and fourth quarters, respectively (see Note 3--Dispositions and Acquisitions of Businesses).



(2) Includes charges of $7 million ($4 million, after tax or $0.01 per diluted share) in connection with the termination of the proposed acquisition of RACMS and $2 million ($1 million, after tax) for investigation-related costs.



(3) Includes charges of $23 million ($15 million, after tax or $0.02 per diluted share) of additional charges to fund an irrevocable contribution to an independent technology trust responsible for completing the transition of the Company's lodging franchisees to a Company sponsored property management system and $6 million ($4 million, after tax) for investigation-related costs.



(4) Includes charges of $87 million ($49 million, after tax or $0.07 per diluted share) incurred primarily in conjunction with the NGI transaction and $5 million ($3 million, after tax) for investigation-related costs.



(5) Includes charges of $2,894 million ($1,839 million, after tax or $2.59 per diluted share) associated with the preliminary agreement to settle the principal shareholder securities class action suit and $8 million
    ($5 million, after tax or $0.01 per diluted share) of investigation-related costs. Such charges were partially offset by a $2 million ($1 million, after tax) credit associated with changes to the estimate of previously recorded merger-related costs and other unusual charges.



(6)  Represents gains associated with the sales of Hebdo Mag and CDS (see
    Note 4--Discontinued Operations).



(7) Includes a charge of $3 million ($2 million, after tax) for investigation-related costs, including incremental financing costs, and executive terminations.



(8) Includes a charge of $32 million ($20 million, after tax or $0.02 per diluted share) for investigation-related costs, including incremental financing costs, and executive terminations. Such charge was partially offset by a credit of $27 million ($19 million, after tax or $0.02 per diluted share) associated with changes to the estimate of previously recorded merger-related costs and other unusual charges.



(9) Includes a charge of $76 million ($49 million, after tax or $0.06 per share) for investigation-related costs, including incremental financing costs, and executive terminations.



(10) Includes charges of (i) $433 million ($282 million, after tax or $0.33 per diluted share) for the costs of terminating the proposed acquisitions of American Bankers and Providian, (ii) $351 million ($228 million, after tax or $0.27 per diluted share) associated with the agreement to settle the PRIDES securities class action suit and (iii) $13 million ($10 million, after tax or $0.01 per diluted share) for investigation-related costs, including incremental financing costs, and executive terminations. Such charges were partially offset by a credit of $43 million ($27 million, after tax or $0.03 per diluted share) associated with changes to the estimate of previously recorded merger-related costs and other unusual charges.

                      CENDANT CORPORATION AND SUBSIDIARIES

26. CONDENSED CONSOLIDATING INFORMATION



    In connection with the pending issuance of tracking stock described in
Note 14--Shareholders' Equity, the Company intends to disclose separately, for financial reporting purposes, the Cendant Group and the Move.com Group. The condensed consolidating financial information, which includes certain allocations, of the Cendant Group and the Move.com Group is presented below.



    The allocations are comprised as follows: (a) revenues from the Cendant Group to the Move.com Group for providing advertising space and links of Cendant Group businesses on the Move.com Group's Web sites, (b) revenues from the Cendant Group to the Move.com Group for Web site management for the Cendant Group's real estate franchise systems, (c) expenses from the Cendant Group to the Move.com Group for overhead charges and (d) expenses associated with an Internet engineering services agreement based upon usage volume and shared employee benefit services. Additionally, a portion of the income tax benefit and balance sheet accounts for Move.com Group are based on allocations from the Cendant Group and are computed as if the Move.com Group reported its income taxes on a stand alone basis.



CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS



                                                                 YEAR ENDED DECEMBER 31, 1999
                                                              ----------------------------------
                                                              CENDANT    MOVE.COM     CENDANT
                                                               GROUP      GROUP     CONSOLIDATED
                                                              --------   --------   ------------
Net Revenues
  External revenues                                            $5,385      $ 17        $5,402
  Inter-group agreements                                           (1)        1            --
                                                               ------      ----        ------
Net revenues                                                    5,384        18         5,402
                                                               ------      ----        ------
Expenses:
  Operating:
    External expenses                                           1,760        35         1,795
    Inter-group allocated expenses                                 (3)        3            --
  Marketing and reservation                                     1,017        --         1,017
  General and administrative                                      670         1           671
  Depreciation and amortization                                   368         3           371
  Other charges                                                 3,032        --         3,032
  Interest, net                                                   199        --           199
                                                               ------      ----        ------
Total expenses                                                  7,043        42         7,085
                                                               ------      ----        ------
Net gain on dispositions of businesses                          1,109        --         1,109
                                                               ------      ----        ------
LOSS BEFORE INCOME TAXES AND MINORITY INTEREST                   (550)      (24)         (574)
Benefit for income taxes                                         (396)      (10)         (406)
Minority interest, net of tax                                      61        --            61
                                                               ------      ----        ------
LOSS FROM CONTINUING OPERATIONS                                  (215)      (14)         (229)
Income from discontinued operations, net of tax                   174        --           174
                                                               ------      ----        ------
NET LOSS                                                       $  (41)     $(14)       $  (55)
                                                               ======      ====        ======

                      CENDANT CORPORATION AND SUBSIDIARIES

26. CONDENSED CONSOLIDATING INFORMATION (CONTINUED)



                                                                 YEAR ENDED DECEMBER 31, 1998
                                                              ----------------------------------
                                                              CENDANT    MOVE.COM     CENDANT
                                                               GROUP      GROUP     CONSOLIDATED
                                                              --------   --------   ------------
Net revenues                                                   $5,274      $ 10        $5,284
                                                               ------      ----        ------
Expenses:
  Operating:
    External expenses                                           1,869         1         1,870
    Inter-group allocated expenses                                 --        --            --
  Marketing and reservation                                     1,155         3         1,158
  General and administrative                                      661         5           666
  Depreciation and amortization                                   321         2           323
  Other charges                                                   838        --           838
  Interest, net                                                   114        --           114
                                                               ------      ----        ------
Total expenses                                                  4,958        11         4,969
                                                               ------      ----        ------
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST           316        (1)          315
Provision for income taxes                                        104        --           104
Minority interest, net of tax                                      51        --            51
                                                               ------      ----        ------
INCOME (LOSS) FROM CONTINUING OPERATIONS                          161        (1)          160
Income from discontinued operations, net of tax                   380        --           380
                                                               ------      ----        ------
NET INCOME (LOSS)                                              $  541      $ (1)       $  540
                                                               ======      ====        ======

                      CENDANT CORPORATION AND SUBSIDIARIES

26. CONDENSED CONSOLIDATING INFORMATION (CONTINUED)



                                                                 YEAR ENDED DECEMBER 31, 1997
                                                              ----------------------------------
                                                              CENDANT    MOVE.COM     CENDANT
                                                               GROUP      GROUP     CONSOLIDATED
                                                              --------   --------   ------------
Net revenues                                                   $4,234      $  6        $4,240
                                                               ------      ----        ------
Expenses:
  Operating:
    External expenses                                           1,321         1         1,322
    Inter-group allocated expenses                                 --        --            --
  Marketing and reservation                                     1,030         2         1,032
  General and administrative                                      632         4           636
  Depreciation and amortization                                   237         1           238
  Other charges                                                   704        --           704
  Interest, net                                                    51        --            51
                                                               ------      ----        ------
Total expenses                                                  3,975         8         3,983
                                                               ------      ----        ------
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST           259        (2)          257
Provision (benefit) for income taxes                              192        (1)          191
                                                               ------      ----        ------
INCOME (LOSS) FROM CONTINUING OPERATIONS                           67        (1)           66
Loss from discontinued operations, net of tax                     (26)       --           (26)
                                                               ------      ----        ------
INCOME (LOSS) BEFORE EXTRAORDINARY GAIN AND CUMMULATIVE
  EFFECT OF ACCOUNTING CHANGE                                      41        (1)           40
Extraordinary gain, net of tax                                     26        --            26
                                                               ------      ----        ------
INCOME (LOSS) BEFORE CUMMULATIVE EFFECT OF ACCOUNTING CHANGE       67        (1)           66
Cumulative effect of accounting change, net of tax               (283)       --          (283)
                                                               ------      ----        ------
NET LOSS                                                       $ (216)     $ (1)       $ (217)
                                                               ======      ====        ======

                      CENDANT CORPORATION AND SUBSIDIARIES

26. CONDENSED CONSOLIDATING INFORMATION (CONTINUED)


CONDENSED CONSOLIDATING BALANCE SHEETS



                                                                     DECEMBER 31, 1999
                                                             ----------------------------------
                                                             CENDANT    MOVE.COM     CENDANT
                                                              GROUP      GROUP     CONSOLIDATED
                                                             --------   --------   ------------
ASSETS
  Cash and cash equivalents                                  $ 1,163      $ 1        $ 1,164
  Receivables                                                  1,018        8          1,026
  Deferred income taxes                                        1,427       --          1,427
  Other current assets                                           972        3            975
  Property and equipment                                       1,344        3          1,347
  Goodwill                                                     3,266        5          3,271
  Other noncurrent assets                                      3,211        2          3,213
  Assets under management and mortgage programs                2,726       --          2,726
                                                             -------      ---        -------
TOTAL ASSETS                                                 $15,127      $22        $15,149
                                                             =======      ===        =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                          $ 5,589      $21        $ 5,610
Noncurrent liabilities                                         3,231       --          3,231
Liabilities under management and mortgage programs             2,624       --          2,624
Mandatorily redeemable preferred securities issued by
  subsidary holding senior debentures issued by the Company    1,478       --          1,478
Shareholders' equity                                           2,205        1          2,206
                                                             -------      ---        -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $15,127      $22        $15,149
                                                             =======      ===        =======



                                                                     DECEMBER 31, 1998
                                                             ----------------------------------
                                                             CENDANT    MOVE.COM     CENDANT
                                                              GROUP      GROUP     CONSOLIDATED
                                                             --------   --------   ------------
ASSETS
  Cash and cash equivalents                                  $ 1,009      $--        $ 1,009
  Receivables                                                  1,532        3          1,535
  Deferred income taxes                                          467       --            467
  Other current assets                                         1,536       --          1,536
  Property and equipment                                       1,431        2          1,433
  Goodwill                                                     3,920        3          3,923
  Other noncurrent assets                                      2,801        1          2,802
  Assets under management and mortgage programs                7,512       --          7,512
                                                             -------      ---        -------
TOTAL ASSETS                                                 $20,208      $ 9        $20,217
                                                             =======      ===        =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                          $ 2,867      $ 5        $ 2,872
Noncurrent liabilities                                         3,799       --          3,799
Liabilities under management and mortgage programs             7,238       --          7,238
Mandatorily redeemable preferred securities issued by
  subsidary holding senior debentures issued by the Company    1,472       --          1,472
Shareholders' equity                                           4,832        4          4,836
                                                             -------      ---        -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $20,208      $ 9        $20,217
                                                             =======      ===        =======

                      CENDANT CORPORATION AND SUBSIDIARIES

26. CONDENSED CONSOLIDATING INFORMATION (CONTINUED)


CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS



                                                                 YEAR ENDED DECEMBER 31, 1999
                                                              ----------------------------------
                                                              CENDANT    MOVE.COM     CENDANT
                                                               GROUP      GROUP     CONSOLIDATED
                                                              --------   --------   ------------
OPERATING ACTIVITIES:
  Net loss                                                    $   (41)     $(14)      $   (55)
  Gain on sale of discontinued operations, net of tax            (174)       --          (174)
  Depreciation and amortization                                   369         2           371
  Other charges                                                 2,869        --         2,869
  Net gain on dispositions of businesses                       (1,109)       --        (1,109)
  Management and mortgage programs                              2,001        --         2,001
  Other, net                                                     (879)        8          (871)
                                                              -------      ----       -------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES           3,036        (4)        3,032
                                                              -------      ----       -------
INVESTING ACTIVITIES:
  Net proceeds from dispositions of businesses                  3,509        --         3,509
  Net assets acquired (net of cash acquired) and acquisition
    related payments                                             (202)       (3)         (205)
  Management and mortgage programs                             (1,265)       --        (1,265)
  Other, net                                                     (177)       (2)         (179)
                                                              -------      ----       -------
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES           1,865        (5)        1,860
                                                              -------      ----       -------
FINANCING ACTIVITIES:
  Proceeds from borrowings                                      1,719        --         1,719
  Principal payments on borrowings                             (2,213)       --        (2,213)
  Repurchases of common stock                                  (2,863)       --        (2,863)
  Management and mortgage programs                             (1,558)       --        (1,558)
  Other, net                                                      127        --           127
  Inter-group funding                                             (10)       10            --
                                                              -------      ----       -------
CASH FLOW PROVIDED BY (USED IN) FINANCING ACTIVITIES           (4,798)       10        (4,788)
                                                              -------      ----       -------
Effect of changes in exchange rates on cash and cash
  equivalents                                                      51        --            51
                                                              -------      ----       -------
Net increase in cash and cash equivalents                         154         1           155
Cash and cash equivalents, beginning of period                  1,009        --         1,009
                                                              -------      ----       -------
Cash and cash equivalents, end of period                      $ 1,163      $  1       $ 1,164
                                                              =======      ====       =======

                      CENDANT CORPORATION AND SUBSIDIARIES

26. CONDENSED CONSOLIDATING INFORMATION (CONTINUED)



                                                                 YEAR ENDED DECEMBER 31, 1998
                                                              ----------------------------------
                                                              CENDANT    MOVE.COM     CENDANT
                                                               GROUP      GROUP     CONSOLIDATED
                                                              --------   --------   ------------
OPERATING ACTIVITIES:
  Net income (loss)                                           $   541      $ (1)      $   540
  Loss from discontinued operations, net of tax                    25        --            25
  Gain on sale of discontinued operations, net of tax            (405)       --          (405)
  Depreciation and amortization                                   321         2           323
  Other charges                                                   189        --           189
  Management and mortgage programs                                480        --           480
  Other, net                                                     (344)       --          (344)
                                                              -------      ----       -------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING
  OPERATIONS                                                      807         1           808
                                                              -------      ----       -------
INVESTING ACTIVITIES:
  Net proceeds from dispositions of businesses                    314        --           314
  Net assets acquired (net of cash acquired) and acquisition
    related payments                                           (2,852)       --        (2,852)
  Management and mortgage programs                             (1,542)       --        (1,542)
  Other, net                                                     (271)       (1)         (272)
                                                              -------      ----       -------
CASH FLOWS USED IN INVESTING ACTIVITIES FROM CONTINUING
  OPERATIONS                                                   (4,351)       (1)       (4,352)
                                                              -------      ----       -------
FINANCING ACTIVITIES:
  Proceeds from borrowings                                      4,809        --         4,809
  Principal payments on borrowings                             (2,596)       --        (2,596)
  Repurchases of common stock                                    (258)       --          (258)
  Management and mortgage programs                              1,117        --         1,117
  Proceeds from mandatorily redeemable preferred securities
    issued by subsidiary holding solely senior debentures
    issued by the Company                                       1,447        --         1,447
  Other, net                                                      171        --           171
                                                              -------      ----       -------
CASH FLOW PROVIDED BY FINANCING ACTIVITIES FROM CONTINUING
  OPERATIONS                                                    4,690        --         4,690
                                                              -------      ----       -------
Effect of changes in exchange rates on cash and cash
  equivalents                                                     (16)       --           (16)
Net cash used in discontinued operations                         (188)       --          (188)
                                                              -------      ----       -------
Net increase in cash and cash equivalents                         942        --           942
Cash and cash equivalents, beginning of period                     67        --            67
                                                              -------      ----       -------
Cash and cash equivalents, end of period                      $ 1,009      $ --       $ 1,009
                                                              =======      ====       =======

                      CENDANT CORPORATION AND SUBSIDIARIES

26. CONDENSED CONSOLIDATING INFORMATION (CONTINUED)



                                                                 YEAR ENDED DECEMBER 31, 1997
                                                              ----------------------------------
                                                              CENDANT    MOVE.COM     CENDANT
                                                               GROUP      GROUP     CONSOLIDATED
                                                              --------   --------   ------------
OPERATING ACTIVITIES:
  Net loss                                                     $ (216)     $ (1)       $ (217)
  Loss from discontinued operations, net of tax                    26        --            26
  Extraordinary gain on sale of subsidiary, net of tax            (26)       --           (26)
  Cumulative effect of accounting change, net of tax              283        --           283
  Depreciation and amortization                                   237         1           238
  Other charges                                                   386        --           386
  Management and mortgage programs                                734        --           734
  Other, net                                                     (212)        1          (211)
                                                               ------      ----        ------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING
  OPERATIONS                                                    1,212         1         1,213
                                                               ------      ----        ------
INVESTING ACTIVITIES:
  Net proceeds from dispositions of businesses                    224        --           224
  Net assets acquired (net of cash acquired) and acquisition
    related payments                                             (564)       (3)         (567)
  Management and mortgage programs                             (1,497)       --        (1,497)
  Other, net                                                     (488)       (1)         (489)
                                                               ------      ----        ------
CASH FLOWS USED IN INVESTING ACTIVITIES FROM CONTINUING
  OPERATIONS                                                   (2,325)       (4)       (2,329)
                                                               ------      ----        ------
FINANCING ACTIVITIES:
  Proceeds from borrowings                                         67        --            67
  Principal payments on borrowings                               (174)       --          (174)
  Issuance of convertible debt                                    544        --           544
  Repurchases of common stock                                    (171)       --          (171)
  Management and mortgage programs                                510        --           510
  Other, net                                                      125        --           125
  Inter-group funding                                              (3)        3            --
                                                               ------      ----        ------
CASH FLOW PROVIDED BY FINANCING ACTIVITIES FROM CONTINUING
  OPERATIONS                                                      898         3           901
                                                               ------      ----        ------
Effect of changes in exchange rates on cash and cash
  equivalents                                                      15        --            15
Net cash used in discontinued operations                         (181)       --          (181)
                                                               ------      ----        ------
Net decrease in cash and cash equivalents                        (381)       --          (381)
Cash and cash equivalents, beginning of period                    448        --           448
                                                               ------      ----        ------
Cash and cash equivalents, end of period                       $   67      $ --        $   67
                                                               ======      ====        ======

                      CENDANT CORPORATION AND SUBSIDIARIES

27. SUBSEQUENT EVENTS



PHH CREDIT FACILITIES



    On February 28, 2000, PHH reduced the availability of its unsecured committed credit facilities from $2.5 billion to $1.5 billion to reflect the reduced borrowing needs of PHH as a result of the disposition of its fleet businesses.



DEBT REDEMPTION



    On January 21, 2000, the Company redeemed all outstanding 7 1/2% Senior Notes at a redemption price of 100.695% of par plus accrued interest.



SHARE REPURCHASES



    Subsequent to December 31, 1999, the Company repurchased an additional
$132 million (6 million shares) of its common stock under its repurchase program as of February 24, 2000.



STRATEGIC ALLIANCE



    On December 15, 1999, the Company entered into a strategic alliance with Liberty Media Corporation ("Liberty Media") to develop Internet and related opportunities associated with the Company's travel, mortgage, real estate and direct marketing businesses. Such efforts may include the creation of joint ventures with Liberty Media and others as well as additional equity investments in each others businesses.



    The Company agreed to assist Liberty Media in creating, and will receive an equity participation in, a new venture that will seek to provide broadband video, voice and data content to the Company's hotels and their guests on a worldwide basis, in consideration for which the Company expects to receive an equity participation in such venture, subject to negotiation of mutually agreeable terms. The Company also agreed to pursue opportunities within the cable industry with Liberty Media to leverage the Company's direct marketing resources and capabilities subject to negotiation of mutually agreeable terms.



    On February 7, 2000, Liberty Media invested $400 million in cash to purchase 18 million shares of Company common stock and a two-year warrant to purchase approximately 29 million shares of Company common stock at an exercise price of $23.00 per share. The common stock, together with the common stock underlying the warrant, represents approximately 6.3% of our outstanding shares after giving effect to the aforementioned transaction. Liberty Media's Chairman, John
C. Malone, Ph.D., will join the Company's Board of Directors and has also committed to purchase one million shares of the Company's common stock for approximately $17 million in cash.

            INDEX TO COMBINED FINANCIAL STATEMENTS OF MOVE.COM GROUP



                                                                PAGE
                                                              --------
Independent Auditors' Report                                    G-2

Combined Statements of Operations for the Years Ended
  December 31, 1999, 1998 and 1997                              G-3

Combined Balance Sheets as of December 31, 1999 and 1998        G-4

Combined Statements of Cash Flows for the Years Ended
  December 31, 1999, 1998 and 1997                              G-5

Combined Statements of Group Equity for the Years Ended
  December 31, 1999, 1998 and 1997                              G-6

Notes to Combined Financial Statements                          G-7



    The accompanying Combined Financial Statements are presented in order to provide additional disclosure regarding the Move.com Group. The presentation of separate Combined Financial Statements does not constitute a change in the legal title of any assets or responsibility for any liabilities and does not affect the rights of any of the creditors of Cendant Corporation. Holders of Move.com stock are holders of stock of Cendant and do not have any claims on the assets of the Move.com Group. The financial information should be read in conjunction with Cendant's audited Consolidated Financial Statements as of December 31, 1999, included herein.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Cendant Corporation:

    We have audited the accompanying combined balance sheets of Move.com Group (wholly owned by Cendant Corporation, "Cendant"), as of December 31, 1999 and 1998 and the related combined statements of operations, group equity and cash flows for the years ended December 31, 1999, 1998 and 1997. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of Move.com Group at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.

    Move.com Group is an integrated business unit of Cendant; consequently, as indicated in Note 1, these combined financial statements reflect allocations of certain assets, liabilities, revenue, expenses and cash flows to the Move.com Group. The financial position, results of operations and cash flows of the Move.com Group could differ from those that would have resulted had the Move.com Group operated autonomously or as an entity independent of Cendant.

/s/ Deloitte & Touche LLP
San Francisco, California
February 1, 2000

                                 MOVE.COM GROUP
                     (WHOLLY OWNED BY CENDANT CORPORATION)

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
Net revenue                                                   $ 17,647     $ 9,674     $ 5,670
Cost of revenue                                                  3,149       1,664       1,091
                                                              --------     -------     -------
  Gross profit                                                  14,498       8,010       4,579
                                                              --------     -------     -------
Operating expenses:
  Product development                                            3,940         193          --
  Selling and marketing                                         16,020       5,484       3,906
  General and administrative                                    16,751       1,922       1,227
  Depreciation                                                     291         188          69
  Amortization                                                   1,926       1,638         865
                                                              --------     -------     -------
  Total operating expenses                                      38,928       9,425       6,067
                                                              --------     -------     -------
LOSS BEFORE INCOME TAX BENEFIT                                 (24,430)     (1,415)     (1,488)
                                                              --------     -------     -------
Income tax benefit                                               9,976         572         603
                                                              --------     -------     -------
NET LOSS                                                      $(14,454)    $  (843)    $  (885)
                                                              ========     =======     =======


                  See Notes to Combined Financial Statements.

                                 MOVE.COM GROUP
                     (WHOLLY OWNED BY CENDANT CORPORATION)

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)


                                                                     AS OF
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
ASSETS
Current assets
  Cash and cash equivalents                                   $  1,009   $    --
  Accounts receivable (net of allowance for doubtful
    accounts of $811 and $427)                                   7,730     2,651
  Other current assets                                           2,610        58
  Deferred income taxes                                            330       173
                                                              --------   -------
    Total current assets                                        11,679     2,882
Deferred income taxes                                            1,268       727
Property and equipment, net                                      3,354     1,512
Goodwill, net                                                    5,111     3,493
Other intangibles, net                                             543        --
Other assets                                                        45        --
                                                              --------   -------
TOTAL ASSETS                                                  $ 22,000   $ 8,614
                                                              ========   =======
LIABILITIES AND GROUP EQUITY
Liabilities
  Accounts payable                                            $    119   $   555
  Accrued expenses                                              11,816       575
  Deferred revenue                                               9,040     3,249
                                                              --------   -------
    Total current liabilities                                   20,975     4,379

Commitments and contingencies (Note 8)
Group equity
  Capital                                                          730        --
  Accumulated deficit                                          (18,024)   (3,570)
  Funding from Cendant                                          18,319     7,805
                                                              --------   -------
Total Group equity                                               1,025     4,235
                                                              --------   -------
TOTAL LIABILITIES AND GROUP EQUITY                            $ 22,000   $ 8,614
                                                              ========   =======



                  See Notes to Combined Financial Statements.

                                 MOVE.COM GROUP
                     (WHOLLY OWNED BY CENDANT CORPORATION)

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                    FOR THE YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
OPERATING ACTIVITIES:
  Net loss                                                    $(14,454)  $  (843)   $  (885)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation                                                   322       219         80
    Amortization                                                 1,926     1,638        865
    Provision for doubtful accounts                                  8       382        181
    Non-cash stock option compensation                             264        --         --
    Loss on disposal of assets                                     282        --          4
    Deferred income taxes                                         (698)     (519)      (186)
  Net change in assets and liabilities (net of effects of
    acquisitions):
    Accounts receivable                                         (5,463)   (1,828)      (931)
    Other current assets                                        (2,548)       32         (3)
    Accounts payable                                              (436)      129        132
    Accrued expenses                                            10,866       114        376
    Deferred revenue                                             5,541     1,955        795
    Other assets                                                   (45)       --         --
                                                              --------   -------    -------
Net cash (used in) provided by operating activities             (4,435)    1,279        428
                                                              --------   -------    -------
INVESTING ACTIVITIES:
  Purchases of property and equipment                           (2,482)     (881)      (662)
  Net assets acquired and acquisition related payments          (2,588)     (240)    (3,206)
                                                              --------   -------    -------
NET CASH USED IN INVESTING ACTIVITIES                           (5,070)   (1,121)    (3,868)
                                                              --------   -------    -------
FINANCING ACTIVITIES:
  Net funding from (contribution to) Cendant                    10,514      (158)     3,440
                                                              --------   -------    -------
Net change in cash                                               1,009        --         --
Cash and equivalents, beginning of period                           --        --         --
                                                              --------   -------    -------
Cash and equivalents, end of period                           $  1,009   $    --    $    --
                                                              ========   =======    =======
SUPPLEMENTAL NON-CASH INVESTING ACTIVITIES:
  Common stock issued in conjunction with purchase business
    combination                                               $    730   $    --    $    --
                                                              ========   =======    =======


                  See Notes to Combined Financial Statements.

                                 MOVE.COM GROUP
                     (WHOLLY OWNED BY CENDANT CORPORATION)

                      COMBINED STATEMENTS OF GROUP EQUITY

                                 (IN THOUSANDS)


                                                             ACCUMULATED     FUNDING       GROUP
                                                  CAPITAL      DEFICIT     FROM CENDANT    EQUITY
                                                  --------   -----------   ------------   --------
BALANCE, JANUARY 1, 1997                            $ --      $ (1,842)      $ 4,523      $ 2,681
  Net loss                                            --          (885)           --         (885)
  Net funding from Cendant                            --            --         3,440        3,440
                                                    ----      --------       -------      -------
BALANCE, DECEMBER 31, 1997                            --        (2,727)        7,963        5,236
  Net loss                                            --          (843)           --         (843)
  Net funding from Cendant                            --            --          (158)        (158)
                                                    ----      --------       -------      -------
BALANCE, DECEMBER 31, 1998                            --        (3,570)        7,805        4,235
  Net loss                                            --       (14,454)           --      (14,454)
  Net funding from Cendant                            --            --        10,514       10,514
  Move.com, Inc. common stock issued in
    conjunction with Metro-Rent, Inc.
    acquisition (Note 9)                             730            --            --          730
                                                    ----      --------       -------      -------
BALANCE, DECEMBER 31, 1999                          $730      $(18,024)      $18,319      $ 1,025
                                                    ====      ========       =======      =======



                  See Notes to Combined Financial Statements.

                                 MOVE.COM GROUP
                     (WHOLLY OWNED BY CENDANT CORPORATION)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                         (DOLLAR AMOUNTS IN THOUSANDS)

1. ORGANIZATION

BACKGROUND

    Move.com Group, wholly owned by Cendant Corporation ("Cendant"), provides a broad range of quality relocation, real estate and home-related products and services through its flagship portal site, move.com and the move.com network. The move.com Web site was launched on January 27, 2000. Move.com Group's operations include the move.com network and the businesses of (1) Rent Net (an operator of online rental guides, acquired in February 1996); (2) Metro-Rent, Inc. ("MetroRent") (an online provider of fee-based apartment vacancy reports, acquired in December 1999); (3) National Home Connections, LLC (a facilitator of connecting and disconnecting utilities, processor of address changes and provider of moving-related products and services, acquired in May 1999); and (4) Move.com Mortgage, Inc. (a mortgage marketing company).

    The offline resources of Cendant as well as individual Web sites of each of Cendant's real estate franchise systems are part of Cendant Group, which includes all of the businesses operated by Cendant other than the businesses that are part of Move.com Group. However, the franchise systems' Web sites are considered part of the move.com network as a result of Intercompany Agreements that permit Move.com Group to manage and sell advertisements on these sites and display home listings from the CENTURY 21-Registered Trademark-, COLDWELL BANKER-Registered Trademark- and ERA-Registered Trademark- real estate franchise systems. Through an additional Intercompany Agreement, Move.com Group provides online local merchant discount offers for customers of Welcome Wagon, a distributor of welcoming packages to new homeowners and consumers throughout the United States and Canada. Move.com Group allows users to apply for and obtain mortgage products and services through arrangements with Cendant Mortgage Corporation, provides users with relocation services and information leveraging Cendant Mobility's expertise, and provides users with access to third-party providers of relocation, real estate and home-related products and services.


    The operating results of attributed and acquired companies are included in Move.com Group's Combined Financial Statements since the respective dates of acquisition by Cendant or Move.com Group. Accordingly, the historical financial information contained herein represents that of Rent Net only at and for the years ended December 31, 1998 and 1997.


    Cendant acquired Rent Net from the General Partners of Rent Net (the "Sellers") under an asset purchase agreement (the "Agreement") which was attributed to the Move.com Group. Under the terms of the Agreement, the Sellers received $3,000 in cash and Cendant stock on the acquisition date. The Sellers received additional payments of $3,446 based on the earnout provisions of the Agreement, bringing the total purchase price to $6,446. The excess of the purchase price over the fair value of net assets acquired was $6,570. The acquisition was accounted for using the purchase method of accounting, and accordingly, the operating results are included in the combined statements of operations since the acquisition date.

TRACKING STOCK PROPOSAL

    The shareholders of Cendant are scheduled to vote on a proposal (the "Tracking Stock Proposal") to authorize the issuance of a new series of common stock, to be designated as Move.com stock, intended to reflect the performance of Move.com Group. The Tracking Stock Proposal will allow Cendant to amend and restate its charter to (1) create a new series of Cendant common stock called Move.com

                                 MOVE.COM GROUP
                     (WHOLLY OWNED BY CENDANT CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                         (DOLLAR AMOUNTS IN THOUSANDS)

1. ORGANIZATION (CONTINUED)
stock that could be issued from time to time by the board of directors of Cendant, (2) re-classify each outstanding share of existing common stock into a share of CD Stock, and (3) increase the number of authorized shares of common stock from 2,000,000,000 to 2,500,000,000 initially comprised of 2,000,000,000 shares of CD Stock and 500,000,000 shares of Move.com stock. Although the issuance of Move.com stock is intended to track the performance of Move.com Group, shareholders of Move.com stock, if any, will still be subject to all the risks associated with an investment in Cendant and all of its businesses, assets and liabilities.

    Cendant expects to issue shares of Move.com stock in one or more private or public financings. The specific terms of the financing, including whether they are private or public, the amount of Move.com stock issued, and the timing of the financing, will depend upon factors such as stock market conditions and performance of the Move.com Group.

BASIS OF PRESENTATION


    The accompanying Combined Financial Statements include the accounts of the Move.com Group. All intercompany accounts and transactions are eliminated in combination. In order to prepare the separate combined financial statements of the Move.com Group, Cendant has allocated, for financial reporting purposes, certain assets, liabilities, revenue, expenses and cash flows to the Move.com Group. Cendant's allocation of assets, liabilities, revenues and expenses will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of Cendant's creditors. The financial position, results of operations and cash flows of the Move.com Group could differ from those that would have resulted had the Move.com Group operated autonomously or as an entity independent of Cendant. The Move.com Group's Combined Financial Statements reflect the application of certain cash management and allocation policies adopted by the board of directors of Cendant. Management believes that the allocation methods used are reasonable. The Combined Financial Statements should be read in conjunction with the consolidated financial statements of Cendant.


    Allocation and related party transaction policies adopted by the board of directors of Cendant can be rescinded or amended at the sole discretion of the board of directors without approval by the stockholders, although no such changes are currently contemplated. Any such changes adopted by the board of directors would be made in its good faith business judgement of Cendant's best interests, taking into consideration the interest of all Cendant shareholders.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS--Move.com Group considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    CONCENTRATION OF CREDIT RISK--Financial instruments that potentially subject the Move.com Group to concentrations of credit risk consist of accounts receivable. Management periodically performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts

                                 MOVE.COM GROUP
                     (WHOLLY OWNED BY CENDANT CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                         (DOLLAR AMOUNTS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) receivable. During the years ended December 31, 1999, 1998 and 1997, no customers accounted for more than 10% of net revenue or net accounts receivable.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--Move.com Group's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity and the relatively stable interest rate environment.

    PROPERTY AND EQUIPMENT--Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of five and seven years. Amortization of lease improvements is computed by the straight-line method over the estimated useful lives of the assets or the lease term, if shorter.

    GOODWILL--Goodwill, which represents the excess of cost over fair value of net assets acquired, is amortized on a straight-line basis over an estimated useful life of five years.

    OTHER INTANGIBLES--Other intangibles, which represents a covenant not to compete (see Note 9 "Acquisitions--National Home Connections, LLC") is amortized on a straight-line basis over a useful life of seven years.

    ASSET IMPAIRMENTS--The Move.com Group periodically evaluates the recoverability of its goodwill and long-lived assets, on an undiscounted basis, comparing the respective carrying values to the current and expected future cash flows to be generated from such assets.


    REVENUE RECOGNITION--The Move.com Group's primary sources of revenue are from listing subscription fees (paid by various apartment, senior housing, corporate housing and self storage managers) and sponsorship advertising. Revenue from the listing subscription fees is recognized ratably over the contract period. Revenue from sponsorship advertising both from third parties and from Cendant Group entities is recognized as earned pursuant to the contractual relationship. Deferred revenue represents the unearned portion of listing and advertising fees received in advance.


    PRODUCT DEVELOPMENT EXPENSES--Operating expenses include costs incurred by the Move.com Group to develop and enhance the move.com network. Product development expenses are expensed when incurred.

    ADVERTISING EXPENSES--Advertising expenses are expensed in the period incurred. For the years ended December 31, 1999, 1998 and 1997, advertising expenses were $10,247, $1,926, and $1,120, respectively.

    INCOME TAXES--The Move.com Group is included in the consolidated federal income tax return of Cendant. In addition, the Move.com Group files unitary and combined state income tax returns with Cendant in jurisdictions where required. The income tax benefit and balance sheet accounts are based on allocations from Cendant and are computed as if the Move.com Group filed its federal and state income tax returns on a stand-alone basis.


    EARNINGS PER SHARE--Earnings per share for the Move.com Group is not presented because it is not a stand-alone entity, and as a result, the presentation of earnings per share is not applicable. After the issuance of the Move.com stock, Cendant intends to present earnings per share using the two-class

                                 MOVE.COM GROUP
                     (WHOLLY OWNED BY CENDANT CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                         (DOLLAR AMOUNTS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

method. Under the two-class method, an earnings allocation formula is used to determine earnings per share for each class of common stock according to the participation rights in the undistributed earnings. Earnings per share for the Move.com Group will be computed by dividing (1) the product of the earnings of the Move.com Group multiplied by the outstanding Move.com Group "fraction" by
(2) the weighted average number of shares of outstanding Move.com stock and dilutive Move.com stock equivalents during the applicable period. The outstanding Move.com Group "fraction" is a fraction, the numerator of which is such number of shares of Move.com stock outstanding and the denominator of which is the number of shares, that if issued, would represent 100 percent of the equity in earnings or losses of the Move.com Group. Basic and diluted earnings per share will be presented for each class of stock.


    COMPREHENSIVE INCOME--Effective January 1, 1998, Move.com Group adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, Move.com Group has not had any transactions that are required to be reported in comprehensive income.

    RECENT ACCOUNTING PRONOUNCEMENTS--In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use", which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of SOP 98-1 in the first quarter of 1999 did not have a significant impact on the Move.com Group's financial position, results of operations or cash flows.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. Since Move.com Group does not currently hold any derivative instruments and does not engage in hedging activities, the impact of adoption of SFAS No. 133 is not currently expected to have a material impact on financial position, results of operations or cash flows. Move.com Group will be required to implement SFAS No. 133 in the first quarter of fiscal 2001.

3. CERTAIN CASH MANAGEMENT AND ALLOCATION POLICIES

TREASURY ACTIVITIES

    Cendant has provided all necessary funding for the operations and investments of the Move.com Group since inception and such funding has been accounted for as capital contributions from Cendant. Accordingly, no interest charges from Cendant have been reflected in the accompanying combined financial statements. Surplus cash, transferred from the Move.com Group from time to time, has been accounted for as a return of capital.

CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES

    Cendant allocates the cost of its general and administrative ("G&A") services to the Move.com Group generally based on utilization. Where determinations based on utilization are impracticable,

                                 MOVE.COM GROUP
                     (WHOLLY OWNED BY CENDANT CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                         (DOLLAR AMOUNTS IN THOUSANDS)

3. CERTAIN CASH MANAGEMENT AND ALLOCATION POLICIES (CONTINUED)
Cendant uses other methods and criteria that management believes to be equitable and provide a reasonable estimate of costs attributable to the Move.com Group.


    Corporate G&A allocation included in the accompanying Combined Statements of Operations include charges for legal, accounting (tax and financial), information and telecommunications services, marketing, intellectual property, public relations, corporate offices and travel.


INCOME TAXES

    The income tax benefit and balance sheet accounts are based on allocations from Cendant and are computed as if the Move.com Group filed its federal and state income tax returns on a stand-alone basis.

4. PROPERTY AND EQUIPMENT--NET

    Property and equipment, net as of December 31 consisted of:

                                                               1999       1998
                                                             --------   --------
Computer and telephone equipment                              $2,302     $  944
Office furniture                                                 307        372
Leasehold improvements                                         1,473        529
                                                              ------     ------
                                                               4,082      1,845
Less accumulated depreciation and amortization                  (728)      (333)
                                                              ------     ------
                                                              $3,354     $1,512
                                                              ======     ======

5. INCOME TAXES

    The Move.com Group is included in the consolidated federal income tax return of Cendant. In addition, the Move.com Group files unitary and combined state income tax returns with Cendant in jurisdictions where required. The income tax benefit and balance sheet accounts are based on allocations from Cendant and are computed as if the Move.com Group filed its federal and state income tax returns on a stand-alone basis.

                                 MOVE.COM GROUP
                     (WHOLLY OWNED BY CENDANT CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                         (DOLLAR AMOUNTS IN THOUSANDS)

5. INCOME TAXES (CONTINUED)
    The income tax benefit (provision) for the years ended December 31 consisted of:

                                                          1999       1998       1997
                                                        --------   --------   --------
Current:
  Federal                                                $7,246      $ (3)      $309
  State                                                   2,032        56        108
                                                         ------      ----       ----
                                                          9,278        53        417
                                                         ------      ----       ----

Deferred:
  Federal                                                   546       449        161
  State                                                     152        70         25
                                                         ------      ----       ----
                                                            698       519        186
                                                         ------      ----       ----
                                                         $9,976      $572       $603
                                                         ======      ====       ====

    Net deferred income tax assets and liabilities and the related temporary differences as of December 31 consisted of:

                                                                1999       1998
                                                              --------   --------
CURRENT DEFERRED TAX ASSET:
  Provision for doubtful accounts                              $  330      $173
NONCURRENT DEFERRED TAX ASSET:
  Depreciation and amortization                                 1,268       727
                                                               ------      ----
                                                               $1,598      $900
                                                               ======      ====

    For the years ended December 31, the Move.com Group's effective income tax rate differs from the statutory federal rate as follows:

                                                             1999       1998       1997
                                                           --------   --------   --------
Federal statutory rate                                       35.0%      35.0%      35.0%
State and local income taxes, net of federal tax benefit      5.7        5.8        5.8
Other, net                                                    0.1       (0.4)      (0.3)
                                                             ----       ----      -----
                                                             40.8%      40.4%      40.5%
                                                             ====       ====      =====

6. GROUP EQUITY

    Group equity represents the net amount of all funding received by the Move.com Group from Cendant and the accumulated net losses of the Move.com Group.

                                 MOVE.COM GROUP
                     (WHOLLY OWNED BY CENDANT CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                         (DOLLAR AMOUNTS IN THOUSANDS)

7. RELATED PARTY TRANSACTIONS

    Cendant and its subsidiaries provide various services to and receive various services from the Move.com Group. There are no significant intercompany sales or purchases between Cendant Group and the Move.com Group, with the exception of a sponsorship agreement between the Move.com Group and Cendant Mortgage Corporation and an Internet Cooperation Agreement with each of Cendant's three real estate franchise systems. The significant related party transactions are as follows:

CENDANT--CORPORATE

    Cendant allocated an overhead charge for corporate general and administrative services of $335, $290 and $170 during 1999, 1998 and 1997, respectively.

    The Move.com Group has an Internet engineering services agreement with Cendant. Services are charged based upon usage volume. The charges were $1,773, $795 and $240 during 1999, 1998 and 1997, respectively.

    Effective January 1, 1999, Cendant entered into a four year agreement with a telecommunications service provider (the "Provider"), which was attributed to the Move.com Group, whereby the use of the voice telecommunication services available to Cendant pursuant to a Cendant agreement is shared with Move.com Group. The Move.com Group receives bills directly from the Provider and is obligated under the service agreement to meet its affiliate guarantee of $300 of annual billings. Any shortfalls in meeting that guarantee will be reimbursed to Cendant by the Move.com Group. No such shortfall existed in 1999.

    Move.com Group employees participate in Cendant sponsored medical and defined contribution benefit plans. The cost of such plans is allocated to the Move.com Group based on a percentage of total payroll dollars. These allocations were $653, $346 and $291 during 1999, 1998 and 1997, respectively.

CENDANT MORTGAGE CORPORATION

    Effective February 15, 1999, the Move.com Group and Cendant Mortgage Corporation entered into a one year advertising agreement whereby the Move.com Group provides advertising space and links to various Cendant Mortgage Corporation mortgage programs and products on its Web site. The agreement is renewable every six months commencing after the first year until cancelled by either party. The Move.com Group's 1999 revenue from this agreement was $360.

REAL ESTATE FRANCHISE SYSTEMS

    On October 1, 1999, Move.com Group entered into 40-year Internet Cooperation Agreements with each of Cendant's three real estate franchise systems. Under terms of these agreements, Move.com Group receives fees for Web site management. Such fees were $429 during 1999.

8. COMMITMENTS AND CONTINGENCIES

    LEASES--Move.com Group leases its principal office facilities under operating leases. During the fourth quarter of 1999, Move.com Group entered into a lease for a larger facility that was occupied during

                                 MOVE.COM GROUP
                     (WHOLLY OWNED BY CENDANT CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                         (DOLLAR AMOUNTS IN THOUSANDS)

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)
January 2000. Rental expense was $1,057, $368 and $73 for the years ended December 31, 1999, 1998 and 1997, respectively.

    Future minimum rental payments required under non-cancelable operating leases as of December 31, 1999 are as follows:

2000                                                    $ 3,760
2001                                                      3,855
2002                                                      3,892
2003                                                      3,987
2004                                                      4,081
Thereafter                                                8,448
                                                        -------
                                                        $28,023
                                                        =======

    LITIGATION--On April 15, 1998, Cendant announced that it discovered accounting irregularities in the former business units of CUC International Inc. Such discovery prompted investigations into such matters by Cendant and the Audit Committee of the board of directors of Cendant. Since the April 15, 1998 announcement, more than 70 lawsuits claiming to be class actions, two lawsuits claiming to be brought derivatively on Cendant's behalf and several individual lawsuits have been filed in various courts against Cendant and other defendants. The court has ordered consolidation of many of the actions.

    The Securities and Exchange Commission ("SEC") and the United States Attorney for the District of New Jersey are conducting investigations relating to the matters referenced above. The SEC advised Cendant that its inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. While Cendant made all adjustments considered necessary as a result of the findings from the investigations in restating its financial statements, Cendant can provide no assurance that additional adjustments will not be necessary as a result of these government investigations.

    On December 7, 1999, Cendant announced that it reached a preliminary agreement to settle the principal securities class action pending against Cendant in the U.S. District Court in Newark, New Jersey relating to the common stock class action lawsuits. Under the agreement, Cendant would pay the class members $2.83 billion in cash. The settlement remains subject to execution of a definitive settlement agreement and approval by the U.S. District Court. If the preliminary settlement is not approved by the U.S. District Court, Cendant can make no assurances that the final outcome or settlement of such proceedings will not be for an amount greater than that set forth in the preliminary agreement. See Cendant's Form 8-K, dated December 7, 1999, for a description of the preliminary agreement to settle the common stock class action litigation.

    EMPLOYEE RETENTION BONUS--In connection with Cendant's announcement during May 1999 to create a real estate Internet portal, later named move.com, Cendant made commitments to pay one-time, broad-based retention bonuses to the Move.com Group employees aggregating approximately $10,400. The costs associated with the entire bonuses were attributed to the Move.com Group. Bonus payments during 1999 were approximately $5,240. An additional $2,145 was paid during January 2000

                                 MOVE.COM GROUP
                     (WHOLLY OWNED BY CENDANT CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                         (DOLLAR AMOUNTS IN THOUSANDS)

8. COMMITMENTS AND CONTINGENCIES (CONTINUED) with the remaining payments to be made by March 31, 2000. In 1999, $9,625 of the aggregate bonus amount was expensed with the remaining $725 being expensed through March 31, 2000, the date upon which the applicable employee must still be employed to receive the payment.

9. ACQUISITIONS

METRORENT ACQUISITION


    On December 17, 1999, Move.com Group purchased substantially all of the assets and assumed substantially all of the liabilities of MetroRent, for a total consideration of up to $3 million in cash and up to $6 million of stock to be paid over several years subject to meeting certain performance targets. The stock portion of the consideration consists of a new class of non-voting common stock of Move.com, Inc. (a part of the Move.com Group) mandatorily redeemable for Move.com stock upon a public offering. Initial consideration included $2.0 million in cash plus 48,756 shares of the non-voting common stock valued at $730 based upon the fair value of Move.com Group upon closing. The issuance of the non-voting stock is reflected as a component of capital in the Combined Balance Sheets. In the event that a public offering has not occurred by December 31, 2005, or earlier at Move.com, Inc.'s option, Move.com, Inc. must redeem each outstanding share of Move.com common stock at $20.51 per share. In conjunction with this acquisition, the Move.com Group committed to provide additional capital of up to $1,900 to fund future MetroRent related acquisitions. The acquisition was accounted for under the purchase method of accounting and accordingly, the combined financial statements include the results of the MetroRent business from the date of acquisition.


    The purchase price of $3,076 plus the fair value of net liabilities acquired of $246 resulted in goodwill of $3,322 that is being amortized on a straight-line basis over 5 years.

PRO FORMA INFORMATION

    The following table reflects the unaudited operating results of the Move.com Group for the years ended December 31, 1999 and 1998 on a pro forma basis, which gives effect to the acquisition of MetroRent. The pro forma results are not necessarily indicative of the operating results that would have occurred had the MetroRent acquisition been consummated on January 1, 1998, nor are they intended to be indicative of results that may occur in the future. The underlying pro forma information includes the amortization expense associated with the assets acquired, the Move.com Group's financial arrangements, certain purchase accounting adjustments and related income tax effects.

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                         -------------------
                                                           1999       1998
                                                         --------   --------
Net revenue                                              $ 18,955   $ 10,801
Cost of revenue                                             3,602      2,155
Gross profit                                               15,353      8,646
Loss before income tax benefit                            (25,038)    (2,030)
Net loss                                                  (14,814)    (1,209)

                                 MOVE.COM GROUP
                     (WHOLLY OWNED BY CENDANT CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                         (DOLLAR AMOUNTS IN THOUSANDS)

9. ACQUISITIONS (CONTINUED)
NATIONAL HOME CONNECTIONS, LLC

    In May 1999, Cendant, through its newly organized subsidiary National Home Connections, LLC, purchased substantially all of the assets and assumed all of the current liabilities of Utility Connections, Inc. ("UCI"), which was attributed to the Move.com Group for a total consideration of $600 in cash plus earnout payments equal to 9.5% of the earnings before interest, taxes, depreciation and amortization calculated over the next seven years. The purchase agreement stipulates a "covenant not to compete," whereby the sellers of UCI agrees not to participate in any competing businesses for a period up to seven years. Accordingly, the initial purchase price was allocated to other intangible assets and is amortized on a straight-line basis over seven years, the estimated period to be benefitted. Earnout payments will be allocated to goodwill and amortized over the remaining life of the "covenant not to compete." The acquisition is not significant and therefore, pro forma operating results are not included.

10. CHATHAM STREET HOLDINGS, LLC AGREEMENT

    In September 1999, Cendant entered into an agreement with Chatham Street Holdings, LLC ("Chatham") pursuant to which Chatham was granted the right, until September 30, 2001, to purchase up to 1,561,000 shares of Move.com stock for approximately $16.02 per share. In addition, for every two shares of Move.com stock purchased by Chatham pursuant to the agreement, Chatham will be entitled to receive a warrant to purchase one share of Move.com stock at a price equal to $64.08 per share and a warrant to purchase one share of Move.com stock at a price equal to $128.16 per share.

11. MOVE.COM GROUP STOCK OPTION PLAN

    On October 29, 1999, the Board of Directors of Move.com, Inc. adopted the Move.com, Inc. 1999 Stock Option Plan as amended January 13, 2000 (the "Option Plan") which authorizes the granting of up to six million shares of Move.com, Inc. common stock. All active employees of the Move.com Group and its affiliates are eligible to be granted options under the Option Plan. Options under the plan generally have a 10 year term and are exercisable at 33% per year commencing one year from the grant date. On October 29, 1999, 2,501,000 options to purchase shares of common stock of Move.com, Inc. were granted to employees of Move.com Group at a weighted average exercise price of $11.56. Subject to the approval of the stockholders of Cendant: (1) the Option Plan and existing grants will be ratified and assumed by Cendant; (2) all existing grants will be equitably adjusted to become options of Move.com stock; and (3) the remaining shares available to be issued in connection with the grant of options under the Option Plan will be equitably adjusted to become shares of Move.com stock. At December 31, 1999, all issued options remained outstanding but were not yet exercisable.


    Move.com Group utilizes the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" and applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for the Option Plan. Under APB No. 25, compensation expense is recognized when the exercise prices of Move.com Group's employee stock options are less than the estimated fair value of the underlying Move.com stock on the date of grant. Although the Company generally grants employee stock options at fair value, certain options were granted below fair value during 1999. As such, compensation expense is being recognized over the applicable vesting period.

                                 MOVE.COM GROUP
                     (WHOLLY OWNED BY CENDANT CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                         (DOLLAR AMOUNTS IN THOUSANDS)

11. MOVE.COM GROUP STOCK OPTION PLAN (CONTINUED)
    Had Move.com Group elected to recognize and measure compensation expense for the Option Plan based on the calculated fair value at the grant dates for awards under such plans, consistent with the method prescribed by SFAS No. 123, pro forma net loss in 1999 would have been $15,199.

    The fair values of the stock options are estimated on the dates of grant using the Black-Scholes option-pricing model with the weighted average assumptions for options granted. The weighted average assumptions in 1999 for dividend yield, expected volatility, risk-free interest rate and expected holding period were zero, 60%, 6.4% and 6.2 years, respectively. Forfeitures are recognized as they occur.

    The weighted average grant date fair value of Move.com Group stock options granted during the year ended December 31, 1999 was $7.28.

12. SUBSEQUENT EVENT

    On January 1, 2000, Move.com Group entered into an Internet Cooperation Agreement with Getko Group, Inc., a wholly owned subsidiary of Cendant, which owns the right to the Welcome Wagon brand name. Under the terms of the agreement, Move.com Group will develop, host and maintain the Welcome Wagon area of move.com in return for an escalating percentage of Getko's revenue and expenses.

    On January 27, 2000, Move.com Group announced a strategic alliance with AltaVista, a new-media and commerce network, to create a co-branded real estate channel on the AltaVista Web site. Under the terms of the agreement, Move.com Group will pay AltaVista up to $40 million to be an exclusive real estate content provider of the new AltaVista Real Estate Channel. In addition, the move.com network will be exclusively featured through banners and links on keyword searches for most real estate and moving related terms. The agreement has a three year term.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
Prospectus Summary....................       3
Risk Factors..........................      14
Forward Looking Statements; Market
  Data................................      32
Where You Can Find More Information...      32
Use of Proceeds.......................      33
Dividend Policy.......................      34
Capitalization........................      35
Selected Financial Data of Cendant
  Corporation.........................      36
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of Cendant
  Corporation.........................      38
Selected Financial Data of Move.com
  Group...............................      60
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of Move.com Group.....      61
Business..............................      69
Legal Proceedings.....................      82
Move.com Group Employees..............      83
Move.com Group Facilities.............      83
Move.com Group Management.............      84
Certain Transactions..................      88
Description of Capital Stock..........      90
Cash Management and Allocation
  Policies............................     107
Material United States Federal Income
  Tax Considerations..................     111
Legal Matters.........................     113
Experts...............................     113
Underwriting..........................     U-1
Concurrent Offering...................     U-2
Illustration of Terms.................     I-1
Index to Consolidated Financial
  Statements of Cendant Corporation...     F-1
Index to Combined Financial Statements
  of Move.com Group...................     G-1


                                     SHARES


                              CENDANT CORPORATION



                             MOVE.COM COMMON STOCK


                               ------------------

                                [MOVE.COM LOGO]

                                ----------------

                              GOLDMAN, SACHS & CO.



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table indicates the costs and expenses, other than underwriting discounts and commissions, to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by Cendant Corporation. All amounts are estimates, other than the SEC registration fee, the NASD fee, and the NYSE listing fee.


SEC Registration fee........................................            *
NASD fee....................................................            *
NYSE listing fee............................................            *
Accounting fees and expenses................................            *
Legal fees and expenses.....................................            *
Director and officer insurance expenses.....................            *
Printing and engraving expenses.............................            *
Transfer agent's fees and expenses..........................            *
Blue sky fees and expenses..................................            *
Miscellaneous expenses......................................            *
                                                              ----------------------
    Total...................................................  $
                                                              ======================


------------------------

*   To be completed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

    Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

    Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

    The Registrant's By-Laws contain provisions that provide for indemnification of officers and directors and their heirs and distributees to the full extent permitted by, and in the manner permissible under, the DGCL.

    As permitted by Section 102(b)(7) of the DGCL, the Registrant's Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of a director to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.


    Cendant Corporation maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed as part of this Registration Statement:


EXHIBIT                                    DESCRIPTION OF EXHIBIT
-------                 ------------------------------------------------------------
        *1.1            Form of Underwriting Agreement

         3.1            Amended and Restated Certificate of Incorporation
                        (incorporated by reference to Exhibit 3.1 to Cendant
                        Corporation's Form 10-K/A for the fiscal year ended
                        December 31, 1999)

        *3.2            Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to Cendant Corporation's
                        Form 10-K/A for the year ended December 31, 1999)

        *4.1            Form of Move.com Common Stock Certificate

        *5.1            Opinion of James E. Buckman, Vice Chairman and General
                        Counsel of Cendant Corporation

        *8.1            Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP

        10.1            Internet Cooperation Agreement between CompleteHome
                        Operations, Inc. (now Move.com Operations, Inc.) and Century
                        21 Real Estate Corporation dated October 1, 1999
                        (Incorporated by reference to Exhibit 10.39 to Cendant
                        Corporation's Form 10-K/A for the fiscal year ended December
                        31, 1998).

        10.2            Internet Cooperation Agreement between CompleteHome
                        Operations, Inc. (now Move.com Operations, Inc.) and
                        Coldwell Banker Real Estate Corporation dated October 1,
                        1999 (Incorporated by reference to Exhibit 10.40 to Cendant
                        Corporation's Form 10-K/ A for the fiscal year ended
                        December 31, 1998).

        10.3            Internet Cooperation Agreement between CompleteHome
                        Operations, Inc. (now Move.com Operations, Inc.) and ERA
                        Franchise Systems, Inc. dated October 1, 1999 (Incorporated by reference to Exhibit 10.40 to Cendant Corporation's Form
                        10-K/A for the fiscal year ended December 31, 1998).

EXHIBIT                                    DESCRIPTION OF EXHIBIT
-------                 ------------------------------------------------------------
        10.4            Internet Cooperation Agreement between Move.com Operations,
                        Inc. and Getko Group, Inc. dated January 1, 2000.

        10.5            Marketing Agreement, dated as of March 15, 2000 between
                        Cendant Mortgage Corporation and Move.com Operations, Inc.

        10.6            Marketing Agreement, dated as of January 1, 2000 between
                        Cendant Mortgage Corporation and Move.com Operations, Inc.

        10.7 Purchase Agreement, dated as of March 28, 2000, by and between Cendant Corporation and Liberty Digital, Inc.

        10.8            Registration Rights Agreement, dated as of March 28, 2000, by and between Cendant Corporation and Liberty Digital, Inc.

        10.9 Purchase Agreement, dated as of March 28, 2000, by and between Cendant Corporation and NRT Incorporated.

        10.10 Registration Rights Agreement, dated as of March 28, 2000, by and between Cendant Corporation and NRT Incorporated.

        10.11           Asset Purchase Agreement, dated October 29, 1999, by and
                        among Cendant Corporation, Completehome.com, Inc., Rent Net,
                        Inc., John P. McWeeny, Joseph A. Preis, and Metro-Rent,
                        Inc.

        10.12           Subscription Agreement, dated as of March 29, 2000 between
                        Cendant Corporation and Chatham Street Holdings, LLC.

        10.13           Registration Rights Agreement, dated as of March 29, 2000, among Cendant Corporation and Chatham Street Holdings, LLC.

        23.1            Consent of Deloitte & Touche LLP (New York, New York)

        23.2            Consent of Deloitte & Touche LLP (San Francisco, California)

        23.4            Consent of James E. Buckman, Vice President and General
                        Counsel of Cendant Corporation (included in Exhibit 5.1)

       *23.5            Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in Exhibit 8.1)

        24.1            Power of Attorney (contained on the signature pages of this
                        Registration Statement)


------------------------

* To be filed by amendment.


(B) FINANCIAL STATEMENT SCHEDULES.


    None.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Cendant Corporation has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of April, 2000.


                                                       CENDANT CORPORATION

                                                       By:  /s/ JAMES E. BUCKMAN
                                                            -----------------------------------------
                                                            Name: James E. Buckman
                                                            TITLE: VICE CHAIRMAN AND GENERAL COUNSEL


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.



                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----
               /s/ HENRY R. SILVERMAN*                 Chairman of the Board,
     -------------------------------------------         President, Chief Executive      April 7, 2000
                (Henry R. Silverman)                     Officer and Director

                /s/ JAMES E. BUCKMAN*                  Vice Chairman, General Counsel
     -------------------------------------------         and Director                    April 7, 2000
                 (James E. Buckman)

               /s/ STEPHEN P. HOLMES*                  Vice Chairman and Director
     -------------------------------------------                                         April 7, 2000
                 (Stephen P. Holmes)

                /s/ DAVID M. JOHNSON*                  Senior Executive Vice President
     -------------------------------------------         and Chief Financial Officer     April 7, 2000
                 (David M. Johnson)                      (Principal Financial Officer)

                                                       Executive Vice President and
                 /s/ JON F. DANSKI*                      Chief Accounting Officer
     -------------------------------------------         (Principal Accounting           April 7, 2000
                   (Jon F. Danski)                       Officer)

                                                       Director
     -------------------------------------------                                         April 7, 2000
                 (Myra J. Biblowit)

               /s/ LEONARD S. COLEMAN*                 Director
     -------------------------------------------                                         April 7, 2000
                (Leonard S. Coleman)

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----
                          *                            Director
     -------------------------------------------                                         April 7, 2000
                 (Martin L. Edelman)

                          *                            Director
     -------------------------------------------                                         April 7, 2000
               (Dr. Carole G. Hankin)

                                                       Director
     -------------------------------------------                                         April 7, 2000
                (Dr. John C. Malone)

                          *                            Director
     -------------------------------------------                                         April 7, 2000
                 (Michael P. Monaco)

                                                       Director
     -------------------------------------------                                         April 7, 2000
      (The Rt. Hon. Brian Mulroney, P.C., LL.D)

                          *                            Director
     -------------------------------------------                                         April 7, 2000
               (Robert E. Nederlander)

                                                       Director
     -------------------------------------------                                         April 7, 2000
                 (Robert W. Pittman)

                                                       Director
     -------------------------------------------                                         April 7, 2000
                (Sheli Z. Rosenberg)

                          *                            Director
     -------------------------------------------                                         April 7, 2000
                 (Leonard Schutzman)

                          *                            Director
     -------------------------------------------                                         April 7, 2000
                  (Robert F. Smith)



*By:                    /s/ ERIC J. BOCK
             --------------------------------------
                        Attorney-in-fact